United States
Securities and Exchange Commission
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
EN POINTE TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.001 per share (“En Pointe common stock”).
(2)	Aggregate number of securities to which transaction applies:

5,320,874 shares of outstanding En Pointe common stock; and options to purchase 269,886 shares of common stock with a per share exercise price greater than $2.50.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Calculated solely for the purpose of determining the filing fee. The maximum aggregate value was determined based on the product of the 5,590,760 shares of common stock that may be exchanged for cash in the transaction multiplied by the merger consideration of $2.50 per share (the “Total Consideration”). In accordance with Exchange Act Rule 0-11c, the filing fee was determined by multiplying .00005580 by the Total Consideration.

(4)	Proposed maximum aggregate value of transaction:
$13,976,900
(5)	Total fee paid:
$780

☑	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPY

EN POINTE TECHNOLOGIES, INC.
18701 S. Figueroa Street,
Gardena, CA 90248-4506

     , 2009

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of En Pointe Technologies, Inc., or En Pointe, on     , 2009, at 8:00 a.m., local time, at our corporate headquarters, 18701 S. Figueroa Street, Gardena, California.

At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger, and to approve and adopt the Agreement and Plan of Merger, dated as of March 11, 2009 and as subsequently amended as of July 10, 2009 , by and among En Pointe, Din Global Corp. and ENP Acquisition, Inc. and the other transactions contemplated thereby. Under the terms of the merger agreement, ENP Acquisition, Inc. will merge with and into En Pointe, with En Pointe continuing as the surviving corporation and a wholly owned subsidiary of Din Global Corp. ENP Acquisition, Inc. is wholly-owned by Din Global Corp., a holding company formed by Attiazaz “Bob” Din, our President and Chief Executive Officer. Each of Mr. Din, his wife, Naureen Din (who is also a member of our board of directors), and trusts whose sole beneficiaries are Mr. and Mrs. Din’s adult children, Ali Din and Mediha Din, to whom we refer collectively in this proxy statement as the “Din Family Members”, have indicated that they intend, immediately prior to the effective time of the proposed merger, to contribute their respective shares of En Pointe common stock in consideration of the issuance to them of shares of capital stock of Din Global Corp.

If the merger is completed, each share of En Pointe common stock, other than those specified below, will be converted into the right to receive $2.50 in cash, without interest and less any applicable withholding taxes. The following shares of En Pointe common stock will not be converted into the right to receive the merger consideration in connection with the merger: (a) shares held by any En Pointe stockholders who are entitled to and who properly exercise appraisal rights under Delaware law; (b) shares held by Din Global Corp. or ENP Acquisition, Inc.; (c) shares held in treasury by En Pointe; and (d) shares held by or in trust for the benefit of, or in custodial accounts for, the Din Family Members. As a result of the merger, En Pointe will become privately owned directly or indirectly (or beneficially), by the Din Family Members through their respective holdings in Din Global Corp. A copy of the merger agreement is included as Annex A to the attached proxy statement.

After careful consideration, the En Pointe board of directors, by a unanimous vote of the directors (without the participation of Mr. and Mrs. Din in deliberations or voting), has determined that the merger and the merger agreement are fair to, advisable to and in the best interest of En Pointe’s unaffiliated stockholders as well as each person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, us, including our officers, directors and stockholders owning more than 10% of our common stock, to whom we refer collectively in this proxy statement as our “affiliated stockholders”, other than the continuing stockholders, as such term is defined below, and has approved the merger, and approved and adopted the merger agreement and the other transactions contemplated thereby. This determination was based upon the unanimous recommendation of a special committee of the En Pointe board of directors consisting of two independent and disinterested directors. Accordingly, the En Pointe board of directors (with Mr. and Mrs. Din abstaining) unanimously recommends that you vote “FOR” the approval of the merger and the approval and adoption of the merger agreement and the other transactions contemplated thereby. In considering the recommendation of the En Pointe board of directors, you should be aware that some of En Pointe’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement and the merger agreement carefully.

Your vote is very important. We cannot complete the merger unless both:

•	the holders of a majority of the outstanding shares of En Pointe common stock entitled to vote at the special meeting vote to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, to which vote we refer to in this proxy statement as the “company stockholder approval”; and

•	the holders of a majority of the number of shares of En Pointe common stock entitled to vote at the special meeting (other than shares held by or in trust for the benefit of, or in custodial accounts for, Din Global Corp., ENP Acquisition, Inc., or the Din Family Members, or any of their respective affiliates, to whom we refer to collectively in this proxy statement as the “continuing stockholders”) vote to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, to which vote we refer to in this proxy statement as the “non-continuing stockholder approval.”

Please note that failing to vote has the same effect as a vote against the approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, for purposes of the company stockholder approval and the non-continuing stockholder approval.

In addition to the company stockholder approval and the non-continuing stockholder approval, the completion of the merger is subject to a number of other conditions, including that Parent and Merger Sub have obtained sufficient debt financing to pay the merger consideration. The commitment that Parent and Merger Sub presently have to provide them with the debt financing necessary to allow them to complete the proposed merger will expire on August 14, 2009. If the proposed merger is not completed by August 14, 2009, Parent and Merger Sub may not be able to secure the debt financing necessary to allow them to complete the proposed merger.

Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope or submit your proxy by telephone or Internet prior to the special meeting. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. Voting by proxy will not prevent you from voting your shares in person in the manner described in the attached proxy statement if you subsequently choose to attend the special meeting.

Our board of directors appreciates your continuing support of En Pointe and urges you to support the merger.

Sincerely yours,

/s/  Timothy J. Lilligren

TIMOTHY J. LILLIGREN
Director and Chairman of the Special Committee

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated     , 2009 and is first being mailed to stockholders on or about     , 2009.

PRELIMINARY COPY

EN POINTE TECHNOLOGIES, INC.
18701 S. Figueroa Street,
Gardena, CA 90248-4506

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON     , 2009

To the Stockholders of En Pointe Technologies, Inc.:

On     , 2009, En Pointe Technologies, Inc., a Delaware corporation (“En Pointe”), will hold a special meeting of stockholders at 8:00 a.m. local time, at our corporate headquarters, 18701 S. Figueroa Street, Gardena, California, for the following purposes:

1. To consider and vote upon a proposal to approve the merger, and to approve and adopt the Agreement and Plan of Merger dated as of March 11, 2009, as subsequently amended as of July 10, 2009 and as it may be additionally amended from time to time, by and among En Pointe, Din Global Corp., a Delaware corporation, and ENP Acquisition, Inc., a Delaware corporation, and the other transactions contemplated thereby;

2. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal; and

3. To transact any other business properly presented before the special meeting or any adjournment or postponement of the special meeting.

Only stockholders of record of our common stock at the close of business on     , 2009 are entitled to notice of and to vote at the special meeting. Only stockholders of record and their proxies are invited to attend the special meeting in person.

Regardless of the number of shares you own, your vote is very important. The approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, requires the affirmative vote of both:

•	the holders of a majority of the outstanding shares of En Pointe common stock entitled to vote at the special meeting, to which vote we refer as the “company stockholder approval”; and

•	the holders of a majority of the number of shares of En Pointe common stock entitled to vote at the special meeting (other than shares held by or in trust for the benefit of, or in custodial accounts for, Din Global Corp., ENP Acquisition Inc., Attiazaz “Bob” Din, Naureen Din, Ali Din and Mediha Din, or any of their respective affiliates, to whom we refer collectively as the “continuing stockholders”), to which vote we refer as the “non-continuing stockholder approval.”

Your vote on the proposal to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, will be counted with respect to both the company stockholder approval and the non-continuing stockholder approval, provided that the votes of the continuing stockholders will not be counted towards the non-continuing stockholder approval.

The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires, assuming a quorum is present with respect to the proposal, requires the affirmative vote of a majority of the votes cast in person or by proxy on the matter of adjournment.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders To Be Held on     , 2009.

This proxy statement is available at www.enpointe.com/investors.asp.

Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope or submit your proxy by telephone or Internet prior to the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted FOR the approval of the merger, and approval and adoption of the merger agreement and the other transactions contemplated thereby, and FOR the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. If you fail to return your proxy card or fail to submit your proxy by telephone or Internet and do not vote in person at the special meeting, it will have the same effect as a vote against the approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, but will have no effect for purposes of any vote regarding adjournment of the special meeting, if such adjournment is necessary. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee. Any stockholder attending the special meeting may vote in person by ballot even if he or she has already submitted a proxy by proxy card, telephone or Internet. Such vote by ballot will revoke any proxy previously submitted. However, if you hold your shares through a bank or broker or other nominee, you must provide a legal proxy issued from such custodian in order to vote your shares in person at the special meeting.

Any stockholders of En Pointe who do not vote in favor of the approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, and who continue to hold their shares of En Pointe common stock until the consummation of the merger, will have the right to seek appraisal and payment of the fair value of their shares of En Pointe common stock if the merger contemplated by the merger agreement is completed, but only if they deliver to En Pointe, before the vote is taken, a written demand for appraisal of their shares and they comply with all procedures and requirements of Section 262 of the Delaware General Corporation Law for exercising appraisal rights, a copy of which is attached to the accompanying proxy statement as Annex C and which is summarized in the accompanying proxy statement.

By Order of the Board of Directors,

/s/  Robert A. Mercer

ROBERT A. MERCER
Senior Vice President of Finance and Taxation and
Secretary

Gardena, California
     , 2009

PRELIMINARY COPY

SUMMARY TERM SHEET

The following summary, together with “Questions and Answers About the Merger and the Special Meeting,” highlights selected information contained in this proxy statement. It may not contain all of the information that may be important in your consideration of the proposed merger. We encourage you to read carefully this proxy statement and the annexes attached to this proxy statement. Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

The Parties to the Merger (page 75)

En Pointe Technologies, Inc., to which we sometimes refer in this proxy statement as “we”, “us”, “our” or “En Pointe,” is a single-source direct marketing reseller of name-brand information technology products to the small-to-medium-sized business market, large enterprise accounts and public sector accounts. We offer hundreds of thousands of information technology products from hundreds of manufacturers, including, without limitation, International Business Machines Corporation, Hewlett-Packard Company, Dell Computer Corporation, Lenovo, Cisco Systems, Inc., Fujitsu Limited, Apple Inc., 3Com Corporation, Microsoft Corporation, Toshiba Corporation, Kingston Technology Corporation, Lexmark International, Inc., Sony Corporation, Symantec Corporation, McAfee, Inc., BEA Systems, Inc., Avaya, Inc., VMware, Inc. and NetApp, Inc. Our common stock is currently quoted on The NASDAQ Capital Market, to which we refer in this proxy statement as “Nasdaq,” under the symbol “ENPT”.

Din Global Corp., to which we sometimes refer in this proxy statement as “Parent,” is a Delaware corporation that is presently wholly-owned by Attiazaz “Bob” Din, our President and Chief Executive Officer. Each of Mr. Din, his wife, Naureen Din (who is also a member of our board of directors), and trusts whose sole beneficiaries are Mr. and Mrs. Din’s adult children, Ali Din and Mediha Din, to whom we refer collectively in this proxy statement as the “Din Family Members,” have indicated that they intend, immediately prior to the effective time of the proposed merger, to contribute their respective shares of En Pointe common stock to Parent in consideration of the issuance to them of shares of capital stock of Parent.

ENP Acquisition, Inc., to which we sometimes refer in this proxy statement as “Merger Sub,” is a Delaware corporation and is wholly-owned by Parent.

In this proxy statement, we refer to:

•	Parent, Merger Sub and each of the Din Family Members, and each of their respective affiliates, collectively as the “continuing stockholders”;

•	En Pointe’s stockholders other than the continuing stockholders collectively as the “non-continuing stockholders”;

•	the continuing stockholders and each person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, us, including our officers, directors and stockholders owning more than 10% of our common stock, collectively as the “affiliated stockholders”; and

•	En Pointe’s stockholders other than the affiliated stockholders collectively as the “unaffiliated stockholders.”

En Pointe Technologies Sales, Inc., En Pointe Gov, Inc. (formerly En Pointe Technologies Ventures, Inc.), The Xyphen Corporation (d/b/a ContentWare), En Pointe Technologies Canada, Inc., Ovex Technologies (Private) Limited, En Pointe Europe, Inc. Limited, and Premier BPO, Inc., a variable interest entity and its wholly-owned Chinese subsidiary, Premier BPO Tianjin Co., LTD are sometimes referred to collectively in this proxy statement as our “subsidiaries.”

The Merger (page 76)

Pursuant to the merger agreement, Merger Sub will be merged with and into En Pointe, with En Pointe continuing as the surviving corporation in the merger. In this proxy statement, we refer to En Pointe following the merger as the “surviving corporation” and we refer to this transaction as the “merger.” Immediately following the merger, En Pointe, as the surviving corporation in the merger, will become a privately-held company, owned directly by Parent and indirectly (or beneficially) by the Din Family Members though their ownership of Parent.

Effects of Merger (page 54)

If the merger is completed, you will receive $2.50 per share in cash, without interest and less any applicable withholding taxes, to which we refer in this proxy statement as the “merger consideration”, for each share of En Pointe common stock that you own at that time, unless you have made a demand for appraisal of your shares in accordance with Delaware law and you continue to hold your shares of En Pointe common stock until the consummation of the merger. As a result of the merger:

•	En Pointe’s stockholders, other than the continuing stockholders, will no longer have any direct or indirect equity interest in En Pointe;

•	En Pointe common stock will no longer be listed on Nasdaq; and

•	the registration of En Pointe common stock under the Securities Exchange Act of 1934, as amended, to which we refer in this proxy statement as the “Exchange Act,” will be terminated upon application to the SEC.

Treatment of Outstanding Options (page 77)

The merger agreement provides that, prior to the effective time of the merger, our board of directors will take appropriate action to cause any unvested stock options for shares of En Pointe common stock to become vested before the merger and exercisable. The merger agreement further provides that, immediately prior to the effective time of the merger, each then-outstanding stock option will be cancelled in exchange for an amount in cash (less any applicable withholding required by law) equal to the product of (A) the total number of shares of common stock underlying such option and (B) the excess, if any, of the merger consideration over the per share exercise price of such option.

Interests of Certain Persons in the Merger (page 61)

In considering the proposed transactions, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as an En Pointe stockholder generally, including:

•	the cashing out of stock options held by En Pointe’s officers and directors;

•	the Din Family Member’s direct or indirect (and beneficial) ownership of Parent and Merger Sub; and

•	the continued indemnification and directors’ and officers’ liability insurance to be provided by the surviving corporation to En Pointe’s current and former directors and officers and certain of our subsidiaries.

The special committee of our board of directors, consisting of two independent and disinterested directors and to which we refer in this proxy statement as the “special committee,” and our board of directors were aware of these interests and considered them prior to providing their respective recommendations with respect to the merger, the merger agreement and the other transactions contemplated thereby.

Vote Required for Approval and Adoption (page 72)

The approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, requires the affirmative vote of both:

•	the holders of a majority of the outstanding shares of En Pointe common stock entitled to vote at the special meeting, to which vote we refer in this proxy statement as the “company stockholder approval”; and

•	the holders of a majority of the number of shares of En Pointe common stock entitled to vote at the special meeting (other than shares held by the continuing stockholders), to which vote we refer in this proxy statement as the “non-continuing stockholder approval.”

Share Ownership of Directors and Executive Officers (page 99)

As of       , 2009, the record date for the special meeting, En Pointe’s directors and executive officers held and were entitled to vote shares of our common stock representing approximately 25.7% of our outstanding shares, approximately 63.1% of which were held by directors and executive officers who also constitute continuing stockholders. We believe that our directors and executive officers intend to vote all of their shares of our common stock FOR the approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby.

Recommendations (page 71)

The special committee which was appointed to review, evaluate and negotiate the terms and conditions of the merger and the merger agreement, has unanimously determined that the merger and the merger agreement are fair to, and in the best interests of, the unaffiliated stockholders, as well as the affiliated stockholders other than the continuing stockholders, and unanimously recommended to the full En Pointe board of directors that our board of directors approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby. After considering various factors, including the unanimous recommendation of the special committee, our board of directors (without the participation of Mr. and Mrs. Din in deliberations or voting) unanimously:

•	determined that the merger and the merger agreement are advisable and fair to and in the best interests of En Pointe’s unaffiliated stockholders as well as the affiliated stockholders other than the continuing stockholders;

•	approved the merger and approved and adopted the merger agreement and the other transactions contemplated thereby; and

•	recommended that En Pointe’s stockholders approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby.

Accordingly, our board of directors (without the participation of Mr. and Mrs. Din in deliberations or voting) unanimously recommends that you vote to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby.

Opinion of FMV Opinions, Inc. (page 25)

The special committee engaged FMV Opinions, Inc. to act as its financial advisor to provide certain valuation services and to provide a fairness opinion in connection with the merger and certain other related services. On March 11, 2009, FMV Opinions, Inc. rendered an opinion to the special committee as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock (other than Parent and its affiliates) in the proposed merger, as of March 11, 2009 and based upon and subject to the procedures followed, assumptions made and qualifications and limitations on the review undertaken and other matters considered by FMV Opinions, Inc. in preparing its opinion.

The summary of FMV Opinions, Inc.’s opinion in this proxy statement is qualified in its entirety by reference to the full text of FMV Opinions, Inc.’s written opinion, which is included as Annex B to this proxy statement. We encourage our stockholders to carefully read the full text of FMV Opinions, Inc.’s written opinion. However, neither FMV Opinions, Inc. nor the summary of its opinion or the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how to act or vote with respect to the merger or related matters.

Financing of the Merger (page 57)

The estimated aggregate amount of financing necessary for Parent and Merger Sub to complete the merger and the payment of related fees and expenses in connection with the merger and the financing arrangements is approximately $14.0 million. This amount is expected to be funded by Parent and Merger Sub though En Pointe’s available cash as well as borrowings under a credit facility for which Merger Sub had received a commitment letter from GE Commercial Distribution Finance, Inc., to which we refer in this proxy statement as “GE Capital.” The GE Capital commitment letter expires by its terms on August 14, 2009. GE Capital has no affirmative obligation under the commitment letter to grant Parent or Merger Sub any extension of the commitment letter. The obligation to provide, or cause to be provided, any portion of the debt financing to Parent and Merger Sub contemplated by the GE Capital commitment letter that is necessary to pay the merger consideration is subject to the satisfaction of the conditions set forth in the GE Capital commitment letter.

Material United States Federal Income Tax Consequences (page 59)

The receipt of cash in exchange for shares of En Pointe common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, you will recognize gain or loss in the merger in an amount equal to the difference, if any, between the cash you receive and your tax basis in En Pointe common stock surrendered. Tax matters are very complicated. The tax consequences of the merger to you will depend upon your particular circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the merger to you.

Conditions to the Completion of the Merger (page 86)

The merger will only be completed if the conditions set forth in the merger agreement are satisfied or waived. These conditions include, among others:

•	the approval of the merger, and approval and adoption of the merger agreement and the other transactions contemplated thereby, by the thresholds required for both the company stockholder approval and the non-continuing stockholder approval;

•	the absence of any legal restraint or prohibition preventing the consummation of the merger and the other transactions contemplated by the merger agreement;

•	that stockholders holding no more than 10% of the outstanding shares of En Pointe common stock as of the record date shall have properly exercised appraisal rights under Delaware law;

•	that no consents or approvals of third parties are required in connection with the transactions contemplated by the merger agreement, subject to a material adverse effect qualification; and

•	that Parent and Merger Sub have obtained the debt financing required to pay the merger consideration.

At any time before the merger, to the extent legally allowed, En Pointe may waive compliance with any of the conditions contained in the merger agreement with respect to En Pointe’s obligation to consummate the merger without the approval of its stockholders. As of the date of this proxy statement, En Pointe does not expect that any such condition will be waived.

Termination of the Merger Agreement (page 87)

The merger agreement may be terminated and the merger abandoned at any time before the merger, whether before or after our stockholders approve and adopt the merger agreement:

•	by mutual written consent of En Pointe and Parent;

•	by either party if:

•	the merger has not been completed by August 14, 2009, subject to certain exceptions;

•	our stockholders fail to approve the merger and to approve and adopt the merger agreement and the transactions contemplated thereby;

•	a final, non-appealable legal restraint or order permanently restraining or prohibiting the consummation of the merger has been issued; or

•	the other party has breached or failed to perform any of its representations, warranties, covenants or agreements, subject to certain conditions and exceptions;

•	by the Parent if:

•	our board of directors or the special committee modifies, amends or withdraws its recommendation that our stockholders adopt the merger agreement and the other transactions contemplated thereby;

•	our board of directors fails to call and hold a special meeting of stockholders or to include in the proxy statement its recommendation that our stockholders adopt the merger agreement and the other transactions contemplated thereby; or

•	we fail to comply in any material respect with the merger agreement’s requirements regarding solicitation of other offers or termination in connection with a superior proposal.

Termination Fees (page 88)

If the merger agreement is terminated under certain specified circumstances:

•	we will be obligated to pay Parent a termination fee of $200,000 or $350,000, depending on the timing and circumstances of the termination;

•	we will be obligated to pay the reasonable out-of-pocket documented expenses of Parent, up to $150,000, which will be credited against the termination fee described above if it becomes payable by us to Parent; or

•	Parent will be obligated to pay us a termination fee of $350,000, depending on the timing and circumstances of the termination. Mr. Din has guaranteed the obligation of Parent to pay this termination fee, subject to certain conditions, in an amount up to $350,000.

Appraisal Rights (page 92)

Under Section 262 of the Delaware General Corporation Law, to which we refer in this proxy statement as the “DGCL,” holders of En Pointe common stock who do not vote in favor of the proposal to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, and who continue to hold their shares of En Pointe common stock until the consummation of the merger, will have the right to seek appraisal and payment of the fair value of their shares as determined in accordance with the statute if the merger is completed, but only if they comply with all applicable requirements of Section 262 of the DGCL, a copy of which is attached to this proxy statement as Annex C. The fair value as determined in accordance with the statute could be more than, the same as or less than the merger consideration a stockholder would be entitled to receive under the terms of the merger agreement. Holders of En Pointe common stock intending to exercise their appraisal rights must, among other things, submit a written demand for appraisal to En Pointe prior to the vote on the proposal to approve the merger, and to approve and adopt the merger agreement and the transactions contemplated thereby, and must not vote or otherwise submit a proxy in favor of the proposal to approve the merger, and to approve and adopt the merger agreement and the transactions contemplated thereby. Your failure to follow exactly the procedures specified under Section 262 of the DGCL will result in the loss of your appraisal rights, and your shares of En Pointe common stock will instead entitle you to receive merger consideration with respect to such shares.

Market Price of our Common Stock (page 101)

On March 11, 2009, the last trading day prior to the public announcement of the execution of the merger agreement, the high and low reported sales prices of our common stock were $0.88 and $0.76, respectively. The merger consideration of $2.50 per share represents a premium of approximately 213% over our closing stock price of $0.80 per share on March 11, 2009, and approximately 191% over the average closing prices of our common stock for the 30-trading day period ended March 11, 2009. On July 9, 2009, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of our common stock were $2.19 and $2.16, respectively. You are urged to obtain a current market price quotation for our common stock.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What is the proposed transaction?

A:	The proposed transaction is a merger pursuant to which Merger Sub, which is wholly-owned by Parent, a holding company formed by our President and Chief Executive Officer, Attiazaz “Bob” Din, and to which, immediately prior to the effective time of the merger, the Din Family Members intend to contribute their respective shares of En Pointe common stock in consideration of the issuance to them of shares of stock of Parent, will merge pursuant to the merger agreement with and into En Pointe in a going-private transaction. Once the merger and the merger agreement and the other transactions contemplated thereby have been approved and adopted by the En Pointe stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into En Pointe, with En Pointe continuing as the surviving corporation after the merger. Immediately following the merger, En Pointe, as the surviving corporation, will become a privately-held company, directly owned by Parent and indirectly (and collectively beneficially) owned by the Din Family Members by virtue of their ownership of the stock of Parent.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $2.50 in cash, without interest and less any applicable withholding taxes, for each share of En Pointe common stock that you own (unless you choose to exercise and perfect your appraisal rights under Section 262 of the DGCL with respect to the merger). In addition, each stock option outstanding at the effective time of the merger will be cancelled in exchange for an amount in cash (less any applicable withholding required by law) payable at or as soon as practicable after the effective time, equal to the product of (A) the total number of shares of En Pointe common stock underlying such option and (B) the excess, if any, of the merger consideration over the per share exercise price of such option.

Q:	After the merger is completed, how will I receive the cash for my shares?

A.	Promptly after the merger is completed, a paying agent appointed by Parent will mail written instructions on how to exchange your En Pointe common stock certificates for the per share amount of $2.50 in cash, without interest and less any applicable withholding taxes. You will receive cash for your shares from the paying agent after you comply with these instructions.

If you hold your shares in book-entry form — that is, without a stock certificate — unless you do not vote in favor of the merger and you exercise and properly perfect your appraisal rights under Section 262 of the DGCL, the paying agent will automatically send to you the per share amount of $2.50 in cash, without interest and less any applicable withholding taxes, in exchange for the cancellation of your shares of En Pointe common stock after completion of the merger, provided that you comply with applicable tax certification requirements.

If your shares of En Pointe common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your “street name” shares and receive cash for those shares.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at our corporate headquarters, 18701 S. Figueroa Street, Gardena, California, on , 2009, starting at 8:00 a.m. local time.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

• to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby;

• to approve any motion to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal; and

• to transact any other business properly presented before the special meeting or any adjournment or postponement of the special meeting.

Q:	How does the En Pointe board of directors recommend that I vote on the proposals?

A:	Our board of directors recommends that you vote:

• FOR the proposal to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby; and

• FOR any adjournment proposal, if such an adjournment is necessary.

Q:	Who is entitled to vote at the special meeting?

A:	The record date for the special meeting is , 2009. Only holders of En Pointe common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or by proxy, of stockholders representing a majority of the shares of En Pointe common stock outstanding on the record date will constitute a quorum for the special meeting.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close in the third calendar quarter of 2009. In order to complete the merger, we must obtain both the company stockholder approval and the non-continuing stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived, as permitted by law.

Q:	What is the “go-shop” period?

A:	The “go-shop” period was the period of time from March 11, 2009, the date that the merger agreement was signed, until April 10, 2009, during which we were permitted to initiate, solicit, encourage and enter into and maintain discussions or negotiations regarding competing takeover proposals. We were assisted in this process by FMV Capital Markets, Inc., an investment banking firm with experience in mergers and acquisitions in the technology industry and an affiliate of FMV Opinions, Inc., the independent financial advisor to the special committee of the En Pointe’s board of directors.

On April 10, 2009, we announced that the “go-shop” period had ended. During the go-shop period, FMV Capital Markets, Inc. contacted 32 potential transaction partners, none of which expressed interest in pursuing a transaction likely to lead to a takeover proposal as an alternative to the transaction contemplated by the merger agreement. As a result, no party qualified as an excluded party under the terms of the merger agreement, and the merger agreement now restricts our ability to, among other things, solicit or engage in negotiations regarding competing takeover proposals.

Q:	What happens if the merger is not completed?

A:	If the merger and merger agreement are not approved by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares pursuant to the merger agreement nor will the holders of any stock options receive payment for the cancellation of such stock options. Instead, En Pointe will remain independent and subject to SEC reporting obligations, unless our board of directors determines that such continued reporting is not in En Pointe’s best interests and determines to terminate them if possible. In addition, En Pointe’s common stock would also continue to be listed and traded on Nasdaq, provided that we continue to meet Nasdaq’s listing requirements.

Q:	What do I need to do now?

A:	Please vote as soon as possible. We urge you to read this proxy statement carefully, including its annexes, and to consider how the transaction affects you as a stockholder.

Q:	How do I vote?

A:	You should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting.

Alternatively, you can attend the special meeting and vote in person. If you decide to sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote FOR approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, and FOR the adjournment proposal, if such adjournment is necessary. If you fail to vote your shares, the effect will be the same as a vote against the approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby with respect to the company stockholder approval and the non-continuing stockholder approval, but it will not affect the vote on any proposal to adjourn the special meeting, if necessary. If your shares are held by your broker, bank or other nominee, see below.

Q:	Can I vote by telephone or electronically?

A:	Please refer to the instructions on the enclosed proxy card to vote by telephone or the Internet.

Q:	If my shares are held in a brokerage account, will my broker vote my shares for me?

A:	Your broker, bank or other nominee will only be permitted to vote your shares for you if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your shares. If you do not instruct your broker, bank or other nominee how to vote your shares that it holds, those shares will not be voted and the effect will be the same as a vote against the approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby with respect to the company stockholder approval and the non-continuing stockholder approval or on any proposal to adjourn the special meeting, if necessary.

Q:	May I change my vote?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting, subject to the limitations described below. You may do this in a number of ways. First, you may send us a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the secretary of En Pointe at or before the taking of the vote at the special meeting. You may also submit a later-dated proxy using the telephone or Internet voting procedures on the proxy card so long as you do so before the deadline of 8:59 p.m., Los Angeles time, on , 2009. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, without voting in person, will not revoke your proxy. If your shares are held in street name and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your En Pointe common stock certificates for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to affect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q:	What happens if I sell my shares of En Pointe common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of En Pointe common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the per share merger consideration of $2.50 in cash, without interest and less any applicable withholding taxes, to the person to whom you transfer your shares, so long as such person owns the shares of En Pointe common stock when the merger is completed. In such case, your vote is still very important and you are encouraged to vote.

Q:	Do stockholders have appraisal rights?

A:	Yes. Stockholders of En Pointe who do not vote in favor of the approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, and who continue to hold their shares of En Pointe common stock until the consummation of the merger, will have the right to seek appraisal and payment of the fair value of their shares of En Pointe common stock if the merger contemplated by the merger agreement is completed, but only if they deliver to En Pointe, before the vote is taken, a written demand for appraisal and they subsequently comply with all procedures and requirements of Section 262 of the DGCL for exercising appraisal rights. The fair value of your shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you did not exercise appraisal rights with respect to your shares. A copy of Section 262 of the DGCL is included as Annex C to this proxy statement. We encourage you to read this section carefully and to consult with legal counsel if you desire to exercise your appraisal rights.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact The Altman Group, Inc., which is acting as the proxy solicitation agent and information agent in connection with the merger. They may be contacted toll-free at 1 (800) 217-0538.

SPECIAL FACTORS

Background of the Merger

Our board of directors, and management regularly evaluate our business and operations, and in that process periodically review and assess strategic alternatives available to enhance value to our stockholders.

In July 2003, we received a proposal from Mr. Din to acquire all of the outstanding shares of En Pointe common stock not owned by Mr. and Mrs. Din and their family members for a cash price of $0.70 per share, the same price at which our common stock was then trading in the public market. In response to this proposal, our board of directors formed a special committee composed of three independent directors to consider the proposal and negotiate with Mr. Din. The special committee hired independent legal counsel and an independent financial adviser to assist it in these discussions and negotiations. After more than three months of negotiations, however, the market price of En Pointe’s common stock had increased and, in October 2003, Mr. Din formally withdrew his proposal.

Following the cessation of these buyout negotiations, our board of directors, in consultation with Mr. Din, pursued a strategy under which En Pointe could remain an independent company, expand our business operations and manage our business risks, survive the economic conditions then prevailing, increase stockholder value, and eventually achieve liquidity for most stockholders, most likely through an eventual sale of En Pointe.

By early 2008, it became evident to our board of directors that the information technology, or “IT,” distribution sector, which is the business of providing multi-branded IT products to business, government and education customers, was in the midst of a consolidation phase, in which various competitors were combining not only in the direct marketing reseller, or “DMR,” channel but also in adjacent retail and business-to-business IT distribution channels. Later that year, we entered into a strategic transaction with Allied Digital Services Ltd., to which we refer in this proxy statement as “ADSL”, on July 9, 2008. Pursuant to this transaction, as announced in our current report on Form 8-K filed with the SEC on July 15, 2008, we transferred a majority of our IT service business to a newly formed subsidiary, En Pointe Global Services, LLC, or “EPGS”, and sold an 80.5% interest in EPGS to ADSL, in exchange for cash and securities of ADSL.

On August 2, 2008, our board of directors met to discuss various strategic matters, including a possible sale of En Pointe. The board discussed the challenges that En Pointe faced in today’s business climate and the lack of stock price movement or reaction to positive economic developments. Among other items, the board also discussed:

•	the pressure and struggle to meet quarterly earnings targets;

•	the degree to which En Pointe, as well as its many competitors, had experienced declining sales as manufacturers increasingly sold directly to the end user;

•	the difficulty that En Pointe was experiencing with respect to sales of IT-related hardware generally;

•	the difficulty that En Pointe was experiencing raising capital due to its low stock price and illiquid trading market;

•	the effect that our low stock price was having on employee retention given that employee stock options were largely out-of-the-money;

•	the greater capitalization and financial resources of competitive companies; and

•	the cost of being an SEC reporting company, including the cost of complying with the Sarbanes-Oxley Act of 2002, as amended.

Following this discussion, our outside legal counsel, Stradling Yocca Carlson & Rauth and Mr. Din’s counsel, Pepper Hamilton LLP, joined the meeting. The board then discussed potential alternative strategic transactions, including the viability of a sale of En Pointe to a financial or strategic buyer. Mr. Din shared his view that in light of the factors discussed he believed that it was in the best interest of the stockholders to investigate the feasibility of a sale or other strategic transaction, and that such transaction may be in the best interest of the stockholders (other than Mr. Din and his family who preferred to retain their ownership interests). Mr. Din further expressed his view that, due to his long-term historical connection to En Pointe, his belief in the long-term future viability of the industry in which En Pointe operates and therefore in En Pointe itself, as well as the fact that he would not have to undertake any material due diligence and would be willing to accommodate reasonable merger agreement provisions, including a “go-shop” marketing period after the execution of a definitive merger agreement, he may be best positioned to present the most attractive acquisition alternative to En Pointe with respect to price, terms and certainty of closing. Following this discussion, our board of directors approved the establishment of a special committee, consisting of Timothy J. Lilligren, Edward O. Hunter and Mansoor Shah, M.D., each of whom is an independent and disinterested non-employee director, for the purpose of evaluating and making a recommendation to the board with regard to strategic alternatives to enhance stockholder value, which could include the sale of the company. Mr. Lilligren was designated the chairman of the special committee. Our board of directors also resolved that the special committee should have, and could exercise, all the powers and authority of the board of directors reasonably necessary to carry out foregoing purpose, as it deemed advisable, for pursuing the strategic evaluation, except that the special committee was not granted authority to approve, or bind En Pointe to, any corporate transaction. Our board of directors also authorized Mr. Din to pursue the availability of financing should he decide to pursue a transaction whereby he would acquire control of En Pointe. Our board of directors also approved the special committee’s engagement of legal counsel and financial advisors to assist it evaluating and pursuing alternative strategic transactions. The August 2, 2008 resolution of the board of directors creating the special committee did not provide for a fixed term or otherwise impose a sunset condition. The special committee, as a consequence, remains a duly authorized committee of the board of directors.

On August 18, 2008, the special committee met with McConnell, Dunning & Barwick LLP with the prospect of engaging such firm as independent legal advisor to the special committee and discussed the special committee’s objectives and fiduciary duties.

On August 18, 2008, Mansoor Shah, M.D. resigned from the special committee for personal reasons. Although he has been determined by our board of directors to be an “independent director” within the meaning of Rule 5605(a)(2) of the NASDAQ Marketplace Rules, Dr. Shah and his family maintain a close personal relationship with Mr. Din and his family and periodically engage in activities with the Din family that are unrelated to En Pointe and this transaction. These personal relationships and a desire to not in any way diminish the independence and objectivity of the special committee were cited by Dr. Shah as factors which led to his resignation from the special committee. Dr. Shah also indicated that he was very busy professionally and that he may not have sufficient time to devote to the special committee’s activities.

In early September 2008, Mr. Din informed the special committee that as a result of preliminary discussions with En Pointe’s lender, GE Capital, he believed that financing would be available to him should he decide to pursue an acquisition. Mr. Din also indicated that he had asked his counsel, Pepper Hamilton LLP, to prepare draft documents and assist him as his legal advisor.

On or about September 9, 2008, the special committee formally retained McConnell, Dunning & Barwick LLP to act as its legal advisor and on or about September 17, 2008 entered into a letter agreement with FMV Opinions, Inc. to act as its financial advisor to provide certain valuation services and, if requested by the special committee, provide a fairness opinion in connection with the merger and certain other related services. On or about September 15, 2008, FMV Opinions, Inc. visited our headquarters and met with certain members of our management, including Mr. Din, to discuss the operations, financial condition, future prospects and projected operations and performance of En Pointe, our subsidiaries, Ovex Technologies (Private) Limited, or “Ovex”, Premier BPO, Inc., or “Premier”, and EPGS. Our management committed at this meeting to provide FMV Opinions, Inc. with financial projections for fiscal years 2008 through 2011 for its review and analysis together with certain financial statements and other information relating to historical, current and future operations, financial condition and prospects of En Pointe, EPGS, Ovex and Premier.

On or about September 10, 2008, Mr. Din’s counsel, Pepper Hamilton LLP, forwarded a draft merger agreement to the special committee’s counsel, McConnell, Dunning & Barwick LLP, for possible use (as a form) in the event Mr. Din decided to pursue a transaction and on September 17, 2008 forwarded a summary of the material provisions of the draft agreement, assuming that the parties decided to move forward with a transaction.

On or about September 17, 2008, the special committee reviewed the draft merger agreement with its legal counsel and after an extensive review on September 22, 2008 determined that it would need substantial revisions in order to be acceptable. The special committee authorized McConnell, Dunning & Barwick LLP to continue its review of the draft merger agreement and to communicate its comments to the special committee and Mr. Din’s counsel for further review and discussion.

On or about September 23, 2008, Pepper Hamilton LLP contacted counsel for the special committee and suggested that Mr. Din was considering making an offer through a to be formed acquisition corporation and discussed a possible offer price of $2.50 per share. This expression of interest constituted an approximately 40% premium of over the closing bid price for the stock on such date of $1.78 per share, as well as an approximately 13% premium of over the 50 day moving average for the stock of $2.20.

On September 25, 2008, the special committee met with FMV Opinions, Inc. to review the results of its preliminary financial analyses, which included preliminary analyses of ranges of indicative valuations of En Pointe’s common stock based on information obtained from public filings and our management. Key aspects of FMV Opinions, Inc.’s valuation analyses included an analysis of En Pointe on a pro forma basis, exclusive of EPGS, an analysis of EPGS and an analysis of Ovex and Premier. At this meeting FMV Opinions, Inc. presented a report to the special committee setting forth a valuation summary. The valuation methods utilized to value core operations included the “guideline public companies method,” the “industry acquisitions method” and the “discounted cash flow method.” Value indications included: (i) core operations; (ii) proceeds from the exercise of stock options; (iii) a 19.5% interest in EPGS; (iv) an ownership interest in Ovex; (v) an ownership interest in Premier; (vi) cash and marketable securities; (vii) the value of the ADSL stock held by En Pointe; and (viii) any cash due from ADSL. On the basis of the foregoing, FMV Opinions, Inc. concluded that, as of September 25, 2008, a reasonable range of indicative valuations of En Pointe common stock was between $4.03 and $5.18 per share.

On September 26, 2008, the special committee’s legal counsel, McConnell, Dunning & Barwick LLP, held a telephonic meeting with the members of the special committee to discuss Mr. Din’s expression of interest, including potential negotiation strategies and valuation matters. The special committee instructed its legal counsel to contact Pepper Hamilton LLP to inform it that Mr. Din’s expression of interest was inadequate. Counsel was further authorized to continue with its review, analysis and negotiation of the draft merger agreement.

On September 26, 2008, the special committee had a telephonic conversation with Mr. Din and informed him that although the special committee would continue to be open to discussing the terms of a potential transaction, the special committee believed that Mr. Din’s expression of interest at $2.50 per share did not represent sufficient value. Mr. Din informed the members of the special committee of recent developments which could result in a significant loss of future business including, without limitation, potential FDIC takeovers of En Pointe customers Washington Mutual and Wachovia. Mr. Din also indicated that the continuing instability of the financial and credit markets was having a negative impact on En Pointe’s on-going business operations. Mr. Din indicated his belief that recent events needed to be considered in any assessment of valuation and suggested that FMV Opinions, Inc. should review this information.

On September 29, 2008, the special committee met telephonically with Javed Latif, the Chief Financial Officer of En Pointe, to discuss recent financial developments. Mr. Latif indicated that he was preparing updated financial projections for fiscal years 2008 through 2011 that reflected these recent events and financial developments, and that he would provide such updated financial projections to the special committee and FMV Opinions, Inc.

On or about September 30, 2008, FMV Opinions, Inc. confirmed that it had received revised projections and other financial information and that it had been in direct contact with Mr. Latif to resolve any questions and open issues.

On October 2, 2008, the special committee met telephonically with FMV Opinions, Inc. and McConnell, Dunning & Barwick LLP to discuss FMV Opinions, Inc.’s review of the September 29, 2008 projections and the impact that they may have had on its prior valuation. Based upon those projections and certain other assumptions, FMV Opinions, Inc. revised its indicative valuation range from September 25, 2008 to between $3.76 and $4.54 per share. The decline in valuation from September 25, 2008, the date of FMV Opinions, Inc.’s prior presentation to the special committee, was driven primarily by two factors, the previously noted decline in earnings projections due to the probable loss of significant future business and write down of a related accounts receivable and a significant decline in the value of the ADSL stock held by En Pointe.

On October 3, 2008, the special committee met telephonically with McConnell, Dunning & Barwick LLP to discuss the draft merger agreement, as well as the particular elements of a potential going private transaction, including the desire of the special committee to have a low break up fee and require approval of any merger transaction by a majority of the minority stockholders. “Go-shop” provisions also were discussed.

Later in the day on October 3, 2008, McConnell, Dunning & Barwick LLP met telephonically with Pepper Hamilton LLP and informed Mr. Din’s counsel that the special committee was not willing to proceed forward, given that Mr. Din’s $2.50 per share expression of interest was lower than the most recent indicative valuation range for En Pointe common stock prepared by FMV Opinions, Inc. of $3.76 to $4.54 per share. Mr. Din was encouraged to retain a financial advisor and revise his expression of interest upwards.

On October 7, 2008, representatives of Pepper Hamilton LLP and McConnell, Dunning & Barwick LLP again met telephonically whereby the special committee’s counsel was informed that Mr. Din had consulted with a financial advisor and had agreed to increase his expression of interest to $2.75 per share. Mr. Din’s counsel also indicated that Mr. Din would be willing to accept a “go-shop” marketing period following the execution of a definitive merger agreement.

Later in the day on October 7, 2008, the special committee met telephonically with McConnell, Dunning & Barwick LLP to discuss Mr. Din’s revised expression of interest and the requirements of fair price and fair process under Delaware law.

After that call, on October 7, 2008, McConnell, Dunning & Barwick LLP met telephonically with Pepper Hamilton LLP and informed Mr. Din’s counsel that the special committee was working hard to ensure the fairness to En Pointe’s non-interested stockholders of any transaction with Mr. Din from a price and a process standpoint. While price continued to be an issue, it was agreed that any merger transaction would need to be approved by an actual majority of non-interested stockholders in addition to the holders of a majority of all of the outstanding shares of En Pointe common stock. The length of the “go-shop” period also was discussed.

Our board of directors met via telephone on October 9, 2008 to discuss our deteriorating financial performance and the condition of the financial markets. Mr. Din outlined the various factors having a negative impact on En Pointe, including problems with customers such as Washington Mutual, Deutsche Bank, Countrywide Financial and the City of Los Angeles. Mr. Din also indicated that softening demand, extension of sales cycles, account executive turnover, large account turnover, customer concentration, and pressure on vendor programs and rebates were all having a negative impact on financial performance. Finally, he indicated that the impact of the economic downturn was beginning to be felt more broadly and was directly affecting En Pointe’s operations. Mr. Din then excused himself from the meeting (Mrs. Din was not in attendance). Mr. Lilligren, chairman of the special committee, was asked to review the status of negotiations with Mr. Din and led a discussion of Mr. Din’s expression of interest and the special committee’s activities with respect thereto. He informed the board that Mr. Din’s expression of interest was not sufficient to enable the special committee to obtain a fairness opinion from its financial advisor, FMV Opinions, Inc. Representatives of McConnell, Dunning & Barwick LLP, counsel for the special committee, and Stradling Yocca Carlson & Rauth, counsel for En Pointe, reviewed with the board the “entire fairness” standard applicable under Delaware law and the importance of obtaining a fairness opinion in any going private transaction. The board thanked the special committee for the update and underscored the importance of obtaining a fairness opinion in connection with any transaction involving Mr. Din. The board determined that it would not proceed forward with Mr. Din based on his current expression of interest.

On October 31, 2008, the members of the special committee and its legal counsel, McConnell, Dunning & Barwick LLP, and its financial advisor, FMV Opinions, Inc., met with Mr. Din and his legal counsel, Pepper Hamilton LLP (present via telephone), and his newly-retained financial advisor, Janney Montgomery Scott LLC, to listen to a valuation discussion on Mr. Din’s behalf by Janney Montgomery Scott LLC. The meeting was held at the request of Mr. Din to support his $2.75 expression of interest. The valuation methods discussed by Janney Montgomery Scott LLC included a “comparable company analysis,” a “discounted cash flow analysis” and a “premiums paid analysis.” On the basis of the foregoing, Janney Montgomery Scott LLC informed the special committee that, as of October 31, 2008, a reasonable range of indicative valuations of En Pointe common stock was $1.25 to $2.00 per share.

Immediately thereafter, the members of the special committee and its legal counsel, McConnell, Dunning & Barwick LLP, and its financial advisor, FMV Opinions, Inc., met and the special committee authorized FMV Opinions, Inc. to update its valuation analyses given recent changes in the financial markets.

On November 10, 2008, the special committee met telephonically with FMV Opinions, Inc. and McConnell, Dunning & Barwick LLP to discuss FMV Opinions, Inc.’s review of Janney Montgomery Scott LLC’s October 31, 2008 valuation discussion on Mr. Din’s behalf. Based upon its review and further analysis, FMV Opinions, Inc. reported that Janney Montgomery Scott LLC’s indicative valuation range was distinguishable on number of bases in that it did not give any explicit value to the ADSL stock or minority interests in Ovex and Premier owned by En Pointe, made no reference to a $2,000,000 payment due from ADSL and treated En Pointe’s floor plan financing as interest bearing debt rather than accounts payable. In its valuation, FMV Opinions, Inc. treated non-interest-bearing floor plan financing as financially equivalent to accounts payable. After reconciling the various analyses, FMV Opinions, Inc. reported that it had revised its indicative valuation range from October 2, 2008 to between $2.80 and $3.90 per share. FMV Opinions, Inc. informed the special committee that financial market volatility meant that the indicative valuation ranges were subject to wide variation and could rapidly change. After the call, FMV Opinions, Inc. updated its analyses to include approximately $3.4 million owed to En Pointe by EPGS and communicated a revised range of value to McConnell, Dunning & Barwick LLP of between $3.10 and $4.38 per share. The decline between FMV Opinions, Inc.’s October 2, 2008 and November 10, 2008 indicative valuation ranges was driven by factors which included a decline in multiples and values of guideline public companies, the decline in value of ADSL stock held by En Pointe, deterioration in En Pointe’s financial performance and a decline in the value of En Pointe’s 19.5% interest in EPGS.

Our board of directors met on November 11, 2008 to, among other items, receive a status report form the special committee. Mr. Din expressed his continuing possible interest in a going private transaction and then excused himself from the meeting (Mrs. Din was not in attendance). Mr. Lilligren, chairman of the special committee, next reviewed the status of negotiations with Mr. Din and summarized the various valuation analyses that had been presented to the special committee. Mr. Lilligren informed the board that Mr. Din’s $2.75 expression of interest was not sufficient to enable the special committee to obtain a fairness opinion from its financial advisor, FMV Opinions, Inc. The board thanked the special committee for its hard work and concluded that it was not in a position to proceed forward with Mr. Din given his current expression of interest.

On November 24, 2008, the special committee met telephonically with FMV Opinions, Inc. and McConnell, Dunning & Barwick LLP to discuss the request by Mr. Din that Janney Montgomery Scott LLC speak with FMV Opinions, Inc. After discussion, the special committee authorized FMV Opinions, Inc. to speak with Janney Montgomery Scott LLC regarding valuation methodology.

On December 24, 2008, FMV Opinions, Inc. received an updated valuation discussion on Mr. Din’s behalf from Janney Montgomery Scott LLC and forwarded it to the special committee. Janney Montgomery Scott LLC’s updated indicative valuation range was $1.46 to $2.22 per share.

On December 30, 2008, the special committee met telephonically with FMV Opinions, Inc. and McConnell, Dunning & Barwick LLP and concluded that Mr. Din’s expression of interest to acquire the shares held by non-continuing stockholders at $2.75 per share remained insufficient.

On January 5, 2009, Mr. Din called Mr. Lilligren and informed him that he might be willing to increase his expression of interest approximately $0.35 to $3.10 per share. Promptly thereafter, the special committee met telephonically with FMV Opinions, Inc. and McConnell, Dunning & Barwick LLP to discuss the increased expression of interest. FMV Opinions, Inc. reported that the increase was likely not sufficient to enable the special committee to obtain a fairness opinion.

On or about January 7, 2009, Mr. Din informed Mr. Hunter that he might be willing to increase his indication of interest to $3.20 per share.

On January 8, 2009, the special committee met telephonically with FMV Opinions, Inc. and McConnell, Dunning & Barwick LLP to discuss Mr. Din’s recent suggestion that he might be willing to increase his expression of interest. FMV Opinions, Inc. indicated, after a quick review, that an expression of interest of $3.20 per share might be within its indicative range of value for En Pointe common stock. However, given that the financial projections previously submitted to and reviewed by FMV Opinions, Inc. were now several months old, FMV Opinions, Inc. recommended that En Pointe’s management prepare and submit updated financial projections for review. FMV Opinions, Inc. was authorized to contact Mr. Latif, En Pointe’s Chief Financial Officer, and request updated financial statements for the quarter ended December 31, 2008 and updated financial projections and to prepare an updated valuation analysis. FMV Opinions, Inc. once again cautioned the special committee that the financial markets were very volatile and that this volatility could lead to rapid changes in value and as a result no assurances could be given regarding FMV Opinions, Inc.’s ability to issue a fairness opinion based upon its preliminary analysis.

On January 13, 2009, representatives of Pepper Hamilton LLP and McConnell, Dunning & Barwick LLP again met telephonically to discuss the possible merger in terms of timing and process. The parties also discussed open issues with respect to the length of the go-shop period, events of termination, termination fees and expenses, various representations and warranties and closing conditions with the goal of getting the merger agreement finalized as to form.

On or about January 14, 2009, FMV Opinions, Inc. reported to the special committee and McConnell, Dunning & Barwick LLP that Mr. Latif had informed them that the requested financial statements would not be available until approximately February 15, 2009 and that it would be extremely difficult for him to revise the prior financial projections given the rapid changes in the financial markets and the continuing economic uncertainty. FMV Opinions, Inc. explained that it was difficult for them to update their prior valuation analyses without the updated financial information requested.

On January 15, 2009, the special committee instructed FMV Opinions, Inc. to put further work on hold until these issues could be resolved.

During January and early February 2009, representatives of Pepper Hamilton LLP and McConnell, Dunning & Barwick LLP met telephonically on numerous occasions to continue work on the merger documents and several drafts were exchanged. On February 4, 2009, the parties had reached substantial agreement on the form of merger agreement, having resolved the remaining significant open contractual issues other than price.

On or about January 30, 2009, the special committee met telephonically with FMV Opinions, Inc. and McConnell, Dunning & Barwick LLP to discuss an update to the valuation analysis. The special committee, McConnell, Dunning & Barwick LLP and FMV Opinions, Inc. discussed the financial projections dated September 29, 2008 prepared by En Pointe’s management that FMV Opinions, Inc. had previously reviewed. FMV Opinions, Inc. advised the special committee that En Pointe’s management had indicated that it could not reliably update the September 29, 2008 projections given uncertainty with the economic outlook and their customers, and that such uncertainty raised substantial doubt that the results set forth in the September 29, 2008 projections would be achieved. After discussing the difficulty of obtaining revised projected financial information, the special committee requested that FMV Opinions, Inc. proceed forward with its update of the valuation analysis with the understanding that it was doing so without revised projections. FMV Opinions, Inc. advised the special committee that it would continue to utilize the September 29, 2008 projections in its valuation analyses but would consider the risk that such projections may not be achievable.

On or about February 2, 2009, the special committee met telephonically with FMV Opinions, Inc. and McConnell, Dunning & Barwick LLP to discuss the status of the updated analysis.

On February 6, 2009, the special committee met with FMV Opinions, Inc. and McConnell, Dunning & Barwick LLP to receive and discuss FMV Opinions, Inc.’s February 6, 2009 valuation analysis. Based upon a review and updated analyses, FMV Opinions, Inc. revised its indicative valuation range from November 10, 2008 to between $3.06 and $4.43 per share. The change in value between FMV Opinions, Inc.’s November 10, 2008 and February 6, 2009 indicative valuation ranges was driven by factors which included a decline in multiples and values of guideline public companies, the decline in value of ADSL stock held by En Pointe, the continued deterioration in En Pointe’s financial performance and a change in value of En Pointe’s 19.5% interest in EPGS. It also informed the special committee that based upon the February 6, 2009 analysis, Mr. Din’s $3.20 expression of interest would be sufficient to enable the special committee to obtain a fairness opinion. FMV Opinions, Inc. then informed the board that market volatility could rapidly change that conclusion.

On February 6, 2009, immediately following the meeting with FMV Opinions, Inc., the special committee and McConnell, Dunning & Barwick LLP met with a representative of FMV Capital Markets, Inc. to discuss engaging such firm as the investment banking advisor to the special committee. A 30 day “go-shop ” (post-signing marketing) period was discussed with FMV Capital Markets, Inc. to actively solicit bids that may result in a superior proposal. FMV Capital Markets, Inc. indicated its willingness to perform services on an hourly basis, with a success fee to be awarded upon the successful closing of a superior transaction with a party introduced to En Pointe by FMV Capital Markets, Inc. FMV Capital Markets, Inc. also indicated that it desired to receive a success fee to the extent that its investment banking efforts resulted in an increase in the merger consideration to be paid by Mr. Din after the execution of a merger agreement. The special committee indicated that if it decided to engage FMV Capital Markets, Inc., the foregoing terms would be acceptable and requested that it be provided with a draft engagement letter and an invoice for the initial retainer.

On February 7, 2009, Mr. Din’s counsel, Pepper Hamilton LLP, provided special committee counsel, McConnell, Dunning & Barwick LLP, with a copy of the GE Capital commitment letter executed by GE Capital evidencing a financing commitment for up to $35 million. A copy of the commitment letter was forwarded to the special committee and FMV Opinions, Inc.

Later on February 7, 2009, our board of directors met (without participation by either Mr. or Mrs. Din) to review the terms of the draft merger agreement.

On February 12, 2009, the special committee informed Mr. Din the GE Capital commitment letter was apparently issued by GE Capital in reliance upon outdated financial projections. Mr. Din was informed that the special committee would not be able to proceed until the GE Capital commitment letter was revised to reference En Pointe’s most current financial projections dated September 29, 2008, which were those that FMV Opinions, Inc. was relying upon in its analysis.

On February 28, 2009, Mr. Din provided the special committee with an updated GE Capital commitment letter referencing the most current financial projections.

On March 3, 2009, Mr. Din informed Mr. Lilligren that while he was still interested in pursuing a transaction, he believed that deteriorating economic conditions were negatively impacting En Pointe’s business and its current and prospective operations and financial condition to such an extent that he no longer believed that his $3.20 per share expression of interest was sustainable. He also cited a steep drop in the value of En Pointe’s 745,000 shares of ADSL stock. Later that day, Mr. Din contacted the members of the special committee and indicated that he was lowering his expression of interest to $2.50 per share. FMV Opinions, Inc. was instructed to put its work for the special committee on hold.

On March 6, 2009, the special committee met telephonically with FMV Opinions, Inc. and McConnell, Dunning & Barwick LLP to discuss Mr. Din’s recent decrease in his expression of interest. The special committee informed FMV Opinions, Inc. that new data that was available would likely support Mr. Din’s contention that En Pointe’s financial performance had significantly deteriorated since the date of the most recent financial statements. The special committee authorized FMV Opinions, Inc. to contact Mr. Latif who would provide them with updated financial information.

On March 10, 2009, the special committee met telephonically with FMV Opinions, Inc. and McConnell, Dunning & Barwick LLP to discuss Mr. Din’s $2.50 per share expression of interest. FMV Opinions, Inc. indicated that it had updated its February 6, 2009 valuation analysis with internally prepared financial statements provided by En Pointe’s Chief Financial Officer. On the basis of such revised information, FMV Opinions, Inc. indicated that a per share price of $2.50 might be within its indicative range of value for En Pointe’s common stock. After considering En Pointe’s deteriorating financial performance, and the state of the capital markets and the condition of the economy generally, the special committee expressed its belief that Mr. Din’s $2.50 per share expression of interest might be the best possible price that could be obtained for En Pointe’s unaffiliated stockholders. On the basis of this belief, the special committee requested that FMV Opinions, Inc. deliver a financial analysis to the special committee the following day for its review and consideration.

On March 11, 2009, the special committee met telephonically with its counsel to discuss the status of negotiations and the proposed merger agreement. At the meeting, representatives of McConnell, Dunning &

Barwick LLP reviewed the terms of the proposed merger agreement and related transaction documents. Copies of the latest versions of the transaction documents were provided to members of the special committee ahead of this meeting. Representatives of McConnell, Dunning & Barwick LLP discussed with the special committee the terms and conditions of the merger as negotiated by legal counsel, and advised the special committee regarding legal considerations relating to the proposed transaction, including a review of the fiduciary obligations of the members of the special committee.

Later in the day, the special committee again met telephonically. Representatives of McConnell, Dunning & Barwick LLP and FMV Opinions, Inc. also attended that meeting by phone. At the meeting, a representative of FMV Opinions, Inc. presented its financial analyses and other financial information with respect to the proposed merger consideration, including an indicative valuation of En Pointe’s common stock of $2.17 to $3.72 per share. The reasons for the decline in value from that of February 6, 2009 included material declines in the multiples and values of guideline public companies, a reduction in the cash position of En Pointe, further deterioration in En Pointe’s financial performance and a material decline in the value of the ADSL stock. FMV Opinions, Inc. also noted that the book value of En Pointe common stock was below the $2.50 per share expression of interest. Because En Pointe’s assets were largely comprised of cash, accounts receivable, inventory and investments, the special committee noted that the liquidation value of En Pointe, after consideration of the cost to liquidate, would be less than the book value of En Pointe’s common stock. FMV Opinions, Inc. then rendered an oral opinion to the special committee (which was confirmed in writing by delivery of FMV Opinions, Inc.’s written opinion dated March 11, 2009 to the special committee), to the effect that, as of March 11, 2009 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by FMV Opinions, Inc. in preparing its opinion, the merger consideration to be received by the holders of our common stock (other than Parent and its affiliates) in the merger was fair to them from a financial point of view. FMV Opinions, Inc. was then excused from the meeting. Following further discussion, the special committee unanimously determined that the terms of the proposed merger, and the merger agreement and the other transactions contemplated thereby, were advisable and fair to, and in the best interests of, the unaffiliated stockholders as well as the affiliated stockholders other than the continuing stockholders, and recommended that our board of directors approve the proposed merger and the merger agreement and the other transactions contemplated thereby.

On March 11, 2009, our board of directors also met telephonically to consider approval of the proposed transaction and the merger agreement and the other transactions contemplated thereby. Copies of the latest versions of the transaction documents were provided to members of the board ahead of this meeting. At this meeting, the special committee reported the results of its meeting held earlier in the day, including a summary of the substance of FMV Opinions, Inc.’s presentation and opinion, after which representatives of McConnell, Dunning & Barwick LLP, counsel for the special committee, and Stradling Yocca Carlson & Rauth, counsel for En Pointe, provided background and guidance regarding legal considerations relating to approval of the transaction. Following this discussion, our board of directors unanimously determined (without the participation of Mr. and Mrs. Din in deliberations or voting) that the proposed merger and the merger agreement and other transactions contemplated thereby, were advisable and fair to, and in the best interests of, the unaffiliated stockholders as well as the affiliated stockholders other than the continuing stockholders. Our board of directors then unanimously approved (without the participation of Mr. and Mrs. Din in deliberations or voting) the proposed merger, and the merger agreement and the other transactions contemplated thereby, recommended that our stockholders vote in favor of the proposed merger and directed that the merger agreement be finalized and executed.

Following these meetings, Mr. Lilligren (on behalf of En Pointe) and Mr. Din (on behalf of Parent and Merger Sub) executed the merger agreement.

In addition, on March 11, 2009, the special committee decided to engage FMV Capital Markets, Inc. to provide certain investment banking services including actively soliciting bids during the 30-day “go-shop” period provided for in the merger agreement, and executed an engagement letter with FMV Capital Markets, Inc.

On March 12, 2009, we issued a press release announcing the execution of the merger agreement.

On April 10, 2009, we announced that the 30-day “go-shop” period had ended. During the go-shop period, FMV Capital Markets, Inc. contacted 32 potential transaction partners, none of which expressed interest in pursuing a transaction likely to lead to a takeover proposal as an alternative to the transaction contemplated by the merger agreement. As a result, no party has qualified as an excluded party under the terms of the merger agreement, and the merger agreement now restricts our ability to, among other things, solicit or engage in negotiations regarding competing takeover proposals. In light of the conclusion of the go-shop period and the absence of any excluded party, we announced on April 10, 2009 that we intended to continue working with Parent and Merger Sub to complete the proposed merger transaction in a timely manner, subject to satisfaction of the conditions set forth in the merger agreement.

Reasons for the Merger; Recommendation of the Special Committee and of our Board of Directors; Fairness of the Merger

Since the formation of En Pointe, our board of directors has sought ways to enhance our value from a business and financial perspective, and this has included holding discussions from time to time with various third parties regarding potential strategic transactions.

En Pointe was formed in 1993, and in our early years our business was focused on selling computer products and accessories to medium to large size businesses as well as to local government agencies. By 1995, our annual sales had grown to approximately $200 million. Based on this growth, in 1996, we successfully concluded a $18 million initial public offering of our common shares at $8.00 per share, which diluted Mr. and Mrs. Din’s ownership percentage from approximately 43.3% of our outstanding shares to approximately 25.9% of our outstanding shares.

Like most public companies doing business in the technology industry, our sales and stock price were dramatically affected by the economic slowdown during 2000, 2001 and 2002, as well as by the costs, and its effect on customers, of the year 2000 conversion to our current SAP system. By the end of 2001, our stock price had declined to around $2.00 per share. The adoption of the Sarbanes-Oxley Act of 2002 ushered in a wave of new accounting and disclosure requirements that imposed significant incremental costs on En Pointe as a result of our status as a publicly traded company.

As a result of these and other factors, from 1999 to 2002, En Pointe’s operating results declined, from net sales of approximately $668.3 million for the year ended September 30, 1999 to $257.0 million for the year ended September 30, 2002.

During this difficult period, our board of directors believed that opportunities existed to grow our sales and profits under our new business model, but that we would need to manage our way through several challenges in order to realize increased value for stockholders. These challenges included our small size in the increasingly competitive DMR channel for IT products, our limited cash resources and limited ability to grow through acquisition of other smaller companies, and the fact that we enjoyed very little benefit from our status as a public company, with limited analyst coverage and extremely limited liquidity given the small number of shares in our public float.

In 2003, our board of directors, in consultation with Mr. Din, mapped out a revised strategy under which we would seek to survive the economic conditions then prevailing, manage our business risks, increase stockholder value, and eventually achieve liquidity for stockholders. This revised strategy consisted of several key elements, including:

•	Mr. Din returning in his capacity as our President;

•	Refocusing our sales strategy back to a face-to-face selling model;

•	Increasing our number of accounting executives;

•	Reasserting a focus on selling management services that have higher gross margins;

•	Taking advantage of minority-owned business opportunities; and

•	Considering the acquisition of smaller competitors when their earnings would be immediately accretive to our earnings;

As a result of these revised strategies, our net sales grew to approximately $347.1 million for the year ended September 30, 2007, and our stock price gradually rose to as high as $7.55 in November 2007, but falling to approximately $0.80 per share by early 2009.

Despite these successes, however, most of the challenges facing En Pointe persisted, and some actually worsened. Despite overall progress in adding internal sales executives to generate increased sales, we found it challenging to grow our sales force rapidly. By comparison to competitors having greater cash resources and more liquid publicly-traded shares, we also found it difficult to acquire other companies in the DMR sector as our stock price fell to close to its book value.

Between 2003 and 2007, IT products became increasingly viewed as commodity products by many business customers, and the DMR sector became increasingly typified by price competition as the principal basis for competition. It became increasingly difficult for DMR companies to distinguish themselves competitively based on the quality of their service offerings; even in instances where we had achieved recognition for our service quality, this had proven ineffective in preventing some large customers from moving their IT purchasing to other distributors. Moreover, as we had achieved increasing levels of sales to larger enterprise customers, this had exerted increasing pressures on our product margins, and our increasing dependence on a few large customers had resulted in considerable challenges in sustaining growth when large accounts either declined or moved elsewhere.

By 2007, as the U.S. economy came toward the end of the economic expansion that had begun in approximately 2004, economic uncertainties also began to cloud our future. Sales were stagnating and the cost-benefit imbalance related to our status as a public company also worsened. By 2009, our annual expenses directly related to being a public company had grown to a total of approximately $750,000, yet we were not experiencing significant improvements in analyst coverage or the depth of liquidity available in the public trading market for our common stock. Our board of directors took all of these factors into account before creating its special committee to explore strategic alternatives in August 2008.

In light of the foregoing considerations, and giving consideration to a number of factors, including those described below that were considered by the special committee prior to unanimously recommending to our board of directors that it approve and declare advisable the proposed merger, as well as:

•	the escalating costs of being a public company,

•	the limited and likely diminishing benefits to En Pointe of remaining a public company due in part to both its small capitalization and the continuing deterioration of the capital markets in the United States and globally through the first quarter of 2009,

•	the fact that competition in the IT distribution sector may intensify in the future due to market conditions and consolidation, giving larger or better financed companies a significant advantage since they could compete principally on the basis of price and would likely have lower costs and greater gross margins than we do, and

•	the fact that it is unlikely that a third party would enter into an acquisition or other strategic transaction as an alternative to the proposed merger that would be likely to better position En Pointe to compete within its industry or would otherwise result in a superior transaction from a financial point of view to the unaffiliated stockholders, as evidenced in part by the lack of interest in exploring an alternative transaction with us from any of the 32 potential transaction partners contacted during the “go-shop” period,

En Pointe, the special committee and our board of directors believes that entering into the proposed merger transaction at this time is in the best interest of EN Pointe and the unaffiliated stockholders.

Special Committee.  On August 2, 2008, the independent members of our board of directors established a special committee, consisting of Timothy J. Lilligren, Edward O. Hunter and Mansoor Shah, M.D., each of whom is an independent and disinterested non-employee director, for the purpose of investigating strategic alternatives for En Pointe, including the negotiation of the sale of En Pointe to a buyer group that might include Mr. Din. Dr. Shah resigned from the special committee for personal reasons on August 18, 2008. In assessing the transaction proposed by Mr. Din and negotiating its price and other terms, the special committee, acting with the advice and assistance of its legal and financial advisors, also evaluated the proposed transaction in light of the external and internal business considerations noted above and below. At a meeting on March 11, 2009, the special committee unanimously recommended that our board of directors:

•	approve and declare advisable the merger, the merger agreement and the other transactions contemplated by the merger agreement;

•	determine that the merger, the merger agreement and the other transactions contemplated by the merger agreement, are substantively and procedurally fair to and in the best interests of the unaffiliated stockholders as well as the affiliated stockholders other than the continuing stockholders; and

•	formally recommend that our stockholders approve the merger, the merger agreement and the other transactions contemplated by the merger agreement.

In the course of reaching its determination, the special committee considered the following substantive factors and potential benefits of the merger, each of which the special committee believe and to provide assurance of the substantive fairness of the merger to the unaffiliated stockholders to support its decision:

•	the current and historical market prices of our common stock, including the fact that the $2.50 per share merger consideration represented a premium of approximately: (i) 213% over our closing stock price of $0.80 on March 11, 2009, the last trading day prior to our public announcement of the execution of the merger agreement; and (ii) 191% over $0.86, which was the average of our closing stock prices on the 30 trading days prior to our public announcement of the transaction;

•	the possibility that it could take a considerable period of time before the trading price of our shares would again reach and remain at a level of at least $2.50 per share;

•	the financial presentations of FMV Opinions, Inc. provided to the special committee;

•	the financial analyses reviewed by FMV Opinions, Inc. with the special committee, and the oral opinion to the special committee (which was confirmed in writing by delivery of FMV Opinions, Inc.’s written opinion dated March 11, 2009 to the special committee), with respect to the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock (other than Parent and its affiliates) in the merger, as of March 11, 2009 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by FMV Opinions, Inc. in preparing its opinion. See “— Opinion of FMV Opinions, Inc.” beginning on page 25;

•	the fact that the merger consideration is all cash, allowing the non-continuing stockholders to immediately realize a certain and fair value for all shares of their En Pointe common stock;

•	the possible alternatives to a sale, including continuing to operate as a small independent public company, conducting a stock repurchase or undertaking a recapitalization, which alternatives our board of directors determined were less favorable to our stockholders than the proposed merger given the high cost of being a public company in the era of Sarbanes-Oxley and the unavailability of sufficient cash to effectuate such alternatives;

•	the risk that, in light of the partial consolidation of the DMR sector, it could become more difficult to find a potential strategic acquiror in the future;

•	the uncertainty, in light of the condition of the credit markets, as to how easy or difficult it might be for a potential acquiror to finance an acquisition of En Pointe in the future;

•	the fact that Parent and Merger Sub had provided a commitment for debt financing for the transaction;

•	the other terms of the merger agreement, including:

•	our ability to actively solicit proposals from third parties in the go-shop process;

•	our ability, under certain circumstances, to provide information to, and participate in discussions or negotiations with, third parties that submit takeover proposals;

•	our ability, under certain circumstances, to terminate the merger agreement in order to enter into a definitive agreement related to a superior proposal, subject to paying a termination fee of $200,000 if the superior proposal is submitted by a party in connection with the go-shop process or $350,000 if the superior proposal is submitted by a party after completion of the go-shop process (equal to approximately 1.5% and 2.6%, respectively, of the equity value of the transaction payable to the non-continuing stockholders);

•	the view of the special committee, after consulting with its legal and financial advisors, that the termination fee to be paid by En Pointe if the merger agreement is terminated under certain circumstances is below the typical range found in similar transactions and should not impede other takeover proposals; and

•	the ability of our board of directors, under certain circumstances, to change its recommendation that our stockholders vote in favor of the proposed merger and adoption of the merger agreement; and

•	the special committee obtained independent legal advice to assist it in negotiating the terms of the merger agreement and obtained independent financial advice to assist it in arriving at its conclusions concerning the fairness of the merger, and the special committee met regularly, without the participation of Mr. Din or Mrs. Din, with its independent legal advisors to discuss our strategic alternatives;

•	the availability of appraisal rights to any non-continuing stockholders who comply with all of the required procedures under Section 262 of the DGCL for exercising appraisal rights, which allow such holders to seek appraisal and payment of the fair value of their stock as determined by the courts of the State of Delaware in lieu of receiving the merger consideration.

The special committee also considered a number of factors, discussed below, relating to the procedural safeguards that they believe were and are present to ensure the fairness of the merger. The special committee believes these factors support its decisions and provide assurance of the procedural fairness of the merger to the unaffiliated stockholders:

•	other than Mr. Din and Mrs. Din, the five other members of our board of directors have been determined by our board of directors to be “independent directors” within the meaning of Rule 5605(a)(2) of the NASDAQ Marketplace Rules, are not employees of En Pointe or its subsidiaries (or related to an employee of En Pointe) and have no financial interest in the merger that is different from that of the unaffiliated stockholders (although stockholders may wish to note that one of the directors determined to be independent under NASDAQ rules by our board of directors, Mark Briggs, serves as the chairman, chief executive officer and is a significant stockholder of Premier BPO, Inc., a variable interest entity that is consolidated with En Pointe’s financials, and that two of the directors determined to be independent under NASDAQ rules by our board of directors, Mansoor Shah, M.D. and Zubair Ahmed, have longstanding personal relationships with Mr. and Mrs. Din);

•	all discussions and negotiations with Mr. Din and the other continuing stockholders and their affiliates were conducted by the special committee, which consists entirely of independent directors, with the assistance of independent advisors selected by the special committee;

•	although the approval of at least a majority of all non-continuing stockholders is not required by law or by En Pointe’s certificate of incorporation or bylaws, the merger agreement does require the proposed merger to be approved and the merger agreement to be adopted not only by the holders of a majority of the outstanding shares of our common stock, but also by the holders of a majority of the shares of our common stock present in person or by proxy and eligible to vote at the special meeting (other than shares held by, or in custodial accounts for, the continuing stockholders);

•	after August 2, 2008, the date on which Mr. Din informed our board of directors on a preliminary, non-binding basis that he might be interested in being part of a group participating in a going private transaction, the special committee made all material decisions relating to our strategic alternatives, including recommending to our board of directors that we approve the merger and enter into the merger agreement;

•	our ability to actively solicit acquisition proposals from third parties during the go-shop period;

•	our ability, under certain circumstances, to provide information to, or participate in discussions or negotiations with, third parties regarding other acquisition proposals;

•	our ability, under certain circumstances, to terminate the merger agreement in order to enter into a definitive agreement related to a superior proposal, even after the end of the go-shop period with respect to an unsolicited offer that is determined to be a superior proposal, subject to paying a modest termination fee;

•	although the special committee did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for the purpose of preparing a report concerning the fairness of the merger, the special committee did engage a separate investment banking firm to render a fairness opinion to the special committee concerning the fairness of the merger, from a financial point of view, to En Pointe’s stockholders (other than Parent and its affiliates), and the firm so engaged was independent in the sense that its compensation is not dependent on the success or failure of the transaction, as more fully described in “— Opinion of FMV Opinions, Inc.” beginning on page 25;

•	although the special committee did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for the purpose of negotiating the terms of the merger agreement, the special committee did engage separate, independent legal counsel to represent the interests of the non-continuing stockholders, including the unaffiliated stockholders, and to advise its members in the event of any conflicts of interest; and

•	the availability of appraisal rights to any non-continuing stockholders who comply with all of the required procedures under Section 262 of the DGCL for exercising appraisal rights, which allow such holders to seek appraisal and payment of the fair value of their stock as determined by the courts of the State of Delaware in lieu of receiving the merger consideration.

The special committee and our board of directors also considered the following risks and other potentially negative factors concerning the proposed merger and the merger agreement:

•	the non-continuing stockholders, unlike Parent, and, through their ownership of Parent, the Din Family Members, will not participate in any future earnings or growth of our business and will not benefit from any appreciation in our value, including any appreciation in value that could be realized as a result of improvements to our operations or a sale to another acquiror;

•	the possibility that Parent and Merger Sub will be unable to obtain financing for the merger and related transactions, leaving us with limited contractual remedies;

•	the risks and costs to us if the proposed merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effects on our business and our relationships with customers and vendors;

•	the requirement that we pay a termination fee of either $200,000 or $350,000, depending on the timing and circumstances surrounding the termination of the merger agreement, if we enter into a definitive agreement related to a superior proposal or the merger agreement is terminated under certain other circumstances;

•	the requirement that we reimburse Parent and Merger Sub for their out-of-pocket expenses, subject to a maximum of $150,000, incurred in connection with the proposed merger if the merger agreement is terminated as a result of the failure to obtain stockholder approval, Parent’s and Merger Sub’s failure to obtain sufficient debt financing by August 14, 2009 through no fault of Parent or Merger Sub, or stockholders holding more than 10% of our outstanding common stock properly exercising their appraisal rights under Section 262 of the DGCL;

•	the fact that an all-cash transaction will be taxable for U.S. federal income tax purposes to non-continuing stockholders who are U.S. persons;

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise outside the ordinary course of business pending completion of the merger;

•	our inability to seek specific performance to require Parent and Merger Sub to complete the proposed merger and the fact that our sole remedy in connection with the merger agreement, even for a deliberate or willful breach by Parent and Merger Sub would be limited to receipt of a payment of $350,000 under certain circumstances;

•	the fact that the special committee did not retain unaffiliated representatives to act solely on behalf of the unaffiliated stockholders for the purposes of negotiating the terms of the merger agreement and preparing a report on the fairness of the merger; and

•	the risk that, while the proposed merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied; and as a result, it is possible that the proposed merger may not be completed even if approved by our stockholders.

The special committee further considered a variety of risks and uncertainties affecting our ability to achieve greater stockholder value for stockholders in the future, including:

•	that competition in the IT distribution sector may intensify in the future due to market conditions and consolidation; that many of our competitors compete principally on the basis of price and have lower costs than we do; that we will likely face fewer but larger or better-financed competitors; and that our narrow gross margins will make it increasingly difficult for us to compete on the basis of price alone;

•	that the current recession effecting the U.S. and world economies may be of a prolonged duration with little or no economic growth, including in the IT distribution sector; the undetermined effects of a recession on the buying patterns of our customers; that during periods of recession most business customers are likely to become more price sensitive; and that we may be at a competitive disadvantage with respect to price when compared to our competitors which have lower cost structures or are able to achieve higher margins due to greater leverage with vendors or the advantages of global sales;

•	that the trend in the IT distribution sector has been for manufacturers and vendors to reduce incentives and similar programs, and these may continue to decline as a percentage of our sales, which would negatively impact our gross profit margins;

•	that we have to this point been unable to participate as either a buyer or a seller in the consolidation in the IT distribution sector and we may experience considerable difficulty in trying to expand our business through consolidations, acquisitions or partnerships, which may make it increasingly difficult for us to compete in the IT distribution sector;

•	that we rely from time to time on major customers that represent a significant portion of our total sales; that as the IT distribution sector becomes more price competitive, our ability to retain any major customer based on factors other than price may decline; and that the loss of business with any major customer could significantly affect our sales and profitability;

•	that if the market price of our common stock were to decline or fail to rise in the future, stock options we have issued to certain individuals who play key roles within our organization may be less effective to retain these individuals;

•	that as a small public company we are required to comply with many financial accounting, disclosure and governance rules that impose significant financial and management burdens on us; that, by comparison to our non-public competitors, these public company costs are disproportionately high relative to our size; and that public company costs are not likely to decline in the future and may continue to grow and further narrow our profit margins, with little resulting benefit to public stockholders in terms of active trading or thorough analytical following;

•	that the combination of our “micro cap” market capitalization (which was less than $6 million as of March 11, 2009), the approximately 25.9% of our common stock beneficially owned by the Din Family Members and our small public float (which way approximately 7.2 million shares of common stock as of March 11, 2009) all contribute to lack of interest in our common stock by most institutional investors and equity analysts; that this lack of interest translates into very low demand on the “buy side,” meaning that quoted prices are of uncertain and usually very shallow depth and reliability, making it difficult for a single seller of significant shares or multiple simultaneous sellers to achieve liquidity without driving the market price of our common stock down and possibly even exhausting buy-side demand altogether at least temporarily; and

•	that various uncertainties prevailing in the economy and credit markets appear to have caused the trend toward consolidation of the IT distribution sector to have been interrupted, at least temporarily and perhaps for an extended period; that potential buyers in the IT distribution and adjacent distribution sectors have demonstrated no significant interest in an acquisition of En Pointe to date; that the number of financial buyers that have expressed any interest in a potential purchase of En Pointe has been very limited; and that the likelihood of any significant price competition among multiple bidders for En Pointe at any future point may be very low.

In addition, the special committee was aware of and considered the interests that certain of our directors and executive officers have with respect to the proposed merger that differ from, or are in addition to, their interests as stockholders of En Pointe, as described in “— Interests of Certain Persons in the Merger” beginning on page 61.

In the course of reaching its conclusion regarding the fairness of the proposed merger to the unaffiliated stockholders as well as the affiliated stockholders other than the continuing stockholders, and its decision to approve the proposed merger and to recommend that our board of directors and stockholders approve the proposed merger, the special committee also considered and adopted the analyses and conclusions presented by FMV Opinions, Inc., which are summarized below under “— Opinion of FMV Opinions, Inc.” beginning on page 25. Although the special committee did consider the fact that the fairness opinion of FMV Opinions, Inc. only addressed the fairness of the merger consideration to En Pointe’s stockholders other than Parent and its affiliates, the special committee also noted that such stockholders included both the unaffiliated stockholders as well as the affiliated stockholders other than Parent and its affiliates. On this basis, the special committee relied on the fairness opinion of FMV Opinions, Inc. to reach its conclusion regarding the fairness of the proposed merger to the unaffiliated stockholders alone because none of the affiliated stockholders covered by the fairness opinion of FMV Opinions, Inc. will receive consideration in or as a result of the merger that is different than the merger consideration payable to the unaffiliated stockholders. Furthermore, although the special committee did consider that the independent legal counsel it retained to assist it in the negotiation of the terms of the merger was not retained solely to represent the interests of the unaffiliated stockholders, the special committee determined that, because each of the non-continuing stockholders, including the unaffiliated stockholders, will receive the same consideration in and as a result of the merger, the advice of the special committee’s independent legal counsel provided to it in the negotiation of the terms of the merger represented the interests of the unaffiliated stockholders and provided a procedural basis upon which the special committee reached its conclusion regarding the fairness of the merger to the unaffiliated stockholders.

In the course of reaching its conclusion regarding the fairness of the proposed merger to the unaffiliated stockholders, the special committee did not consider the liquidation value of our assets because they consider En Pointe to be a viable going concern business where value is derived from cash flows generated from its continuing operations. The special committee believes that the value of our assets that might be realized in a liquidation would be significantly less than its going concern value. While the special committee did not calculate a specific going concern value, the special committee instead chose to consider other factors, such as the analyses and methodologies used by FMV Opinions, Inc. as a whole, which it viewed as reasonable indicators of our going concern value. Further, the special committee did not consider our net book value, which is an accounting concept, as a factor because it believes that net book value is not a material indicator of the value of En Pointe as a going concern but rather is indicative of historical costs and performance. The special committee noted that the net book value of En Pointe common stock was below $2.50 per share. Because En Pointe’s assets were largely comprised of cash, accounts receivable, inventory and investments, the special committee also noted that En Pointe’s liquidation value, after consideration of the cost to liquidate, would be less than its net book value.

The foregoing discussion summarizes the material factors considered by the special committee in its consideration of the proposed merger, the merger agreement and the other transactions contemplated by the merger agreement. In view of the wide variety of factors considered by the special committee, and the complexity of these matters, the special committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the special committee may have assigned different weights to various factors. The special committee unanimously approved the proposed merger, approved and adopted the merger agreement and the other transactions contemplated by the merger agreement, and recommended the approval of the proposed merger, the merger agreement and the other transactions contemplated by the merger agreement based upon the totality of the information presented to and considered by it.

Our Board of Directors.  At a meeting on March 11, 2009, our board of directors, based upon the unanimous recommendation of the special committee, unanimously (without the participation of Mr. and Mrs. Din in deliberations or voting): (i) determined that the merger and the merger agreement, are fair to, advisable to and in the best interests of the unaffiliated stockholders as well as the affiliated stockholders other than the continuing stockholders; (ii) approved the merger and approved and adopted the merger agreement and the other transactions contemplated thereby; and (iii) recommended that our stockholders approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby. In reaching these determinations, our board of directors considered (a) the fact that the special committee received an opinion delivered by FMV Opinions, Inc. as to the fairness, from a financial point of view, to En Pointe’s stockholders, (other than Parent and its affiliates) of the merger consideration to be received by such holders in the merger, and (b) the unanimous recommendation of the special committee, and our board of directors independently considered the factors considered by the special committee, as described above in “Reasons for the Merger; Recommendation of the Special Committee and of our Board of Directors; Fairness of the Merger” beginning on page 18, and adopted the special committee’s analyses and conclusions.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. In view of the wide variety of factors considered by our board of directors, and the complexity of these matters, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. The board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Mr. Din, our President and Chief Executive Officer, his wife, Naureen Din, who is also a member of our board of directors, both of whom would be continuing stockholders after the proposed merger, recused themselves from the deliberations and voting with respect to the foregoing determination and approval due to their involvement in the transaction.

Our board of directors recommends that you vote “FOR” the approval of the proposed merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, and “FOR” any adjournment of the special meeting, if necessary, to solicit additional proxies.

Opinion of FMV Opinions, Inc.

On March 11, 2009, FMV Opinions, Inc. rendered an oral opinion to the special committee (which was confirmed in writing by delivery of FMV Opinions, Inc.’s written opinion dated March 11, 2009 to the special committee), to the effect that, as of March 11, 2009, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by FMV Opinions, Inc. in preparing its opinion, the merger consideration to be received by En Pointe’s stockholders, other than Parent and its affiliates, pursuant to the merger is fair to such stockholders from a financial point of view.

FMV Opinions, Inc.’s opinion was directed to the special committee and only addresses the fairness, from a financial point of view, of the merger consideration to be received in the merger by En Pointe’s stockholders, other than Parent and its affiliates, and does not address the relative merits of the merger, any alternatives to the merger, En Pointe’s underlying decision to proceed with or effect the merger or any other aspect of the merger. The summary of FMV Opinions, Inc.’s opinion in this proxy statement is qualified in its entirety by reference to the full text of FMV Opinions, Inc.’s written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by FMV Opinions, Inc. in rendering its opinion. We encourage our stockholders to carefully read the full text of FMV Opinions, Inc.’s written opinion. However, neither FMV Opinions, Inc. nor the summary of its opinion or the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how to act or vote with respect to the merger or related matters.

In connection with its opinion, FMV Opinions, Inc., among other things:

•	visited En Pointe’s headquarters and met with certain members of En Pointe’s management to discuss the operations, financial condition, future prospects and projected operations and performance of En Pointe, En

Pointe Global Services, LLC, or EPGS, and En Pointe’s subsidiaries, Ovex Technologies (Private) Limited, or Ovex, and Premier BPO, Inc., or Premier;

•	reviewed certain financial statements and other information relating to historical, current and future operations, financial condition and prospects of En Pointe, EPGS, Ovex and Premier made available to FMV Opinions, Inc. by En Pointe, including financial projections prepared by En Pointe’s management for fiscal years 2008 through 2011;

•	reviewed En Pointe’s agreement for inventory financing with IBM dated March 18, 2008;

•	reviewed documents relating to the sale of EPGS to Allied Digital Services Limited, or ADSL, including: (i) the Limited Liability Company Interest Purchase Agreement dated July 9, 2008; (ii) Escrow Agreement dated July 9, 2008; (iii) the First Amendment to the Limited Liability Company Interest Purchase Agreement dated December 1, 2008; and (iv) the Second Amendment to the Limited Liability Company Interest Purchase Agreement dated January 7, 2009;

•	reviewed publicly available financial and other data for certain companies that FMV Opinions, Inc. deemed comparable to En Pointe; and

•	conducted other studies, analyses and inquiries as FMV Opinions, Inc. deemed appropriate.

In preparing its opinion, FMV Opinions, Inc. relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial and other information provided or otherwise made available to, discussed with or reviewed by it, or that was publicly available. With the special committee’s consent, FMV Opinions, Inc. assumed that all statements made by En Pointe’s management regarding expectations for future financial performance reflected the best currently available estimates and judgments of En Pointe’s management and that they provided a reasonable basis upon which FMV Opinions, Inc. could form its opinion.

FMV Opinions, Inc. assumed that there were no material changes in En Pointe’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to FMV Opinions, Inc. In addition, FMV Opinions, Inc. did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of En Pointe’s assets or liabilities (contingent or otherwise), nor was FMV Opinions, Inc. furnished with any such evaluations or appraisals. FMV Opinions, Inc.’s opinion was based on market, economic, monetary and other conditions as in effect on, and the information made available to FMV Opinions, Inc. as of March 11, 2009. Although subsequent developments may affect FMV Opinions, Inc.’s opinion, FMV Opinions, Inc. did not assume any obligation to update, revise or reaffirm its opinion.

FMV Opinions, Inc. further assumed, with the special committee’s consent, that, in all respects material to FMV Opinions, Inc.’s analysis, the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement, and that the merger will be consummated in accordance with the terms described in the merger agreement, without any further amendments and without waiver by En Pointe of any of the conditions to its obligations thereunder.

FMV Opinions, Inc. is not a legal, tax or accounting expert, and it assumed that the special committee and En Pointe have appropriately relied on advice of counsel, tax advisors and independent accountants as to all legal, tax and accounting matters with respect to En Pointe, the merger and the merger agreement. FMV Opinions, Inc. assumed that all governmental, regulatory or other consents and approvals (contractual or otherwise) necessary for the consummation of the merger will be obtained without any adverse effect on En Pointe that would be in any way meaningful to FMV Opinions, Inc.’s analysis and that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Exchange Act and all other applicable federal and state statutes, rules and regulations.

FMV Opinions, Inc. was not requested to, and did not, (i) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the merger, the assets, businesses or operations of En Pointe, or any alternatives to the merger, or (ii) negotiate the terms of the merger. As indicated below, after the delivery of FMV Opinions, Inc.’s opinion, the special committee engaged FMV Capital

Markets, Inc., an affiliate of FMV Opinions, Inc., to perform certain of the foregoing services with respect to an alternative transaction to the merger as permitted under the “go shop” provision in the merger agreement.

FMV Opinions, Inc.’s opinion was directed to the special committee and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the merger. Further, FMV Opinions, Inc.’s opinion addresses only the financial fairness of the merger consideration to the stockholders and does not address the relative merits of the merger and any alternatives to the merger, En Pointe’s underlying decision to proceed with or effect the merger, or any other aspect of the merger. No restrictions or limitations were imposed by the special committee upon FMV Opinions, Inc. with respect to the investigation made or the procedures followed in rendering its opinion. FMV Opinions, Inc.’s opinion was reviewed and approved by FMV Opinions, Inc.’s Fairness Opinion Committee.

In preparing its opinion to the special committee, FMV Opinions, Inc. performed a variety of analyses, including those described below. The summary of FMV Opinions, Inc.’s analyses is not a complete description of the analyses underlying FMV Opinions, Inc.’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. FMV Opinions, Inc. arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, FMV Opinions, Inc. believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying FMV Opinions, Inc.’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In performing its analyses, FMV Opinions, Inc. considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. FMV Opinions, Inc.’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on our business and on our industry generally, industry growth and the absence of any adverse material change in our financial condition and prospects or our industry or in the markets generally. No company, transaction or business used in FMV Opinions, Inc.’s analyses for comparative purposes is identical to us or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. FMV Opinions, Inc. believes that mathematical derivations (such as determining averages and medians) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. The estimates contained in FMV Opinions, Inc.’s analyses and the implied reference range values indicated by FMV Opinions, Inc.’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control. Much of the information used in, and accordingly the results of, FMV Opinions, Inc.’s analyses are inherently subject to substantial uncertainty.

FMV Opinions, Inc.’s opinion was provided to the special committee in connection with its consideration of the proposed merger and was only one of many factors considered by the special committee in evaluating the proposed merger. The views of the special committee and its recommendation to En Pointe’s board of directors with respect to the merger and the merger consideration were not based solely on either FMV Opinions, Inc.’s opinion or its analyses. The type and amount of merger consideration payable in the merger were determined through negotiation between the special committee and Mr. Din and the other continuing stockholders, and the decision to enter into the merger was solely that of the special committee and our board of directors.

The following is a summary of the material analyses reviewed by FMV Opinions, Inc. with the special committee in connection with FMV Opinions, Inc.’s opinion rendered to the special committee on March 11, 2009. The order of the analyses does not represent relative importance or weight given to those analyses by FMV

Opinions, Inc. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting each analysis could create a misleading or incomplete view of FMV Opinions, Inc.’s analyses.

Indicative Valuation Analysis of En Pointe

In arriving at its opinion, FMV Opinions, Inc., among other things, prepared an indicative valuation analysis of the common stock of En Pointe. En Pointe is complex from a valuation perspective in that it includes direct and indirect core operations and non-operating assets that should be viewed independent from its core operations. The direct and indirect core operations include:

1. core continuing business operations of En Pointe itself;

2. core continuing business operations via En Pointe’s majority interests in Ovex and Premier;

3. core continuing business operations via En Pointe’s minority interest in EPGS; and

4. the impact of outstanding call options on the common stock of En Pointe.

The non-operating assets that we considered separately include:

5. cash of $7.823 million;

6. common stock of ADSL;

7. $3.424 million due from EPGS, to which we refer as the “Note”;

8. $2.000 million due from ADSL, to which we refer as the “Receivable”; and

9. common stock of California Republic Bank, or CA Republic Bank, and BoomJ, Inc., or BoomJ.

FMV Opinions, Inc. performed valuation analyses on the direct and majority indirect core business operations of En Pointe (items 1 and 2 above) by performing valuation analyses of En Pointe’s direct core business operations, and its majority interests in Ovex and Premier as if En Pointe owned Ovex and Premier in their entirety. FMV Opinions, Inc. then subtracted the values of the minority interests in Ovex and Premier to arrive at values of En Pointe’s direct core business operations and its majority interests in Ovex and Premier. FMV Opinions, Inc. performed valuation analyses of En Pointe’s minority indirect core business operations (item 3 above) by performing valuation analyses of EPGS in its entirety, then multiplying the value indications by En Pointe’s 19.5% interest to arrive at the value of En Pointe’s minority interest in EPGS. FMV Opinions, Inc. also considered the valuation impact of outstanding call options on the common stock of En Pointe (item 4 above) by including the expected proceeds from exercising such options, and by using fully diluted shares in calculating value per share. The sum of the value indications for items 1 through 4 above provide an indication of the value of the core operations of En Pointe. FMV Opinions, Inc. then added En Pointe’s cash (item 5), the market value of the ADSL stock (item 6), and the values of the other non-operating assets (the Note, Receivable at face value, and California Republic Bank and BoomJ stock at market values (items 7, 8, and 9 above) to derive value indications for En Pointe in its entirety.

As the following table illustrates, FMV Opinions, Inc’s analyses indicated a range of values of En Pointe of $17.373 million to $30.769 million, or $2.17 per share to $3.72 per share, as of March 11, 2009. FMV Opinions, Inc. further noted that En Pointe’s book value was $16.807 million as of February 28, 2009. As the transaction consideration of $2.50 per share falls within the range of value indicated by FMV Opinions, Inc’s analyses, FMV

Opinions, Inc. determined that the consideration was fair, from a financial point of view, to En Pointe’s stockholders, other than Parent and its affiliates, as of the date of FMV Opinions, Inc.’s fairness opinion.

Valuation Summary

	Aggregate Value Indications			Per Share(3)
Valuation Methods	Low		High	Low		High
	(In millions)

Core Operations
Guideline Public Companies Method(1)	2,156	-	10,853	0.27	-	1.31
Industry Acquisitions Method(1)	4,106	-	15,443	0.51	-	1.87
Discounted Cash Flow Method(1)	6,036	-	9,673	0.76	-	1.17

Value Indications of the Core Operations(1)	2,156	-	15,443	0.27	-	1.87
Cash	7,823	-	7,823	0.98	-	0.94
Value of Allied Stock	1,520	-	1,628	0.19	-	0.20
Other Non-Operating Assets(2)	5,874	-	5,874	0.74	-	0.71

Total(4)	$17,373	-	$30,769	$2.17	-	$3.72
Transaction Consideration					$2.50

(1)	Value indications of the core operations include: (i) the Company’s existing operations; (ii) proceeds from exercise of options; (iii) 19.5% interest in EPGS; (iv) majority ownership interest in Ovex; (v) majority ownership interest in Premier; and excludes: (i) cash and marketable securities; (ii) value of ADSL stock; and (iii) non-operating assets.

(2)	Non-Operating Assets include: (i) amounts due from EPGS of $3.424 million; (ii) stock in California Republic Bank (OTC:CRPB) of $0.236 million; (iii) stock in BoomJ, Inc. (OTC:BOMJ) of $0.214 million; and (iv) $2.000 million due from ADSL.

(3)	Diluted common shares outstanding total 7,988 for the low indications and 8,279 for the high indications. Because higher value indications result in a larger number of fully diluted common shares, the “High” per-share value indication is lower than the “Low” per-share value indication in cases where the aggregate value indications are the same for both the “Low” and “High” indications.

(4)	Some totals may not add due to rounding.

In performing its analysis, FMV Opinions, Inc. assumed that the additional consideration owed to En Pointe as a result of the sale of EPGS (En Pointe’s services business) in 2008, namely $2.0 million in cash, approximately $3.424 million to fund EPGS’ working capital needs and 745,000 shares of stock in ADSL, would be received in full and without delay.

The analysis of FMV is further described as follows.

Guideline Public Companies Method.  FMV Opinions, Inc. compared certain financial data concerning En Pointe’s core operations with that of seven publicly traded companies engaged in the IT hardware and software distribution industry. The companies were selected based on their similarity (in terms of business description) to En Pointe. The companies were:

•	GTSI Corp.;

•	Insight Enterprises, Inc.;

•	PC Connection, Inc.;

•	PC Mall, Inc.;

•	Systemax, Inc.;

•	Softchoice Corp.; and

•	Pomeroy IT Solutions, Inc.

For each of these companies, FMV Opinions, Inc. calculated the following valuation multiples: (i) enterprise value as a multiple of latest twelve months, or LTM, earnings before interest, taxes, depreciation and amortization, or EBITDA; (ii) enterprise value as a multiple of consensus analyst forecasts for next fiscal year EBITDA; (iii) enterprise value as a multiple of LTM revenues; (iv) enterprise value as a multiple of consensus analyst forecasts of next fiscal year revenue; and (v) market value of equity as a multiple of net book value. Based on an analysis of these guideline companies relative to En Pointe’s core operations, FMV Opinions, Inc. selected ranges of multiples to apply to the En Pointe’s adjusted projected calendar year 2009 EBITDA, projected calendar year 2009 revenue and net book value as of February 28, 2009. Selected multiples were towards the lower end of the ranges indicated by the guideline companies based on factors such as En Pointe’s smaller size, lack of current profitability, and greater reliance on the more competitive and less profitable hardware segment relative to all of the guideline companies. The ranges and medians of the aforementioned multiples for the guideline public companies and FMV Opinions, Inc.’s selected ranges of multiples are shown in the following table:

Guideline Public Companies Method
Valuation Multiples

			LTM	NFY	LTM	NFY	Current
	EV	MV	EBITDA	EBITDA	Revenue	Revenue	Net BV
	(In millions)

GTSI Corp.	$70.592	$39.137	$15.927	NA	$821.165	NA	$90.114
Insight Enterprises, Inc.	367.979	36.952	167.351	118.505	4,957.729	4,338.887	304.207
PC Connection, Inc.	38.514	34.205	39.500	16.200	1,753.680	1,606.150	135.060
PC Mall, Inc.	70.049	35.608	30.211	17.570	1,327.974	1,195.373	56.762
Systemax, Inc.	320.437	319.416	108.898	NA	2,989.585	NA	234.063
Softchoice Corp.	63.056	8.963	39.837	39.254	1,244.295	1,259.800	(5.175)
Pomeroy IT Solutions, Inc.(1)	23.854	23.854	11.494	NA	607.630	NA	71.770
En Pointe Technologies, Inc.	(1.181)	(2.211)	NM	0.595	250.079	227.898	1.386

	EV/	EV/	EV/	EV/	MV/
	LTM	NFY	LTM	NFY	LTM
	EBITDA	EBITDA	Revenue	Revenue	Net BV

GTSI Corp.	4.4	NA	0.09	NA	0.4
Insight Enterprises, Inc.	2.2	3.1	0.07	0.08	0.1
PC Connection, Inc.	1.0	2.4	0.02	0.02	0.3
PC Mall, Inc.	2.3	4.0	0.05	0.06	0.6
Systemax, Inc.	2.9	NA	0.11	NA	1.4
Softchoice Corp.	1.6	1.6	0.05	0.05	NM
Pomeroy IT Solutions, Inc.(1)	2.1	NA	0.04	NA	0.3
En Pointe Technologies, Inc.	NM	NM	NM	NM	NM
Low	1.0	1.6	0.02	0.02	0.1
High	4.4	4.0	0.11	0.08	1.4
Median	2.2	2.7	0.06	0.05	0.4
Selected Range	NM	2.0–3.0	NM	0.02–0.04	0.2–0.6

(1) Normalized based on Pomeroy’s latest two quarterly performances.
MV = Market value of equity excluding cash.

EV = Enterprise value, calculated as market value of equity (excluding cash) plus interest-bearing debt.
LTM = Latest twelve months; NFY = Next fiscal year; Net BV = Net book value, excluding intangible assets and cash; NA = Not available; NM = Not meaningful

By applying the aforementioned selected multiples to En Pointe’s adjusted financial data, FMV Opinions, Inc. arrived at indications of enterprise value for En Pointe’s core operations. The indicative enterprise values were reduced by En Pointe’s interest-bearing debt, excluding amounts payable under certain “floor plan” financing agreements with IBM and GE Capital, to arrive at indications of equity value for En Pointe’s core operations of $0.280 million to $8.140 million. To this range of values, FMV Opinions, Inc. added proceeds from the exercise of stock options and its 19.5% interest in EPGS, and subtracted the value of third-party ownership interests in Ovex and Premier to arrive at the value of En Pointe’s continuing operations of $2.156 million to $10.854 million. FMV Opinions, Inc. subsequently added the value of cash, the ADSL stock, and En Pointe’s other assets to arrive at a value of $17.373 million to $26.179 million, or $2.17 to $3.16 per share. In performing its analysis, FMV Opinions, Inc. performed valuations of EPGS, Ovex, and Premier which are discussed on pages 37 through 45. Calculations for the Guideline Public Companies method are shown in the following table:

Guideline Public Companies Method

		Times:			Interest-
	Representative	Range of Capitalization			Bearing	Range of Value
Valuation Approach	Level	Muliples			Debt(2)	Indications
	(In Millions)

Market Value/Net BV(1)	$1.386	0.20	-	0.60	—	$0.277	-	$0.831
EV/EBITDA(3)	$1.632	2.00	-	3.00	$1.030	$2.234	-	$3.865
EV/Revenue(4)	$229.350	0.02	-	0.04	$1.030	$3.557	-	$8.144

Range of Value Indications (rounded)						$0.280	-	$8.140
Add: Proceeds from the exercise of stock options(5)						1.390		2.278
Add: 19.5% interest in EPGS(6)						1.323		1.615
Less: Minority Interest in Ovex(7)						0.402		0.558
Less: Minority Interest in Premier(8)						0.435		0.621

Range of Value Indications for Core Operations						$2.156		$10.854
Add: Cash(9)						7.823		7.823
Add: Stock in ADSL(10)						1.520		1.628
Add: Due from EPGS(11)						3.424		3.424
Add: Installment amount to be received from ADSL(12)						2.000		2.000
Add: Stock in CA Republic Bank and BoomJ(13)						0.450		0.450

Indicative Aggregate Equity Value						$17.373		$26.179
Divided By: Diluted Common Shares Outstanding						7.988		8.279

Indicative Per Share Value						$2.17		$3.16

(1)	Net book value of En Pointe’s core operations includes minority interests in Ovex and Premier, and excludes cash, restricted cash, amounts due from EPGS, book value of EPGS, book value of ADSL, book value of CA Republic Bank, book value of BoomJ, and intangible assets.
(2)	Excludes inventory financing.
(3)	EBITDA based on calendar year 2009 Management projections (excludes public company costs).
(4)	Revenue based on calendar year 2009 Management projections.
(5)	Proceeds calculated on options likely to be exercised given the low and high valuation indications.

(6)	FMV Opinions, Inc. valued En Pointe’s 19.5% interest in EPGS separately as discussed in a subsequent section.
(7)	FMV Opinions, Inc. valued the minority interest in Ovex separately as discussed in a subsequent section.
(8)	FMV Opinions, Inc. valued the minority interest in Premier separately as discussed in a subsequent section.
(9)	Includes cash and restricted cash.
(10)	Based on 3/9/2009 trading prices, discounted 25% to 30% for large block and restricted stock.
(11)	Working capital loans to be received from EPGS.
(12)	Additional consideration to be received from the sale of EPGS.
(13)	Based on 3/9/2009 trading prices, discounted 30% for reduced marketability.

Industry Acquisitions Method.  As part of its analyses, FMV Opinions, Inc. searched for transactions that met the following criteria: (i) acquired company is in similar lines of business to En Pointe; (ii) acquired company has operations located in the United States or Canada; and (iii) the transaction closed between September 2003, which is five years prior to the date of FMV Opinions, Inc.’s initial analysis on September 2008, and the date of FMV Opinions, Inc.’s fairness opinion. The transactions that FMV Opinions, Inc. reviewed included:

•	the pending acquisition of Pomeroy IT Solutions, Inc. by David Pomeroy;

•	the acquisition of Zones, Inc. by an investor group led by Firoz Lalji, dated December 30, 2008;

•	the acquisition of Electronic Data Systems Corporation by Hewlett-Packard Co., dated August 26, 2008;

•	the acquisition of Calence, LLC by Insight Enterprises, Inc., dated April 1, 2008;

•	the acquisition of Optimus Solutions, LLC by Softchoice Corp., dated January 3, 2008;

•	the acquisition of Software Plus, Ltd. by Softchoice Corp., dated December 11, 2007;

•	the acquisition of ASAP Software Express, Inc. by Dell, Inc. by Dell, Inc., dated November 9, 2007;

•	the acquisition of CDW Corporation by VH Holdings, Inc., dated October 12, 2007;

•	the acquisition of CompuCom Systems, Inc. by Court Square Capital Partners, dated October 3, 2007;

•	the acquisition of SARCOM, Inc. by PC Mall, Inc., dated September 17, 2007;

•	the acquisition of PC Wholesale by Synnex Corporation, dated February 28, 2007;

•	the acquisition of Access Distribution GE by Avnet, Inc., dated December 31, 2006; and

•	the acquisition of CompuCom Systems, Inc. by Platinum Equity, dated October 1, 2004.

For transactions in which financial data was available, FMV Opinions, Inc. calculated the following valuation multiples: (i) enterprise value as a multiple of LTM EBITDA; and (ii) enterprise value as a multiple of LTM revenue. Based on an analysis of these transactions, FMV Opinions, Inc. selected multiples to apply to En Pointe’s adjusted projected 2009 EBITDA and projected 2009 revenue. In selecting multiples, FMV Opinions, Inc. considered the size, profitability, and business of En Pointe relative to all of the acquired companies reviewed. Given recent changes in market conditions and relative comparability in terms of business model, FMV Opinions, Inc. focused particular attention on the more recent Pomeroy IT Solutions, Inc. and Zones, Inc. transactions, selecting multiples below the range of these two transactions due to factors such as En Pointe’s smaller size, lack of current profitability, and greater reliance on the more competitive and less profitable hardware segment. The ranges and medians of the aforementioned multiples and FMV Opinions, Inc.’s selected ranges of multiples are shown in the following table:

Industry Acquisitions Method
Valuation Multiples

		LTM	LTM	EV/LTM	EV/LTM
	EV	EBITDA	Revenue	EBITDA	Revenue
	(In millions)

Pomeroy IT Solutions, Inc.	$35.624	$11.494	$607.630	3.1	0.06
Zones, Inc.	84.733	20.869	698.917	4.1	0.12
Electronic Data Systems Corporation	12,745.346	2,992.500	22,449.000	4.3	0.57
Calence, LLC(1)	160.000	NA	NA	7.7	0.40
Optimus Solutions, LLC	39.543	NA	140.000	NA	0.28
Software Plus Ltd.	44.977	NA	198.000	NA	0.23
ASAP Software Express, Inc.	351.000	38.000	992.000	9.2	0.35
CDW Corporation	6,713.874	535.780	7,455.342	12.5	0.90
CompuCom Systems, Inc.(1)	628.000	NA	NA	7.0	0.40
SARCOM, Inc.	54.181	8.308	264.809	6.5	0.20
PC Wholesale	30.000	NA	224.000	NA	0.13
Access Distribution GE(1)	427.693	NA	NA	6.0	0.20
CompuCom Systems, Inc.	131.133	33.015	1,389.061	4.0	0.09
Low				3.1	0.06
High				12.5	0.90
Median(2)				6.0	0.22
Selected Range				2.0 – 3.0	0.03 – 0.06

(1)	EBITDA and revenue multiples referenced from the Zones, Inc. proxy, filed on September 4, 2008.
(2)	Excludes the multiple of CDW Corporation, as it was considered to be an outlier.
EV = Enterprise value, calculated as market value of equity (excluding cash) plus interest-bearing debt.
LTM = Latest twelve months; NA = Not available

By applying the aforementioned selected multiples to En Pointe’s adjusted financial data, FMV Opinions, Inc. arrived at indications of enterprise value for En Pointe’s core operations. The indicative enterprise values were reduced by En Pointe’s interest-bearing debt, excluding amounts payable under certain “floor plan” financing agreements with IBM and GE Capital, to arrive at indications of equity value for En Pointe’s core operations of $2.230 million to $12.730 million. To this range of value, FMV Opinions, Inc. added proceeds from the exercise of stock options and En Pointe’s 19.5% interest in EPGS, and subtracted the value of third-party ownership interests in Ovex and Premier to arrive at the value of En Pointe’s continuing operations of $4.106 million to $15.444 million. FMV Opinions, Inc. subsequently added the value of cash, the ADSL stock, and En Pointe’s other non-operating assets to arrive at a value range of $19.323 million to $30.769 million, or $2.42 to $3.72 per share. In performing its analysis and quantifying the values of minority interests in EPGS, Ovex and Premier, FMV Opinions, Inc.

performed valuations of EPGS, Ovex, and Premier which are discussed on pages 37 through 45. Calculations for the Industry Acquisitions method are shown in the following table:

Industry Acquisitions Method

		Times:			Less:
	Representative	Range of			Interest-
	Earnings	Capitalization			Bearing	Range of Value
Valuation Approach	Level	Multiples			Debt(3)	Indications
	(In millions)

EV/EBITDA(1)	$1.632	2.0	-	3.0	$1.030	$2.234	-	$3.865
EV/Revenue(2)	$229.350	0.03	-	0.06	$1.030	$5.851	-	$12.731

Range of Value Indications (rounded)						$2.230		$12.730

Add: Proceeds from the exercise of stock options(4)						1.390		2.278
Add: 19.5% interest in EPGS(5)						1.323		1.615
Less: Minority Interest in Ovex(6)						0.402		0.558
Less: Minority Interest in Premier(7)						0.435		0.621

Range of Value Indications for Core Operations						$4.106		$15.444

Add: Cash(8)						7.823		7.823
Add: Stock in ADSL(9)						1.520		1.628
Add: Due from EPGS(10)						3.424		3.424
Add: Installment amount to be received from ADSL(11)						2.000		2.000
Add: Stock in CA Republic Bank and BoomJ(12)						0.450		0.450

Indicative Aggregate Equity Value						$19.323		$30.769

Divided By: Diluted Common Shares Outstanding						7.988		8.279

Indicative Per Share Value						$2.42		$3.72

(1)	EBITDA based on calendar year 2009 Management projections (excludes public company costs).
(2)	Revenue based on calendar year 2009 Management projections.
(3)	Excludes inventory financing.
(4)	Proceeds calculated on options likely to be exercised given the low and high valuation indications.
(5)	FMV Opinions, Inc. valued En Pointe’s 19.5% interest in EPGS separately as discussed in a subsequent section.
(6)	FMV Opinions, Inc. valued the minority interest in Ovex separately as discussed in a subsequent section.
(7)	FMV Opinions, Inc. valued the minority interest in Premier separately as discussed in a subsequent section.
(8)	Includes cash and restricted cash.
(9)	Based on 3/9/2009 trading prices, discounted 25% to 30% for large block and restricted stock.
(10)	Working capital loans to be received from EPGS.
(11)	Additional consideration to be received from the sale of EPGS.
(12)	Based on 3/9/2009 trading prices, discounted 30% for reduced marketability.

Discounted Cash Flow Method.  Using the discounted cash flow method, FMV Opinions, Inc. calculated a range of indicative values for En Pointe based on financial projections provided by En Pointe for fiscal 2009 through 2011, as such projections are disclosed beginning on page 64. These indicative values were calculated using a weighted average cost of capital, or WACC, ranging from 14.0% to 16.0% and exit EBITDA multiples ranging from

2.5x to 3.5x. These ranges of WACC and exit EBITDA multiples reflected the business risks faced by En Pointe and the risks associated with achieving the projections.

The range of WACC is calculated from market data of the guideline public companies. A summary of our WACC analyses is shown below:

Weighted Average Cost of Capital (WACC) Analysis

			Decile	Adjusted
	Levered	Unlevered	Based	Unlevered	Cost of	Cost of	Cost of
	Beta	Beta	Beta	Beta	Equity	Debt	Preferred	WACC

Median	1.46	1.22	1.42	1.21	17.7%	5.8%	0.0%	15.8%
Mean	1.58	1.12	1.47	1.07	19.3%	6.2%	0.0%	14.5%
Assumptions:
20-Year Treasury Bond Yield	3.9%	Company Specific Decile Beta			1.42	Preferred to EV		0.0%
Equity Risk Premium	7.1%	Selected Adjusted Unlevered Beta			1.21	Debt to EV		44.6%
Size Risk Premium	5.8%	Levered Beta			1.79	Equity to EV		55.4%
Company Specific Risk Premium	1.0%					Cost of Debt		6.2%
Tax Rate	40.0%					Cost of Preferred		0.0%
						Cost of Equity		23.5%
Range of Weighted Average Cost of Capital(1)			14.0% - 16.0%

(1) WACC = (Cost of Debt × (1-Tax Rate) ×Debt to Enterprise Value) + (Cost of Equity × Equity to Enterprise Value) + (Cost of Preferred × Preferred to Enterprise Value)
Cost of Equity = Risk Free Rate + (Levered Beta × Equity Risk Premium) + Size Risk Premium.+ Company Specific Risk Premium
EV = Enterprise value, calculated as market value of equity (excluding cash) plus interest-bearing debt

Based on the aforementioned projection and ranges of WACC and exit EBITDA multiples, the discounted cash flow method resulted in indications of enterprise value ranging from $4.160 to $6.960 million, as follows:

Discounted Cash Flow Method

			(In millions)
		7 Months	FYE		FYE
		2009	9/30/10		9/30/11

Free Cash Flow		(3.724)	1.943		1.613
Years to Receipt of Cash Flow (Mid-Year Convention)		0.29	1.08		2.08
Present Value (WACC) Factor @	15.0%	0.9601	0.8593		0.7472

Present Value of Annual Cash Flow		(3.575)	1.670		1.205
Sum of PV of Cash Flows	$(0.700)	Terminal EBITDA			$3.474

Present Value of Terminal Value	$7.261	Exit EBITDA Multiple			3.00
Total Present Value	$6.562	Terminal Value			10.421
		PV Factor			0.6968
EV Value Indication for Operations	$6.562	PV of Terminal Value			$7.261
Less: Interest-Bearing Debt (Excludes Inventory Financing)	$1.030

Equity Value Indication for Operations	$5.532
Range of Value Indications:			$4.160	-	$6.960

The indicative value range is calculated using WACC ranging from 14.0% to 16.0% and exit EBITDA multiples ranging from 2.5x to 3.5x, as shown below:

Discounted Cash Flow Method
Sensitivity Analysis

EBITDA Multiple	Weighted Average Cost of Capital

	14.0%	15.0%	16.0%
2.5x	$4.489	$4.322	$4.160
3.0x	$5.727	$5.532	$5.343
3.5x	$6.964	$6.742	$6.526

To this range of value, FMV Opinions, Inc. added proceeds from the exercise of stock options and En Pointe’s 19.5% interest in EPGS, and subtracted the value of third-party ownership interests in Ovex and Premier to arrive at the value of En Pointe’s continuing operations of $6.036 million to $9.674 million. FMV Opinions, Inc. subsequently added the value of cash, the ADSL stock, and En Pointe’s other non-operating assets to arrive at a value range of $21.253 million to $24.999 million, or $2.66 to $3.02 per share. In performing its analysis and quantifying the values of minority interests in EPGS, Ovex and Premier, FMV Opinions, Inc. performed valuations of EPGS,

Ovex, and Premier which are discussed on pages 37 through 45. Calculations for the Discounted Cash Flow method are shown in the following table:

Discounted Cash Flow Method

	(In millions)

Range of Value Indications:	$4.160	$6.960
Add: Proceeds from the exercise of stock options(1)	1.390	2.278
Add: 19.5% interest in EPGS(2)	1.323	1.615
Less: Minority Interest in Ovex(3)	0.402	0.558
Less: Minority Interest in Premier(4)	0.435	0.621

Range of Value Indications for Core Operations (rounded)	$6.036	$9.674
Add: Cash(5)	7.823	7.823
Add: Stock in ADSL(6)	1.520	1.628
Add: Due from EPGS(7)	3.424	3.424
Add: Installment amount to be received from ADSL(8)	2.000	2.000
Add: Stock in CA Republic Bank and BoomJ(9)	0.450	0.450

Indicative Aggregate Equity Value	$21.253	$24.999
Divided By: Diluted Common Shares Outstanding	7.988	8.279

Indicative Per Share Value	$2.66	$3.02

(1)	Proceeds calculated on options likely to be exercised given the low and high valuation indications.
(2)	FMV Opinions, Inc. valued En Pointe’s 19.5% interest in EPGS separately as discussed in a subsequent section.
(3)	FMV Opinions, Inc. valued the minority interest in Ovex separately as discussed in a subsequent section.
(4)	FMV Opinions, Inc. valued the minority interest in Premier separately as discussed in a subsequent section.
(5)	Includes cash and restricted cash.
(6)	Based on 3/9/2009 trading prices, discounted 25% to 30% for large block and restricted stock.
(7)	Working capital loans to be received from EPGS.
(8)	Additional consideration to be received from the sale of EPGS.
(9)	Based on 3/9/2009 trading prices, discounted 30% for reduced marketability.

Indicative Valuation Analysis Of En Pointe’s 19.5 Percent Interest In EPGS

In the forgoing value of the Company’s core operations, we included the value of En Pointe’s minority interest in EPGS. This section describes FMV Opinions, Inc.’s valuation of the 19.5% interest in EPGS.

Guideline Public Companies Method.  FMV Opinions, Inc. compared certain financial data concerning EPGS with that of ten publicly traded companies engaged in the IT services industry. The companies were:

•	Perot Systems Corporation;

•	TechTeam Global, Inc.;

•	Virtusa Corporation;

•	Affiliated Computer Services, Inc.;

•	Computer Sciences Corporation;

•	Zanett, Inc.;

•	CGI Group, Inc.;

•	Patni Computer Systems Limited;

•	Congnizant Technology Solutions Corporation; and

•	iGATE Corporation.

For each of these companies, FMV Opinions, Inc. calculated their enterprise value as a multiple of LTM EBITDA and consensus analyst forecasts of next fiscal year EBITDA. Based on an analysis of these guideline companies relative to EPGS, FMV Opinions, Inc. selected ranges of multiples to apply to EPGS’ EBITDA levels of $1.690 million to $2.660 million, calculated by annualizing EBITDA from the three months ended December 31, 2008 and the nine months ended June 30, 2008, respectively. Multiples selected by FMV Opinions, Inc. considered factors such as the small size and business risk of EPGS relative to each of the comparable companies. The ranges and medians of the aforementioned multiples for the guideline public companies and FMV Opinions, Inc.’s selected ranges of multiples are shown in the following table:

Guideline Public Companies Method (EPGS)
Valuation Multiples

		LTM	NFY	EV/LTM	EV/NFY
	EV	EBITDA	EBITDA	EBITDA	EBITDA
	(In millions)

Perot Systems Corporation	$1,270.665	$290.000	NA	4.4	NA
TechTeam Global, Inc.	62.571	23.660	NA	2.6	NA
Virtusa Corporation	98.058	23.459	13.299	4.2	7.4
Affiliated Computer Services, Inc.	6,215.644	1,024.432	1,112.042	6.1	5.6
Computer Sciences Corporation	7,684.428	2,268.200	2,479.339	3.4	3.1
Zanett, Inc.	13.416	1.879	NA	7.1	NA
CGI Group Inc.	2,463.751	529.945	650.066	4.6	3.8
Patni Computer Systems Limited	95.397	147.545	NA	NM	NA
Cognizant Technology Solutions Corp.	4,840.458	642.023	629.290	7.5	7.7
iGATE Corporation	90.485	39.728	39.645	2.3	2.3
Low				2.3	2.3
High				7.5	7.7
Median				4.4	4.7
Selected Range				3.0 – 4.0

EV = Enterprise value, calculated as market value of equity (excluding cash) plus interest-bearing debt.
LTM = Latest twelve months; NFY = Next fiscal year; NA = Not available; NM = Not meaningful

By applying the aforementioned selected multiples to EPGS’ financial data, FMV Opinions, Inc. arrived at indications of enterprise value for EPGS of $6.525 million to $8.700 million. By subtracting the amount due to En

Pointe from EPGS, FMV Opinions, Inc. arrived at indications of aggregate equity value for EPGS of $3.101 million to $5.276 million. These calculations are shown below:

Guideline Public Companies Method

					Less:
	Representative	Times:			Interest
	Earnings	Range of Capitalization			Bearing	Range of Controlling Interest
Valuation Approach	Level	Muliples			Debt	Value Indications
	(In millions)

EV/EBITDA (Low)	$1.690	3.0	-	4.0	$0	$5.070	-	$6.760
EV/EBITDA (High)	$2.660	3.0	-	4.0	$0	$7.980	-	$10.640

Range of Value Indications (rounded)						$6.525		$8.700
Less: Due to ENPT						3.424		3.424

Range of Indicative Values						$3.101		$5.276

Industry Acquisitions Method.  As part of its analyses, FMV Opinions, Inc. searched for transactions that met the following criteria: (i) acquired company is in similar lines of business to EPGS; (ii) acquired company has operations located in the United States or Canada; and (iii) the transaction closed between September 2005, which is three years prior to the date of FMV Opinions, Inc.’s initial analysis on September 2008, and the date of FMV Opinions, Inc.’s fairness opinion. The transactions that FMV Opinions, Inc. reviewed included:

•	the acquisition of Technisource, Inc. by Spherion Corporation, dated December 3, 2007;

•	the acquisition of Viecore, Inc. by Nuance Communications, Inc., dated November 26, 2007;

•	the acquisition of Covansys Corporation by Computer Sciences Corp., dated July 2, 2007;

•	the acquisition of Logtec, Inc. by SI International, Inc., dated June 8, 2007;

•	the acquisition of Atlantic Systems Engineering, Inc. by Xedar Corporation, dated March 22, 2007;

•	the acquisition of Kanbay International, Inc. by Cap Gemini S.A., dated February 9, 2007;;

•	the acquisition of Sierra Systems Group, Inc. by Golden Gate Capital, dated January 5, 2007; and

•	the acquisition of Digica, Ltd. by Computacenter PLC, dated January 4, 2007.

For transactions in which financial data was available, FMV Opinions, Inc. calculated enterprise value as a multiple of LTM EBITDA. Based on an analysis of these transactions, FMV Opinions, Inc. selected multiples to apply to EPGS’ ranges of EBITDA. In selecting multiples, FMV Opinions, Inc. considered the small size of EPGS relative to each acquired company as well as current economic conditions relative to the dates of the transactions reviewed. The ranges and medians of the aforementioned multiples and FMV Opinions, Inc.’s selected range of multiples are shown in the following table:

Industry Acquisitions Method (EPGS)
Valuation Multiples

		LTM	EV/LTM
	EV	EBITDA	EBITDA
	(In millions)

Technisource, Inc.	$227.536	$13.850	16.4
Viecore, Inc.	100.429	10.382	9.7
Covansys Corporation	1,316.000	71.966	18.3
Logtec, Inc.	59.028	6.500	9.1
Atlantic Systems Engineering, Inc.	13.359	0.152	NM
Kanbay International, Inc.	1,334.806	71.303	18.7
Sierra Systems Group, Inc.	54.689	11.158	4.9
Digica, Ltd.	55.055	3.676	15.0
Low			4.9
High			18.7
Median			15.0
Selected Range			4.5 – 5.5

EV = Enterprise value, calculated as market value of equity (excluding cash) plus interest-bearing debt.
LTM = Latest twelve months; NM = Not meaningful

By applying the aforementioned selected multiples to EPGS’ financial data, FMV Opinions, Inc. arrived at indications of enterprise value for EPGS of $9.790 million to $11.970 million. By subtracting the amount due to En Pointe from EPGS, FMV Opinions, Inc. arrived at indications of aggregate equity value for EPGS of $6.366 million to $8.546 million. These calculations are shown below:

Industry Acquisitions Method

			Less:
	Representative	Times: Range of	Interest	Range of
	Earnings	Capitalization	Bearing	Operating Controlling
Valuation Approach	Level	Multiples	Debt	Valuation Indications
	(In millions)

TIC/EBITDA (Low)	$1.690	4.5-5.5	$0	$7.610	-	$9.300
TIC/EBITDA (High)	$2.660	4.5-5.5	$0	$11.970	-	$14.630

Range of Value Indications (rounded)				$9.790		$11.970
Less: Due to ENPT				3.424		3.424

Range of Indicative Values				$6.366		$8.546

Prior Transactions Method.  As part of its analyses, FMV Opinions, Inc. considered the implied value of a 100% ownership interest in EPGS based on the consideration (cash plus stock in ADSL) paid or payable by ADSL for EPGS (En Pointe’s services business) on July 9, 2008. After combining the cash consideration of $10 million with the range of value for the ADSL stock of $1.520 million to $1.628 million (based on ADSL’s publicly reported share price on the Bombay Stock Exchange as of March 9, 2009, net of a combined discount for blockage and reduced marketability of 25% to 30%), the total value of the transaction consideration ranged from $14.310 million to $14.445 million. By subtracting the amount due from EPGS to En Pointe, FMV Opinions, Inc. arrived at indications of aggregate equity value for EPGS of $10.886 million to $11.021 million. These calculations are shown below:

Prior Transaction Method

	(In millions)

Consideration
Cash	$10.000	$10.000
Estimated Value of Stock in Allied Digital Services(1)	$1.520	$1.628
Total Consideration — 80.5% Interest	$11.520	$11.628
Implied 100% Interest Value	$14.310	$14.445
Less: Due to ENPT	3.424	3.424
Range of Indicative Values	$10.886	$11.021

(1)	745,000 shares x 150 Rupees Per Share (March 9, 2009) x .01948 US dollars per Rupee. Includes discount for lack of marketability of 25% to 30% for lock-up period and large block.

EPGS Interest Indicative Valuation Analysis Summary.  By multiplying En Pointe’s 19.5% interest in EPGS by the average of the low and high indications of EPGS’ equity value based on the aforementioned valuation methods, FMV Opinions, Inc. arrived at a range of indicative values of $1.323 million to $1.615 million for the 19.5% interest in EPGS owned by En Pointe.

Valuation Summary (EPGS)

	Low	High
	(In millions)

Guideline Public Companies Method	$3.101	$5.276
Industry Acquisitions Method	6.366	8.546
Prior Transactions Method	10.886	11.021

Range of Indicative Values	$6.784	$8.281
19.5% Minority Interest in EPGS	$1.323	$1.615

Indicative Valuation Analysis of Third-Party Ownership Interests in Ovex and Premier

Guideline Public Companies Method.  FMV Opinions, Inc. compared certain financial data concerning Ovex and Premier’s operations with that of five publicly traded companies engaged in the business process outsourcing, or BPO, industry. The companies were:

•	TeleTech Holdings, Inc.;

•	Skype Enterprises, Inc.;

•	Genpact Limited;

•	WNS (Holdings) Limited; and

•	ICT Group, Inc.

For each of these companies, FMV Opinions, Inc. calculated their enterprise value as a multiple of LTM EBITDA and consensus analyst forecasts of next fiscal year EBITDA. Based on an analysis of these guideline companies relative to Ovex and Premier, FMV Opinions, Inc. selected ranges of multiples to apply to EBITDA for Ovex and Premier, calculated by averaging (i) fiscal year ended September 30, 2008 EBITDA and (ii) annualized EBITDA for the four months ended January 31, 2009 for each company. Multiples selected by FMV Opinions, Inc.

considered factors such as the small size and business risks of Ovex and Premier relative to each of the guideline companies. The ranges and medians of the aforementioned multiples for the guideline public companies and FMV Opinions, Inc.’s selected ranges of multiples are shown in the following table:

Guideline Public Companies Method (Ovex and Premier)
Valuation Multiples

		LTM	NFY	EV / LTM	EV / NFY
	EV	EBITDA	EBITDA	EBITDA	EBITDA
	(In millions)

TeleTech Holdings, Inc.	$616.320	$184.554	$152.753	3.3	4.0
Sykes Enterprises, Inc.	383.516	111.963	93.955	3.4	4.1
Genpact Limited	1,599.593	249.108	234.937	6.4	6.8
WNS (Holdings) Limited (ADR)	344.749	68.412	90.304	5.0	3.8
ICT Group, Inc.	45.449	24.700	28.463	NM	NM
Low				3.3	3.8
High				6.4	6.8
Median				4.2	4.1
Selected Range (Ovex)				3.0 – 4.0
Selected Range (Premier)				2.5 – 3.5

EV = Enterprise value, calculated as market value of equity (excluding cash) plus interest-bearing debt.
LTM = Latest twelve months; NFY = Next fiscal year; NM = Not meaningful

By applying the aforementioned selected multiples to Ovex and Premier’s financial data and subtracting interest-bearing debt, FMV Opinions, Inc. arrived at indications of equity value for Ovex and Premier of $1.210 million to $1.730 million and $0.890 million to $1.260 million, respectively. Our calculations are shown below:

Guideline Public Companies Method (Ovex)

	Representative	Times: Range of	Less: Interest-
	Earnings	Capitalization	Bearing
Valuation Approach	Level	Multiples	Debt	Range of Value Indications
	(In millions)

EV/EBITDA	$0.520	3.0 – 4.0	$0.348	$1.212	-	$1.732
Range of Value Indications (rounded)				$1.210	-	$1.730

Guideline Public Companies Method (Premier)

	Representative	Times: Range of	Less: Interest-
	Earnings	Capitalization	Bearing
Valuation Approach	Level	Multiples	Debt	Range of Value Indications
	(In millions)

EV/EBITDA	$0.370	2.5 – 3.5	$0.032	$0.893	-	$1.263
Range of Value Indications (rounded)				$0.890	-	$1.260

Industry Acquisitions Method.  As part of its analyses, FMV Opinions, Inc. searched for transactions that met the following criteria: (i) acquired company is in similar lines of business to Ovex and Premier; and (ii) the transaction closed between September 2005, which is three years prior to the date of FMV Opinions, Inc.’s initial analysis on September 2008, and the date of FMV Opinions, Inc.’s fairness opinion. The transactions that FMV Opinions, Inc. reviewed were:

•	the acquisition of eTelecare Global Solutions, Inc. by Ayala Corporation and Providence Equity Partners; dated December 11, 2008;

•	the acquisition of PeopleSupport, Inc. by Essar Services, Mauritius, dated October 30, 2008;

•	the acquisition of Netstore Plc by 2e2 Group Plc, dated October 3, 2008;

•	the acquisition of Singapore Computer Systems, Ltd. by NCS Pte. Ltd., dated August 25, 2008;

•	the acquisition of Xansa Plc by Groupe Steria SCA, dated October 17, 2007;

•	the acquisition of Blue Hill Data Services, Inc. by BPO Management Services, Inc., dated October 10, 2007;

•	the acquisition of Infocrossing, Inc. by Wipro Technologies Ltd., dated September 17, 2007;

•	the acquisition of TALX Corporation by Equifax, Inc., dated May 15, 2007; and

•	the acquisition of MphasiS BFL Ltd. by Electronic Data Systems Corporation, dated June 5, 2006.

For the transactions in which financial data was available, FMV Opinions, Inc. calculated enterprise value as a multiple of LTM EBITDA. Based on an analysis of these transactions, FMV Opinions, Inc. selected ranges of multiples to apply to EBITDA for Ovex and Premier. In selecting multiples, FMV Opinions, Inc. considered the small size of Ovex and Premier relative to each acquired company as well as current economic conditions relative to the dates of the transactions reviewed. The ranges and medians of the aforementioned multiples and FMV Opinions, Inc.’s selected ranges of multiples are shown in the following table:

Industry Acquisitions Method (Ovex and Premier)
Valuation Multiples

		LTM	EV/LTM
	EV	EBITDA	EBITDA
	(In millions)

eTelecare Global Solutions, Inc. (ADR)	$224.814	$34.394	6.5
PeopleSupport, Inc.	250.991	39.576	6.3
Netstore Plc	100.964	7.017	14.4
Singapore Computer Systems, Ltd.	164.715	27.619	6.0
Xansa Plc	959.266	75.676	12.7
Blue Hill Data Services, Inc.	10.531	0.943	11.2
Infocrossing, Inc.	553.391	47.478	11.7
TALX Corporation	1,363.994	87.248	15.6
MphasiS BFL Ltd.	698.577	47.001	14.9
Low			6.0
High			15.6
Median			11.7
Selected Range (Ovex)			3.5–4.5
Selected Range (Premier)			2.5–3.5

EV = Enterprise value, calculated as market value of equity (excluding cash) plus interest-bearing debt.
LTM = Latest twelve months

By applying the aforementioned selected multiples to Ovex and Premier’s financial data and subtracting interest-bearing debt, FMV Opinions, Inc. arrived at indications of equity value for Ovex and Premier of

$1.470 million to $1.990 million and $0.890 million to $1.260 million, respectively. Our calculations are shown below:

Industry Acquisitions Method (Ovex)

	Representative	Times: Range of			Less: Interest-
	Earnings	Capitalization			Bearing
Valuation Approach	Level	Multiples			Debt	Range of Value Indications
	(In millions)

EV/EBITDA	$0.520	3.5	-	4.5	$0.348	$1.472	-	$1.992
Range of Value Indications (rounded)						$1.470	-	$1.990

Industry Acquisitions Method (Premier)

	Representative	Times: Range of			Less: Interest-
	Earnings	Capitalization			Bearing
Valuation Approach	Level	Multiples			Debt	Range of Value Indications
	(In millions)

EV/EBITDA	$0.370	2.5	-	3.5	$0.032	$0.893	-	$1.263
Range of Value Indications (rounded)						$0.890	-	$1.260

Ovex and Premier Indicative Valuation Analysis Summary.  By multiplying the 30% minority interest in Ovex by the average of the low and high equity value indications for Ovex, FMV Opinions, Inc. arrived at an indicated valuation range of $0.402 million to $0.558 million for the 30% interest in Ovex owned by third parties. To arrive at value indications for the third-party ownership interests in Premier, FMV Opinions, Inc. averaged the low and high equity value indications for Premier. It should be noted that Premier has preferred and common stock outstanding. The total number of preferred shares outstanding in Premier is 12,347, of which 6,313 preferred shares are owned by En Pointe and 6,034 shares, or 48.9%, are owned by outside shareholders. En Pointe also owns 30% of the common stock in Premier, and outside shareholders own the remaining 70% of the common stock. Accordingly, FMV Opinions, Inc. allocated the liquidation preferences for the preferred stock in Premier to Premier’s preferred stockholders, and if there was additional equity value remaining after allocation of the liquidation preference, FMV Opinions, Inc. multiplied the remaining equity value by 70%, which is the percentage of Premier’s common shares owned by third parties. Based on these calculations, FMV Opinions, Inc. arrived at an indicated value range of $0.435 million to $0.621 million for the third-party ownership interests in Premier. FMV Opinions, Inc.’s aforementioned calculations are shown below:

Valuation Summary — Ovex

	Low	High
	(In millions)

Guideline Public Companies Method	$1.210	$1.730
Industry Acquisitions Method	1.470	1.990
Range of Value Indications	$1.340	$1.860
30% Interest in Ovex	$0.402	$0.558

Valuation Summary — Premier

	Low	High
	(In millions)

Guideline Public Companies Method	$0.890	$1.260
Industry Acquisitions Method	0.890	1.260
Range of Value Indications	$0.890	$1.260
Less: Indicated value of Stock Owned by Outside Shareholders(1)	0.435	0.621
Stock Owned by En Pointe	$0.455	$0.639

(1)	The total number of preferred shares outstanding in Premier is 12,347, of which 6,313 preferred shares are owned by En Pointe and 6,034 shares, or 48.9%, are owned by outside shareholders. In addition to the preferred shares, En Pointe owns 30% of the common stock, and outside shareholders own the remaining 70% of the common stock. The preferred stock liquidation preference totals $1,234,700, which exceeds the low value indication of $890,000. For the high value indication, FMV Opinions, Inc. allocated value to the preferred stockholders up to the liquidation preference and allocated the remaining value to common stockholders in proportion to their ownership in common shares ($1,260,000 — $1,234,700 = $25,300 × 70% owned by outside stockholder = $17,710 + 48.9% of $1,234,700 liquidation preference = $603,400. Total $17,710 + $603,400 = $621,110).

En Pointe Valuation Summary

Valuation Summary

	Aggregate Equity Value		Per-Share Equity Value
Valuation Method	Low	High	Low	High
	(In millions)

Guideline Public Companies	$17.373	$26.179	$2.17	$3.16
Industry Acquisitions	19.323	30.769	2.42	3.72
Discounted Cash Flow	21.253	24.999	2.66	3.02
Range of Equity Indications	$17.373	$30.769	$2.17	$3.72
Transaction Consideration			$2.50

Based on the aforementioned approaches, FMV Opinions, Inc. arrived at aggregate equity and per-share value indications for En Pointe of $17.373 million to $30.769 million and $2.17 to $3.72 per share, respectively. As the transaction consideration of $2.50 per share falls within the range of value determined by FMV Opinions, Inc., FMV Opinions, Inc. determined that the consideration was fair, from a financial point of view, to En Pointe’s stockholders, other than Parent and its affiliates, as of the date of FMV Opinions, Inc.’s fairness opinion. In arriving at a range of values, FMV Opinions, Inc. considered the value ranges as reflected in each of the aforementioned approaches, noting that no one indication could be exclusively relied upon in determining value. FMV Opinion, Inc. further noted that the range of value of $2.66 per share to $3.02 per share arrived at using the Discounted Cash Flow analysis was based on projections that according to management and the special committee were highly optimistic.

Analysis of Acquisition Premium

The $2.50 per share cash merger consideration represents a premium of approximately 213% over En Pointe’s closing share price of $0.80 on March 11, 2009, the last trading day prior to the public announcement of the merger. FMV Opinions, Inc. calculated implied premiums to historical stock trading prices, which are shown below:

Implied Premiums to Historical Stock Trading Prices

	Average
(As of 3/11/2009)	Closing Stock	Implied
Trading Period	Price	Premium

1 Trading Day	$0.80	212.5%
5 Trading Days	$0.83	201.2%
30 Trading Days	$0.86	190.1%
3 Months	$0.79	217.0%
6 Months	$0.98	155.3%
1 Year	$1.69	47.7%
1 Year — High	$2.83	(11.7)%
1 Year — Low	$0.56	346.4%

FMV Opinions, Inc.’s Engagement

FMV Opinions, Inc. is a nationally recognized firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for corporate and other purposes. After interviewing several firms, the special committee selected FMV Opinions, Inc. to act as its financial advisor in connection with the merger based on FMV Opinions, Inc.’s qualifications, expertise, reputation, cost estimates and the recommendations of the special committee’s legal advisors.

Pursuant to a letter agreement dated September 12, 2008, the special committee engaged FMV Opinions, Inc. to provide certain valuation services and, if requested by the special committee, a fairness opinion in connection with the merger and certain other related services. En Pointe agreed to pay FMV Opinions, Inc. a fee of $120,000 for FMV Opinions, Inc.’s valuation services and the delivery of a fairness opinion, plus additional fees based on FMV Opinions, Inc.’s standard hourly rates for any additional related services. No portion of the foregoing fees were contingent upon the opinion or the completion of the merger.

Following the delivery of FMV Opinions, Inc.’s fairness opinion, and pursuant to a letter agreement dated March 11, 2009, the special committee engaged FMV Capital Markets, Inc., an affiliate of FMV Opinions, Inc., to provide certain investment banking services with respect to potential alternative transactions to the merger, as permitted under the “go-shop” provision of the merger agreement. En Pointe agreed to pay FMV Capital Markets, Inc. fees for its services based on FMV Capital Market, Inc.’s standard hourly rates. In addition, upon the closing of an alternative sale, merger or similar transaction, including an alternative transaction with the continuing stockholders, En Pointe has agreed to pay FMV Capital Markets, Inc. an additional fee equal to 2% of the aggregate consideration paid in any such alternative transaction, plus an additional 8% of the amount of aggregate consideration paid in such alternative transaction in excess of $2.50 per share.

En Pointe has agreed to reimburse FMV Opinions, Inc. and FMV Capital Markets, Inc. for certain of their expenses in connection with their engagements and to indemnify FMV Opinions, Inc. and FMV Capital Markets, Inc., their affiliates and certain related persons from and against certain liabilities and expenses arising out of or related to their respective engagements.

Purpose and Reasons for the Merger for the Continuing Stockholders

Under applicable SEC rules, the continuing stockholders are deemed to be engaged in a “going private” transaction and, therefore, are required to express their reasons for the merger to the unaffiliated stockholders. The continuing stockholders are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the continuing stockholders, the primary purpose for the proposed merger is to benefit from any future earnings and growth of En Pointe after the merger of Merger Sub with and into En Pointe, making En Pointe a privately held company owned directly by Parent and indirectly by the Din Family Members through their ownership of Parent. The continuing stockholders believe that structuring the transaction as a merger is preferable to other transaction structures because the merger will enable them to acquire all of the outstanding shares of En Pointe not owned by them at the same time and also provides an opportunity to the unaffiliated stockholders to receive fair value for their shares. The continuing stockholders also believe that the proposed merger will provide additional means to enhance stockholder value for the continuing stockholders, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of quarterly earnings comparisons, and alternative means for making liquidity available to the continuing stockholders, such as through dividends or other distributions.

Position of the Continuing Stockholders as to the Fairness of the Merger

Under applicable SEC rules, the continuing stockholders are deemed to be engaged in a “going-private” transaction and as a result are required to provide certain information regarding their position as to the substantive and procedural fairness of the merger to the unaffiliated stockholders. The continuing stockholders are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The continuing stockholders’ views as to the fairness of the proposed merger should not be construed as a recommendation to any stockholder of En Pointe as to how that stockholder should vote on the proposal to approve the merger and to approve and adopt the merger agreement and the other transactions contemplated thereby. The continuing stockholders have interests in the proposed merger that are different from, and in addition to, those of the other stockholders of En Pointe. These interests are described under “— Interests of Certain Persons in the Merger” beginning on page 61.

En Pointe’s board of directors established a special committee of the board of directors to evaluate and make recommendations to En Pointe’s board of directors with regard to strategic alternatives for En Pointe, including the potential sale of En Pointe to the continuing stockholders, with the assistance of the special committee’s independent financial and legal advisors. The special committee unanimously determined that the terms of the merger are fair to and in the best interest of the unaffiliated stockholders and recommended to En Pointe’s board of directors that the merger be approved. The merger agreement and merger were unanimously approved by En Pointe’s board of directors, with Mr. and Mrs. Din abstaining. Accordingly, none of the continuing stockholders undertook any independent evaluation of the fairness of the proposed merger to the unaffiliated stockholders or engaged a financial advisor for the purpose of evaluating the fairness of the merger to the unaffiliated stockholders.

Except for Mr. and Mrs. Din, each of whom is a member of En Pointe’s board of directors, none of the continuing stockholders participated in the deliberations of En Pointe’s board of directors or its special committee regarding, and did not receive advice from the special committee’s legal or financial advisors as to, the fairness of the merger to the unaffiliated stockholders. Mr. Din engaged Janney Montgomery Scott LLC as his financial advisor to provide certain financial advisory services to him with respect to the negotiation of the terms of the merger and the merger agreement. Janney Montgomery Scott LLC did not provide an opinion with respect to, or otherwise undertake a formal evaluation of, the fairness of the merger or the merger consideration to the continuing stockholders or the unaffiliated stockholders. See “Presentations of Janney Montgomery Scott LLC, Financial Advisor to Mr. Din” beginning on page 50.

The continuing stockholders believe that the proposed merger is substantively fair to the unaffiliated stockholders based on the following factors, including the factors considered by, and the analyses and conclusions of, the special committee and the board of directors with respect to the substantive fairness of the merger to the unaffiliated stockholders, which the continuing stockholders adopt:

•	Current Market Price. The price of $2.50 per share to be paid in the proposed merger to the non-continuing stockholders represents a premium of approximately 213% over the reported closing price $0.80 per share for En Pointe’s common stock price on March 11, 2009, the last trading day prior to the announcement of the proposed merger, and approximately 191% over the average closing stock price of En Pointe’s common stock for the 30-trading day period ending on March 11, 2009.

•	Cash Consideration and Liquidity. The merger will provide liquidity, without the brokerage and other costs typically associated with market sales, for the unaffiliated stockholders whose ability, absent the merger, to sell their shares of En Pointe common stock is adversely affected by the limited trading volume and low public float of the shares.

•	Extensively Negotiated Price. The $2.50 per share merger consideration and other terms and conditions of the merger agreement were the result of extensive negotiations between the special committee, on the one hand, and Parent and Merger Sub, on the other hand, and their respective advisors.

•	Opportunity for Third Party Bids. The merger agreement permitted the special committee and its advisors, under certain circumstances, to furnish information to and to conduct negotiations with third parties regarding other acquisition proposals (as described in “The Merger Agreement — Restrictions on Solicitations of Other Offers” beginning on page 80). More specifically, during the “go-shop” period between March 11, 2009, the date that the merger agreement was signed, and April 10, 2009, En Pointe was permitted to initiate, solicit, encourage and enter into and maintain discussions or negotiations regarding competing takeover proposals. En Pointe engaged FMV Capital Markets, Inc. to assist it in this process. On April 10, 2009, En Pointe announced that the 30-day “go-shop” period had ended. During the go-shop period, FMV Capital Markets, Inc. contacted 32 potential transaction partners, none of which expressed interest in pursuing a transaction likely to lead to a takeover proposal as an alternative to the transaction contemplated by the merger agreement.

•	Terms of Merger Agreement. There are no unusual requirements or conditions to the merger contained in the merger agreement, and Merger Sub has received a commitment letter covering the financing necessary to consummate the merger, each increasing the likelihood that the merger will be consummated and that the consideration to be paid to the non-continuing stockholders in the merger will be received.

•	Independent Advisors. To advise it in the negotiations with Parent and Merger Sub, the special committee retained its own financial and legal advisors, each of which has extensive experience in transactions similar to the proposed merger and neither of which the special committee determined to have a relationship that would compromise its independence in the process.

•	Opinion of FMV Opinions. Before the special committee approved the merger, FMV Opinions, Inc., the financial advisor to the special committee, delivered its opinion to the special committee, which was subsequently confirmed in writing, that as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its opinion, the consideration of $2.50 per share in cash to be received by En Pointe’s stockholders (other than the continuing stockholders) under the merger agreement is fair from a financial point of view to such holders. A copy of FMV Opinions, Inc.’s opinion is attached to this proxy statement as Annex B.

The continuing stockholders believe that the proposed merger is procedurally fair to the unaffiliated stockholders based on the following factors, including the factors considered by, and the analyses and conclusions of, the special committee and the board of directors with respect to the procedural fairness of the merger to the unaffiliated stockholders, which the continuing stockholders adopt:

•	Approval of Disinterested Stockholders. The merger agreement explicitly requires approval not only by the holders of a majority of the outstanding shares of En Pointe’s common stock, but also by the holders of a majority of the outstanding shares of En Pointe’s common stock eligible to be voted at the special meeting that are held by persons other than the continuing stockholders.

•	Independence of Special Committee. En Pointe’s board of directors formed the special committee, consisting solely of directors who are not current officers, employees or controlling stockholders of En Pointe and are not affiliated with any of the continuing stockholders, to negotiate with Parent and Merger Sub, and to determined if, and under what conditions, En Pointe would enter into a merger agreement with

Parent and Merger Sub. The special committee had the authority to reject any proposals made by Parent and Merger Sub. None of the continuing stockholders participated in or had any influence over the conclusions reached by the special committee or the negotiating positions of the special committee.

•	Opportunity to Change Recommendation. Although the merger agreement required En Pointe to stop seeking other proposals after the end of the go-shop period on April 10, 2009, the merger agreement permits a change in the recommendation of the special committee and the board of directors and the termination of the merger agreement in response to a bona fide unsolicited proposal if the board and the special committee deems such proposal to be a superior proposal or if the board otherwise determines that such a change in recommendation or termination of the merger agreement is necessary in order for the board to comply with its fiduciary duties to En Pointe’s stockholders, subject, in certain cases, to a payment by En Pointe to Parent of up to a $350,000 termination fee.

•	Appraisal Rights. En Pointe stockholders who do not vote in favor of the merger agreement and who comply with certain procedural requirements will be entitled, upon completion of the merger, to exercise statutory appraisal rights under Delaware law, which allow stockholders to have the fair value of their shares determined by the Delaware Court of Chancery and paid to them in cash.

In arriving at the $2.50 per share merger consideration, the continuing stockholders did not consider the liquidation value of En Pointe because they considered En Pointe to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology. Although the continuing stockholders did not calculate a specific going concern value per share of En Pointe’s common stock, the continuing stockholders instead chose to consider their knowledge of En Pointe’s business and prospects, based on which they believe that the merger consideration is fair in relation to En Pointe’s going concern value per share. The continuing stockholders did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of En Pointe as a going concern but rather is indicative of historical costs. The special committee noted that the net book value of En Pointe common stock was below $2.50 per share. Because En Pointe’s assets were largely comprised of cash, accounts receivable, inventory and investments, the special committee also noted that En Pointe’s liquidation value, after consideration of the cost to liquidate, would be less than its net book value.

The continuing stockholders did not consider firm offers made by unaffiliated persons during the last two years, as no such offers were made during the last two years. The continuing stockholders did not consider the purchase prices paid by Mr. and Mrs. Din for shares of En Pointe’s common stock purchased during the previous two years in determining the fairness of the merger to the unaffiliated stockholders because both (i) such purchases were made in August/September 2007 and March 2008, the latest of which occurred approximately one year before the merger agreement was announced and prior to any discussions between En Pointe and the continuing stockholders about the proposed merger, and (ii) the shares purchased represent only a small portion of both the continuing stockholders’ aggregate shares of En Pointe common stock (approximately 4.3%) and the total number of shares of En Pointe common stock outstanding on the date hereof (approximately 1.1%).

In arriving at their determination that the proposed merger and the merger agreement are substantively and procedurally fair to the unaffiliated stockholders, the continuing stockholders were aware that, among other measures, preliminary analyses performed from September 2008 through February 2009 by FMV Opinions, Inc. indicated several per share ranges higher than the $2.50 merger consideration (the highest of which was $4.03 to $5.18). The continuing stockholders did not consider these preliminary analyses to reflect stock values that were actually attainable by the unaffiliated stockholders in any transaction or series of transactions, in part because such preliminary analyses were based on assumptions regarding stock market multiples, credit market conditions and general economic conditions that no longer held true by the time a transaction could have been executed, including the rapidly deteriorating market and economic conditions experienced by En Pointe and the U.S. economy and global economy as a whole in the fourth quarter of 2008 and continuing into the first quarter of 2009.

Although Mr. and Mrs. Din currently serve as members of En Pointe’s board of directors and Mr. Din currently serves as En Pointe’s President and Chief Executive Officer, because of their respective interests in the proposed merger, neither Mr. Din nor Mrs. Din participated in the board of directors’ or the special committee’s evaluation or approval of the proposed merger, or its approval and adoption of the merger agreement and the other transactions contemplated thereby. For these reasons, the continuing stockholders do not believe that their interests in the proposed merger influenced the decision of the special committee or the board of directors with respect to the merger or the merger agreement and the transactions contemplated thereby.

The foregoing discussion of the information and factors considered and given weight by the continuing stockholders in connection with the fairness of the proposed merger and the merger agreement to the unaffiliated stockholders is not intended to be exhaustive. The continuing stockholders did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the proposed merger and the merger agreement to the unaffiliated stockholders. The continuing stockholders believe that the foregoing factors provide a reasonable basis for their belief that the proposed merger is fair to the unaffiliated stockholders.

Presentations of Janney Montgomery Scott LLC, Financial Advisor to Mr. Din

Janney Montgomery Scott LLC, to which we refer in this proxy statement as “Janney”, acted as financial advisor to Mr. Din in connection with the negotiation of the proposed merger. In its capacity as financial advisor to Mr. Din, Janney delivered two presentations to the special committee as described above under “— Background of the Merger.” The second and final such presentation, which was an update of the presentation delivered on October 31, 2008, was delivered by Janney on December 24, 2008 and is summarized below.

Janney delivered its presentations at Mr. Din’s request for the information of the special committee in connection with its consideration of the merger. Janney, however, has not acted as financial advisor to En Pointe or En Pointe’s board of directors or the special committee. Janney was not requested to, and did not, render an opinion with respect to the fairness of the transaction or the consideration to be paid in the merger to any party, including the unaffiliated stockholders, or as to valuation or otherwise. The presentations prepared by Janney and furnished to Mr. Din are not an opinion as to the fairness to En Pointe or any of its stockholders, including the unaffiliated stockholders, of the transaction or the consideration to be paid in the merger, do not constitute a recommendation to En Pointe or its stockholders as to the transaction, or as to how stockholders should vote with respect to the transaction, and should not be relied on as the basis for any investment decision.

For purposes of the presentations, Janney relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, accounting, tax and other information provided to, discussed with or reviewed by them. In that regard, Janney assumed, with the consent of Mr. Din, that the internal financial analyses and forecasts for En Pointe prepared by its management were prepared on a basis reasonably reflecting the best currently available estimates and judgments of the management of En Pointe. In addition, Janney did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of En Pointe, nor was any such evaluation or appraisal furnished to Janney. The presentations by Janney did not address any legal, regulatory, tax or accounting matters nor did they address the underlying business decision of Mr. Din or En Pointe to engage in the transaction or the relative merits of the transaction as compared to any strategic transaction that may be available to Mr. Din or En Pointe. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 18, 2008, and is not necessarily indicative of current market conditions. Janney assumed no responsibility for updating, revising or reaffirming the presentations based on circumstances, developments or events occurring after this date. Because Janney was not requested to render any opinion as to the fairness of the $2.50 per share offer price to any party, including the unaffiliated stockholders, or any other matter, it did not follow all of the procedures that it would ordinarily follow in connection with rendering an opinion.

The following is a summary of the material financial analyses contained in Janney’s December 24, 2008 presentation to the special committee. The following summary, however, does not purport to be a complete description of the financial analyses performed by Janney, nor does the order of analyses described represent relative importance or weight given to those analyses by Janney, and is qualified in its entirety by reference to the full text of the October 30, 2008 and December 24, 2008 presentation materials, copies of which are filed as exhibits to En Pointe’s Schedule 13E-3 dated as of the date of this proxy statement and may be inspected at the En Pointe’s principal executive offices located at 18701 S. Figueroa Street, Gardena, California 90248-4506, during regular business hours, by any interested stockholder of En Pointe or his or her representatives who have been so designated in writing.

Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Janney’s financial analyses.

Analysis of Selected Publicly Traded Companies.  Janney reviewed and compared summary of financial information and commonly used valuation measurements for the following group of selected publicly traded companies in the information technology hardware and software products and services industry, which Janney viewed to be comparable:

•	GTSI;

•	Insight Enterprises;

•	PC Connection;

•	PC Mall; and

•	Pomeroy IT Systems.

For each of the selected companies, Janney calculated the ratios of:

•	enterprise value, which was defined as market capitalization less cash plus total debt, to revenue for the most recently completed fiscal year;

•	enterprise value to 2009 projected earnings before interest expense, income taxes, depreciation and amortization, or EBITDA; and

•	enterprise value to assets minus liabilities, or book value.

To calculate the multiples for the selected companies and for En Pointe, Janney used publicly available information as of December 18, 2008 concerning historical financial performance and forward estimates of projected financial performance reported by FirstCall and Wall Street research, and in each case excluded non-recurring charges and gains. Floorplan financing arrangements were included as debt for the purposes of calculating the enterprise values of En Pointe and each of the peer group companies.

Janney applied the following selected multiple ranges derived from the selected companies to En Pointe’s corresponding data:

	Selected Multiple Range
Multiple Description	High		Average		Median		Low

Enterprise Value as a multiple of:
Prior Fiscal Year Revenue	0.11	x	0.08	x	0.08	x	0.06	x
Projected Current Year EBITDA	4.2	x	3.9	x	4.1	x	3.4	x
Actual Book Value	0.7	x	0.5	x	0.6	x	0.4	x
Adjusted Book Value	0.7	x	0.5	x	0.6	x	0.4	x
Selected Adjustments Book Value	0.7	x	0.5	x	0.6	x	0.4	x

Janney applied these multiples to determine the implied per share reference range for shares of En Pointe’s common stock:

Implied per Share Equity
Reference Range for En
Applied Multiple	Pointe Common Stock

Enterprise Value as a multiple of:
Prior Fiscal Year Revenue	$1.22 - $2.73
Projected Current Year EBITDA	$(0.47) - ($0.39)
Actual Book Value	$1.24 - $2.37
Adjusted Book Value	$0.37 - $0.71
Selected Adjustments Book Value	$0.72 - $1.39

Comparable Transaction Analysis.  Janney calculated multiples of enterprise value based on the estimated purchase prices paid in selected publicly announced transactions announced during 2008 involving the acquisition of the following companies with business similar to En Pointe’s business:

•	E Telecare Global Solutions, Inc.;

•	SI International, Inc.;

•	Zones, Inc.;

•	Electronic Data Systems Corporation;

•	Iomega Corp.; and

•	Optimus Solutions.

Based upon its calculation of the enterprise value of each of such companies as a multiple of EBITDA for the most recently completed fiscal year, Janney applied the following multiples range from the selected transactions to corresponding financial data for En Pointe:

	Selected Multiple Range
Multiple Description	High		Average		Median		Low

Enterprise Value as a multiple of:
Prior Fiscal Year EBITDA	11.8	x	8.3	x	8.2	x	4.8x

The comparable transactions analysis indicated a range of implied per share value of En Pointe’s common stock between ($0.32) and $0.41.

Discounted Cash Flow Analysis.  Janney also calculated the net present value of En Pointe’s unlevered, after-tax cash flows based on estimates provided by En Pointe’s management. In performing this analysis, Janney used discount rates ranging from 8% to 16%, taking into account En Pointe’s estimated weighted average cost of capital and terminal value multiples ranging from 4x to 6x taking into account the selected companies analyses. In determining the discount rate, it is generally accepted to show a range in order to determine the sensitivity of value to the discount rate. Based on the calculated discount rate, Janney selected a range of 8% to 16%. In determining the exit multiple range in the discounted cash flow analysis, Janney considered observed EBITDA multiples in the selected companies analysis and selected transactions analysis. Given that the exit period is based on En Pointe’s projected 2013 EBITDA and that it is difficult to predict market conditions in the future, Janney selected a multiple within the range of the selected companies analysis and the selected transactions analysis. The discounted cash flow analysis presented by Janney to the special committee on December 24, 2008 indicated an implied per share reference range for En Pointe’s common stock between $0.16 and $1.28.

Premiums Paid Analysis:  Janney reviewed publicly available information for 28 transactions announced during 2008 with estimated deal values between $20 million and $75 million (excluding transactions involving targets in the financial, insurance and real estate industries) to determine the premiums (or discounts) paid in the transactions over recent trading prices of the target companies relative to each target’s stock prices one day, one week and four weeks prior to the date that the transaction was announced. The data from this analysis indicated the following with respect to the average premiums for the selected transactions of the per share transaction price relative to the target’s stock price one day, one week and four weeks prior to the date that the transaction was announced:

	Days Prior to Announcement of Transaction
	1 Day	7 Days	30 Days

Average Premium to Stock Price	46.6%	36.3%	33.2%

Janney then applied these average premiums for the selected transactions to En Pointe’s stock price to determine an implied per share price consistent with the selected transactions:

	Days Prior to December 19, 2008
	1 Day (12/18/08)	7 Days (12/11/08)	30 Days (11/18/08)

Reported Closing Price of En Pointe’s Common Stock	$0.77	$0.75	$0.75
Implied Per Share Offer Price for En Pointe’s Common Stock	$1.13	$1.02	$1.00

The presentation of financial analyses is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the presentations. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was viewed as any more significant or was or should be given any greater weight than any other analysis. No company or transaction used in the above analyses as a comparison is directly comparable to En Pointe or the proposed merger transaction.

These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Mr. Din nor Janney nor any other person assumes responsibility if future results are materially different from those forecast.

As described above, Janney’s presentations were one of many factors taken into consideration by Mr. Din and the other continuing stockholders in making their determination to move forward with the merger agreement. Janney provided advice to Mr. Din during the negotiation of the merger consideration. Janney did not, however, render any opinion relating to the merger consideration to Mr. Din or any other continuing stockholder or to any other party.

As part of its investment banking activities, Janney is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. On the basis of that experience, and on the recommendation of his counsel, Mr. Din selected Janney as his financial advisor in connection with the proposed merger transaction. Janney does not presently have, and has not in the past had, any material business relationship with En Pointe. Mr. Din retained Janney under an engagement letter dated October 24, 2008. As compensation for Janney’s services under the engagement letter, a cash fee of $75,000 became payable by Mr. Din to Janney upon the execution of the merger agreement. Regardless of whether the merger is consummated, Mr. Din has agreed to reimburse Janney for all of Janney’s reasonable travel and other out-of-pocket expenses incurred in connection with the transaction or otherwise arising out of the retention of Janney under the engagement letter. Mr. Din has also agreed to indemnify Janney to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

Plans for En Pointe after the Merger

It is expected that, upon consummation of the proposed merger, En Pointe’s business and other operations will be conducted in a manner substantially identical to the manner in which they are currently being conducted, except that En Pointe common stock will cease to be publicly traded. However, following the consummation of the proposed merger, the management and/or board of directors of the surviving corporation will continue to assess the assets, capital structure, operations, business and personnel of En Pointe and, as a result, may implement changes they believe are appropriate to enhance the business and operations of the surviving corporation. Following the consummation of the merger, the registration of En Pointe common stock and En Pointe’s reporting obligation under the Exchange Act with respect to our common stock will be terminated upon application to the SEC. In addition, upon consummation of the merger, En Pointe common stock will no longer be listed on any exchange or quotation system, including Nasdaq, and price quotations will no longer be available. En Pointe will not be subject to the obligations and constraints, and the related direct and indirect costs, associated with having publicly traded equity securities, but may experience positive effects on its profitability, due to elimination of the expenses associated with public company reporting, and increased flexibility in its operations and the means available for achievement of liquidity for the continuing stockholders.

Effects of the Merger

If the proposed merger is consummated, Merger Sub will be merged with and into En Pointe, with En Pointe continuing as the surviving corporation, a privately held company owned directly by Parent and indirectly by the Din Family Members through their ownership of Parent.

Upon the consummation of the proposed merger, each share of En Pointe common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by or in trust for the benefit of, or in custodial accounts for, the continuing stockholders immediately prior to the effective time of the merger, shares held by En Pointe in treasury, or shares held by stockholders who are entitled to and who properly exercise appraisal rights under Section 262 of the DGCL) will be converted into the right to receive $2.50 in cash, without interest and less any applicable withholding taxes. The proposed merger will become effective at the time, which we refer to in this proxy statement as the “effective time” of the merger, when En Pointe files a certificate of merger with the Secretary of State of the State of Delaware or at such later time as Parent and En Pointe agree in writing and specify in the certificate of merger.

The merger agreement provides that, prior to the effective time of the merger, our board of directors will take appropriate action to cause any unvested stock options for shares of En Pointe common stock to become vested before the merger and exercisable (although as of the date hereof there are not any outstanding unvested stock options). The merger agreement further provides that, immediately prior to the effective time of the merger, each then-outstanding stock option will be cancelled in exchange for an amount in cash (less any applicable withholding required by law) payable at or as soon as practicable after the effective time, equal to the product of (A) the total number of shares of common stock underlying such option and (B) the excess, if any, of the merger consideration over the per share exercise price of such option. Notwithstanding the foregoing, we have agreed, and Parent has agreed to cause Mr. and Mrs. Din to agree, to have Mr. and Mrs. Din’s stock options cancelled effective immediately prior to the merger.

Following the merger, En Pointe will be a privately held corporation owned directly by Parent and indirectly by the Din Family Members through their ownership of Parent. The equity interests of the Din Family Members and the other continuing stockholders are more fully described under “— Interests of Certain Persons in the Merger” beginning on page 61.

If the proposed merger is completed, En Pointe’s non-continuing stockholders, including the unaffiliated stockholders, will have no interests in En Pointe’s net book value or net earnings after the merger. The table below sets forth the indirect interests in En Pointe’s book value and net earnings for each of the Din Family Members (through their ownership of Parent) prior to and immediately following the merger, based on En Pointe’s net book value of $20.1 million as of March 31, 2009, and net income of En Pointe of $3.6 million for the fiscal year ended September 30, 2008. Following the merger, the entire interest in En Pointe’s net book value and net income will be held.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
Name	Net Book Value		Net Income		Net Book Value		Net Income
	$ in thousands	%	$ in thousands	%	$ in thousands	%	$ in thousands	%

Attiazaz “Bob” Din(3)	$1,628	8.1%	$292	8.1%	$6,284	31.3%	$1,125	31.3%
Naureen Din(3)	1,628	8.1%	292	8.1	6,284	31.3%	1,125	31.3%
Mediha Din(3)(4)	1,360	6.8%	244	6.8%	5,248	26.1%	940	26.1%
Ali Din(3)(5)	592	2.9%	106	2.9%	2,285	11.4%	409	11.4%

(1)	Based upon beneficial ownership as of June 30, 2009, excluding any options to acquire En Pointe’s common stock (whether or not exercisable), and En Pointe’s net book value at December 31, 2008 and net income for the fiscal year ended September 30, 2008. As of June 30, 2009, there were 7,181,941 shares of En Pointe common stock issued and outstanding.

(2)	Based upon En Pointe’s net book value at December 31, 2008 and net income for the fiscal year ended September 30, 2008, and without giving effect to any additional indebtedness to be incurred in connection with the merger. Excludes any options (whether or not exercisable) that may be outstanding after the merger as described in “— Effects of the Merger” on page 54.

(3)	As of June 30, 2009, each of Attiazaz “Bob” Din, his wife, Naureen Din, a trust whose sole beneficiary is Mr. and Mrs. Din’s adult daughter, Mediha Din, and a trust whose sole beneficiary is Mr. and Mrs. Din’s adult son, Ali Din, beneficially owned the following number of shares of En Pointe common stock (and excluding any shares issuable upon the exercise of stock options): 581,802, 581,802, 485,912 and 211,551 shares, respectively. For the purposes of this table, we have assumed that each of Din Family Members will beneficially own the same percentage of the surviving corporation’s common stock after the merger relative to each other as the relative percentages of their ownership of En Pointe’s common stock as of June 30, 2009 (excluding any shares issuable upon the exercise of stock options).

(4)	Shares held by a trust whose sole beneficiary is Mediha Din.

(5)	Shares held by a trust whose sole beneficiary is Ali Din.

The primary benefits of the proposed merger to the non-continuing stockholders, including the unaffiliated stockholders, include the following:

•	the receipt by such stockholders of a cash payment of $2.50, without interest and less any applicable withholding taxes, for each share of En Pointe common stock held by such stockholders as described above, representing a premium of approximately:

•	213% over our closing stock price of $0.80 per share on March 11, 2009, the last trading day before we announced the execution of the merger agreement; and

•	191% over the average closing stock price of our common stock for the 30-trading day period ending on March 11, 2009;

•	the avoidance of the investment risk of holding shares of our common stock, which historically has been thinly traded, which can result in price volatility and illiquidity; and

•	the avoidance of the risk associated with any possible decrease in our future earnings, growth or value following the merger.

The primary detriments of the merger to the non-continuing stockholders, including the unaffiliated stockholders, include the following:

•	such stockholders will cease to have in interest an En Pointe and, therefore, will no longer benefit from possible increases in our future earnings, growth or value or payment of dividends on shares of our common stock, if any;

•	in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. As a result, a non-continuing stockholder who receives cash in exchange of all of such non-continuing stockholder’s En Pointe common stock in the merger generally will be required to recognize taxable gain or loss as a result of the merger for U.S. federal income tax purposes equal to the difference between the amount of cash received and such stockholder’s aggregate adjusted tax basis in such stock; and

•	the possibility that En Pointe could, at a later date, engage in acquisitions or other transactions that create value, and that the non-continuing stockholders will not participate in such value creation.

The primary benefits of the merger to the Din Family Members (as a result of their indirect interest in En Pointe through their ownership of Parent) include the following:

•	if En Pointe successfully executes its business strategies, the value of the Din Family Members’ equity investment could increase because of possible increases in future earnings, increases in underlying value of En Pointe or the payment of dividends, if any, that will accrue to such stockholders;

•	because En Pointe would no longer be a publicly-traded company, it will no longer have continued pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

•	En Pointe’s directors, officers and beneficial owners of more than 10% of the shares of common stock will be relieved of the reporting requirements and liability for short-swing profit recovery under Section 16 of the Exchange Act;

•	En Pointe will not have the expenses associated with being a public company;

•	in the event the merger is consummated, each of the Din Family Members and the other continuing stockholders will have their fees and expenses incurred in connection with the transaction reimbursed by the surviving corporation;

•	the right of the Din Family Members to hold, directly or indirectly, their current shares of En Pointe common stock after the merger, without incurring taxation for U.S. federal income tax purposes in connection with the merger; and

•	following the merger, Mr. Din, who is currently the President and Chief Executive Officer of En Pointe, will retain his officer positions with the surviving corporation.

The primary detriments of the merger to the Din Family Members (as a result of their indirect interest in En Pointe through their ownership of Parent) include the following:

•	all of the risk of any possible decrease in the earnings, growth or value of En Pointe following the merger will be borne by the Din Family Members and the other continuing stockholders;

•	an equity investment in the surviving corporation by the Din Family Members and the other continuing stockholders following the merger will involve substantial risk resulting from the limited liquidity of such an investment;

•	following the merger, there will be no trading market for, and substantial restrictions on the transfer of, the surviving corporation’s equity securities; and

•	following the merger, the surviving corporation will have a higher level of debt, which will create fixed payment obligations unrelated to the surviving corporation’s performance and will restrict the ability to make distributions to the Din Family Members and the other continuing stockholders.

These incremental benefits and detriments are described in more detail under “— Interests of Certain Persons in the Merger” beginning on page 61.

En Pointe common stock is currently registered under the Exchange Act and is quoted on Nasdaq under the symbol “ENPT.” As a result of the merger, En Pointe, as the surviving corporation, will become a privately held corporation, and there will be no public market for its common stock. After the merger, En Pointe common stock will cease to be quoted on Nasdaq, and price quotations with respect to sales of shares of En Pointe common stock in the public market will no longer be available. In addition, registration of En Pointe common stock under the Exchange Act will be terminated upon application to the SEC.

At the effective time of the merger, the sole director and executive officer of Merger Sub, Attiazaz “Bob” Din, will become the sole director of the surviving corporation and the current officers of En Pointe will become the officers of the surviving corporation. It is not presently anticipated that, after the completion of the merger, the compensation of En Pointe’s executive officers and directors will materially increase or that there will be any material alterations to the existing employment agreements between En Pointe and its executive officers, other than with respect to Mr. Din and his employment agreement with En Pointe and any compensation or gain resulting from his ownership of Parent. Parent has not yet made any determination regarding Mr Din’s employment arrangements after the completion of the merger. None of En Pointe’s executive officers or directors will be entitled to any payments under any employment or other agreements pursuant to “change-of-control” or similar provisions as a result of the completion of the proposed merger. The certificate of incorporation of the surviving corporation will be amended and restated to reflect the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger and the bylaws of the surviving corporation will be amended and restated to reflect the bylaws of Merger Sub as in effect immediately prior to the effective time of the merger.

Effects on En Pointe if the Merger Is Not Completed

If the proposed merger is not approved by En Pointe’s stockholders (by both the company stockholder approval and the non-continuing stockholder approval), or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares or options in connection with the merger. Instead, En Pointe will remain independent and subject to SEC reporting obligations, unless our board of directors determines that such reporting is not in En Pointe’s best interests and determines to terminate them if possible. In addition, En Pointe’s common stock would also continue to be listed and traded on Nasdaq, provided that we continue to meet Nasdaq’s listing requirements, including that we remain subject to SEC reporting obligations.

If the proposed merger is not completed, the price of En Pointe common stock may decrease from its current trading price, which price is likely supported by the expectation that the merger will be consummated at a cash price of $2.50 per share. In addition, if the proposed merger is not completed, we expect that, except as noted below, management will operate En Pointe’s business in a manner similar to that in which it is being operated today and that En Pointe’s stockholders will likely continue to be subject to the same risks and opportunities as are currently applicable. Certain operating and strategic risks that we face could worsen if the proposed merger is not completed, including increased competitive risks during the current economic downturn and as a result of the continuing growth of our competitors, lower profitability due to the costs associated with the failed merger transaction and possibly increasing costs associated with being a public reporting company, difficulty retaining management in the aftermath of the failed merger transaction, uncertain opportunities for widespread liquidity at a set price, and difficulties of maintaining our status as a Minority Business Enterprise over an extended period of time. If the proposed merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of En Pointe’s common stock. In such a case, our board of directors will continue to evaluate and review, among other things, the business operations, properties and capitalization of En Pointe, make such changes to our business methods and plans as are deemed appropriate, and continue seeking to identify strategic alternatives to enhance value for stockholders. If the proposed merger is not approved by our stockholders, or if the merger is not consummated for any other reason, there can be no assurance that any other similar transaction acceptable to En Pointe will be offered, or that the business, prospects, results of operations, or stock price or trading market of En Pointe’s shares will not be adversely impacted, or that our management team will remain intact.

In addition, in the limited circumstances described below under “The Merger Agreement — Termination Fees” beginning on page 88, we may be required to pay to Parent a termination fee of up to $350,000 or, in certain circumstances, to reimburse Parent’s out-of-pocket expenses for the transaction, up to $150,000 in the aggregate.

Financing of the Merger

The estimated aggregate amount of financing necessary for Parent to complete the merger and the payment of related fees and expenses in connection with the merger and the financing arrangements is expected to be approximately $14.0 million. This amount is expected to be funded by Parent and Merger Sub with a combination of debt financing described below and En Pointe’s cash. The debt financing will be subject to the satisfaction of certain conditions, including those set forth in the commitment letter and the credit facility proposal pursuant to which the financing is expected to be provided.

Merger Sub has executed a commitment letter with GE Capital, En Pointe’s current lender, pursuant to which GE Capital has agreed provide up to $35 million in new financing and the refinancing of En Pointe’s existing secured debt to be used to pay the merger consideration as well as for En Pointe’s general working capital purposes after the consummation of the proposed merger. The proposed credit facility with GE Capital is expected to consist of the following two lines of credit pursuant to which, and subject to the terms and conditions of which, En Pointe could borrow under:

•	a receivables based revolving credit facility (up to a limit of $20 million in aggregate principal amount), which we refer to in this proxy statement as the “A/R Facility”; and

•	an inventory finance facility (up to $35.0 million in aggregate principal amount, less any amounts borrowed under the A/R facility), which we refer to in this proxy statement as the “Inventory Facility”.

Pursuant to the terms of the GE Capital commitment letter, Merger Sub’s initial borrowing under the credit facility may not exceed $17.5 million.

Merger Sub will be the initial borrower under the credit facility. Following completion of the merger, the obligations of Merger Sub under the credit facility will be assumed by the En Pointe as the surviving corporation in the merger. The obligations of the surviving corporation under the credit facility are expected to be secured by a first priority security interest in all of the surviving corporation’s assets.

GE Capital’s obligations with respect to entering into a definitive credit facility with Merger Sub is conditioned upon customary conditions, including, but not limited to:

•	completion of due diligence by GE Capital, including an audit of En Pointe’s and its affiliates’ accounts receivable to be undertaken at Parent’s and Merger Sub’s expense;

•	no default or event of default exists under the definitive loan documents both before and after making the initial advance under the credit facility;

•	no material adverse change in our business, financial or other condition, industry, prospects or collateral which will be subject to the security interests granted to GE Capital;

•	the Din Family Members having contributed a minimum of 1,770,000 shares of En Pointe common stock to Parent (with such contributed shares not becoming exchangeable for the merger consideration as a result of the merger);

•	the continuing stockholders owning, directly or indirectly (or beneficially) 100% of En Pointe’s common stock after giving effect to the merger; and

•	delivery of customary legal opinions and insurance certificates.

We have agreed to cooperate with the arrangement of the debt financing as reasonably requested by Parent and Merger Sub, including taking all corporate actions, subject to the closing of the merger, to permit assumption of the debt financing by the surviving corporation immediately following the effective time of the merger.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the GE Capital commitment letter, it may be difficult, or impossible, for Parent and Merger Sub to obtain alternative financing on acceptable terms and conditions. As of the date of this proxy statement, no alternative financing source or plans have been identified or arranged in the event the debt financing described above is not available as anticipated. The documentation governing the proposed credit facility with GE Capital has not been finalized and, accordingly, the actual terms thereof may differ from those described in this proxy statement.

Parent and Merger Sub have represented to us that, immediately after giving effect to the transactions contemplated by the merger agreement:

•	the fair saleable value of the surviving corporation’s assets, together with those of its subsidiaries, will exceed the value of its liabilities and those of its subsidiaries plus the amount that will be required to pay the liabilities that are reasonably expected to become due as the surviving corporation’s and its subsidiaries debts mature;

•	the surviving corporation, together with its subsidiaries, will not have an unreasonably small amount of capital for the operation of its businesses; and

•	the surviving corporation, together with its subsidiaries, will be able to pay its liabilities as they mature.

Although there can be no assurance, Parent and Merger Sub believe that the surviving corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to service the repayment obligations under the debt financing for the foreseeable future.

The obligations under the A/R Facility are expected to bear interest at the London interbank offer rate, or LIBOR, plus 4.75%, with a minimum LIBOR of 1.00%. LIBOR will be based upon 30 days LIBOR as of each business day (based on the rate as set forth in The Wall Street Journal or other source chosen by GE Capital in its discretion). The obligations under the Inventory Facility are to be determined based on the continuation of financing programs on the part of manufacturers and distributors.

The GE Capital credit facility is expected to contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, liens, transactions with affiliates and dividends and other distributions. The GE Capital credit facility is also expected to include financial maintenance covenants to be agreed upon and customary events of default.

The GE Capital commitment letter expires by its terms on August 14, 2009. GE Capital has no affirmative obligation under the commitment letter to grant Parent or Merger Sub any extension of the commitment letter.

Material United States Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences of the merger that are relevant to beneficial holders of our common stock (i) whose shares will be converted to cash in the merger and who will not own (actually or constructively) any shares of our common stock after the merger, or (ii) who exercise appraisal rights. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to beneficial holders of our common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, to which we refer as the “Code,” existing, proposed, and temporary regulations promulgated under the Code, and rulings, administrative pronouncements, and judicial decisions as in effect on the date of this proxy statement, changes to which could materially affect the tax consequences described below and could be made on a retroactive basis. The discussion applies only to beneficial holders of our common stock in whose hands the shares are capital assets within the meaning of Section 1221 of the Code and may not apply to beneficial holders who acquired their shares pursuant to the exercise of stock options or other compensation arrangements with us or who hold their shares as part of a hedge, straddle, conversion or other risk reduction transaction or who are subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, former citizens or long-term residents of the United States, pass-through entities (e.g., S corporations and partnerships) and investors in such entities, and taxpayers subject to the alternative minimum tax). In addition, this discussion does not consider the effect of any state, local, or foreign tax laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, any of the following:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in or under the laws of the United States or of any state (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not a U.S. holder.

No ruling has been or will be sought from the Internal Revenue Service, to which we refer as the IRS, as to the U.S. federal income tax consequences of the merger. This summary does not address the tax consequences of the merger under state, local and foreign laws or under U.S. federal tax law other than income tax law. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

U.S. Holders

The receipt of cash in exchange for En Pointe common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same price per share in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year at the time of consummation of the merger. The maximum U.S. federal income tax rate on net long-term capital gain recognized by individuals is 15% under current law. Deduction of capital losses may be subject to certain limitations.

Non-U.S. Holders

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized pursuant to the merger unless one of the following applies:

•	The gain is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States and, if a tax treaty applies, the gain is attributable to a non-U.S. holder’s U.S. permanent establishment. In such case, the non-U.S. holder will, unless an applicable tax treaty provides otherwise, generally be taxed on its net gain derived from the merger at regular graduated U.S. federal income tax rates, and in the case of a foreign corporation, may also be subject to the branch profits tax; or

•	A non-U.S. holder who is an individual holds En Pointe common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the merger, and certain other conditions are met. In such a case, the non-U.S. holder will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by certain U.S. capital losses.

Stockholders Exercising Appraisal Rights

A stockholder who perfects or exercises appraisal rights will generally recognize gain or loss with respect to his, her or its shares of our common stock equal to the difference between the amount of cash received and his, her or its basis in such shares as described more fully above. Interest, if any, awarded in an appraisal proceeding by a court would be included in such holder’s income as ordinary income for federal income tax purposes (and potentially subject to withholding at a 30% rate for payments made to non-U.S. holders).

Information Reporting and Backup Withholding

Cash payments made pursuant to the merger will be reported to the recipients and the Internal Revenue Service to the extent required by the Code and applicable U.S. Treasury Regulations. In addition, certain non-corporate beneficial owners may be subject to backup withholding at a 28% rate on cash payments received in connection with the merger. Backup withholding generally will not apply, however, to a beneficial owner who (a) furnishes a correct taxpayer identification number (i.e., a social security number, in the case of individuals, or an employer identification number, in the case of other stockholders) and certifies that he, she or it is not subject to backup withholding on the Form W-9 or successor form, (b) provides a certification of foreign status on Form W-8 or successor form or (c) is otherwise exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your

U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The discussion set forth above is included for general information only. Each beneficial owner of shares of our common stock should consult his, her or its own tax advisor with respect to the specific tax consequences of the merger to him, her or it, including the application and effect of state, local and foreign tax laws.

Liability Cap and Limitation on Remedies

Except in the case of willful breach or fraud and without limiting our rights, our right to receive payment of a termination fee of $350,000 from Parent is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise. We cannot seek injunctions or seek to enforce specifically the terms of the merger agreement against Parent or Merger Sub to complete the merger or otherwise.

Except in the event of willful breach or fraud by us and without limiting the rights of Parent and Merger Sub, Parent and Merger Sub’s right to receive payment of a termination fee of up to $350,000 from us and reimbursement for its out-of-pocket expenses and fees up to a maximum of $150,000 (provided that En Pointe shall not be obligated to pay Parent more than $350,000 in the aggregate with respect to such termination fee and any such reimbursable expense and fees) are the sole and exclusive remedies of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise. In addition, prior to the valid and effective termination of the merger agreement, Parent and Merger Sub are entitled to seek injunction to prevent breaches of the merger agreement and to seek to enforce specifically the terms of the merger agreement against us in any state or federal court sitting in the State of California.

Interests of Certain Persons in the Merger

In considering the recommendation of the special committee and our board of directors with respect to the merger, you should be aware that certain of our officers and directors have interests in the transaction that are different from, and/or in addition to, the interests our stockholders generally. The En Pointe board of directors and the special committee were aware of such interests and considered them, among other matters, in reaching their decisions to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, and recommend that our stockholders vote in favor of approving the merger and approving and adopting the merger agreement and the other transactions contemplated thereby.

Interests of the Continuing Stockholders

Merger Sub is wholly owned by Parent, which at present is wholly owned by Mr. Din. Each of Mr. Din, his wife, Naureen Din (who is also a member of our board of directors), and trusts whose sole beneficiaries are Mr. and Mrs. Din’s adult children, Ali Din and Mediha Din, have indicated that they intend, immediately prior to the effective time of the proposed merger, to contribute their respective shares of En Pointe common stock in consideration of the issuance to them of shares of capital stock of Parent. As a result of the merger, En Pointe will be privately owned directly by Parent and indirectly and beneficially by the Din Family Members (through their ownership of Parent) as a result of their ownership of Parent. As a result of the merger, the collective beneficial ownership of En Pointe by the Din Family Members (through their ownership of Parent) will increase from approximately 25.9% to 100%. As a result of the increase in their proportional ownership of En Pointe, the Din Family Members will enjoy correspondingly increased benefits from any future earnings and growth of En Pointe after the merger, which, if En Pointe successfully manages its business, could exceed the value of their original investments in En Pointe, including the amounts paid by them to buy out the non-continuing stockholders in the merger. The Din Family Members (through their ownership of Parent) will also bear a correspondingly increased risk of any possible decrease in the future earnings, growth or value of En Pointe or its common stock. Additionally, the investment of the Din Family Members (through their ownership of Parent) in En Pointe will be illiquid, with no public trading market for such securities and no certainty that an opportunity to sell the entire company at an attractive price will present itself at any time soon or ever, or that interim liquidity achieved through dividends will be sufficient to recover their investment let alone make a profit on their shares.

The merger may also provide additional means to enhance stockholder value for the Din Family Members, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of quarterly earnings comparisons, and additional means for making liquidity available to continuing stockholders, such as through dividends or other distributions. Incremental benefits and detriments include the right of the continuing stockholders to hold their current shares of En Pointe common stock after the merger, without incurring taxation for U.S. federal income tax purposes in connection with the merger.

In the event the merger is consummated, the Din Family Members and the other continuing stockholders will have their fees and expenses incurred in connection with the transaction reimbursed by the surviving corporation. Additionally, following the merger, Mr. Din, who is currently the President and Chief Executive Officer of En Pointe, will retain his officer positions with the surviving corporation and will become its sole director.

Treatment of Existing Stock Options, Including Those Held by Officers and Directors (Other than Those Held by Mr. and Mrs. Din)

In connection with the consummation of the merger, immediately prior to the effective time of the merger, each then-outstanding stock option, all of which are fully vested, will be cancelled in exchange for an amount in cash (less any applicable withholding required by law) payable at or as soon as practicable after the effective time, equal to the product of (A) the total number of shares of common stock underlying such option and (B) the excess, if any, of the merger consideration over the per share exercise price of such option:

The special committee of our board of directors, consisting of two independent and disinterested directors, approved the treatment of outstanding equity compensation awards described above and recommended such treatment to our board of directors, who unanimously (without the participation of Mr. and Mrs. Din in deliberations or voting) approved the proposed merger, and the merger agreement and the transactions contemplated thereby, including the treatment of the outstanding stock option awards.

We have agreed, and Parent has agreed to cause each of Mr. and Mrs. Din to agree, to have Mr. and Mrs. Din’s stock options cancelled effective immediately prior to the merger.

As of the date hereof, there are no outstanding unvested stock options for shares of En Pointe common stock.

The table below sets forth, as of June 30, 2009, for each of our directors and executive officers:

•	the number of stock options (both vested and unvested) held by such persons; and

•	the net cash payment that may be made upon consummation of the merger in respect of shares of common stock acquired immediately prior to the consummation of the merger pursuant to the exercise of any such stock options with exercise prices less than the merger consideration of $2.50.

		Weighted		Weighted
		Average		Average
		Exercise		Exercise
		Price of		Price of
	Vested	Vested	Unvested	Unvested	Resulting Net
	Options	Options	Options	Options	Consideration(1)

Non-Employee Directors
Naureen Din	50,000	$1.94	—	—	(2)
Zubair Ahmed	50,000	$1.94	—	—	$28,000
Mansoor Shah	50,000	$3.38	—	—	$0
Mark Briggs	55,000	$5.02	—	—	$28,000
Edward Hunter	50,000	$3.38	—	—	$0
Timothy Lilligren	50,000	$3.38	—	—	$0
Executive Officers
Attiazaz “Bob” Din	300,000	$1.94	—	—	(2)
Javed Latif	90,000	$1.25	—	—	$112,500
Robert Mercer	35,000	$1.25	—	—	$43,750

(1)	Represents the net payment to such holder reflecting the excess of the per-share merger consideration of $2.50 over the exercise prices that would be paid by such holder to En Pointe upon the exercise, immediately prior to the merger, of any options with exercise prices less than $2.50, assuming such exercises, and without reflecting any applicable tax withholdings in connection with such exercises.

(2)	Pursuant to the terms of the merger agreement, En Pointe agreed, and Parent agreed to cause Mr. and Mrs. Din to agree, to cancel all of Mr. and Mrs. Din’s options outstanding prior to the effective time of the merger. Mr. and Mrs. Din have indicated to En Pointe that they will agree to have their stock options cancelled prior to the effective time of the merger.

Indemnification and Insurance

The parties to the merger agreement agreed that the surviving corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of En Pointe’s and any of our subsidiaries’ organizational documents in effect immediately prior to the effective time of the merger or in the indemnification agreements with our and our subsidiaries’ respective directors, officers or employees in effect as of the date of the merger agreement. All rights of indemnification with respect to any claim, action, suit, proceeding or investigation brought would continue until the disposition of the action or resolution of the claim. Further, the surviving corporation would indemnify, to the fullest extent permitted by applicable law, each of our and our subsidiaries’ present and former directors, officers and employees against all costs or expenses (and to comply with all of our obligations to advance funds or expenses incurred) in connection with any claim, proceeding or investigation arising out of any act or omission occurring before or after the effective time of the merger.

The parties to the merger agreement agreed that, for a period of six years from the later of (a) the effective time of the merger or (b) the time a director or officer of En Pointe is no longer serving in such capacity, the surviving corporation shall maintain the directors’ and officers’ liability insurance policies currently maintained by En Pointe to cover acts or omissions occurring at or prior to the effective time of the merger, or the time that such individual ceased to serve as a director or officer of En Pointe, as the case may be, for those individuals who are covered by En Pointe’s current directors’ and officers’ liability insurance policies. Such policies would be on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals as En Pointe’s policy in effect on the date of the merger agreement (or the surviving corporation may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the effective time of the merger, including a “tail” policy); provided, however, that if the aggregate annual premiums for such insurance exceeds 200% of the current aggregate annual premium (or 300% in the case of a “tail” policy), then the surviving corporation would provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at such maximum amount. Any replacement or substitution of insurance policies must not result in gaps of coverage.

The indemnification and insurance provisions of the merger agreement are more fully described under “The Merger Agreement — Indemnification and Insurance.”

Special Committee Compensation

The special committee of our board of directors is composed of its chairman, Timothy J. Lilligren, and member Edward O. Hunter. Each member of the special committee was paid $60,000 for his service to the special committee.

Projected Financial Information

We do not as a matter of course make public projections as to future performance or earnings and we are especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, financial forecasts prepared by our senior management were made available to our board of directors (including Mr. and Mrs. Din), the special committee and the special committee’s financial advisors in connection with their respective considerations of the proposed merger. We have included a subset of these projections below to give our stockholders access to certain nonpublic information considered by Parent and Merger Sub, the special committee and our board of directors for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that the continuing stockholders, the special committee, our board of directors, FMV Opinions, Inc., or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

We advised the recipients of the projections that our internal financial forecasts, upon which the projections were based, are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond our control. The projections also reflect estimates and assumptions related to our business that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections were prepared for internal use and to assist the special committee and its financial advisors, our board of directors and the continuing stockholders with their due diligence investigations of En Pointe and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Our independent registered public accounting firm has not examined or compiled any of the accompanying projected financial information, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.

Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of En Pointe, including the factors described under “Cautionary Statement Regarding Forward-Looking Information ,” which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year.

In September 2008, our senior management developed projections for fiscal years 2009 through 2011. The original projections were prepared on September 21, 2008, and were subsequently revised on September 29, 2008. Since September 29, 2008, the date of the most recently revised projections, we have made publicly available our actual results of operations for the fiscal year ended September 30, 2008, and for the quarter and six months ended March 31, 2009. In addition, in response to a request in January 2009 from the special committee of our board of directors to update this projected financial information, our senior management indicated that recent uncertainty with the economic outlook and our customers increased the risk that the results set forth in the September 29, 2008 projections would not be achieved.

You should review our annual report on Form 10-K for the year ended September 30, 2008, as amended, a copy of which is attached as Annex D to this proxy statement, and our quarterly report on Form 10-Q for the quarter ended March 31, 2009, as amended, a copy of which is attached as Annex E to this proxy statement, to obtain this information. We caution you not to place undue reliance on the projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections.

The inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, we do not intend to update, or otherwise revise the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Summary of Financial Projections dated September 20, 2008 (amounts in millions)

	For the Fiscal Years Ended September 30,
	2009	2010	2011

Net sales	$237.6	254.0	270.6
Gross profit	$32.1	32.8	34.4
Operating income (loss)	1.2	2.5	3.2
Net income	$(4.1)	1.2	1.2
EBITDA	1.5	2.8	3.5

Summary of Financial Projections dated September 29, 2008 (amounts in millions)

	For the Fiscal Years Ended September 30,
	2009	2010	2011

Net sales	$227.9	247.5	270.6
Gross profit	$31.1	32.1	34.4
Operating income (loss)	0.3	2.0	3.2
Net income	$(7.6)	0.8	1.2
EBITDA	0.6	2.3	3.5

Our senior management revised its original projections dated September 20, 2008, as reflected in the projections dated September 29, 2008, in light of continuing uncertainty in the U.S. economy and a series of events that were expected to impact En Pointe’s financial results in the final fiscal quarter 2008 and in the first quarter of its fiscal year ended September 30, 2009 as well as En Pointe’s future performance. The projections dated September 29, 2008 were based on the following changes to the earlier September 20, 2008 projections:

•	$500,000 provision against inventory in hand for the final fiscal quarter of 2008 relating to En Pointe customer Washington Mutual;

•	$1.4 million provision against accounts receivable relating to En Pointe customer Washington Mutual for the final fiscal quarter of 2008;

•	$500,000 additional provision against accounts receivable for the final fiscal quarter of 2008;

•	$400,000 accrual for legal expenses for the final fiscal quarter of 2008 and a separate accrual of $375,000 as a settlement reserve, each of which is unrelated to the proposed merger transaction;

•	$50,000 and $200,000 provisions for the final fiscal quarter of 2008 and the first fiscal quarter of 2009, respectively, relating to expenses resulting from a recent terrorist act in Islamabad, Pakistan that caused damage to our nearby facilities;

•	loss of $3.732 million relating to the current market value of En Pointe’s 745,000 shares of ADSL for the final fiscal quarter of 2008, plus an additional impairment of $3.268 million related to the expected drop in the market price of the ADSL shares over the course of the first fiscal quarter of 2009 expected to result from losses related to the change in ownership of EPGS customer Washington Mutual and in light of current economic uncertainty; and

•	reduction in product revenue of 4.3% for the fiscal year ended September 30, 2009 and 2.75% for the fiscal year ended September 30, 2010 in light of recent event and current economic factors relative to the product revenue projections used to prepare the September 20, 2008 projections.

Certain Preliminary Financial Information

We made available to our board of directors (including Mr. and Mrs. Din), the special committee, the special committee’s financial advisor and Parent and Merger Sub in connection with their respective considerations of the proposed merger certain non-public preliminary financial statements, including an unaudited consolidated balance sheet and related statements of income and cash flows of En Pointe and its consolidated subsidiaries for and as of the five month periods ended February 28, 2009 and February 28, 2008. These preliminary financial statements are set forth below. These preliminary financial statements were not prepared in accordance with GAAP or with a view toward public disclosure.

We have included these preliminary financial statement below to give our stockholders access to certain nonpublic information considered by Parent and Merger Sub, the special committee and our board of directors for purposes of considering and evaluating the merger.

These preliminary financial statements have not been reviewed or audited by En Pointe’s independent public accounting firm, do not include any information or notes which would otherwise be required by GAAP and are subject to quarterly and year-end adjustments and other revisions, which might be material.

Since we prepared these preliminary financial statements for and as of the five month periods ended February 28, 2009 and February 28, 2008, we have made publicly available our actual results of operations for the quarter and six months ended March 31, 2009 in our quarterly report on Form 10-Q for the quarter ended March 31, 2009, as amended, a copy of which is attached as Annex E to this proxy statement.

En Pointe does not undertake any obligation to update or otherwise reconcile or revise this information to reflect circumstances after the date this information was generated or to reflect the occurrence of future events.

Preliminary Unaudited Financial Information as of and for the Five Month Periods ended February 28, 2008 and February 28, 2009

Balance Sheet

	As of	As of
	February 29,	February 28,
	2008	2009

ASSETS:
Current assets:
Cash	$3,917	$7,813
Restricted cash	77	10
Short term cash investment	11	0
Accounts receivable, net	40,154	23,207
Inventories, net	6,594	7,698
Prepaid expenses and other current assets	1,841	1,445

Total current assets	$52,595	$40,172
Property and equipment, net of accumulated depreciation and amortization	5,562	4,418
Due from Affiliates		3,424
Other assets	3,109	8,377

Total assets	$61,266	$56,393

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable, trade	$17,851	$13,392
Borrowings under line of credit	10,266	7,037
Short-term borrowings and current maturities of long-term debt	428	218
Accrued liabilities	5,327	8,927
Accrued taxes and other liabilities	6,045	7,675

Total current liabilities	$39,917	$37,249
Long term liabilities	715	403

Total liabilities	$40,632	$37,652

Noncontrolling interest	$2,002	$1,933
Stockholders’ equity:
Preferred stock, $.001 par value:
Shares authorized — 5,000,000
No shares issued or outstanding
Common stock, $.001 par value:
Shares authorized — 15,000,000; with 7,159,193 shares issued	$7	$9
Additional paid-in capital	42,206	43,644
Treasury stock		(1)
Accumulated other comprehensive income	(93)	(7,098)
Accumulated deficit	(23,487)	(19,746)

Total stockholders’ equity	$18,632	$16,807

Total liabilities and stockholders’ equity	$61,266	$56,393

Statement of Income

	For the Five	For the Five
	Month Period	Month Period
	Ended	Ended
	February 28,	February 28,
	2008	2009

Net sales:
Product	$110,652	$76,944
Service	20,528	3,854

Total net sales	$131,180	$80,798

Cost of sales:
Product	$101,638	$68,063
Service	11,729	2,867

Total cost of sales	$113,367	$70,930

Gross profit:
Product	9,014	8,881
Service	8,798	987

Total gross profit	$17,813	$9,868

Selling and marketing expenses	14,960	7,837
General and administrative expenses	5,458	4,529

Operating income (loss)	$(2,605)	$(2,498)

Interest (expense) income, net	56	9
Other (expense) income, net	74	(71)

Income (loss) before income taxes and minority interest	$(2,476)	$(2,560)
Provision for income taxes	31	(26)

Income (loss) before minority interest	$(2,508)	$(2,534)
Allocated (loss) income in equity investment		68
Noncontrolling interest in loss (income)	(43)	29

Net income (loss)	$(2,551)	$(2,437)
Other comprehensive (loss) income, net of tax Foreign currency translation adjustment	(79)	(324)
Fair value adjustment for marketable securities	0	(6,115)

Comprehensive income (loss)	$(2,630)	$(8,876)

Provisions for the Non-Continuing Stockholders

No provision has been made to grant the non-continuing stockholders access to the corporate files of En Pointe or those of Parent or Merger Sub, or the files of the Din Family Members or any of the other continuing stockholders, or to obtain counsel or appraisal services at the expense of En Pointe or any other such party.

Estimated Fees and Expenses of the Merger

Except as set forth below, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether the merger is consummated. We will not pay any fees or commissions to any broker, dealer or other person in connection with the merger, other than to FMV Capital Markets, Inc. for investment banking services provided to En Pointe during the go-shop period and the fees of FMV Opinions, Inc. for its fairness opinion.

If the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses (provided that the continuing stockholders will have their expenses reimbursed by the surviving corporation). If the merger agreement is terminated under certain circumstances described under “The Merger Agreement — Termination Fees,” beginning on page 88, we have agreed to pay Parent all reasonable documented out-of-pocket expenses (including all reasonable fees and expenses of debt financing sources, counsel, accountants, investment bankers, experts and consultants), up to $150,000 in the aggregate incurred by Parent and Merger Sub or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the merger agreement and the financing and all other matters related to the merger (net of the amount of any termination fee that we pay Parent under the terms of the merger agreement in connection with such termination).

The following is an estimate of fees and expenses to be incurred by us in connection with the merger:

Legal	$300,000
Financial Advisors	120,000
Accounting	20,000
Printing and Mailing	30,000
SEC Filing Fees	780
Paying Agent	30,000
Proxy Solicitation and Information Agent	6,000
Miscellaneous	10,000

Total	$516,780

The following is an estimate of the fees and expenses to be incurred by the continuing stockholders in connection with the merger:

Legal	$350,000
Financial Advisor	75,000
Credit Commitment Fee and Reimbursable Lender Expenses	150,000
Miscellaneous	25,000

Total	$600,000

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the merger and the merger agreement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the documents incorporated by reference in this proxy statement contain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. These forward-looking statements include, without limitation, statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “should,” “plan,” “may,” “continue,” “strategy” or similar expressions. We believe it is important to communicate management’s expectations to En Pointe’s stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The cautionary language in this proxy statement provides examples of risks, uncertainties and events that may cause our actual results or matters related to the merger to differ materially from the expectations we describe in forward-looking statements. You should be aware that the occurrence of the events described in those risk factors and the risk factors described below could have a material adverse effect on our business, operating results and financial condition or the merger.

In addition to the risks and other factors and matters contained in this proxy statement, we believe the following factors could cause actual results or matters related to the merger to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that has been or may be instituted against En Pointe and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain the company stockholder approval or the non-continuing stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure to obtain the necessary debt financing set forth in the commitment letter received by Merger Sub, and any additional necessary financing, in connection with the merger;

•	the failure of the merger to close for any other reason;

•	the effect of the announcement of the merger or the failure of the merger on our customer or vendor relationships, operating results and business generally;

•	the risks that the proposed transaction disrupts current plans and operations;

•	the potential difficulties that we may encounter in retaining key employees as a result of the pendency of the merger or failure of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of financing that Parent and Merger Sub will obtain for the merger; and

•	the risks identified elsewhere in this proxy statement associated with En Pointe being able to meet the projections for the fiscal years ending September 30, 2009 through September 30, 2011 or being able to continue growing, competing and creating stockholder value.

The foregoing list and the risks reflected in our documents incorporated by reference in this proxy statement should not be construed to be exhaustive. We believe that the forward-looking statements in this proxy statement are reasonable; however, there is no assurance that the actions, events or results of the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations or financial condition or on the merger. In addition, actual results or matters related to the merger could differ materially from the forward-looking statements contained in this proxy statement as a result of the timing of the completion of the proposed merger or the impact of the merger or the failure of the merger on our operating results, capital resources, profitability, cash requirements, management resources and liquidity. In view of these uncertainties, you should not place undue reliance on any forward-looking statements, which are based on our current expectations. Further, forward-looking statements speak only as of the date they are made, and, other than as required by applicable law, we undertake no obligation to update any of them publicly in light of new information or future events.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

The special meeting of En Pointe stockholders will be held at 8:00 a.m. local time, on       , 2009, at our corporate headquarters, 18701 S. Figueroa Street, Gardena, California. We are sending this proxy statement to you in connection with the solicitation of proxies by the En Pointe board of directors for use at the special meeting and any adjournments or postponements of the special meeting.

Board Recommendation

Our board of directors has concluded that the merger, and the merger agreement and the other transactions contemplated thereby, are substantively and procedurally fair to, and are advisable to and in the best interests of, the unaffiliated stockholders and the affiliated stockholders other than the continuing stockholders and has unanimously (without the participation of Mr. and Mrs. Din in deliberations or voting), approved the merger and approved and adopted the merger agreement and the transactions contemplated thereby. Accordingly, our board of directors unanimously (without the participation of Mr. and Mrs. Din in deliberations or voting) recommends that all En Pointe stockholders vote FOR approval of the merger, and the approval and adoption of merger agreement and the other transactions contemplated thereby, and FOR an adjournment proposal, if necessary.

Record Date and Quorum

Our board of directors has fixed the close of business on       , 2009 as the record date for the special meeting. Only holders of record of shares of our common stock on the record date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. As of the record date, there were           outstanding shares of our common stock held by approximately   holders of record. At the special meeting, each share of our common stock will be entitled to one vote on all matters.

The presence, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. Shares of our common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the special meeting. Shares held by stockholders that abstain from voting on the merger agreement (either by being present and abstaining or by marking “ABSTAIN” on the proxy card) will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists, but will have the same effect as a vote against approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby for purposes of the company stockholder approval and the non-continuing stockholder approval.

Voting Procedures

Stockholders may vote by proxy or in person at the meeting. To vote by proxy, stockholders may:

•	call the toll-free number listed on the accompanying proxy card;

•	visit the Internet site address listed on the accompanying proxy card; or

•	complete, sign and date the proxy and return it in the envelope provided. The Internet and telephone voting facilities will close at 8:59 p.m., Los Angeles time, on , 2009.

Stockholders who vote by Internet or telephone need not return a proxy card by mail. If your shares of common stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Please refer to the instruction card they provide for voting your shares.

Vote Required for Approval and Adoption

The approval and adoption of the merger and the merger agreement require the affirmative vote of both:

•	the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, to which vote we refer in this proxy statement as the “company stockholder approval”; and

•	the holders of a majority of the number of shares of our common stock entitled to vote at the special meeting other than shares held by, or in custodial accounts for, the continuing stockholders, to which vote we refer in this proxy statement as the “non-continuing stockholder approval.”

Your vote on the proposal to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby will be counted with respect to both the company stockholder approval and the non-continuing stockholder approval. For the proposal to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, you may vote FOR or AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to approve the merger and to approve and adopt the merger agreement and the other transactions contemplated thereby, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the approval of the merger and the approval and adoption of the merger agreement and the other transactions contemplated thereby for purposes of the company stockholder approval and the non-continuing stockholder approval.

If your shares of common stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Under Nasdaq rules, brokers who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby. As a result, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote those shares with respect to those matters, referred to generally as “broker non-votes.” These “broker non-votes” will be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the approval of the merger and the approval and adoption of the merger agreement and the other transactions contemplated thereby for purposes of the company stockholder approval and the non-continuing stockholder approval, but will have no effect for purposes of voting on an adjournment of the special meeting, if such adjournment is necessary.

Approval of any proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies requires, assuming a quorum is present with respect to the proposal, requires the affirmative vote of a majority of the votes cast in person or by proxy on the matter of adjournment. A failure to vote your shares of common stock or a broker non-vote will have no effect on the outcome of any vote to adjourn the special meeting. An abstention will have no effect on any proposal to adjourn the special meeting.

If a quorum is not present at the special meeting, a majority of the shares held by stockholders entitled to vote who are present in person or by proxy at the meeting may vote to adjourn the meeting until a new date, time and place announced at the special meeting (so long as the new date is not more than 30 days from the date of the special meeting) or with notice later provided to the stockholders.

Mr. Din has informed us that he and the other continuing stockholders plan to vote all shares of our common stock owned by them (constituting approximately 25.9% of the shares of our common stock outstanding as of the record date for the special meeting) in favor of the approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, in connection with the company stockholder approval. In addition, as of the record date for the special meeting, our directors and executive officers other than Mr. and Mrs. Din had the right to vote, in the aggregate, an additional 679,896 shares of our common stock, which represented approximately 9.5% of the outstanding shares of our common stock on the record date for the special meeting. These directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the approval of the merger and the approval and adoption of the merger agreement and the other transactions contemplated thereby.

Proxies and Revocation

Stockholders of record may submit proxies by mail. Stockholders who wish to submit a proxy should mark, date, sign and return the proxy card by mail in the envelope furnished. Stockholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail, if that service is offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, and “FOR” the adjournment proposal, if necessary.

You may revoke any proxy given pursuant to this solicitation at any time before it is voted, subject to the limitations described below. Proxies may be revoked by:

•	filing with the secretary of En Pointe, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a date later than the proxy to be revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

•	submitting a later-dated proxy card or a later-dated proxy by telephone or the Internet at or before the taking of the vote at the special meeting.

You should send any written notice of revocation or subsequent proxy to En Pointe Technologies, Inc., 18701 S. Figueroa Street, Gardena, California 90248, Attention: Secretary, or hand deliver it to the secretary of En Pointe at or before the taking of the vote at the special meeting.

If your shares of our common stock are held through a broker, bank or other nominee, you should follow the instructions of your broker, bank or nominee regarding the revocation of proxies. If your broker, bank or nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a proxy again by telephone or the Internet.

Please do not send in your stock certificates with your proxy card.  When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting, so long as the new date is not more than 30 days from the date of the special meeting. Approval of the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies requires, assuming a quorum is present with respect to the proposal, the affirmative vote of a majority of the votes cast in person or by proxy on the matter of adjournment. If a quorum is not present at the special meeting, a majority of the shares held by stockholders present in person or by proxy at the meeting may adjourn the meeting until a new date, time and place announced at the special meeting (so long as the new date is not more than 30 days from the date of the special meeting) or with notice later provided to the stockholders. Any signed proxies received by us in which no voting instructions are provided on this matter will be voted “FOR” an adjournment of the special meeting, if necessary, to solicit additional proxies. In addition, when any meeting is convened, the presiding officer, if directed by our board of directors, may adjourn the meeting if (a) no quorum is present for the transaction of business, or (b) our board of directors determines that adjournment is necessary to enable the stockholders to consider fully information which our board of directors determines has not been sufficiently or timely made available to stockholders or otherwise to exercise their voting rights effectively. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed. At any adjourned meeting, we may transact any business which might have been transacted at the original special meeting.

Rights of Stockholders Who Object to the Merger

Stockholders of En Pointe are entitled to appraisal rights under Section 262 of the DGCL in connection with the merger. This means that you are entitled to demand appraisal and payment of the fair value of your shares as determined in accordance with Section 262 of the DGCL. The ultimate amount that you receive as a dissenting stockholder may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal before the vote is taken on the merger, you must not vote in favor of the proposal to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, and you must continue to hold your shares of En Pointe common stock through the completion of the merger. Your failure to follow exactly the procedures specified under Section 262 of the DGCL will result in the loss of your appraisal rights, in which case you will receive the merger consideration as if you had not attempted to exercise your appraisal rights. See “Appraisal Rights” beginning on page 92 and the text of the Section 262 of the DGCL is reproduced in its entirety as Annex C.

Solicitation of Proxies

This proxy solicitation is being made on behalf of our board of directors and paid for by En Pointe. We have engaged The Altman Group, Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a service fee of approximately $5,500 plus reasonable out-of-pocket expenses. Our directors, officers and employees may also solicit proxies by personal interview, mail, email, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other nominees to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and nominees hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Other Matters

We do not know of any other business that will be presented at the meeting. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted in accordance with the recommendation of our board of directors.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call The Altman Group, Inc., our proxy solicitor, at 1 (800) 217-0538.

THE PARTIES TO THE MERGER

En Pointe Technologies, Inc.

18701 S. Figueroa Street
Gardena, California 90248
(310) 337-5200

En Pointe Technologies, Inc., a Delaware corporation, is a single-source direct marketing reseller of name-brand information technology products to the small-to-medium-sized business market, large enterprise accounts and public sector accounts. We currently conduct product sales from a combination of 11 traditional sales offices, as well as from various virtual offices that allow us to do business throughout the United States. We offer hundreds of thousands of information technology products from hundreds of manufacturers, including, without limitation, International Business Machines Corporation, Hewlett-Packard Company, Dell Computer Corporation, Lenovo, Cisco Systems, Inc., Fujitsu Limited, Apple Inc., 3Com Corporation, Microsoft Corporation, Toshiba Corporation, Kingston Technology Corporation, Lexmark International, Inc., Sony Corporation, Symantec Corporation, McAfee, Inc., BEA Systems, Inc., Avaya, Inc., VMware, Inc. and NetApp, Inc. We are also one of a limited number of Microsoft Certified Large Account Resellers. A detailed description of our business is contained in our annual report on Form 10-K for the year ended September 30, 2008, as amended, which is attached as Annex D to this proxy statement.

Din Global Corp.

18701 S. Figueroa Street
Gardena, California 90248
(310) 337-5200

Din Global Corp., to which we refer in this proxy statement as “Parent,” is a Delaware corporation that is presently wholly-owned by Attiazaz “Bob” Din, our President and Chief Executive Officer. Each of Mr. Din, his wife, Naureen Din (who is also a member of our board of directors), and trusts whose sole beneficiaries are Mr. and Mrs. Din’s adult children, Ali Din and Mediha Din, have indicated that they intend, immediately prior to the effective time of the proposed merger, to contribute their respective shares of En Pointe common stock to Parent in consideration of the issuance to them of shares of capital stock of Parent. Parent has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging the related financing transactions. Mr. Din is the sole director and executive officer of Parent.

ENP Acquisition, Inc.

18701 S. Figueroa Street
Gardena, California 90248
(310) 337-5200

ENP Acquisition, Inc., a Delaware corporation, to which we refer in the proxy statement as “Merger Sub,” is wholly-owned by Parent. Merger Sub was formed solely for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including arranging the related financing transactions. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging the related financing transactions. Mr. Din is the sole director and executive officer of Merger Sub.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, as amended, a copy of which is attached as Annex A to this proxy statement. The provisions of the merger agreement are extensive and not easily summarized. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger, because it, and not this summary or this proxy statement, is the legal document that governs the merger. In addition, you should read “Special Factors — Effects of the Merger ,” beginning on page 54, and “Special Factors — Interests of Certain Persons in the Merger,” beginning on page 61, as certain provisions of those agreements relate to certain provisions of the merger agreement.

The Merger

At the effective time of the merger, Merger Sub will merge with and into En Pointe, and En Pointe will be the surviving corporation and wholly owned directly by Parent.

Effective Time

The closing of the merger will take place on a date to be specified by the parties, which will be no later than the third business day after the satisfaction or waiver of the closing conditions stated in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) unless another date is agreed to in writing by the parties. The merger will become effective at the time, which we refer to as the “effective time” of the merger, when En Pointe files a certificate of merger with the Secretary of State of the State of Delaware or at such later time as Merger Sub and En Pointe agree in writing and specify in the articles of merger.

Merger Consideration

At the effective time of the merger, each share of En Pointe common stock issued and outstanding immediately prior to the effective time of the merger, other than shares held by, or in custodial accounts for, the continuing stockholders, or by En Pointe in treasury, and by stockholders who have properly demanded and perfected, and have not timely withdrawn, appraisal rights with respect to such shares, which are referred to as “appraisal shares,” will be cancelled and cease to exist and will be converted into the right to receive the merger consideration of $2.50 in cash per share without interest, less any applicable federal withholding taxes.

After the effective time of the merger, each holder of a certificate representing shares of En Pointe common stock or book-entry shares representing shares of En Pointe common stock (other than appraisal shares) will no longer have any rights with respect to such shares other than the right to receive the merger consideration in accordance with Section 262 of the DGCL.

Payment Procedures

Parent will designate a paying agent reasonably acceptable to En Pointe to receive the aggregate merger consideration for the benefit of the holders of shares of our common stock. At or prior to the effective time of the merger, Parent will deposit with the paying agent an amount in cash equal to the aggregate merger consideration.

At the close of business on the day on which the effective time of the merger occurs, we will close our stock transfer books. After that time, there will be no further transfer of shares of our common stock that were outstanding and held by non-continuing stockholders immediately prior to the effective time of the merger.

Promptly after the effective time of the merger, Parent will cause the paying agent to mail to each non-continuing stockholder of record a letter of transmittal and instructions advising you how to exchange your certificates or book-entry shares for the merger consideration. The paying agent will pay to you your merger consideration, less any federal withholding taxes, after you have (a) surrendered your certificates or book-entry shares to the paying agent and (b) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The paying agent will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A

LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within 12 months following the effective time of the merger, such cash will be returned to the surviving corporation upon demand. Subject to any applicable unclaimed property laws, after that point, holders of our common stock will be entitled to look only to the surviving corporation as general creditors with respect to any merger consideration that may be payable upon surrender of any certificates or book-entry shares.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate or book-entry shares, you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s reasonable satisfaction that the taxes have been paid or are not required to be paid and, in the case of a stock certificate, you must have your certificate properly endorsed or otherwise in proper form for transfer.

If you have lost your certificate, or if it has been stolen or destroyed, you will be required to provide an affidavit to that fact. You may also be required to enter into an indemnity or post a bond as indemnity with respect to such certificate. The letter of transmittal instructions will tell you what to do in these circumstances.

Treatment of Stock Options

The merger agreement provides that, prior to the effective time of the merger, our board of directors will take appropriate action to cause any unvested stock options to become vested before the merger and exercisable. As of the date hereof, there are no outstanding unvested stock options for shares of En Pointe common stock. The merger agreement further provides that, immediately prior to the effective time of the merger, each then-outstanding stock option will be cancelled in exchange for an amount in cash (less any applicable withholding required by law) payable at or as soon as practicable after the effective time, equal to the product of (A) the total number of shares of common stock underlying such option and (B) the excess, if any, of the merger consideration over the per share exercise price of such option. Notwithstanding the foregoing, we have agreed, and Parent has agreed to cause Mr. and Mrs. Din to agree, to have Mr. and Mrs. Din’s stock options cancelled effective immediately prior to the merger.

Representations and Warranties

The merger agreement contains various representations and warranties made by us to Parent and Merger Sub and by Parent and Merger Sub to us. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the merger agreement. In addition, these representations and warranties have been made solely for the benefit of the other party or parties to the merger agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Representations and Warranties of En Pointe.  In the merger agreement, we made representations and warranties to Parent and Merger Sub, subject to identified exceptions and qualifications, including those relating to:

•	our due organization and valid existence;

•	the valid issuance of outstanding our capital stock and that of our subsidiaries;

•	our capital structure;

•	the necessary corporate power and authority for us to enter into, and perform our obligations under, the merger agreement and to consummate the transactions contemplated thereby;

•	the governmental consents or approvals required as a result of the merger agreement or the consummation of the transactions contemplated thereby;

•	the absence of any conflict with or violation of the organizational documents or any contract to which we or our subsidiaries are a party or any statute, law, ordinance, rule, regulation, judgment, order, writ, decree, injunction or stipulation applicable to us, any of our subsidiaries or any of our respective properties or assets as a result of the merger agreement or the consummation of the merger;

•	our SEC filings since January 1, 2007;

•	our absence of liabilities, other than liabilities disclosed on our balance sheet as of September 30, 2008, liabilities incurred after September 30, 2008 in the ordinary course of business or liabilities that could be expected to have a material adverse effect;

•	the absence of brokers’ and financial advisor fees (other than the fees payable to FMV Opinions, Inc.);

•	the vote required to approve the merger and to approve and adopt the merger agreement and the other transactions contemplated thereby;

•	the approval of the merger agreement and the other transactions contemplated thereby by the members of our board of directors;

•	the receipt by our board of directors of an opinion from FMV Opinions, Inc.; and

•	the information provided in the Schedule 13E-3 relating to the merger does not contain any untrue statement of material fact or omit to state a material fact.

In addition to the identified exceptions and qualifications, all of our representations and warranties in the merger agreement are also qualified if and to the extent that Mr. Din, in his capacity as our Chief Executive Officer knows, or reasonably should know in the performance of his duties as our Chief Executive Officer, that such representations and warranties are not true, complete or correct,

Company Material Adverse Effect.  Some of the representations and warranties referred to above are qualified by a material adverse effect standard. As used in the merger agreement, a material adverse effect with respect to us means, any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, (1) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of us and our subsidiaries, taken as a whole, or (2) that would reasonably be expected to prevent or materially delay or materially impair our ability to consummate the merger, except for any such facts, circumstances, changes, occurrences or effects arising out of or relating to (i) the announcement or the existence of the merger agreement and the transactions contemplated thereby or actions by Parent or us required to be taken under the merger agreement, (ii) changes in general economic or political conditions or the financial markets, (iii) changes in applicable laws, rules, regulations or orders of any governmental entity or changes in accounting rules or principles, (iv) changes affecting generally the industries in which we or our subsidiaries conduct business, or (v) any outbreak or escalation of hostilities or war or any act of terrorism, except, in the case of (ii) — (iv) above, to the extent that any such event, change, condition, effect or circumstance has a disproportionately adverse effect on us or our subsidiaries as compared to other comparable businesses.

Representations and Warranties of Merger Sub.  The merger agreement also contains various representations and warranties made by Parent and Merger Sub to us, subject to identified exceptions and qualifications, including those relating to:

•	the due organization, and valid existence of Parent and Merger Sub;

•	the necessary corporate power and authority of Parent and Merger Sub to enter into, and perform their respective obligations under, the merger agreement and to consummate the transactions contemplated thereby;

•	the capital structure of Parent and Merger Sub;

•	the governmental consents or approvals required as a result of the merger agreement or the consummation of the transactions contemplated thereby;

•	the absence of any conflict with or violation of the organizational documents or any contract to which Parent or Merger Sub is a party or any statute, law, ordinance, rule, regulation, judgment, order, writ, decree, injunction or stipulation applicable to Parent or Merger Sub or any of their respective properties or assets as a result of the merger agreement or the consummation of the merger;

•	the absence of brokers’ and finders’ fees (other than fees payable to Janney Montgomery Scott LLC);

•	the financing arrangements of Parent and Merger Sub, including the GE Capital commitment letter;

•	the information provided in the Schedule 13E-3 relating to the merger does not contain any untrue statement of material fact or omit to state a material fact;

•	the disclosure of any agreements, arrangements or understandings between Parent and the continuing stockholders on the one hand, and any member of our management or board of directors (other than Mr. and Mrs. Din) on the other hand, relating to the merger or operations of the surviving corporation after the merger;

•	the access by Parent to our books, records, facilities, equipment, contracts and other assets, and the independent investigation and analysis of us by Parent; and

•	the solvency of the surviving corporation after the merger.

Conduct of Business Prior to Closing

We have agreed in the merger agreement that, until the consummation of the merger or the termination of the merger agreement in accordance with its terms, except as expressly contemplated by the merger agreement or required by law or consented to in writing by Parent, we will:

•	conduct our and business in all material respects in the ordinary course of business consistent with past practice; and

•	use commercially reasonable efforts to preserve intact our present business organization and to preserve our existing material business relationships.

We have also agreed in the merger agreement that, until the consummation of the merger or the termination of the merger agreement in accordance with its terms, except as expressly contemplated by the merger agreement or consented to in writing by Parent, we will not:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any shares of our stock or other ownership interests, other than dividends or distributions by a direct or indirect wholly-owned subsidiary in the ordinary course of business consistent with past practice;

•	split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in substitution or lien of outstanding common stock;

•	purchase, redeem or acquire any shares of our capital stock or any other securities or any rights, warrants or options to acquire any shares or other securities;

•	issue, deliver, sell, grant, pledge or encumber or subject to any lien any shares of our capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than the issuance of shares in connection with the exercise of options for shares of our commons stock outstanding on the date of the merger agreement;

•	amend or waive any material provision in our certificate of incorporation or bylaws or organizational documents of our subsidiaries, except as may be required by law or the rules and regulations of the SEC or Nasdaq, or enter into any agreement with any of our stockholders in their capacity as such;

•	directly or indirectly acquire, (A) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (B) any material asset or assets, except for capital expenditures;

•	incur, create, assume or become liable for, any indebtedness for borrowed money or guarantee any indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other

•	rights to acquire any of our debt securities, guarantee any debt securities of another person, enter into any “keep well” or other contract to maintain any financial statement condition of another person or enter into any similar arrangement (other than borrowings under our existing loan facilities in the ordinary course of business), or make any loans or advances to any other person, except for loans, advances, capital contributions or investments between us and our subsidiaries in the ordinary course of business consistent with past practice;

•	except as required by law or judgment, (A) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in our most recent financial statements (or the notes thereto) included in our documents filed with the SEC (for amounts not in excess of such reserves), or (B) cancel any material indebtedness;

•	except as required to ensure that any of our employee benefit plans is not out of compliance with applicable law or to comply with any of our employee benefit plans, (A) adopt, enter into, terminate or amend (1) any collective bargaining contract or employee benefit plan or (2) any other contract, plan or policy involving us as applied to our directors and executive officers, or (B) increase the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice to our employees other than our directors and executive officers;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than among wholly-owned subsidiaries); or

•	authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

Restrictions on Solicitations of Other Offers

The “go-shop” period ended at 11:59 p.m., Los Angeles time, on April 10, 2009. This time and date is, referred to in this proxy statement as the “go-shop period end time.” During the go-shop period, we were permitted to:

•	enter into and maintain discussions or negotiations with respect to takeover proposals (as defined below) or otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations; and

•	initiate, solicit and encourage any takeover proposals, including providing access to non-public information pursuant to (but only pursuant to) one or more confidentiality agreements approved by the independent members of our board of directors, provided that any such information was provided or made available to Parent as promptly as reasonably practicable to the extent not previously provided or made available to Parent, and we were not to disclose the terms of the financing commitment letter or the identities of any other potential financing sources to anyone unless such terms were otherwise publicly available.

From the go-shop period end time until the completion of the merger or the termination of the merger agreement, we are required not to (and are required to cause our representatives not to), directly or indirectly:

•	initiate or solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, a takeover proposal;

•	engage in negotiations or discussions with, or furnish access to our properties, books and records or provide any information or data to, any person relating to any takeover proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any takeover proposal;

•	execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for or relating to any takeover proposal;

•	enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations under the merger agreement; or

•	publicly propose or agree to do any of the foregoing.

Furthermore, subject to our compliance in all material respects with the provisions in the merger agreement regarding the restrictions on our ability to solicit proposals or offers, our board of directors may change its recommendation with respect to the proposed merger and the merger agreement if we receive an unsolicited written takeover proposal where the independent members of our board of directors determine in good faith (after consulting with its outside legal counsel and independent financial advisors): (a) that such takeover proposal is a bona fide, “superior proposal” (as defined below); and (b) that our board of directors’ failure to take action on such takeover proposal would be inconsistent with its fiduciary duties under applicable law. Except as otherwise required by law, Parent or Merger Sub have agreed not to make (and will cause their affiliates not to make) any public statement that such persons do not intend to vote for or otherwise support any alternative transaction or superior proposal. In the event of such a superior proposal, we and the independent members of our board of directors may:

•	participate in discussions or negotiations regarding such takeover proposal (including, as a part thereof, making any counterproposal) with the person making the takeover proposal; and

•	furnish information with respect to En Pointe to the person making the takeover proposal; provided that we will not, and will not allow our representatives to, disclose any non-public information to such person without entering into a confidentiality agreement approved by the independent members of our board of directors, provided that any such information is provided to Parent as promptly as is reasonably practicable to the extent not previously made available to Parent.

We are required to promptly (and in any event within one business day after receipt by, or notification to us or our financial advisor) notify Parent of the receipt (or notification) of any takeover proposal, which notice to Parent must contain the material terms of and the identity of the person making such takeover proposal. We are also required to keep Parent reasonably informed on a prompt basis of the status or developments regarding any takeover proposal, inquiry or request. We and our subsidiaries may not enter into any agreement that would prohibit us or it from providing such information to Parent.

Notwithstanding the restrictions described above, prior to obtaining the stockholder approvals described below in “— Conditions to the Completion of the Merger,” beginning on page 86, which we refer to collectively in this section of the proxy statement as the “stockholder approvals,” subject to our compliance in all material respects with the provisions of the merger agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions, if we receive a written takeover proposal that is a superior proposal, our board of directors may not change its recommendation unless:

•	we have provided prior written notice to Parent at least three days before our board of directors intends to change its recommendation; and

•	prior to our board of directors’ change of its recommendation and during the three-day notice period, En Pointe, together with our legal and financial advisors, has negotiated with Parent to adjust the terms and conditions of the merger agreement such that the submitted takeover proposal ceases to be a superior proposal.

A “takeover proposal” means any inquiry, proposal or offer from any person or group (as defined under Section 13(d) of the Exchange Act) (other than Parent and its affiliates, if any) relating to, or that is reasonably likely to lead to any:

•	direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of our assets or assets of our subsidiaries (including securities of our subsidiaries) or businesses equal to 25% or more of our revenues, net income or assets;

•	25% or more of our equity securities;

•	any tender offer of exchange offer that, if consummated, would result in any person or group beneficially owning 25% or more of any class of our equity securities; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving us that would result in any person or the stockholders of any person beneficially owning 25% or more of any class of our equity securities.

A “superior proposal” means any written takeover proposal on terms which the independent members of our board of directors reasonably determines in good faith, after consultation with our outside legal counsel and independent financial advisor, to be more favorable from a financial point of view to the holders of our common stock than the merger, taking into account all of the terms and conditions of such proposal, including the likelihood and timing of consummation of the proposal, all appropriate legal, financial, regulatory and other aspects of such proposal and any changes to the financial and other terms of the merger agreement. For the purposes of the definition of “superior proposal,” the references to “25%” in the definition of “takeover proposal” are deemed to be references to “50%.”

Termination in Connection with a Superior Proposal

The merger agreement requires us to establish a record date for, duly call, give notice of, convene and hold a meeting of our stockholders to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, as soon as practicable after this proxy statement is cleared for mailing to our stockholders by the SEC. Our board of directors has unanimously (without the participation of Mr. and Mrs. Din in deliberations or voting) resolved to recommend that our stockholders approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby, subject to the ability of our board of directors to change, qualify, withdraw or modify (or publicly propose to change, qualify, withdraw or modify) its recommendation or approve or recommend (or publicly propose to approve or recommend) to our stockholders a takeover proposal in certain circumstances under the merger agreement as described below.

We have agreed that our board of directors (or a committee thereof) may not, except under certain circumstances set forth below:

•	approve, endorse or recommend (or publicly propose to approve, endorse or recommend) a takeover proposal to our stockholders or enter into a definitive agreement with respect to a takeover proposal; or

•	modify or amend (or publicly propose to modify or amend) in a manner adverse to Parent or withdraw (or publicly propose to withdraw) our board of directors’ recommendation that our stockholders approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby.

Notwithstanding these restrictions but subject to our obligations to provide certain information to and to negotiate in good faith with Parent and to take certain actions in connection with superior proposals as described below, at any time prior to obtaining the stockholder approvals, our board of directors may modify or amend (or publicly propose to modify or amend) in a manner adverse to Parent its recommendation that our stockholders approve the merger and approve and adopt the merger agreement and the transactions contemplated thereby or, in the case of the first bullet point below, approve or recommend (or publicly propose to approve or recommend) a takeover proposal to our stockholders:

•	if the special committee of our board of directors receives a takeover proposal that has not been withdrawn and that it determines in good faith, after consultation with its outside legal counsel, constitutes a superior proposal, and that the failure to take such action would be reasonably likely to be inconsistent with our board of directors’ fiduciary duties under applicable law (provided that we may not enter into any letter of intent, merger, acquisition or similar agreement with respect to any takeover proposal unless we have complied with the provisions in the merger agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions of the merger agreement and we have terminated the merger agreement and concurrently therewith paid a termination fee, as described below, to Parent); or

•	other than in response to a takeover proposal, if our board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

We and our board of directors may not modify or amend (or publicly propose to modify or amend) in a manner adverse to Parent our board of directors’ recommendation that our stockholders approve the merger, and approve and adopt the merger agreement and the other transactions contemplated thereby, or approve or recommend (or publicly propose to approve or recommend) a takeover proposal to our stockholders with respect to a superior proposal unless:

•	we have complied in all material respects with the provisions in the merger agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions;

•	we have provided Parent written notice at least three calendar days in advance that we intend to effect a change in recommendation in response to such superior proposal or terminate the merger agreement and describing the material terms and conditions of the superior proposal that is the basis of such action (including the identity of the party making the superior proposal) and including a copy of the relevant proposed transaction agreements with the party making such superior proposal and other material documents;

•	during the three calendar day period following Parent’s receipt of such notice, we have negotiated, and have caused our financial and legal advisors to negotiate, in good faith with Parent (to the extent they desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such takeover proposal ceases to constitute a superior proposal; and

•	after such three-calendar-day period, our board of directors has determined in good faith, taking into account any changes to the terms of the merger agreement proposed by Parent to us, that the superior proposal giving rise to the notice continues to constitute a superior proposal and/or our board of directors no longer believes that failure to change, qualify, withdraw or modify its recommendation of the merger would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Any amendment to the financial terms or any other material amendment of such superior proposal will require a new written notice and will require that we comply again with the foregoing requirements (provided that references to the three-calendar-day period will be deemed to be references to a two-calendar-day period).

In order to enter into an acquisition agreement with respect to a superior proposal, we must terminate the merger agreement in accordance with the terms of the merger agreement. See “— Termination of the Merger Agreement” and “— Termination Fees” beginning on pages 82 and 88, respectively.

Notwithstanding these restrictions, subject to certain conditions, our board of directors may make certain disclosures contemplated by the securities laws or other applicable laws.

Agreement to Use Reasonable Best Efforts

Subject to the terms and conditions set forth in the merger agreement, we and Parent have agreed to cooperate with each other and to use our reasonable best efforts to:

•	promptly take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to cause the closing conditions to the merger to be satisfied as promptly as practicable and to consummate, in the most expeditious manner practicable, the transactions contemplated by the merger agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws);

•	promptly obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the merger agreement;

•	cooperate in all respects with each other in connection with any filing or submission with a governmental entity in connection with the transactions contemplated by the merger agreement and provide legal counsel for the other party with copies of all filings and submissions made with any governmental entity;

•	keep the other party informed in all material respects and on a reasonably timely basis of any material communication regarding the transactions contemplated by the merger agreement received by such party from, or given by such party to any governmental entity; and

•	advise the other party promptly of any understandings, undertakings or agreements which the first party proposes to make or enter into with any governmental entity in connection with the transactions contemplated by the merger agreement.

In addition, we and our board of directors have agreed to use our reasonable best efforts to ensure that no state takeover statute or similar law is or becomes applicable to the transactions contemplated by the merger agreement and, if any state takeover statute or similar law becomes applicable to the transactions contemplated by the merger agreement, to take all action necessary to ensure that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise minimize the effect of such law on the transactions contemplated by the merger agreement.

No party is required to, and we may not, without the prior written consent of Parent, take any action with respect to any requirement, condition, limitation, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change our assets or business or the assets or business of Parent in any manner which could reasonably be expected to have a material adverse effect on the combined business, financial condition or results of operations of such party.

Financing

In the merger agreement, Parent has agreed to use its commercially reasonable efforts to obtain the debt financing on the terms and conditions described in the GE Capital commitment letter, or on other terms that would not adversely impact the ability of Parent to timely consummate the transactions contemplated by the merger agreement, and to consummate the financing no later than closing of the merger. If any portion of the financing becomes unavailable in the manner or from the sources contemplated, Parent agreed to:

•	promptly notify us; and

•	use commercially reasonable efforts to arrange to obtain any such portion from alternative sources, on terms that are no less favorable to Parent, as promptly as practicable.

See “Special Factors — Financing of the Merger,” beginning on page 57, for a discussion of the GE Capital commitment letter.

Parent is required to keep us reasonably informed on the status of its efforts to arrange its contemplated debt financing.

Parent may amend, modify, or replace the GE Capital commitment letter; provided, however, Parent may not permit any replacement of, or amendment or modification to be made to, or any waiver of any material provision or remedy under, the commitment letter that can reasonably be expected to delay the closing of the merger beyond August 14, 2009.

Parent and Merger Sub obtaining the contemplated debt financing, or alternative financing, is a condition to Parent’s and Merger Sub’s obligation to consummate the merger.

We have agreed to, and have agreed to cause our subsidiaries to provide all cooperation reasonably requested by Parent and Merger Sub in connection with the arrangement of the debt financing and the transactions contemplated by the merger agreement, including:

•	using our commercially reasonable efforts to cause to be delivered such officer’s or other certificates as are customary in financings of this type (including a certificate of our Chief Financial Officer with respect to solvency matters) and as are, in the good faith determination of the persons executing such certificates, accurate;

•	agreeing to enter into such agreements as are customary in financings of this type, including definitive financing documents, lock-box, blocked account and similar agreements, and agreeing to pledge, guarantee, grant security interests in, and otherwise grant liens on, our or our subsidiaries’ assets pursuant to such agreements, as may be reasonably requested (and executing and delivering any documents or instruments, or agreeing to enter into agreements, in connection with the foregoing), provided that no obligation under any such agreement will be effective until the consummation of the merger;

•	using our commercially reasonable efforts to cause our independent registered public accountants to deliver such comfort letters as are customary in financings of this type;

•	providing Parent and its financing sources as promptly as practicable (and in no event later than 30 days prior to August 14, 2009) with financial and other pertinent information (including our quarterly financial statements prepared in the ordinary course of business) with respect to us; and

•	making our executive officers and other relevant employees reasonably available to assist the lenders providing the financing; and

•	taking all corporate actions, subject to the occurrence of the closing, to permit consummation of the financing and the direct borrowing or incurrence of all proceeds of the debt financing by the surviving corporation immediately following the consummation of the merger.

Indemnification and Insurance

The merger agreement provides that from and after the effective time of the merger, Parent acknowledges and agrees that the surviving corporation will assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the effective time of the merger existing in favor of the our current or former directors, officers, employees or agents or of our subsidiaries as provided in our or our subsidiaries’ certificate of incorporation, bylaws or any indemnification contract between such directors, officers, employees or agents and us or our subsidiaries. We have entered into indemnification agreements with each of the members of our board of directors and with our executive officers, which agreements will continue to be binding obligations of the surviving corporation after the merger. Parent further agrees that such obligations will survive the merger and continue in full force and effect for a period of not less than six years from the effective time of the merger.

Under the terms of the merger agreement, if the surviving corporation consolidates with or merges into any other entity and is not the surviving corporation of such consolidation or merger, or transfers all or substantially all of its properties and assets to another person or entity, then the surviving corporation will cause proper provision to be made so that successors and assigns of the surviving corporation assume the obligations to provide indemnification and insurance for such directors, officers, employees or agents for a period of not less than six years from the effective time of the merger.

The surviving corporation has also agreed, for a period of six years after the consummation of the merger, to maintain the directors’ and officers’ liability insurance policies currently maintained by us to cover acts or omissions occurring at or prior to the effective time of the merger for those individuals who are covered by our current directors’ and officers’ liability insurance policy, on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals as our policy in effect on the date of the merger agreement (or the surviving corporation may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the effective time of the merger, including a “tail” policy); provided, however, that if the aggregate annual premiums for such insurance exceeds 200% of the current aggregate annual premium (or 300% in the case of a “tail” policy), then the surviving corporation has agreed to provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at such maximum amount. Any replacement or substitution of insurance policies must not result in gaps of coverage.

Other Covenants

The merger agreement contains additional agreements between us and Parent and/or Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•	the special meeting of our stockholders, and the recommendation of our board of directors;

•	coordination of press releases and other public announcements or filings relating to the merger;

•	Parent’s access to our personnel, properties, books, contracts, commitments, records and other information between the date of the merger agreement and the closing (subject to all applicable legal or contractual obligations and restrictions); and

•	the payment of fees and expenses.

Conditions to the Completion of the Merger

The obligations of us and Parent and Merger Sub to consummate the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver, of the following conditions on or prior to the closing date of the merger:

•	the affirmative vote to adopt the merger agreement will have been obtained from both:

•	the holders of a majority of the outstanding shares of our common stock; and

•	the holders of a majority of the number of shares of our common stock eligible to vote at the special meeting other than the continuing stockholders; and

•	no law or order that enjoins, restrains, prevents or prohibits or renders illegal the consummation of the merger will be in effect.

In addition to the conditions for all parties to the merger agreement, the obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the closing date of the merger:

•	the representations and warranties made by us in the merger agreement must be true and correct in all material respects (except those representations qualified as to materiality or material adverse effect, which must be true and correct in all respects) on and as of the date of the merger agreement and as of the closing date of the merger as if made on and as of the closing date (or, if given as of a specific date, at and as of such date);

•	our performance, in all material respects, of all obligations required to be performed by us in the merger agreement at or prior to the closing date;

•	the receipt of a certificate signed by our Chief Executive Officer and Chief Financial Officer certifying that all of the conditions with respect to our representations and warranties and obligations under the merger agreement described above have been satisfied;

•	the holders of not more than 10% of the aggregate number of shares of common stock outstanding as of the effective time of the merger shall have properly exercised appraisal rights under Section 262 of the DGCL;

•	no consents or approvals of any third parties required in connection with or as a result of the execution, delivery and performance of merger agreement and the consummation of the merger under any contract to which En Pointe or any of its subsidiaries is a party or any of their respective properties or other assets are subject or any law or order applicable to En Pointe or any of its subsidiaries or their respective properties or other assets, except any such consents or approvals which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on En Pointe; and

•	Parent and Merger Sub shall have obtained the financing contemplated in the GE Capital commitment letter.

In addition to the conditions for all parties to the merger agreement, our obligation to complete the merger is subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the closing date of the merger:

•	the representations and warranties made by Parent and Merger Sub in the merger agreement must be true and correct in all material respects (except those representations qualified as to materiality or material adverse effect, which must be true and correct in all respects) on and as of the date of the merger agreement and as of the closing date of the merger as if made on and as of the closing date (or, if given as of a specific date, at and as of such date);

•	Parent’s and Merger Sub’s performance, in all material respects, of all obligations required to be performed by them in the merger agreement at or prior to the closing date of the merger; and

•	the receipt of a certificate signed by an executive officer of Parent and Merger Sub certifying that all of the conditions with respect to the representations and warranties and obligations of Parent and Merger Sub under the merger agreement as described above have been satisfied.

Although the parties have the right to waive conditions to the merger (other than as required by law), we are not aware of any circumstance in which we or Parent and Merger Sub would waive any of the closing conditions described above. If, however, we waive any of the closing conditions described above, we do not anticipate re-soliciting our stockholders for approval unless such waiver would be material to our stockholders, in which case we would re-solicit the vote of our stockholders.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of us and Parent;

•	by either us or Parent:

•	if the merger has not been consummated on or before August 14, 2009, unless the failure of the merger to be consummated by such date is in whole or material part a direct or indirect result of the terminating party’s breach of a representation, warranty, covenant or agreement contained in the merger agreement;

•	if the approvals of our stockholders described in “— Conditions to the Completion of the Merger,” beginning on page 86, have not been obtained at the special meeting convened therefor or any adjournment or postponement thereof, if necessary, upon a vote taken on the merger agreement;

•	if any governmental entity has issued or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the merger and such injunction, legal restraint or order has become final and non-appealable; provided, however, that the party seeking to terminate shall have used reasonable best efforts to prevent, oppose and remove such injunction; or

•	by Parent:

•	if we have breached or failed to perform any of our representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would cause certain conditions to the obligation of Parent and Merger Sub to effect the merger set forth in “— Conditions to the Completion of the Merger ,” beginning on page 86, not to be satisfied and which cannot be cured by the earlier of August 14, 2009 or within 30 calendar days after receipt of Parent’s written notice to us of such breach or failure, except that Parent may not terminate the merger agreement due to such breach or failure by us if Parent or Merger Sub is then in material breach of any representation, warranty, covenant or other agreement under the merger agreement that would result in certain conditions to our obligation to effect the merger set forth in “— Conditions to the Completion of the Merger” not to be satisfied;

•	if:

•	our board of directors or the special committee modifies, amends or withdraws (or publicly proposes to modify, amend or withdraw) in a manner adverse to Parent our board of directors’ recommendation that our stockholders approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby;

•	our board of directors approves, endorses or recommends (or publicly proposes to approve, endorse or recommend) a takeover proposal to our stockholders;

•	we fail to include in this proxy statement our board of directors’ recommendation to our stockholders that they approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby; or

•	we or our board of directors publicly announces an intention to do any of the foregoing; or

•	by us:

•	if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would cause certain conditions to our obligation to effect the merger set forth in “— Conditions to the Completion of the Merger,” beginning on page 86, not to be satisfied and which cannot be cured by the earlier of August 14, 2009 or within 30 calendar days after receipt of our written notice to Parent of such breach or failure, except that we may not terminate the merger agreement due to such breach or failure if we are then in material breach of any representation, warranty, covenant or other agreement under the merger agreement that would result in certain conditions to the obligations of Parent to effect the merger set forth in “— Conditions to the Completion of the Merger” not to be satisfied; or

•	prior to obtaining the stockholder approvals, in order to enter into a definitive agreement providing for the implementation of a transaction that is a superior proposal, if:

•	we comply with the notice and negotiation requirements described above in “— Termination in Connection with a Superior Proposal” on page 82; and

•	prior to or concurrently with such termination, we pay to Parent the termination fee as described below in “— Termination Fees” below.

Termination Fees

We will be obligated to pay Parent a termination fee of $350,000 by wire transfer in immediately available funds if:

•	we terminate the merger agreement prior to obtaining the stockholder approvals in order to enter into a definitive agreement providing for the implementation of a transaction that is a superior proposal;

•	Parent terminates the merger agreement because we have breached or failed to perform any covenant or agreement contained in the merger agreement, which breach or failure would cause certain conditions to the obligation of Parent and Merger Sub to effect the merger set forth in “— Conditions to the Completion of the

Merger,” beginning on page 86, not to be satisfied and which cannot be cured by the earlier of August 14, 2009 or within 30 calendar days after receipt of Parent’s written notice to us of such breach or failure, except that Parent will not be entitled to receive the termination fee if at the time of such termination:

(i) Parent or Merger Sub is then in material breach of any representation, warranty, covenant or other agreement under the merger agreement that would result in certain conditions to our obligation to effect the merger set forth in “— Conditions to the Completion of the Merger,” beginning on page 86, not to be satisfied;

(ii) Parent’s and Merger Sub’s conditions to their obligations to effect the merger set forth in “— Conditions to the Completion of the Merger,” beginning on page 86, including obtaining the debt financing necessary to pay the aggregate merger consideration upon the completion of the merger, have not been satisfied for at least five business days of such termination; or

(iii) such breach by us was the proximate result of action taken by Mr. Din in his capacity as our Chief Executive Officer without the approval or direction of our board of directors; or

•	Parent terminates the merger agreement:

•	if:

(i) our board of directors or the special committee modifies, amends or withdraws (or publicly proposes to modify, amend or withdraw) in a manner adverse to Parent our board of directors’ recommendation that our stockholders approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby;

(ii) our board of directors approves, endorses or recommends (or publicly proposes to approve, endorse or recommend) a takeover proposal to our stockholders;

(iii) we fail to include in this proxy statement our board of directors’ recommendation to our stockholders that they approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby; or

(iv) we or our board of directors publicly announces an intention to do any of the foregoing; or

•	if (A) a takeover proposal that reasonably appears to lead to any direct or indirect acquisition or purchase shall have been made known to us or any person shall have publicly announced an intention (whether or not conditional) to make a takeover proposal, and thereafter (B) the merger agreement is terminated by us or Parent if (i) the merger has not been consummated on or before August 14, 2009 (unless the failure of the merger to be consummated by such date was primarily due to the party seeking to terminate failing to perform any of its obligations under the merger agreement) or (ii) the approvals of our stockholders described in “— Conditions to the Completion of the Merger,” beginning on page 86, have not been obtained at the special meeting convened therefor or any adjournment or postponement thereof, if necessary, upon a vote taken on the merger agreement, and (C) within twelve months after such termination, we enter into, or submit to our stockholders for adoption, a definitive agreement with respect to any takeover proposal, or consummates a transaction contemplated by any takeover proposal, provided that for purposes of this provision, the references to “25%” in the definition of takeover proposal shall be deemed to be references to “50%.”

Alternatively, we will be obligated to pay Parent a termination fee of $200,000 if the merger agreement is terminated prior to obtaining the stockholder approvals if the independent members of our board of directors receives a takeover proposal from an excluded party identified during the go-shop period that has not been withdrawn and that our board of directors determines in good faith, after consultation with our outside legal counsel, constitutes a superior proposal, and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Parent will be obligated to pay us a termination fee of $350,000 by wire transfer in immediately available funds if:

•	we terminate the merger agreement due to the merger not having been consummated on or before August 14, 2009 and all of the conditions to Parent’s and Merger Sub’s obligation to effect the merger set forth in “— Conditions to the Completion of the Merger,” beginning on page 86, including that Parent and Merger Sub have obtained the debt financing necessary to pay the aggregate merger consideration upon the completion of the merger, have been satisfied for at least five business days prior to such termination; or

•	we terminate the merger agreement due to the breach or failure of Parent or Merger Sub to perform its representations, warranties, covenants or agreements under the merger agreement, which breach or failure would cause certain conditions to our obligation to effect the merger set forth in “— Conditions to the Completion of the Merger,” beginning on page 86, not to be satisfied, and the conditions to our obligation to effect the merger set forth in “— Conditions to the Completion of the Merger have been satisfied for at least five business days, termination.

Mr. Din has guaranteed the obligation of Parent to pay this termination fee, subject to certain conditions, in an amount up to $350,000.

Also, we have agreed to pay an amount equal to the sum of Parent’s reasonable, documented out-of-pocket expenses (not to exceed $150,000 in the aggregate), which will be credited against any termination fee that we may be obligated to pay Parent described above, if it becomes payable, if:

•	the stockholder approvals to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, have not been obtained at the special meeting duly convened therefor or any adjournment or postponement thereof, if necessary;

•	the merger agreement is terminated due to the merger not having been consummated on or before August 14, 2009 and special meeting of stockholders at which the stockholder approvals to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, has not been duly convened before August 14, 2009; or

•	Parent terminates the merger agreement due to our breach or failure to perform our any covenant or agreement under the merger agreement, which breach or failure would cause certain conditions to their obligation to effect the merger set forth in “— Conditions to the Completion of the Merger,” beginning on page 86, not to be satisfied, provided that Parent will not be entitled to be reimbursed for its expenses if at the time of such termination:

(i) Parent is then in material breach of any representation, warranty, covenant or other agreement under the merger agreement that would result in certain conditions to our obligation to effect the merger set forth in “— Conditions to the Completion of the Merger,” beginning on page 86, not to be satisfied; or

(ii) such breach by us was the proximate result of action taken by Mr. Din in his capacity as our Chief Executive Officer without approval or direction of our board of directors.

Liability Cap and Limitation on Remedies

Except in the case of willful breach or fraud, our right to receive payment of the termination fee from Parent, as described above in “— Termination Fees” on page 88, is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise. We cannot seek injunctions or seek to enforce specifically the terms of the merger agreement against Parent to complete the merger or otherwise.

Except in the event of willful breach or fraud by us and without limiting the rights of Parent, Parent’s right to receive payment of the termination fee from us and reimbursement for its out-of-pocket expenses and fees, as described above in “— Termination Fees,” are the sole and exclusive remedies of Parent against us for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise. In addition, prior to the valid and effective termination of the merger agreement, Parent is entitled to seek injunctions to prevent breaches of the merger agreement and to seek to enforce specifically the terms of the merger agreement against us in any state or federal court sitting in the State of California.

Amendment

At any time prior to the consummation of the merger, the merger agreement may be amended or supplemented by written agreement of the parties, except that after receipt of the stockholder approvals to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, there will be no amendment that by law would require further approval by our stockholders without such approval having been obtained. All amendments to the merger agreement must be approved by the parties’ respective boards of directors.

Extension of Time; Waiver

At any time prior to the closing of the merger, any party may, subject to applicable law:

•	extend the time for the performance of any of the obligations or acts of any other party to the merger agreement;

•	waive any inaccuracies in the representations and warranties of any other party to the merger agreement; or

•	waive compliance by the other party with any of the agreements contained in the merger agreement or, except as otherwise provided in the merger agreement, waive any of such party’s conditions;

provided, however, that no failure or delay by any party in exercising any right under the merger agreement will operate as a waiver of that right, and no single or partial exercise of any right under the merger agreement will preclude any other or further exercise of such right or the exercise of any other right under the merger agreement. Any agreement on the part of a party to the merger agreement to any such extension or waiver will be valid only if in writing and signed on behalf of such party.

APPRAISAL RIGHTS

The following is a brief summary of the rights of holders of our common stock to object to the merger and receive cash equal to the appraised fair value of their shares of common stock. This summary is not a complete statement of the law, and you should read the applicable sections of Section 262 of the DGCL, a copy of which is attached as Annex C to this proxy statement in its entirety. If you are contemplating the possibility of objecting to the merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect appraisal rights, which are complex. You should also consult your legal counsel. If you do not fully and precisely satisfy the procedural requirements of the DGCL, you will lose your appraisal rights.

Requirements for Exercising Appraisal Rights

To exercise appraisal rights, you must:

•	deliver to us before the vote is taken at the special meeting written demand for appraised for your shares of common stock;

•	not vote your shares of our common stock at the special meeting in favor of the proposal to approve the merger and to approve and adopt the merger agreement and the other transactions contemplated thereby; and

•	own your shares of En Pointe common stock through the completion of the merger.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in shares of stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

If you do not satisfy each of these requirements, you cannot exercise appraisal rights and will be bound by the terms of the merger agreement. Submitting a proxy card that does not direct how the shares of common stock represented by that proxy is to be voted will constitute a vote in favor of the merger and the merger agreement and a waiver of your statutory appraisal rights. In addition, voting against the proposal to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, will not satisfy the notice requirement referred to above. You must file the written demand for appraisal with En Pointe Technologies, Inc. at 18701 S. Figueroa Street, Gardena, California 90248, Attention: Secretary.

Appraisal Procedure

Within 120 days after the effective time of the merger, but not thereafter, any stockholder who has complied with the notice and voting requirements of Section 262 is entitled, after written request, to receive a statement listing the aggregate number of shares of stock with respect to which we received timely demands for appraisal and that were not voted in favor of adopting the merger agreement, together with the aggregate number of holders of such shares. Also within 120 days after the effective time of the merger, either we or any holder of stock who has complied with the above requirements for seeking appraisal may file a petition with the Delaware Court of Chancery. This petition should request that the court determine the value of the shares of stock held by all of the stockholders entitled to appraisal rights. Stockholders who intend to exercise their appraisal rights should file this petition, as we have no intention at this time of making the filing. Because we have no obligation to file the petition, if no stockholder files a petition within 120 days after the effective time of the merger, all stockholders will lose their appraisal right. If the court receives a qualifying petition from a stockholder, it will send a copy to us. Within 20 days of receipt of the petition, we are required to file a list with the Delaware Register of the Chancery setting forth the names and addresses of all stockholders who have made demands for appraisal and with whom we have not reached an agreement as to the value of their shares. If a petition for appraisal is timely filed, the court will determine at a hearing which stockholders are entitled to appraisal rights and will appraise the shares of En Pointe common stock held by those stockholders. The court will determine the fair value of such shares after taking into account all relevant factors, but excluding any value arising from the accomplishment or expectation of the merger.

If you are considering seeking appraisal, you should be aware that the fair value of your shares determined under Section 262 could be more than, the same as, or less than the $2.50 per share that you would otherwise receive as consideration in the merger.

The provisions of Section 262 are technical and complex. If you fail to comply strictly with the procedures of Section 262, you will lose your appraisal rights. You should consult legal counsel if you wish to exercise appraisal rights and obtain appraisal of the fair value of your shares of stock.

Additional Information

You should be aware that, although our board of directors has not made a determination of the current “fair value” of shares of our common stock, if it were required to do so it would likely take into account a number of factors, including but not limited to:

•	general economic conditions and the uncertain outlook for businesses in our industry;

•	our relative strength in comparison to our competitors; and

•	the fact that the trading price of our stock was below $2.50 per share before our public announcement of the merger transaction and the lack of certainty that our stock price will reach $2.50 any time soon.

In addition, our board of directors will likely consider the risks and limitations of our business that led us to consider and negotiate the proposed merger, as described in further detail under “Special Factors — Background of the Merger”, beginning on page 10, and “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and of our Board of Directors; Fairness of the Merger”, beginning on page 18. Our board of directors will make its “fair value” determination after considering all relevant information and obtaining valuation advice. We cannot offer any assurance to dissenting stockholders that the “fair value” determined by our board of directors will bear any relationship to the book value of our shares, or will not be less than the quoted trading prices for our shares in public securities markets. While statutory procedures exist for stockholders to contest our board of directors’ determination of “fair value,” there is little certainty of outcome in such proceedings, which may involve considerable time and legal expense.

PROVISIONS OF DELAWARE LAW AFFECTING BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

Section 203 of the DGCL was enacted in Delaware in 1988. The purpose of the law was to strike a balance between the benefits of an unfettered market for corporate shares and the well-documented and judicially recognized need to limit abusive takeover tactics. As a Delaware corporation, we may make an election as to whether we will be subject to Section 203.

Section 203 prevents a person who acquires 15% or more of the voting stock of a Delaware corporation (an “interested stockholder”) from effecting a merger or certain other business combinations with such corporation for three years, unless the corporation’s board of directors, prior to the date the acquirer becomes an interested stockholder, approves either the business combination or the transaction that results in the acquirer’s becoming an interested stockholder. In the absence of such board approval, an acquirer may nonetheless merge or enter into other business combinations with the corporation if it can satisfy either of two additional exceptions: (i) the interested stockholder acquires at least 85% of the outstanding voting stock of the corporation (excluding shares owned by director-officers and certain employee stock plans) in the same transaction in which it becomes an interested stockholder; or (ii) the merger or other business combination is subsequently approved by the corporation’s board of directors and holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 provides that a Delaware corporation may “opt out” from the applicability of the statute if such corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by such law. Although our Certificate of Incorporation does not contain an “opt out” provision, and we remain subject to Section 203, each of the Din Family Members have owned their En Pointe shares for a period of time in excess of three years. As a consequence, Section 203 is not applicable to the merger.

IMPORTANT INFORMATION REGARDING EN POINTE

Description of Business

For a description of our business, see our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, as amended (the “Form 10-K”), which is attached as Annex D to this proxy statement, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, as amended (the “Form 10-Q”), which is attached as Annex E to this Proxy Statement. The Form 10-K and the Form 10-Q, which are attached to this proxy statement as annexes, do not include the exhibits originally filed with such reports.

Description of Property

For a description of our properties, see the Form 10-K, which is attached as Annex D to this proxy statement, and the Form 10-Q, which is attached as Annex E to this proxy statement.

Legal Proceedings

For a description of our legal proceedings, see the Form 10-K, which is attached as Annex D to this proxy statement, and the Form 10-Q, which is attached as Annex E to this proxy statement.

Financial Statements

Our financial statements are included in the Form 10-K, which is attached as Annex D to this proxy statement, and in the Form 10-Q, which is attached as Annex E to this proxy statement.

Directors and Executive Officers of En Pointe

Set forth below for each of our directors and executive officers is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer. Each person identified below is a citizen of the United States of America and can be reached c/o En Pointe Technologies, Inc., 18701 S. Figueroa Street, Gardena, California 90248.

During the last five years, none of En Pointe, our directors or our executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors

En Pointe has seven members serving on our board of directors. Directors are elected at each annual stockholders’ meeting to hold office until the next annual meeting or until their successors are elected and have qualified. The directors’ names, their ages, the year in which each first became a director of En Pointe and their principal occupations or employment during at least the past five years are as follows:

			Director	Term
Name	Age	Principal Occupation	Since	Expires

Mansoor S. Shah(1)(2)(3)	60	Chairman of the Board	2003	2009
Attiazaz (“Bob”) Din	56	Director, President and Chief Executive Officer	1993	2009
Naureen Din	54	Director and Assistant Secretary	1993	2009
Zubair Ahmed(1)	56	Director	1994	2009
Mark Briggs	52	Director	1998	2009
Edward O. Hunter(2)(3)	61	Director	2003	2009
Timothy J. Lilligren(1)(2)(3)	55	Director	2003	2009

(1)	Member of Nominating Committee.

(2)	Member of Audit Committee.

(3)	Member of Compensation Committee.

Mansoor S. Shah has been a director of En Pointe since December 2003. Since March 2006, Dr. Shah has served as the Chairman of the Board. Dr. Shah is a full-time practicing physician. Since 1978, Dr. Shah has been President of the Lakewood Primary Care Medical Group where he is responsible for managing and coordinating the medical care of approximately 10,000 patients annually in four Southern California regional hospitals. In addition, in 1996, Dr. Shah was appointed Chairman and Chief Executive Officer of Lakewood Health Plan, Inc., an individual physicians’ association, or IPA, with a membership of 650 physicians, where he is responsible for the overall management and profitability of the IPA.

Attiazaz (“Bob”) Din is a founder of En Pointe and has served in various capacities with En Pointe since its inception in January 1993. Mr. Din has served as a director since April 1994, as our Chairman of the Board from January 1996 to March 2006 and as Chief Executive Officer of En Pointe since January 1996, and as our President since March 2002. Mr. Din also previously served as our President from April 1994 to September 1997 and from January 1999 to May 2000. Prior to founding En Pointe, from November 1985 to January 1993, Mr. Din served as Chairman of the Board of Directors, President and Chief Executive Officer of InfoSystems Computer Center, a Southern California-based reseller of computer products. Mr. Din currently serves on the boards of directors of En Pointe Technologies Sales, Inc., En Pointe Technologies Canada, Inc., The Xyphen Corporation, En Pointe Gov, Inc. (formerly En Pointe Ventures, Inc.), all wholly-owned subsidiaries of En Pointe, and Premier BPO, Inc. (formerly En Pointe Global Services, Inc.), a consolidated affiliate of En Pointe. Mr. Din also serves on the Board of Director of California Republic Bank and is a member of its Compensation Committee. Pursuant to the terms of Mr. Din’s employment agreement, upon the request of Mr. Din, En Pointe is obligated to include him as a management nominee for election to the board of directors during the term of such agreement and for a period of five (5) years thereafter. Mr. Din also serves as the sole director and executive officer of each of Parent and Merger Sub.

Naureen Din is a founder of En Pointe and currently serves as a member of the board of directors. Mrs. Din has served as a director since January 1993. Mrs. Din previously served as Secretary from En Pointe’s inception in January 1993 to March 2001, as President from En Pointe’s inception to April 1994, as Chief Executive Officer from En Pointe’s inception until January 1996 and as Chief Financial Officer from En Pointe’s inception until October 1995. Mrs. Din also serves as a director on the Board of Development in Literacy, a non-profit organization.

Zubair Ahmed has been a director of En Pointe since April 1994. Mr. Ahmed previously served as our Executive Vice President from April 1994 to December 1995 and as our Director of Business Development from April 1994 to May 1996. From January 1989 to April 1993, Mr. Ahmed served as the General Manager of Inter Equipment Establishment, a seller of heavy equipment. From May 1996 to the present, Mr. Ahmed has been an independent investor.

Mark R. Briggs has been a director of En Pointe since March 1998. Since October 2003, Mr. Briggs has served as the Chairman and Chief Executive Officer of Premier BPO, Inc. (formerly En Pointe Global Services, Inc.), a consolidated affiliate of the Company. From January 1997 to July 2003, Mr. Briggs was the President and Chief Executive Officer of ClientLogic Corporation (formerly Softbank Services Group), a leading outsourcer to the digital marketplace.

Edward O. Hunter has been a director of En Pointe since August 2003. Since December 2006, Mr. Hunter has served as a director of Ovex Technologies (Private) Limited which is a 70% owned subsidiary of En Pointe and the surviving company to the merger with Ovex Pakistan (Private) Limited, that was effective on October 1, 2006. Since March 2002, Mr. Hunter has been an attorney of counsel to Robinson & Robinson, LLP, a business transactional and litigation law firm. From July 2000 to March 2002, Mr. Hunter maintained a private law practice and was Vice President and General Counsel for an international telecommunications joint venture during its start-up development phase. Prior to that, for an approximate nine year period, Mr. Hunter practiced law with LeBoeuf, Lamb, Greene & MacRae, LLP, a large multinational law firm, with emphasis on clients in heavy manufacturing, importation and national distribution. Mr. Hunter also serves as a director for a publicly-held corporation, International Stem Cell Corporation, an early-stage stem cell therapeutics company based in Oceanside, California.

Timothy J. Lilligren has been a director of En Pointe since December 2003. Mr. Lilligren is a practicing CPA, with offices in Manhattan Beach, California. Since 1984 he has conducted his practice as a sole practitioner, offering his clients audit and tax services in a variety of industries. Mr. Lilligren has served on the boards of local non-profit organizations in various capacities, including Treasurer. In addition to his practice, Mr. Lilligren is active in Manhattan Beach, California politics and is currently serving as the City Treasurer of that city with responsibility for a portfolio approximating $50 million. In the past, from 1988 through 2001, Mr. Lilligren served as City Clerk, City Councilman, Mayor, and a member of the City Finance Committee of Manhattan Beach.

Our board of directors has determined that, except for Attiazaz “Bob” Din and Naureen Din, all of the members of our board of directors are “independent directors” within the meaning of Rule 5605(a)(2) of the NASDAQ Marketplace Rules. With respect to the board of directors’ determination that Mark Briggs is an “independent director,” in making its determination the Board of Directors also considered that Mr. Briggs serves as the Chairman, Chief Executive Officer and is a significant stockholder of Premier BPO, Inc., a variable interest entity that is consolidated with our company’s financials. Neither Mr. Din or Mrs. Din nor Mr. Briggs serves on the audit committee, compensation committee or nominating committee of our board of directors.

Executive Officers

Set forth below is certain information with respect to our current executive officers other than Mr. Din, whose information is under “Directors” above.

Name	Age	Business Experience

Attiazaz “Bob” Din	56	Director, President and Chief Executive Officer
Javed Latif	60	Senior Vice President and Chief Financial Officer
Robert Mercer	72	Senior Vice President of Finance and Taxation and Secretary

Javed Latif rejoined En Pointe as Senior Vice President of Operations in August 2002 and was appointed our Chief Financial Officer in February 2004. Prior to that time, he served as a consultant to us from August 2001 until August 2002. From September 2000 until August 2001, Mr. Latif served as the Controller for SupplyAccess, Inc., a former affiliate of En Pointe. From January 1999 through June 2000, Mr. Latif served as our Executive Vice President and Chief Financial Officer. Prior to assuming the Chief Financial Officer duties in January 1999, Mr. Latif was our Executive Vice President from May 1994 to January 1999.

Robert A. Mercer has served as our Senior Vice President of Finance and Taxation since April 1998. From December 1995 to April 1998, Mr. Mercer served as the our Chief Financial Officer. Since May 2001, Mr. Mercer has also served as our Secretary, having previously served as our Assistant Secretary since April 1998.

Family Relationships

Bob Din and Naureen Din are husband and wife. Javed Latif, our Senior Vice President and Chief Financial Officer, is the brother-in-law of Bob Din. There are no other family relationships among any of our directors or executive officers.

Summary Financial Information

Set forth below is summarized financial data relating to us. The financial data has been derived from our audited consolidated financial statements contained in the Form 10-K, which is attached to this proxy statement as Annex D, and our unaudited consolidated financial statements contained in the Form 10-Q, which is attached to this proxy statement as Annex E. This data should be read in conjunction with the audited consolidated financial statements and other financial information contained in the Form 10-K and the Form 10-Q, including the notes thereto.

	Years Ended September 30,					Six Months Ended March 31,
	2008	2007	2006	2005	2004	2009	2008

Consolidated Statement of Operations Data (in thousands, except per share amounts):
Net sales	$300,462	$347,126	$323,733	$328,332	$279,234	$100,825	$157,449
Gross profit	43,839	43,551	39,650	35,058	34,476	12,977	22,879
Operating loss (income)	(8,830)	1,115	215	(877)	1,499	(2,110)	(2,455)
Income (loss) before income taxes and other items	5,932	1,491	432	(227)	1,396	(5,353)	(2,920)
Net income (loss)	3,627	1,626	511	145	1,401	(5,206)	(2,978)
Net income (loss) per share:
Basic	$0.51	$0.23	$0.07	$0.02	$0.21	$(0.72)	$(0.42)
Diluted	$0.50	$0.22	$0.07	$0.02	$0.20	$(0.72)	$(0.42)
Shares used in computing operating income and net income per share:
Basic	7,160	7,145	7,006	6,866	6,737	7,182	7,158
Diluted	7,263	7,456	7,125	7,103	6,854	7,182	7,158

	As of September 30,					As of March 31,
	2008	2007	2006	2005	2004	2009	2008

Consolidated Balance Sheet Data (in thousands):
Current assets	$49,887	$78,783	$61,999	$59,022	$55,397	$50,964	$57,812
Non-current assets	17,911	7,223	4,239	3,874	6,035	16,753	10,078
Total assets	$67,798	$86,006	$66,238	$62,896	$61,432	$67,717	$67,890
Current liabilities	39,707	62,339	45,502	42,958	37,518	45,353	46,977
Non-current liabilities	475	447	238	584	5,628	377	714
Total liabilities	$40,182	$62,786	$45,740	$43,542	$43,146	$45,730	$47,691
Total stockholders’ equity	$25,654	$21,263	$19,011	$18,451	$17,978	$20,053	$18,209

Book Value Per Share

Our net book value per share as of March 31, 2009 was $2.79.

Managements Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of financial condition and results of operations is included in the Form 10-K, which is attached as Annex D to this proxy statement, and in the Form 10-Q, which is attached as Annex E to this proxy statement.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There were no changes in or disagreements with accountants on matters of accounting principles or practices or financial disclosures for the periods covered by the Form 10-K, which is attached as Annex D to this proxy statement, and the Form 10-Q, which is attached as Annex E to this proxy statement.

Quantitative and Qualitative Disclosures about Market Risk

Our quantitative and qualitative disclosures about market risk are included in the Form 10-K, which is attached as Annex D to this proxy statement, and in the Form 10-Q, which is attached as Annex E to this proxy statement.

Transactions in Common Stock

Repurchases of Common Stock

We did not repurchase any shares of our common stock during the past two years.

Purchases by Mr. and Mrs. Din and the Other Continuing Stockholders

The following table shows purchases of our common stock during the past two years effected by Mrs. Din.

	Total Number of	Range of Prices Paid per	Weighted Average
Quarter Ended	Shares Purchased	Share(1)	Price Paid per Share

September 30, 2007	44,700	$2.65-$2.80	$2.75
March 31, 2008	36,000	$2.46-$2.50	$2.49

(1)	Range of prices paid per share and average price paid per share do not include associated transaction fees.

Other than the preceding purchases of shares of our common stock by Mrs. Din, no other continuing stockholder made any purchases of our common stock during the past two years.

There have been no transactions in shares of our common stock during the past 60 days by us, any of our officers or directors, Mr. Din, any of the other continuing stockholders, any of Parent’s or Merger Sub’s officers or directors, or any associate or majority-owned subsidiary of the foregoing.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of June 30, 2009, certain information with respect to the beneficial ownership of En Pointe common stock by:

•	each stockholder known by us to be the beneficial owner of 5% or more of our common stock;

•	each of our directors;

•	each executive officer for whom compensation information is given in the summary compensation table in the Form 10-K; and

•	all of our directors and executive officers as a group.

To our knowledge, except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to the information contained in the footnotes to this table.

	Number of Shares
	Beneficially	Percent of Common Stock
Name of Beneficial Owner(1)	Owned(2)	Outstanding(3)

Attiazaz “Bob” Din(2)(3)	756,802	10.3%
Naureen Din(2)(3)	756,802	10.3%
Zubair Ahmed(4)	692,396	9.6%
John M. Fife(5)	383,425	5.3%
Javed Latif(6)	175,000	2.4%
Mansoor Shah(4)	68,000	*
Mark Briggs(7)	64,000	*
Edward Hunter(4)	50,000	*
Timothy Lilligren(4)	50,000	*
Robert Mercer(8)	45,500	*
Mediha Din(9)	485,912	6.8%
All directors and executive officers as a group (9 persons)(10))	2,658,500	33.2%

*	Less than 1% of the outstanding shares of common stock.

(1)	Applicable percentage of ownership at June 30, 2009 is based upon 7,181,941 shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares shown as beneficially owned. All shares of common stock subject to options were made fully vested and exercisable as of July 20, 2005 and those unexercised as of June 30, 2009 are deemed outstanding for computing the shares and percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person or entity. Except as otherwise indicated, to the knowledge of the Company the persons listed above have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise specified, the address for each beneficial owner is the Company’s principal executive offices, 18701 Figueroa Street, Gardena, California 90248.

(2)	Bob and Naureen Din are married, and each may therefore be deemed to have a beneficial interest in each other’s shares of common stock. However, Mr. and Mrs. Din have each disclaimed beneficial ownership in each other’s shares. The number of shares reported for Mr. and Mrs. Din each, including unexercised options that are fully vested and exercisable, reflects 50% of the total number of shares beneficially owned by Mr. and Mrs. Din together in either of their names. Additionally, the amounts reported for Mr. and Mrs. Din exclude 211,511 shares of common stock held in trust for the benefit of their son, Ali Din, for which Mrs. Din serves as trustee; Mr. and Mrs. Din disclaim beneficial ownership of all of such shares of common stock.

(3)	Includes 175,000 shares of common stock subject to options, all of which are immediately exercisable.

(4)	Includes 50,000 shares of common stock subject to options, all of which are immediately exercisable.

(5)	Based on a Schedule 13D dated May 6, 2009, filed with the SEC by John M. Fife, Mr. Fife has sole voting and dispositive power over 383,425 shares of common stock. Mr. Fife’s address is 303 East Wacker Drive, Suite 311, Chicago, Illinois 60601.

(6)	Includes 165,000 shares of common stock subject to options, all of which are immediately exercisable.

(7)	Includes 55,000 shares of common stock subject to options, all of which are immediately exercisable. Includes 5,000 shares of common stock held in joint tenancy with spouse.

(8)	Includes of 45,000 shares of common stock subject to options, all of which are immediately exercisable.

(9)	Shares held by a trust of which Ms. Din is the sole beneficiary.

(10)	Includes 815,000 shares of common stock subject to options, all of which are immediately exercisable.

Except for the transactions contemplated by the merger agreement, En Pointe is not aware of any arrangements that may at a subsequent date result in a change of control of En Pointe.

Market Price of our Common Stock and Dividend Information

The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock, as reported on Nasdaq, the principal market in which our common stock is traded.

	Price
	High	Low

Fiscal 2009
First Quarter	$1.04	$0.56
Second Quarter	2.29	0.46
Third Quarter	2.39	1.95
Fourth Quarter (through July 9, 2009)	2.21	1.90
Fiscal 2008
First Quarter	3.48	2.11
Second Quarter	2.94	1.71
Third Quarter	2.89	1.74
Fourth Quarter	2.92	1.54
Fiscal 2007
First Quarter	7.47	2.28
Second Quarter	7.74	3.04
Third Quarter	4.50	3.23
Fourth Quarter	5.28	2.55

On March 11, 2009, the last trading day before we announced the execution of the merger agreement, the high and low reported sales prices of our common stock were $0.88 and $0.76, respectively. The merger consideration of $2.50 per share represents a premium of approximately 213% over the closing trading price of $0.80 per share on March 11, 2009, and approximately 191% over the average closing prices of our common stock for the 30-trading day period ending on March 11, 2009. On July 9, 2009, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of our common stock were $2.19 and $2.16, respectively. You are urged to obtain a current market price quotation for our common stock.

We have never paid or declared cash dividends on our common stock, and we do not intend to pay or declare cash dividends on our common stock in the foreseeable future. In addition, the merger agreement prohibits us from declaring or paying dividends on our common stock pending the consummation of the merger.

Ratios of Earnings to Fixed Charges

	Six Months
	Ended
	March 31,	Fiscal Year Ended September 30,
	2009	2008		2007		2006		2005	2004

Ratios of earnings to fixed charges	—	18.8	x	5.2	x	5.2	x	—	2.8	x

For the purposes of computing the ratios of earnings to fixed charges, earnings consist of pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges. Fixed charges consist of interest expense and that portion of rental expense we believe to be representative of interest. Earnings, as defined, were not sufficient to cover fixed charges by $5,379,000 for the six months ended March 31, 2009 and $227,000 for the fiscal year ended September 30, 2005.

IMPORTANT INFORMATION REGARDING PARENT, MERGER SUB AND THE OTHER CONTINUING STOCKHOLDERS

Din Global Corp., which we refer to in this proxy statement as “Parent,” is a Delaware corporation that is presently wholly-owned by Attiazaz “Bob” Din, our President and Chief Executive Officer. Each of Mr. Din, his wife, Naureen Din (who is also a member of our board of directors), and trusts whose sole beneficiaries are Mr. and Mrs. Din’s adult children, Ali Din and Mediha Din, have indicated that they intend, immediately prior to the effective time of the proposed merger, to contribute their respective shares of En Pointe common stock in consideration of the issuance to them of shares of capital stock of Parent.

ENP Acquisition, Inc., which we referred to in this proxy statement as “Merger Sub,” is a Delaware corporation that is wholly-owned by Parent.

Parent and Merger Sub were each formed solely for purposes of entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement, including arranging the related financing transactions. Neither Parent nor Merger Sub has conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging the related financing transactions.

Mr. Din is the sole director and executive officer of each of Parent and Merger Sub. Mr. Din’s present principal occupation, and the name and principal business of the corporation in which such occupation or employment is conducted, and Mr. Din’s five-year employment history are set forth under “Important Information Regarding En Pointe — Directors and Executive Officers of En Pointe” beginning on page 95.

During the last five years, none of Parent, Merger Sub or, Attiazaz “Bob” Din, the sole director and executive officer of Parent and Merger Sub, have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Naureen Din is the wife of Attiazaz “Bob” Din.  See information provided for Mrs. Din above under “Important Information Regarding En Pointe — Directors and Executive Officers of En Pointe” beginning on page 95.

Ali Din is the adult son of Attiazaz “Bob” Din and his wife, Naureen Din. Mr. Din has been employed in various capacities by En Pointe since 2003 and presently is our Director of Marketing. His business address is En Pointe Technologies, Inc., 18701 S. Figueroa Street, Gardena, California 90248.

Mediha Din is the adult daughter of Attiazaz “Bob” Din and his wife, Naureen Din. Ms. Din is a teacher and has been employed by the Lawndale Elementary School District since June 2004. Prior to that, Ms. Din was a student. Her business address is 4161 West 147th Street, Lawndale, California 90260.

Each of Attiazaz “Bob” Din, Naureen Din, Mediha Din and Ali Din is a citizen of the United States of America.

The Mediha M. Din Irrevocable Trust was formed under the laws of the State of California. Mediha M. Din is the sole beneficiary of the trust. Jacob Stettin is the sole trustee of the trust. Mr. Stettin has no affiliation with the continuing stockholders other than in his capacity as trustee of the trust.

The Ali M. Din Irrevocable Trust was formed under the laws of the State of California. Ali M. Din is the sole beneficiary of the trust. Naureen Din is the sole trustee of the trust.

During the last five years, none of the persons or entities described above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and there will be no public participation in any of our future stockholder meetings. We intend to hold the 2009 annual meeting of our stockholders only if the merger is not completed. However, if the proposed merger is not completed, En Pointe’s stockholders will continue to be entitled to attend and participate in En Pointe’s stockholders meetings. If the proposed merger is not completed, we will inform our stockholders, by press release or other means determined reasonable by us, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to the 2009 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

In accordance with notices previously sent to eligible record stockholders who share a single address, we are sending only one proxy statement to that address unless we received instructions to the contrary from any record stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs and to reduce waste. However, upon written or oral request, we will deliver promptly a separate copy of the proxy statement to a record stockholder who has been householded. Such requests can be made by contacting us at (310) 337-5200 or by writing to En Pointe Technologies, Inc., 18701 S. Figueroa Street, Gardena, California 90248, attn: Secretary. If you are a record stockholder and would like for your proxy materials to be householded, you can contact our transfer agent at the number and address in the preceding sentence and request information on how to participate in householding for future meetings, if any. In addition, if you are a record stockholder who no longer wishes to participate in householding, you can use the above-referenced telephone number and address to notify En Pointe that you wish to receive separate annual reports and proxy statement for future meetings, if any.

If you are a “street name” stockholder and own your shares through a broker or other nominee, you can request to participate in householding, or alternatively can request separate copies of our annual reports and proxy statement, by contacting your broker or nominee.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings are also available free of charge at the SEC’s website at http://www.sec.gov.

Each of the continuing stockholders have supplied all information pertaining to himself, herself or itself, and we have supplied all information in this proxy statement pertaining to us.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED       , 2009. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

OTHER BUSINESS

Our board of directors does not presently intend to bring any other business before the special meeting, and, so far as is known to our board of directors, no matters are to be brought before the special meeting except as specified in the Notice of the Special Meeting. As to any business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors,

/s/ Robert A. Mercer

ROBERT A. MERCER
Senior Vice President of Finance and
Taxation and Secretary

Gardena, California
       , 2009

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER
dated as of March 11, 2009 (and as subsequently amended as of July 10, 2009)1 among
DIN GLOBAL CORP.,
ENP ACQUISITION, INC.
and
EN POINTE TECHNOLOGIES, INC.

(1)	On July 10, 2009, the parties to the Agreement and Plan of Merger entered into an Amendment to Agreement and Plan of Merger (the “Amendment”), solely to amend Section 7.01 (b)(i) of the Agreement and Plan of Merger to change the “Outside Date” from July 31, 2009 to August 14, 2009. This Annex A is the Agreement and Plan of Merger originally entered into as of March 11, 2009, as subsequently amended by the Amendment.

A-i

Page

Section 8.05.	Consents and Approvals	A-29
Section 8.06.	Counterparts	A-29
Section 8.07.	Entire Agreement; No Third-Party Beneficiaries	A-29
Section 8.08.	Governing Law	A-29
Section 8.09.	Assignment	A-29
Section 8.10.	Enforcement; Consent to Jurisdiction	A-29
Section 8.11.	Severability	A-30
Section 8.12.	No Recourse	A-30
Section 8.13.	WAIVER OF JURY TRIAL	A-30
Annex I	Index of Defined Terms

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 11, 2009 and as subsequently amended as of July 14, 2009 among Din Global Corp., a Delaware corporation (“Parent”), ENP Acquisition, Inc., a Delaware corporation (“Merger Sub”), and En Pointe Technologies, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of each of the Company and Merger Sub has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), other than any Cancelled Shares held by Parent, Merger Sub or the Company and any Appraisal Shares, will be converted into the right to receive $2.50 in cash, without interest (the “Merger Consideration”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER

Section 1.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of Merger Sub and the Company in accordance with the DGCL.

Section 1.02.  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), at the offices of Pepper Hamilton LLP, Suite 1200, 4 Park Plaza, Irvine, California, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall no longer be satisfied or (to the extent permitted by applicable Law) waived on such third Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall again have been satisfied or (to the extent permitted by applicable Law) waived unless another time is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to as the “Closing Date”.

Section 1.03.  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger regarding the Merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make or cause to be made all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04.  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05.  Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The certificate of incorporation of the Company shall be amended as of the Effective Time as a result of the Merger so as to read in its entirety as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be En Pointe Technologies, Inc., and, as so amended, shall be the Surviving Corporation’s certificate of incorporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of the Company, as in effect as of immediately prior to the Effective Time, shall be amended and restated as of the Effective Time as a result of the Merger so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except the references to Merger Sub’s name shall be replaced by references to En Pointe Technologies, Inc.) and, as so amended and restated, shall be the Surviving Corporation’s bylaws until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06.  Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07.  Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either Merger Sub or the Company or both, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Merger Sub or the Company or both, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merger Sub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub and the Company and otherwise to carry out the purposes of this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub or the Company or the holder of any shares of Company Common Stock:

(a) Capital Stock of Merger Sub.  Each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation.

(b) Cancellation of Certain Stock.  Each share of Company Common Stock (i) that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time, or (ii) that has been reacquired by the Company and is held as authorized but unissued Company Common Stock immediately prior to the Effective Time (collectively, the “Cancelled Shares”), shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Appraisal Shares) shall be converted into the right to receive the Merger Consideration on the terms set forth in this Agreement (the “Converted Shares”). As of the Effective Time, subject to Section 2.01(d), all of the Converted Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Converted Shares (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, to be issued or paid in consideration therefor upon surrender of such Certificate and other required documentation in accordance with Section 2.02(b). The right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law.

(d) Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(e) Certain Adjustments.  Notwithstanding anything herein to the contrary, if between the date of this Agreement and the Effective Time, (i) the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, (ii) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (iii) any similar event shall have occurred, then in any such case the Merger Consideration shall be appropriately adjusted to reflect such action; provided, however that nothing in this Section 2.01(e) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.02.  Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall designate and enter into an agreement with a bank or trust company that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. Prior to the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit (from and after the Effective Time) of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(c). All cash deposited with the Paying Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the “Exchange Fund”.

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which shall be in customary form and have such other provisions as Parent may reasonably specify), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of one or more Certificates shall, upon surrender to the Paying Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash to which such holder is entitled pursuant to Section 2.01(c), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 2.02(b) may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents required to evidence and effect such transfer) and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate. No payment of Merger Consideration shall be paid to any holder of a Certificate with respect to the Conversion Shares represented by such Certificate until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article II. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration to which such holder is entitled to receive in respect of such Certificate pursuant to this Article II. Following the surrender of any Certificate, there shall be paid to the record holder of the Certificate representing whole shares of Company Common Stock issued in exchange therefor, without interest, at the time of such surrender, the Merger Consideration payable in respect therefor in accordance with this Article II. No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article II.

(c) No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid upon the surrender of Certificates (or affidavits in lieu thereof) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Converted Shares. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent for transfer, it shall be canceled against delivery of the Merger Consideration as provided in this Article II.

(d) Termination of the Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration in accordance with this Article II.

(e) No Liability.  None of Parent, the Company, the Surviving Corporation or the Paying Agent or any of their respective Affiliates shall be liable to any Person in respect of any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent shall invest the cash included in the Exchange Fund as directed by Parent prior to the Effective Time and by the Surviving Corporation after the Effective Time. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, the Surviving Corporation shall promptly deposit or cause to be deposited into the Exchange Fund an amount in cash which is equal to such deficiency in order to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to Parent prior to the Effective Time and to the Surviving Corporation after the Effective Time.

(g) Lost Certificates.  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the entering into of an indemnity or the posting of a bond as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Article II.

(h) Withholding Rights.  The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

Section 2.03.  Stock Options.

(a) Prior to the Effective Time, the Company shall take such action as is necessary to cause each unvested Company Stock Option that is outstanding immediately prior to the Effective Time to become fully vested and exercisable. Prior to the Closing Date, the Company shall (i) cancel, immediately prior to the Effective Time, each then-outstanding Company Stock Option (provided that, if required under the Company Stock Plan and/or any Company Stock Option, the Company shall obtain from the holder of such Company Stock Option any consent, in writing, required to effect such cancellation) in exchange for an amount in cash (less any applicable withholding required by Law) payable at or as soon as practicable after the Effective Time, equal to the product of (A) the total number of shares of Company Common Stock underlying such Company Option and (B) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option, and (ii) make any amendments to the Company Stock Plan and/or agreements relating to the Company Stock Options that may be necessary or desirable to implement the foregoing. Notwithstanding the foregoing, the Company shall agree, and Parent shall cause each Affiliate of Parent holding Company Stock Options set forth on Schedule 2.03(a) (the “Affiliate Company Stock Options”) to agree, that such Affiliate Company Stock Options shall be cancelled immediately prior to the Effective Time.

(b) For purposes of this Agreement: (i) “Company Stock Option” means any option or right to purchase Company Common Stock under the Company Stock Plan; and (ii) “Company Stock Plan” means the Company’s 1996 Stock Incentive Plan.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01.  Representations and Warranties of the Company.  Except (i) as disclosed in, and reasonably apparent from, the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (“Filed Company SEC Documents”) and only as and to the extent disclosed therein (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature, and provided that, in no event shall any disclosure in any Filed Company SEC Documents qualify or limit the representations and warranties of the Company set forth in Sections 3.01(c) or (d), or (ii) as to any other information set forth in Section 3.01 that the Chief Executive Officer of the Company knows, or reasonably should know in the performance of his duties as the Chief Executive Officer of the Company, is not true, complete or correct, the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Corporate Power.  The Company and each of its subsidiaries is validly existing under the Laws of the jurisdiction of its incorporation or formation, as the case may be. The Company and each of its subsidiaries has all requisite corporate, partnership, limited liability company or similar power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such power, authority, licenses, permits, authorizations and approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, the Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such other jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. The Company has made available to Parent, prior to the execution of this Agreement, true, complete and accurate copies of the Company’s certificate of incorporation (as amended, the “Company Charter”) and bylaws (as amended, the “Company Bylaws”), and the comparable organizational documents of each of its subsidiaries, in each case as amended to, and in effect on, the date of this Agreement.

(b) Subsidiaries.  All of the issued and outstanding capital stock of, or other equity interests in, each subsidiary of the Company have been duly authorized, validly issued and are fully paid and nonassessable and are directly or indirectly owned by the Company, free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Liens imposed by or arising under applicable Law or which are not material, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except as set forth in the Filed Company SEC Documents and except for the capital stock of, or voting securities or equity interests in, its subsidiaries, the Company does not own, directly or indirectly, as of the date of this Agreement, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity, or any options, warrants, rights or securities convertible, exchangeable or exercisable therefor. There are no bonds, debentures, notes or other indebtedness of any of the Company’s subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters upon which such subsidiaries’ equityholders may vote. Except as set forth in the Filed Company SEC Documents and except for capital stock held by the Company or a wholly-owned subsidiary of the Company, (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of any subsidiary of the Company, (B) any securities of any subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of such subsidiary, or (C) any warrants, calls, options or other rights to acquire, and no obligation to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any subsidiary of the Company, and (ii) there are not any outstanding obligations to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its subsidiaries is a party to any voting Contract with respect to the voting of such securities. There are no outstanding obligations to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(c) Capital Structure.  The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). At the close of business on December 31, 2008 (the “Capitalization Date”), (i) 7,181,941 shares of Company Common Stock were issued and outstanding, (ii) 702 shares of Company Common Stock were held by the Company as treasury shares, (iii) 981,597 shares of Company Common Stock were subject to outstanding Company Stock Options with a weighted average exercise price of $2.86 per share, and (iv) no shares of Company Preferred Stock were issued or outstanding. Except as set forth above, at the close of business on the Capitalization Date, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance (other than with respect to such shares reserved for issuance upon the exercise of Company Stock Options) or outstanding. There are no outstanding stock appreciation rights, “phantom” stock rights, restricted stock units, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options) that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”). The Company has provided or made available to Parent a true and complete list, as of the date of this Agreement, of each outstanding Company Stock Option and the exercise price thereof. All Company Stock Options are evidenced by stock option agreements or other award agreements, true and correct copies of which were provided or made available to Parent prior to the date of this Agreement. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.01(c) and except for issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options, (A) there are not issued, reserved for issuance or outstanding (1) any shares of capital stock or other voting securities or equity interests of the Company, (2) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, (3) any warrants, calls, options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, or (4) any Company Stock-Based Awards, and (B) there are not any outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such shares of capital stock, equity interests or other securities or to register, issue, deliver or sell, or cause to be issued, delivered or sold, any such shares of capital stock, equity interests or other securities. Neither the Company nor any of its subsidiaries is a party to any voting Contract with respect to the voting of any such securities.

(d) Authority; Noncontravention.

(i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Stockholder Approval and the governmental filings and other matters referred to in the last sentence of this Section 3.01(d), to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to the obtaining of the Company Stockholder Approvals. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (B) is subject to general principles of equity.

(ii) Upon the recommendation of a committee comprised of the independent members of the Board of Directors of the Company (the “Independent Committee”), the Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (A) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (B) declaring and recommending to its stockholders that it is advisable and in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, and (C) recommending that the stockholders of the Company adopt this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (the “Company Board Recommendation”).

(iii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its subsidiaries under, (A) subject to the obtaining of the Stockholder Approval, the

Company Charter or the Company Bylaws or the comparable organizational documents of any of the Company’s subsidiaries, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument, whether written or oral, that is intended by the Company or any of its subsidiaries to be legally binding (each, including all amendments thereto, a “Contract”) to which the Company or any of its subsidiaries is a party or any of their respective properties or other assets are subject, or (C) subject to the obtaining of the Stockholder Approval and the governmental filings and other matters referred to in the following sentence, any (1) federal, state, local, provincial or foreign statute, law, ordinance, rule or regulation (each, a “Law”) applicable to the Company or any of its subsidiaries or their respective properties or other assets, or (2) order, writ, injunction, decree, judgment or stipulation (each, an “Order”) applicable to the Company or any of its subsidiaries or their respective properties or other assets, other than, in the case of clauses (B) and (C) above, any such conflicts, violations, breaches, defaults, consents, rights of termination, cancellation, modification or acceleration, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration, notice to or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental Entity”) is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (w) the filing with the Securities and Exchange Commission (the “SEC”) of (1) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and a transaction statement on Schedule 13E-3 (as amended or supplemented from time to time, the “Schedule 13E-3”), and (2) such other filings or reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (x) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business, (y) any filings with and approvals of the Nasdaq Capital Market, and (z) such other consents, approvals, orders, authorizations, actions, registrations, declarations, notices and filings the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e) Company SEC Documents.

(i) The Company has filed with or furnished to the SEC, on a timely basis, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by the Company since January 1, 2007 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). Except with respect to the Company’s Annual Report on Form 10-K for the year ended September 30, 2008, as filed with the SEC on December 29, 2008 and as amended by the Form 10-K/A filed by the Company with the SEC on January 28, 2009 (but solely with respect to the Company’s failure to provide a report of the Company’s management on the Company’s internal control over financial reporting as required by Part II, Item 9(A)(T) of Form 10-K), as of their respective filing dates, or, if revised, amended, supplemented or superseded by a later-filed Company SEC Document filed prior to the date of this Agreement, as of the date of filing of the last such revision, amendment, supplement or superseding filing, the Company SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company SEC Documents (as revised, amended, supplemented or superseded by a later-filed Company SEC Document) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or corrective filing to such Company SEC Documents. Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except as otherwise noted therein and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than (A) liabilities or obligations reflected or reserved against on the balance sheet of the Company and its subsidiaries as of September 30, 2008 included in the Filed Company SEC Documents (including the notes thereto), (B) liabilities or obligations incurred after September 30, 2008 in the ordinary course of business, or (C) liabilities or obligations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. None of the subsidiaries of the Company are, or have at any time been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii) As of the date of this Agreement, (A) there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents, and (B) to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(f) Voting Requirements.  Assuming the accuracy of the representations and warranties of the Parent and Merger Sub in Section 3.02 and except for the Special Stockholder Approval provided for under Section 6.01(a) hereof, the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger is the affirmative vote of holders of at least a majority of the outstanding shares of Company Common Stock at the Stockholders’ Meeting or any adjournment or postponement thereof to approve this Agreement (the “Stockholder Approval”).

(g) State Takeover Laws.  The Board of Directors of the Company, upon the recommendation of the Independent Committee, has approved this Agreement, the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval represents all the actions necessary to render inapplicable to this Agreement and the Merger and the other transactions contemplated by this Agreement, the restrictions on “business combinations” set forth in Section 203 of the DGCL, to the extent such restrictions would otherwise be applicable to this Agreement or the Merger and the other transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation applies to this Agreement or the Merger or the other transactions contemplated by this Agreement.

(h) Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person (other than FMV Opinions, Inc. for its opinion referenced in Section 3.01(i) below, the fees and expenses of which will be paid by the Company), is entitled to any broker’s, finder’s or financial advisor’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent true, complete and accurate copies of all written agreements entered into on or prior to the date of this Agreement under which any such fees or expenses are payable and all indemnification and contribution related to the engagement of the Persons to whom such fees are payable.

(i) Opinion of Financial Advisors.  On March 11, 2009, the Independent Committee received the opinion of FMV Opinions, Inc. to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock other than Attiazaz Din, Naureen Din, Mediha Din and Ali Din and their respective Affiliates.

(j) Schedule 13E-3/Proxy Statement; Other Information.  None of the information provided by the Company for inclusion in the Schedule 13E-3 or the Proxy Statement (the “Company Information”) will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and (ii) at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.02.  Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power.  Each of Parent and Merger Sub is validly existing under the laws of the State of Delaware. Each of Parent and Merger Sub has made available to the Company true, complete and accurate copies of its respective certificate of incorporation and bylaws. Each of Parent and Merger Sub has the requisite corporate power and authority to own, operate or lease its respective properties and to carry on its respective business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its respective business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power, authority or to be so qualified, licensed or in good standing, would not, individually or in the aggregate, reasonably be expected to have an Parent Material Adverse Effect.

(b) Authority; Noncontravention.

(i) Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary entity action on the part of Parent and Merger Sub and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (B) is subject to general principles of equity.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (A) the certificate of incorporation and bylaws of Parent or Merger Sub, (B) any Contract to which Parent or Merger Sub is a party or any of their respective properties or other assets are subject (including any credit facilities or agreements and any other indebtedness arrangements), or (C) subject to the governmental filings and other matters referred to in the following sentence, any Laws and Orders applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of the immediately preceding clauses (B) and (C), any such conflicts, violations, breaches, defaults, consents, rights of termination, cancellation, modification or acceleration, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have an Parent Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration, notice to or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (x) the filing of the Schedule 13E-3 with the SEC,

(y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other states in which Parent and Merger Sub are qualified to do business, and (z) such other consents, approvals, orders, authorizations, actions, registrations, declarations, notices and filings the failure of which to be obtained or made would not individually or in the aggregate, reasonably be expected to have an Parent Material Adverse Effect.

(c) Capital Structure; Operations.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are issued and outstanding and owned by Parent. The authorized capital stock of Parent consists of 3,000,000 shares of common stock, par value $0.001 per share; as of the date hereof, Attiazaz Din owns one (1) share of common stock of Parent, which is the only issued and outstanding share of common stock of Parent as of the date hereof. Parent and Merger Sub were formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

(d) Financing.  Parent has delivered to the Company a true and complete copy, as of the date of this Agreement, of an executed commitment letter to provide debt financing to Parent (or Merger Sub) in an aggregate amount set forth therein, subject to the terms and conditions thereof (the “Financing Commitment”), the proceeds of which shall be used to consummate the Merger and the other transactions contemplated by this Agreement (the “Financing”). As of the date of this Agreement, the Financing Commitment, in the form delivered to the Company, (i) has not been amended or modified, withdrawn or rescinded in any respect, (ii) represents the entire agreement between the parties, and (iii) is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto. The Financing Commitment contains all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent. As of the date of this Agreement, subject to the accuracy of the representations and warranties of the Company set forth in Section 3.01, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Financing Commitment. Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.01(c), the proceeds from the Financing, when funded in accordance with the Financing Commitment and together with available funds at the Company, are sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of the aggregate Merger Consideration and the consideration payable in respect of the Company Stock Options and to pay all related fees and expenses. Notwithstanding anything in this Agreement to the contrary, the Financing Commitment may be superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by the New Financing Commitments in accordance with Section 5.07. In such event, the term “Financing Commitment” as used in this Agreement shall be deemed to include the New Financing Commitments to the extent then in effect.

(e) Brokers.  No broker, investment banker or financial advisor or other Person (other than Janney Scott Montgomery LLC, the fees and expenses of which will be paid by Parent) is entitled to any broker’s, finder’s, financial advisor’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

(f) Schedule 13E-3/Proxy Statement; Other Information.  None of the information provided by Parent or Merger Sub with respect to itself for inclusion in the Schedule 13E-3 or the Proxy Statement (the “Parent Information”) will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3 other than with respect to the Parent Information as set forth in this paragraph.

(g) Absence of Arrangements with Management.  Except for this Agreement, as of the date of this Agreement there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent, any of its Affiliates or any stockholder (other than Attiazaz Din and Naureen Din) on the one hand, and any member of the Company’s management or the Company’s Board of Directors (other than Attiazaz Din and Naureen Din), on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

(h) Access to Information and Investigation by Parent.  Parent and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives, as of the date hereof, have requested to review, and that it and its Representatives have had full opportunity to meet with officers and other Representatives of the Company for the purpose of investigating and obtaining information regarding the Company’s business, operations and legal affairs. Parent has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and its subsidiaries, which investigation, review and analysis was done by Parent and, to the extent Parent deemed appropriate, by Parent’s Representatives. Without limiting the generality of the foregoing, none of the Company or its subsidiaries nor any of their respective Representatives or any other person has made a representation or warranty to Parent with respect to (i) any projections, estimates or budgets for the Company or its subsidiaries, (ii) any material, documents or information relating to the Company or its subsidiaries made available to Parent, or (iii) in connection with any materials prepared for or in connection with Parent’s arrangement of the Financing or the Financing Commitment, except as expressly and specifically covered by a representation or warranty set forth in Section 3.01.

(i) Solvency.  Assuming the satisfaction of the conditions to the obligation of Parent to consummate the Merger, or the waiver of such conditions, and the accuracy of the representations and warranties of the Company set forth in Section 3.01 hereof, then immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation will be Solvent. For purposes of this Section 3.02, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (i) the amount of the fair saleable value of the assets of the Surviving Corporation and its subsidiaries, taken as a whole, exceeds, as of such date, the sum of (A) the value of all liabilities of the Surviving Corporation and its subsidiaries, taken as a whole, including contingent liabilities valued at the amount that is reasonably expected to become due, as of such date, as such quoted terms are generally determined in accordance with the applicable federal laws governing determinations of the solvency of debtors, and (B) the amount that will be required to pay the liabilities that are reasonably expected to become due of the Surviving Corporation and its subsidiaries, taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) the Surviving Corporation and its subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of their businesses in which it is engaged or proposed to be engaged by Parent following such date, and (iii) the Surviving Corporation and its subsidiaries, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION

Section 4.01.  Conduct of Business by the Company.

(a) During the period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement or as consented to in writing in advance by Parent, the Company shall, and shall cause each of its subsidiaries to, carry on its business in all material respects in the ordinary course and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, to keep available the services of its current officers, key employees and consultants and to preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, without Parent’s prior written consent:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect subsidiary wholly owned by the Company to the Company or another directly or indirectly wholly owned subsidiary of the Company in the ordinary course of business consistent with past practice, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date of this Agreement (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options in accordance with their terms on the date of this Agreement);

(iii) amend or waive any provision in the Company Charter or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s subsidiaries, except as may be required by applicable Law or the rules and regulations of the SEC or the Nasdaq Capital Market, or, in the case of the Company, enter into any agreement with any of its stockholders in their capacity as such;

(iv) directly or indirectly acquire, (A) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any Person or division, business or equity interest of any Person, or (B) any material asset or assets, except for capital expenditures;

(v) (A) incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than borrowings under the Company’s existing loan facilities in the ordinary course of business), or (B) make any loans or advances to any other Person, except for loans, advances, capital contributions or investments between any subsidiary of the Company and the Company or another subsidiary of the Company in the ordinary course of business consistent with past practice;

(vi) except as required by Law or any judgment, (A) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves), or (B) cancel any material indebtedness;

(vii) except (x) as required to ensure that any Benefit Plan is not then out of compliance with applicable Law, or (y) to comply with any Benefit Plan or Contract entered into prior to the date of this Agreement, (A) adopt, enter into, terminate or amend (1) any collective bargaining Contract or Benefit Plan or (2) any other Contract, plan or policy involving the Company or any of its subsidiaries as applied to directors and executive officers of the Company (“Key Persons”), or (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice to employees of the Company or its subsidiaries other than Key Persons;

(viii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than among wholly-owned subsidiaries of the Company); or

(ix) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b) Advice of Changes; Filings.  The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly advise the other party in writing if (i) any representation, warranty, condition or agreement made by it contained in this Agreement becomes untrue or inaccurate in a manner that would result in the failure of any one more of the conditions set forth in Section 6.02(a) or 6.02(b) or Section 6.03(a) or 6.03(b), and (ii) the Company or Parent or Merger Sub fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions precedent to the obligations of the parties under this Agreement.

(c) Confidential Portions of Governmental Entity Filings.  The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, other than the portions of such filings that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement.

(d) Actions Taken at Direction of CEO.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any agreement or obligation hereunder including, without limitation, those set forth in Articles IV and V hereof, if the alleged breach is the proximate result of action taken by the Company at the direction of the Chief Executive Officer without the approval or direction of the Board of Directors of the Company (or an authorized committee thereof).

Section 4.02.  No Solicitation.

(a) Solicitations.  Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. Los Angeles, California time on the date which is thirty (30) days after the date of this Agreement (the “No-Shop Period Start Time”), the Company and its subsidiaries and their respective Representatives shall have the right to: (i) initiate, solicit and encourage, whether publicly or otherwise, Takeover Proposals, including by way of providing access to non-public information concerning the Company and its subsidiaries pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided that (A) the Company shall promptly provide or make available to Parent any material non-public information concerning the Company or its subsidiaries that is provided or made available to any Person given such access which was not previously provided or made available to Parent, and (B) the Company shall not disclose (and shall not permit any of its Representatives to disclose) the terms of the Financing Commitments or the identities of any other potential financing sources for the transactions contemplated by this Agreement to any Person, except to the extent such terms are otherwise publicly available; and (ii) enter into and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

“Acceptable Confidentiality Agreement” means a confidentiality agreement approved by the Independent Committee, provided that such confidentiality agreement shall not prohibit compliance with Section 4.02(f)(i).

“Takeover Proposal” means any inquiry, proposal or offer (including, without limitation, a letter of intent) from any Person or group of Persons (other than Parent and its Affiliates) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any subsidiary of the Company) or businesses that constitute 25% or more of the revenues, net income or assets of the Company and its subsidiaries (taken as a whole), or 25% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its subsidiaries pursuant to which any Person or the shareholders of any Person would own 25% or more of any class of equity securities of the Company or any of its subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any written Takeover Proposal that, if consummated, would result in such Person (or its equityholders) owning, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent company of the surviving entity in a merger) or a majority of the assets of the Company and its subsidiaries (taken as a whole), which the Independent Committee determines in good faith (after consultation with its outside counsel and financial advisor) would, if consummated, be more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (taking into account all the terms and conditions of such proposal and this Agreement, including (x) the likelihood and timing of consummation of such transaction on the terms set forth therein (as compared to the terms herein), (y) all appropriate legal, financial (including the financing terms of such proposal), regulatory and other aspects of such proposal, and (z) any changes to the financial and other terms of this Agreement proposed by Parent in response to such Takeover Proposal or otherwise).

Parent agrees that it shall not, and that it shall cause its Affiliates not to, and that it shall use its reasonable best efforts to cause its Representatives not to, intentionally enter, or seek to enter, into any agreement, arrangement or understanding with a potential bidding party that interferes with the Company’s ability to seek and obtain a Superior Proposal from such party (including interfering with the ability of the Company to hold discussions and negotiations with such party in connection therewith); provided, however, that the obligations under this Section 4.02(a) shall not prevent Parent or its Affiliates from (1) exercising its rights under this Section 4.02, (2) making any public announcement with respect to such rights not otherwise prohibited hereby, or (3) contacting third parties with respect to obtaining additional debt or equity financing in order to consummate the transactions contemplated hereby. Except as otherwise required by Law, Parent or Merger Sub shall not, and shall cause its respective Affiliates not to, make any public statement that such Person does not intend to vote for or otherwise support any Takeover Proposal or Superior Proposal.

(b) During the period from the No-Shop Period Start Time to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.01, the Company will not, and will cause its subsidiaries not to, and will not authorize or permit any of the Company’s and its subsidiaries’ respective officers, directors, employees and other Representatives to, directly or indirectly, (i) initiate or solicit or knowingly encourage (including by way of providing information), the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, a Takeover Proposal, or (ii) except as permitted in Section 4.02(c), (A) engage in negotiations or discussions with, or furnish access to its properties, books and records or provide any information or data to, any Person relating to any Takeover Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal, (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for or relating to any Takeover Proposal (other than a confidentiality agreement in connection with the actions contemplated by Section 4.02(c)), (D) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or breach its obligations under this Agreement, or (E) publicly propose or agree to do any of the foregoing. Subject to Section 4.02(c) and except with respect to any Takeover Proposal received prior to the No-Shop Period Start Time with respect to which the requirements of Sections 4.02(c)(ii) and (iii) have been satisfied as of the No-Shop Period Start Time (any such Person so submitting such a Takeover Proposal, an “Excluded Party”), as determined, with respect to any Excluded Party, by the Independent Committee no later than the later of (i) the No-Shop Period Start Time, and (ii) the Business Day following the date on which the Company received such Excluded Party’s written Takeover Proposal (it being understood, that following the No-Shop Period Start Time until such time as the Independent Committee determines that a Person is an Excluded Party, the Company shall not be permitted to take any action with respect to such Person that it would be prohibited from taking with respect to a non-Excluded Party pursuant to Section 4.02(c)), on the No-Shop Period Start Time the Company and its subsidiaries and their respective Representatives shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its subsidiaries or any of their Representatives with respect to any Takeover Proposal. Notwithstanding anything contained in this Section 4.02 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Takeover Proposal made by such party fails, in the reasonable judgment of the Independent Committee, to satisfy the requirements of Section 4.02(c). Within two Business Days of the No-Shop Period Start Time, the Company shall notify Parent of the number of Excluded Parties and provide Parent a written summary of the material terms and conditions of each Takeover Proposal received from any Excluded Party.

(c) Notwithstanding anything to the contrary in Section 4.02(b), at any time prior to obtaining the Company Stockholder Approvals, in the event that (i) the Company receives an unsolicited written Takeover Proposal that the Independent Committee believes in good faith to be bona fide following disclosure thereof to the full Board of Directors, (ii) the Independent Committee determines in good faith, after consultation with its financial advisors and outside counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal, and (iii) after consultation with its counsel, the Independent Committee determines in good faith that the failure to take such action would breach or violate its fiduciary duties to the stockholders of the Company under applicable Law, then the Company and the Independent Committee may (A) participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with the Person making the Takeover Proposal regarding such Takeover Proposal, and (B) furnish information with respect to the Company and its subsidiaries to the Person making the Takeover Proposal; provided that the Company (x) will not, and will not allow its Representatives to, disclose any non-public information concerning the Company or any of its subsidiaries to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide or make available to Parent any non-public information concerning the Company or its subsidiaries provided to such other Person which was not previously provided or made available to Parent. Notwithstanding anything to the contrary contained in Section 4.02(b) or this Section 4.02(c), prior to obtaining the Company Stockholder Approvals, the Company shall be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party.

(d) From and after the No-Shop Period Start Time, the Company will promptly (and in any event within one Business Day) notify Parent of the receipt by the Company of any Takeover Proposal, which notice shall include the material terms of and identity of the Person(s) making such Takeover Proposal. From and after the No-Shop Period Start Time, the Company will keep Parent informed on a current basis of the status and details of any such Takeover Proposal and of any amendments or proposed amendments thereto and any developments, discussions and negotiations concerning such Takeover Proposal, in each case, in any event no later than 48 hours after the occurrence of the applicable amendment, development, discussion, or negotiation. Without limiting the foregoing, the Company shall promptly (within one Business Day) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations with a Person or group of Persons in connection with any Takeover Proposal.

(e) Subject to compliance with its obligations under Rules 14d-9 or 14e-2 under the Exchange Act, as applicable, neither the Independent Committee nor the Board of Directors of the Company shall (i) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Takeover Proposal or enter into a definitive agreement with respect to a Takeover Proposal, or (ii) modify or amend (or publicly propose to modify or amend) in a manner adverse to Parent or withdraw (or publicly propose to withdraw) the Company Board Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”); provided, however, that Independent Committee and the Board of Directors of the Company may, at any time prior to obtaining the Company Stockholder Approvals, make a Change in Recommendation if (i) the Independent Committee determines, in good faith (after consultation with its legal counsel), that the failure to take such action would breach or violate its fiduciary duties to the stockholders of the Company under applicable Law, or (ii) in response to a Superior Proposal under the circumstances contemplated in Section 4.02(f).

(f) Notwithstanding anything to the contrary contained in this Agreement, if, at any time prior to obtaining the Company Stockholder Approvals, the Company receives a Takeover Proposal which the Independent Committee concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (ii) below, the Board of Directors of the Company may (x) effect a Change in Recommendation and/or (y) terminate this Agreement (in accordance with Section 7.01(e)) in order to enter into a definitive agreement with respect to such Superior Proposal, if the Independent Committee determines in good faith, after consultation with its counsel, that failure to take such action would breach or violate its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Company Termination Fee payable pursuant to Section 5.05(b); provided, further, that the Board of Directors may not effect a Change in Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:

(i) the Company shall have provided prior written notice to Parent, at least three calendar days in advance (the “Notice Period”), of its intention to effect a Change in Recommendation in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents; and

(ii) prior to effecting such Change in Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal.

In the event of any revision to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 4.02(f) with respect to such new written notice.

(g) Nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company, in circumstances not involving a Takeover Proposal, from amending, modifying or withdrawing the Board of Directors’ recommendation to the extent that the Independent Committee determines in good faith (after consultation with its legal counsel) that such action is necessary under applicable Law in order for the directors to comply with their fiduciary duties to the Company’s stockholders. The Company shall give Parent written notice of any such action taken by the Board of Directors not later than the Business Day next succeeding the day on which such action is taken, setting forth in reasonable detail the action taken and the basis therefor.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01.  Preparation of the Proxy Statement and Schedule 13E-3; Stockholders’ Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, the Company and Parent shall prepare, and the Company shall file with the SEC, the Proxy Statement. The Company shall cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable. Parent shall furnish to the Company all information as may be reasonably requested by the Company in connection with the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger.

(b) Concurrently with the filing of the Proxy Statement with the SEC, Parent and its Affiliates shall prepare and file with the SEC, together with the Company, the Schedule 13E-3. Parent and the Company shall cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and respond promptly to any comments of the SEC or its staff regarding the Schedule 13E-3. Each party agrees to provide the other party and its counsel with copies of any comments that such party or its counsel may receive from the staff of the SEC regarding the Schedule 13E-3 promptly after receipt thereof. The Company shall promptly furnish to Parent all information concerning the Company and its executive officers and directors as may reasonably be requested in connection with the preparation of the Schedule 13E-3. The Company and its counsel shall be given an opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to filing with or delivering to the SEC.

(c) The Company shall use its reasonable best efforts, as soon as practicable following the date of this Agreement, to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approvals; provided that such date may be extended to the extent reasonably necessary to permit the Company to file and distribute any material amendment to the Proxy Statement as is required by applicable law. Subject to Section 4.02, the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and the Merger and shall include the Company Board Recommendation in the Proxy Statement. A Change in Recommendation permitted by Sections 4.02(e), (f) or (g) will not constitute a breach by the Company of this Agreement. Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Company’s obligations pursuant to the first sentence of this Section 5.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal (whether or not a Superior Proposal). In addition, notwithstanding any Change in Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Section 7.01, this Agreement shall be submitted to the stockholders of the Company at the Stockholders’ Meeting for the purpose of adopting this Agreement.

Section 5.02.  Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law, the Company shall afford to Parent, and to Parent’s Representatives, reasonable access during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time to all its and its subsidiaries’ properties, books, Contracts, commitments, personnel and records, and, during such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information concerning its and its subsidiaries’ business, properties and personnel as Parent may reasonably request; provided that such access and inspections shall not unreasonably disrupt the operations of the Company or its subsidiaries; and provided further, that the Company shall not be required to (or to cause any of its subsidiaries to) so confer, afford such access or furnish such copies or other information to the extent that doing so would result in a violation of Law, result in the loss of attorney-client privilege or violate confidentiality obligations owing to third parties. Without limiting the foregoing, between the date of this Agreement and the Effective Time, the Company shall (and shall cause its Affiliates to) reasonably cooperate with Parent in connection with Parent securing the Financing contemplated by Section 3.02(d).

(b) Except for disclosures expressly permitted by the terms of this Agreement, Parent shall hold, and shall cause its accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence and not make any public disclosure thereof; provided, that the foregoing shall not prevent Parent from disclosing such information (i) to the extent required by applicable Law or by a Governmental Entity, (ii) to the extent such information is or becomes generally available to the public other than by disclosure by Parent or any Affiliate or Representative of Parent, and (iii) as reasonably necessary in connection with Parent securing the Financing contemplated by Section 3.02(d).

Section 5.03.  Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) that the conditions set forth in Article VI are satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, and approvals from Governmental Entities and non-governmental third parties and the making of all necessary registrations, notices and filings (including filings with Governmental Entities); and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. Subject to first having used all reasonable best efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, Company and Parent shall use reasonable best efforts to defend and contest any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order, or preliminary injunction entered by any Governmental Entity vacated or reversed.

(b) The Company and Parent shall cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 5.03, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns. Neither party shall file any such document or take such action if the other party has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby, or (ii) cause a condition set forth in Article VI to not be satisfied in a timely manner. Neither party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party.

(c) Each of the Company and Parent will promptly inform the other party upon receipt of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Parent (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with any Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use all reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used all reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding anything herein to the contrary (including Section 5.03), no party is required to, and the Company may not, without the prior written consent of Parent, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company, Parent, Merger Sub, or any of their Affiliates in any manner which, individually or in the aggregate with all other such requirements, conditions, understandings, agreements and Orders could reasonably be expected to have a material adverse effect on the combined business, financial condition or results of operations of Parent, Merger Sub and the Company and its subsidiaries taken as a whole. Notwithstanding anything in this Agreement to the contrary, the Company will, upon the request of Parent, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, so long as such requirement, condition, understanding, agreement or Order is binding on the Company only in the event that the Closing occurs. Furthermore, without the prior written consent of the Parent (determined in its sole discretion), in no event shall the Company or Parent or any of their respective subsidiaries or Affiliates: (i) pay any consideration to, amend or enter into any agreement with, any non-governmental third party to obtain any consent to the Merger or to otherwise comply with Section 5.03(e); or (ii) agree to the imposition of limitations on the ability of Parent or any Affiliate of Parent to hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation.

(e) The Company and its Board of Directors shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and (ii) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.04.  Indemnification, Exculpation and Insurance.

(a) Parent acknowledges and agrees that the Surviving Corporation shall by operation of law assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of the Company or any of its subsidiaries as provided in the Company’s or any of its subsidiaries’ certificate or articles of incorporation, bylaws or other organizational documents or any indemnification Contract between such directors, officers, employees or agents and the Company or any of its subsidiaries (in each case, as in effect on the date of this Agreement), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Time and that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.04 for a period of not less than six (6) years from the Effective Time.

(c) For six (6) years after the Effective Time, the Surviving Corporation shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the directors’ and officers’ liability insurance policy maintained by the Company or its subsidiaries on terms with respect to such coverage and amounts comparable to the insurance maintained currently by the Company or its subsidiaries, as applicable; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to the beneficiaries of the current policies and with carriers having an A.M. Best “key rating” of A X or better, provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, and provided, further, that the Surviving Corporation shall first use its reasonable best efforts to obtain from such carriers a so-called “tail” policy providing such coverage and being effective for the full six (6) year period referred to above, and shall be entitled to obtain such coverage in annual policies from such carriers only if it is unable, after exerting such efforts for a reasonable period of time, to obtain such a “tail” policy; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date of this Agreement (or, in the case of a “tail” policy obtained pursuant to the preceding proviso, shall not be required to pay an aggregate premium therefor in excess of an amount equal to 300% of such last annual premium) and, if the Surviving Corporation is unable to obtain the insurance required by this Section 5.04(c), it shall obtain as much comparable insurance as possible for an annual premium (or an aggregate premium, as the case may be) equal to such maximum amount.

(d) The provisions of this Section 5.04 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. It is expressly agreed that the indemnified parties shall be third party beneficiaries of this Section 5.04.

Section 5.05.  Fees and Expenses.

(a) Except as otherwise provided in this Section 5.05, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.01(e) or by Parent pursuant to Section 7.01(c) or Section 7.01(f) (provided that, with respect to a termination by Parent pursuant to Section 7.01(c) only, at the time of such a termination the conditions set forth in Section 6.01 and Section 6.03 have been satisfied for at least five (5) Business Days prior to such termination); or

(ii) (A) a Takeover Proposal shall have been made to the stockholders of the Company generally or a Takeover Proposal shall have otherwise become publicly known, disclosed or proposed or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (provided that, in the case of a termination by Parent pursuant to Section 7.01(b)(i), at the time of such termination Parent shall have obtained the Financing on the terms and conditions set forth in the Financing Commitments) or Section 7.01(b)(ii) or by Parent pursuant to Section 7.01(c), and (C) within twelve (12) months after such termination, the Company enters into, or submits to the stockholders of the Company for adoption, a definitive agreement with respect to any Takeover Proposal, or consummates the transactions contemplated by any Takeover Proposal (provided that, for purposes of this Section 5.05(b)(ii), all references to 25% in the definition of Takeover Proposal shall be deemed to be 50%) which, in each case, need not be the same Takeover Proposal that shall have been publicly announced or made known at or prior to termination of this Agreement;

then (in the case of the occurrence of either or both of matters described in Sections 5.05(b)(i) and 5.05(b)(ii)) the Company shall pay Parent a one-time Company Termination Fee (less any Expenses that may previously have been paid or are payable in the circumstances as provided below) by wire transfer of immediately available funds on the first Business Day following (x) in the case of a payment required by Section 5.05(b)(i), the date of termination of this Agreement, and (y) in the case of a payment required by Section 5.05(b)(ii) above, the date of the consummation of such Takeover Proposal. For purposes of this Agreement, “Company Termination Fee” means an amount equal to $350,000; provided, if the Company Termination Fee becomes payable by the Company in connection with a termination under Section 7.01(e) in order to enter into a definitive agreement with respect to a Takeover Proposal with an Excluded Party, then the Company Termination Fee shall be $200,000. The Parent’s right to receive, and the Company’s obligation to pay, the Company Termination Fee pursuant to this Section 5.05(b) upon the termination of this Agreement by Parent pursuant to Sections 7.01(c) or 7.01(f) shall be in addition to, and not in lieu of, Parent’s and Merger Sub rights under Section 8.10 hereof. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be obligated under this Section 5.05(b) to pay the Company Termination Fee in the event that this Agreement is terminated by Parent pursuant to Section 7.01(c) if such termination is based upon either (1) the breach of any representation or warranty of the Company set forth in Section 3.01 hereof, or (2) the breach or failure to perform a covenant or agreement and such breach or failure is the proximate result of action taken by the Company at the direction of the Chief Executive Officer without the approval or direction of the Board of Directors of the Company (or an authorized committee thereof).

(c) In the event that this Agreement is terminated (i) by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 7.01(b)(ii) or pursuant to a different section of Section 7.01 at a time when this Agreement was terminable pursuant to Section 7.01(b)(ii), or (ii) by Parent pursuant to Section 7.01(b)(i) or Section 7.01(c) or pursuant to a different section of Section 7.01 at a time when this Agreement was terminable by the Parent pursuant to Section 7.01(b)(i) or Section 7.01(c) (provided in the case of a termination pursuant to Section 7.01(b)(i) that a Stockholders’ Meeting at which the approval of this Agreement is voted upon by the Company’s stockholders shall not have been duly convened prior to the Outside Date), then in the case of any such termination of this Agreement the Company shall pay to Parent an amount equal to the sum of Parent’s or Merger Sub’s Expenses (not to exceed $150,000 in the aggregate) for which Parent has not theretofore been reimbursed by the Company in cash by wire transfer in immediately available funds, such payment to be made following such termination within two (2) Business Days following delivery to the Company of notice of demand for such payment. For purposes of this Agreement, the term “Expenses” means, with respect to a party hereto, all reasonable, documented out-of-pocket expenses (including all reasonable fees and expenses of debt financing sources (including those who are parties to any financing commitments), counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to authorization, negotiation, execution and performance of this Agreement and the transactions contemplated hereby. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be obligated under this Section 5.05(c) to pay any Expenses of Parent in the event that this Agreement is terminated by Parent pursuant to Section 7.01(c) if such termination is based upon either (1) the breach of any representation or warranty of the Company set forth in Section 3.01 hereof, or (2) the breach or failure to perform a covenant or agreement and such breach or failure is the proximate result of action taken by the Company at the direction of the Chief Executive Officer without the approval or direction of the Board of Directors of the Company (or an authorized committee thereof).

(d) In the event that this Agreement is terminated by the Company pursuant to (i) Section 7.01(d) (provided that at the time of such termination pursuant to Section 7.01(d) the conditions set forth in Sections 6.01 and 6.02(a), (b) and (d) have been satisfied), or (ii) Section 7.01(b)(i) (provided that at the time of such termination pursuant to Section 7.01(b)(i) all of the conditions set forth in Sections 6.01 and 6.02 have been satisfied for at least five (5) Business Days prior to such termination), then Parent shall pay to the Company a fee of $350,000 (the “Parent Termination Fee”) by wire transfer in immediately available funds no later than two Business Days after such termination by the Company. Contemporaneously with the signing of this Agreement, Attiazaz Din is entering into a Limited Guarantee in favor of the Company providing for, upon the terms and subject to the conditions set forth in the Limited Guarantee, the guarantee of the payment obligations of Parent under this Section 5.05(d) in an amount up to the Parent Termination Fee.

(e) The Company and Parent acknowledge and agree that the agreements contained in this Section 5.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not have entered into this Agreement; accordingly, if such party fails to pay when due the amount payable pursuant to this Section 5.05, and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 5.05, the owed party shall pay to owing party its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the terms set forth in this Section 5.05, from the date such payment was required to be made until the date of receipt by the owed party of immediately available funds in such amount at the prime rate, published in the Wall Street Journal, in effect on the date such payment was required to be made.

(f) Each of the parties hereto acknowledges that the agreements contained in this Section 5.05 are an integral part of the transactions contemplated by this Agreement and that neither the Company Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent of the Company in the circumstances in which such termination fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

Section 5.06.  Public Announcements.  Except with respect to the announcement of any Change in Recommendation (or proposed Change in Recommendation) made pursuant to, and in accordance with, the express terms of Section 4.02 of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 5.07.  Financing.

(a) Parent shall use its commercially reasonable efforts to consummate the Financing on the terms and conditions described in the Financing Commitment (or on other terms that would not adversely impact the ability of Parent to timely consummate the transactions contemplated by this Agreement). In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitment, (i) Parent shall promptly notify the Company, and (ii) Parent shall use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources, on terms that are no less favorable to Parent, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section 5.07(a) being referred to as the “Financing Agreements”). In connection with its obligations under this Section 5.07, Parent shall be permitted to amend, modify or replace the Financing Commitment with one or more new Financing Commitments (the “New Financing Commitments”), provided that Parent shall not permit any replacement of, or amendment or modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitment can reasonably be expected to delay the Closing beyond the Outside Date. Parent shall keep the Company reasonably informed of the status of Parent’s efforts to arrange the Financing. Notwithstanding anything to the contrary in this Section 5.7(a) or otherwise in this Agreement, neither Parent or Merger Sub nor any of their respective Affiliates shall be obligated or required to commence or pursue any legal action or proceeding seeking to compel any Person to fund any portion of the Financing required to consummate the Merger.

(b) The Company shall, and shall cause each of its subsidiaries to, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries). Such cooperation by the Company and its subsidiaries shall include, at the reasonable request of Parent, (i) using its commercially reasonable efforts to cause to be delivered such officer’s or other certificates as are customary in financings of such type (including a certificate of the chief financial officer of the Company with respect to solvency matters) and as are, in the good faith determination of the persons executing such certificates, accurate, (ii) agreeing to enter into such agreements as are customary in financings of such type, including definitive financing documents, lock-box, blocked account and similar agreements, and agreeing to pledge, guarantee, grant security interests in, and otherwise grant liens on, the Company’s or its subsidiaries’ assets pursuant to such agreements, as may be reasonably requested (and executing and delivering any documents or instruments, or agreeing to enter into agreements, in connection with the foregoing); provided, that no obligation of the Company or its subsidiaries under any such agreement, pledge, guarantee or grant contemplated by this clause (ii) shall be effective until the Effective Time, (iii) using its commercially reasonable efforts to cause its independent registered public accountants to deliver such comfort letters as are customary in financings of such type, (iv) providing Parent and its Financing sources as promptly as practicable (and in no event later than 30 days prior to the Outside Date) with financial and other pertinent information (including quarterly financial statements of the Company and its subsidiaries prepared in the ordinary course of business) with respect to the Company and its subsidiaries, (v) making the Company’s executive officers and other relevant employees reasonably available to assist the lenders providing the Financing, and (vi) taking all corporate actions, subject to the occurrence of the Closing, to permit consummation of the Financing and the direct borrowing or incurrence of all proceeds of the Financing by the Surviving Corporation immediately following the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by both Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Company shall have obtained both (i) the Stockholder Approval, and (ii) the affirmative vote to adopt this Agreement of the holders of a majority of the number of shares of Company Common Stock eligible to vote at the Stockholders’ Meeting, or any adjournment or postponement thereof, excluding for the purposes of this Section 6.01(a)(ii) any shares of Company Common Stock eligible to be voted at the Stockholders’ Meeting that are held by Parent, Merger Sub, Attiazaz Din, Naureen Din, Mediha Din or Ali Din or any of their respective Affiliates (the “Special Stockholder Approval” and, together with the Stockholder Approval, the “Company Stockholder Approvals”).

(b) No Injunctions or Restraints.  There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Entity which makes illegal or enjoins or prevents the consummation of the Merger.

Section 6.02.  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect dated as of the Closing Date.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by the Company under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect dated as of the Closing Date.

(c) Appraisal Rights.  The aggregate number of shares of Company Common Stock at the Effective Time, the holders of which have properly exercised appraisal rights under Section 262, shall not equal 10% or more of the shares of Company Common Stock outstanding as of the record date for the Stockholders’ Meeting.

(d) Financing.  Parent shall have obtained the Financing on the terms and conditions set forth in the Financing Commitments.

(e) Consents.  There shall not be any consents or approvals of any third parties required in connection with or as a result of the execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and each of the other transactions contemplated hereby under any Contract to which the Company or any of its subsidiaries is a party or any of their respective properties or other assets are subject or any Law or Order applicable to the Company or any of its subsidiaries or their respective properties or other assets, except any such consents or approvals which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.03.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub, respectively, to such effect.

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by its respective Chief Executive Officer to such effect dated as of the Closing Date.

Section 6.04.  Frustration of Closing Conditions.  Neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approvals:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before August 14, 2009 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose breach of a representation, warranty, covenant or agreement in this Agreement has (directly or indirectly) in whole or in material part been a cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if the Company Stockholder Approvals shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(iii) if any Governmental Entity of competent jurisdiction shall have issued or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction, legal restraint or order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(iii) shall have used such reasonable best efforts as may be required by Section 5.03 to prevent, oppose and remove such injunction;

(c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 6.02, and (ii) is uncured or incapable of being cured by the Company prior to the earlier to occur of (A) 30 calendar days following receipt of written notice of such breach or failure to perform from Parent, or (B) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if it or Merger Sub is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions in Section 6.03 not to be satisfied;

(d) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 6.03, and (ii) is uncured or incapable of being cured by Parent or Merger Sub prior to the earlier to occur of (A) 30 calendar days following receipt of written notice of such breach or failure to perform from the Company, or (B) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if it is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions in Section 6.02 not to be satisfied;

(e) prior to obtaining the Company Stockholder Approvals, by the Company, in accordance with and subject to the terms and conditions of, Section 4.02(f); or

(f) by Parent, in the event that (i) the Independent Committee or the Company’s Board of Directors shall have made a Change in Recommendation (or publicly proposes to make a Change in Recommendation), or (ii) the Company has failed to comply in any material respect with Section 4.02 (including the Company approving, recommending or entering into any actual or proposed acquisition agreement in violation of Section 4.02), or (iii) the Company shall have failed to comply with Section 5.01(c) or to include the Company Board Recommendation in the Proxy Statement.

Section 7.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company or their directors, officers or stockholders, under this Agreement, other than the provisions of Section 5.05, this Section 7.02 and Article VIII, which provisions shall survive such termination.

Section 7.03.  Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after the Company Stockholder Approvals have been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 7.05.  Procedure for Termination or Amendment.  A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Parent or Merger Sub or the Company, action by its respective Board of Directors.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02.  Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Attiazaz Din
c/o En Pointe Technologies, Inc.
18701 S. Figueroa Street,
Gardena, CA 90248-4506
Facsimile: (310) 258-2350

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, PA 19103
Facsimile: (215) 981-4140
Attention: Barry M. Abelson

if to the Company, to:

En Pointe Technologies, Inc.
18701 S. Figueroa Street,
Gardena, CA 90248-4506
Facsimile: (310) 258-2304
Attention: Mansoor S. Shah, Chairman of
the Board

with a copy (which shall not constitute notice) to:

Independent Committee
1001 6th Street, Suite 150
Manhattan Beach, CA 90266
Facsimile: (310) 798-4782
Attention: Tim Lilligren, Chairman

with additional copies (which shall not constitute notice) to:

McConnell, Dunning & Barwick LLP
15 Enterprise, Suite 360
Aliso Viejo, California 92656
Facsimile: (949) 900-4401
Attention: Curt C. Barwick

Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
Facsimile: (949) 823-5136
Attention: Marc G. Alcser

Section 8.03.  Definitions.  For purposes of this Agreement:

(a) an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes hereof, “control” means the possession directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person by virtue of ownership of voting securities, by contract or otherwise,

(b) “Benefit Plans” means all employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and all employment benefit, compensation, stock option, stock purchase, restricted stock, deferred compensation, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, fringe benefit, bonus, incentive, employee loan or other employee benefit, arrangements, plans, policies or programs, in each case, which are provided, maintained, contributed to or sponsored by the Company or any of its subsidiaries on behalf of current or former directors, officers, employees or consultants or for which the Company or any of its subsidiaries has any liability, contingent or otherwise.

(c) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in Los Angeles, California are authorized by Law or executive order to be closed.

(d) “Knowledge” of the Company or Parent means, with respect to any matter in question, the actual knowledge of the Company’s or Parent’s respective executive officers after making due inquiry of the other executives and managers having primary responsibility for such matter, as well as that knowledge that a reasonably prudent executive officer would have if such person duly performed his or her duties as an officer of such party.

(e) “Material Adverse Effect” means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, (1) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), results of operations or liabilities (contingent or otherwise) of the Company and its subsidiaries, taken as a whole, or (2) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of the Company to consummate the Merger, except for any such facts, circumstances, changes, occurrences or effects arising out of or relating to (i) the announcement or the existence of this Agreement and the transactions contemplated hereby or actions by Parent or the Company required to be taken pursuant to this Agreement (in each case, other than in respect of Section 3.01(d)), (ii) changes in general economic or political conditions or the financial markets (so long as the Company or its subsidiaries are not disproportionately affected thereby), (iii) changes in applicable laws, rules, regulations or orders of any Governmental Entity or interpretations thereof by any Governmental Entity or changes in accounting rules or principles (so long as the Company or its subsidiaries are not disproportionately affected thereby), (iv) changes affecting generally the industries in which the Company or its subsidiaries conduct business (so long as the Company or its subsidiaries are not disproportionately affected thereby); or (v) any outbreak or escalation of hostilities or war or any act of terrorism (so long as the Company or its subsidiaries are not disproportionately affected thereby);

(f) “Parent Material Adverse Effect” means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate, that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement (other than the inability of the Parent to obtain the Financing);

(g) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(h) “Representative” means any officer, employee, counsel, investment banker, accountant, consultant and debt financing source and other authorized representative of any Person;

(i) a “subsidiary” of any Person means another Person of which such first Person directly or indirectly owns an amount of the voting securities, other voting rights or voting partnership interests sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests thereof);

(j) “tax” means any federal, state, local or foreign income, gross receipts, property, sales, use license, excise, franchise employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any related interest, penalty, addition to tax or additional amount; and

(k) “taxing authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

Section 8.04.  Interpretation.  When a reference is made in this Agreement to an Article, a Section or Schedule, such reference shall be to an Article of, a Section of, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.05.  Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 8.06.  Counterparts.  This Agreement may be executed in counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by all of the parties and delivered to the other parties.

Section 8.07.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Schedules) and any agreements entered into contemporaneously herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Except for (A) following the Effective Time, the rights of the Company’s stockholders to receive the Merger Consideration in accordance with Section 2.01(c), and (B) the provisions of Section 5.04 hereof, this Agreement (including the Schedules) is not intended to and do not confer upon any Person other than the parties hereto any legal or equitable rights or remedies.

Section 8.08.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of law principles that would require the application of the law of another jurisdiction.

Section 8.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party, and any assignment without such consent shall be null and void; provided, however, that Parent may assign any of its rights, interest and obligations under this Agreement to any of its Affiliates without the consent of the Company, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10.  Enforcement; Consent to Jurisdiction.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Company or any of its subsidiaries were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Section 7.01 Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state or federal court sitting in the State of California. The parties acknowledge and agree that neither the Company nor any of its subsidiaries shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and their sole and exclusive remedy with respect to any such breach shall be the monetary payments set forth in Section 7.02. Each of the parties hereto (a) irrevocably consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of California in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any state or federal court sitting in the State of California. Any judgment from any such court described above may, however, be enforced by any party in any other court in any other jurisdiction.

Section 8.11.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 8.12.  No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 8.13.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be signed by its respective officers hereunto duly authorized, all as of the date first written above.

DIN GLOBAL CORP.

By:	/s/ Attiazaz “Bob” Din
Name:     Attiazaz “Bob” Din

Title:	President

ENP ACQUISITION, INC.

By:	/s/ Attiazaz “Bob” Din
Name:     Attiazaz “Bob” Din

Title:	President

EN POINTE TECHNOLOGIES, INC.

By:	/s/ Timothy J. Lilligren
Name:     Timothy J. Lilligren

Title:	Director and Chairman of the Independent
Committee of the Board of Directors

[Signature Page to Agreement and Plan of Merger Agreement]

ANNEX I

TO THE AGREEMENT AND PLAN OF MERGER

INDEX OF DEFINED TERMS

Term	Section

Acceptable Confidentiality Agreement	Section 4.02(a)
Affiliate	Section 8.03(a)
Affiliated Company Stock Options	Section 2.03(a)
Agreement	Preamble
Appraisal Shares	Section 2.01(d)
Benefit Plans	Section 8.03(b)
Business Day	Section 8.03(c)
Cancelled Shares	Section 2.01(b)
Capitalization Date	Section 3.01(c)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Change in Recommendation	Section 4.02(e)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(h)
Company	Preamble
Company Board Recommendation	Section 3.01(d)(ii)
Company Bylaws	Section 3.01(a)
Company Charter	Section 3.01(a)
Company Common Stock	Recitals
Company Information	Section 3.01(j)
Company Preferred Stock	Section 3.01(c)
Company SEC Documents	Section 3.01(e)(i)
Company Stockholder Approvals	Section 6.01(a)
Company Stock Option	Section 2.03(b)
Company Stock Plan	Section 2.03(b)
Company Stock-Based Awards	Section 3.01(c)
Company Termination Fee	Section 5.05(b)(ii)
Contract	Section 3.01(d)(iii)
Converted Shares	Section 2.01(c)
DGCL	Section 1.01
Effective Time	Section 1.03
Exchange Act	Section 3.01(d)(iii)
Exchange Fund	Section 2.02(a)
Excluded Party	Section 4.02(b)
Expenses	Section 5.05(c)
Filed Company SEC Documents	Section 3.01
Financing	Section 3.02(d)
Financing Agreements	Section 5.07(a)
Financing Commitments	Section 3.02(d)

Term	Section

GAAP	Section 3.01(e)(i)
Governmental Entity	Section 3.01(d)(iii)
Independent Committee	Section 3.01(d)(ii)
Key Persons	Section 4.01(a)(vii)
Knowledge	Section 8.03(d)
Law	Section 3.01(d)(iii)
Liens	Section 3.01(b)
Material Adverse Effect	Section 8.03(e)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
New Financing Commitments	Section 5.07(a)
No-Shop Period Start Time	Section 4.02(a)
Notice Period	Section 4.02(f)(i)
Order	Section 3.01(d)(iii)
Outside Date	Section 7.01(b)(i)
Parent	Preamble
Parent Information	Section 3.02(f)
Parent Material Adverse Effect	Section 8.03(f)
Parent Termination Fee	Section 5.05(d)
Paying Agent	Section 2.02(a)
Person	Section 8.03(g)
Proxy Statement	Section 3.01(d)(iii)
Representative	Section 8.03(h)
Schedule 13E-3	Section 3.01(d)(iii)
SEC	Section 3.01(d)(iii)
Section 262	Section 2.01(d)
Securities Act	Section 3.01(e)(i)
Stockholder Approval	Section 3.01(f)
Stockholders’ Meeting	Section 5.01(c)
SOX	Section 3.01(e)(i)
Special Stockholder Approval	Section 6.01(a)
Solvent	Section 3.02(i)
subsidiary	Section 8.03(i)
Superior Proposal	Section 4.02(a)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(a)
tax	Section 8.03(j)
taxing authority	Section 8.03(k)

Schedule 2.03(a)

Affiliated Company Stock Options

Attiazaz “Bob” Din

Naureen Din

ANNEX B

March 11, 2009

The Special Committee of the Board of Directors of
En Pointe Technologies, Inc.
18701 S. Figueroa Street Gardena, CA 90248

Gentlemen:

We understand that En Pointe Technologies, Inc. (“En Pointe” or the “Company”), Din Global Corp. (“Buyer”) and ENP Acquisition, Inc., a wholly owned subsidiary of Buyer (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of March 11, 2009 (the “Merger Agreement”), whereby Merger Sub will merged with and into the Company, with the Company being the surviving corporation (the “Merger”).

Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that each issued and outstanding share of common stock of the Company, other than Appraisal Shares (as defined in the Merger Agreement), shares owned directly or indirectly by Buyer or Merger Sub, or shares owned by the Company, will be converted into the right to receive $2.50 in cash (the “Merger Consideration”). In addition, we understand that for 30 days following the date of the Merger Agreement, the Company will have the right to initiate, solicit, encourage, negotiate and facilitate alternative Takeover Proposals (as defined in the Merger Agreement). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the shareholders of the Company, other than the Buyer and its affiliates, pursuant to the Merger is fair to such shareholders from a financial point of view (the “Opinion”). We express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration.

FMV Opinions, Inc. (“FMV”) will receive a fee from the Company for providing this Opinion, no portion of which is contingent upon the Opinion or completion of the Merger. In addition, an affiliate of FMV will receive additional compensation for investment banking services to be provided after the date hereof, a substantial portion of which may be contingent upon the closing of a transaction involving an alternative Takeover Proposal (including an alternative Takeover Proposal involving Buyer). The Company has agreed to reimburse our expenses and to indemnify us against certain

New York 60 E. 42nd Street Suite 3006 New York 10165 212.697.4378	San Francisco 180 Montgomery St. Suite 2050 California 94 104 415.288.9500	Los Angeles 1875 Century Park East Suite 1740 California 90067 310.551.4191	Irvine 3333 Michelson Drive Suite 900 California 92612 949.759.4499	Chicago 1 South Dearborn Suite 21 00 lllinois 60603 312.212.4223	Dallas 2911 Turtle Creek Blvd. Suite 300 Texas 75219 214.599.8315

The Special Committee of the Board of Directors of
En Pointe Technologies, Inc.
March 11, 2009

liabilities arising out of our engagement. FMV has received certain fees from the Company prior to the date hereof for valuation services provided to the Special Committee in connection with the Merger. In the two years preceding the date of this Opinion, FMV and its affiliates have not had any other material relationship with the Company, the Buyer or any party to the Merger. FMV and its affiliates may in the future provide financial advisory, investment banking or other services to the Company or the Special Committee.

In connection with our Opinion, we have, among other things:

1. visited the Company’s headquarters and met with certain members of the Company’s management to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, its subsidiaries, Ovex Technologies (Private) Limited (“Ovex”) and Premier BPO, Inc. (“Premier”), and En Pointe Global Services, LLC (“EPGS”).

2. reviewed certain financial statements and other information relating to historical, current, and future operations, financial condition, and prospects of the Company, EPGS, Ovex, and Premier made available to us by the Company, including financial projections prepared by the Company’s management for FYE 2008 through FYE 2011;

3. reviewed the Company’s agreement for inventory financing with IBM dated March 18, 2008;

4. reviewed documents relating to the sale of EPGS to Allied Digital Services Limited, including: (i) Limited Liability Company Interest Purchase Agreement dated July 9, 2009; (ii) Escrow Agreement dated July 9, 2008; (iii) First Amendment to the Limited Liability Company Interest Purchase Agreement dated December 1, 2008; and (iv) Second Amendment to the Limited Liability Company Interest Purchase Agreement dated January 7, 2009;

5. reviewed publicly available financial and other data for certain companies that we deemed comparable to the Company; and

6. conducted other studies, analyses and inquiries, as we have deemed appropriate.

The Special Committee of the Board of Directors of
En Pointe Technologies, Inc.
March 11, 2009

We have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial and other information provided or otherwise made available to, discussed with or reviewed by us, or that was publicly available. In that regard, we have assumed with your consent that all statements made by the Company’s management regarding expectations for future financial performance reflect the best currently available estimates and judgments of the Company’s management as of the date hereof and that they provide a reasonable basis upon which we can form our Opinion.

We have also assumed that there have been no material changes in the Company’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Finally, our Opinion is based on market, economic, monetary and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this Opinion, we have not assumed any obligation to update, revise or reaffirm this Opinion.

We have further assumed with your consent that, in all respects material to our analysis, the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement, and that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder.

We note that we are not legal, tax or accounting experts and we have assumed that the Special Committee and the Company have appropriately relied on advice of counsel, tax advisors and independent accountants to the Company as to all legal, tax and accounting matters with respect to the Company, the Merger and the Merger Agreement. We have assumed that all governmental, regulatory or other consents and approvals (contractual or otherwise) necessary for the consummation of the Merger will be obtained without any adverse effect on the Company that is in any way meaningful to our analysis and that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations.

The Special Committee of the Board of Directors of
En Pointe Technologies, Inc.
March 11, 2009

We have not been requested to, and did not, (i) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, or (ii) negotiate the terms of the Merger.

This Opinion is directed to the Special Committee and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this Opinion addresses only the financial fairness of the Merger Consideration to the shareholders and does not address the relative merits of the Merger and any alternatives to the Merger, the Company’s underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This Opinion should not be deemed to create or imply any fiduciary duty on the part of FMV to the Special Committee, the Company, the Company’s board of directors or any other party.

This Opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this Opinion in any proxy statement filed by the Company with the Securities and Exchange Commission in connection with the Merger. In furnishing this Opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this Opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

This Opinion was reviewed and approved by FMV’s Fairness Opinion Committee.

Based upon the foregoing and in reliance thereon, it is our opinion that the Consideration to be received by the shareholders of the Company, other than Buyer and its affiliates, pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

Very truly yours,

FMV opinions, inc.

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW — APPRAISAL RIGHTS

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257,258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more man 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 10-K/A
Amendment No. 3

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the Fiscal Year Ended September 30, 2008
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NUMBER: 000-28052

EN POINTE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	75-2467002 (I.R.S. Employer Identification No.)

18701 S. FIGUEROA STREET, GARDENA, CALIFORNIA 90248
(310) 337-5200

Securities registered pursuant to Section 12(b) of the Act:
Common Stock, par value $0.001 per share Nasdaq Capital Market

Securities registered pursuant to Section 12(g) of the Act:
None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes ☐     No ☑

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  Yes ☐     No ☑

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑     No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☑

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐     No ☑

The aggregate market value of the voting stock held by non-affiliates of the Registrant, based upon the closing sales price of the Common Stock as of March 31, 2008, was approximately $13,203,209. The number of outstanding shares of the Registrant’s Common Stock as of December 23, 2008 was 7,182,643.

DOCUMENTS INCORPORATED BY REFERENCE

None.

EN POINTE TECHNOLOGIES, INC.

FORM 10-K
YEAR ENDED SEPTEMBER 30, 2008

EXPLANATORY NOTE

This Amendment No. 3 on Form 10-K/A (this “Amendment”) amends and restates in its entirety the Annual Report on Form 10-K for the fiscal year ended September 30, 2008 filed on December 29, 2008 (the “Initial 10-K”), as previously amended by Amendment No. 1 to Form 10-K filed on January 28, 2009, and further amended and restated by Amendment No. 2 to Form 10-K filed on April 30, 2009. This Amendment revises disclosures concerning (i) quarterly cash bonuses paid to certain executive officers in Item 11 and (ii) the footnotes to the beneficial ownership table in Item 12. Except as otherwise stated herein, no other information contained in the Initial 10-K, as previously amended, has been updated by this Amendment No. 3, and no disclosures have been updated to reflect events that occurred at a later date.

PART I

THIS ANNUAL REPORT ON FORM 10-K CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 AND THE COMPANY INTENDS THAT SUCH FORWARD-LOOKING STATEMENTS BE SUBJECT TO THE SAFE HARBORS CREATED THEREBY. THE FORWARD-LOOKING STATEMENTS RELATE TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY INCLUDING, BUT NOT LIMITED TO, STATEMENTS CONTAINED IN: “ITEM 1. BUSINESS,” “ITEM 1A. RISK FACTORS” AND “ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.” READERS ARE CAUTIONED THAT SUCH STATEMENTS, WHICH MAY BE IDENTIFIED BY WORDS INCLUDING “ANTICIPATES,” “BELIEVES,” “INTENDS,” “ESTIMATES,” “EXPECTS,” AND SIMILAR EXPRESSIONS, ARE ONLY PREDICTIONS OR ESTIMATIONS AND ARE SUBJECT TO KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES. IN EVALUATING SUCH STATEMENTS, READERS SHOULD CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS ANNUAL REPORT ON FORM 10-K, INCLUDING MATTERS SET FORTH IN “ITEM 1A. RISK FACTORS” WHICH COULD CAUSE ACTUAL EVENTS, PERFORMANCE OR RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH STATEMENTS. IN LIGHT OF THE SIGNIFICANT UNCERTAINTIES INHERENT IN THE FORWARD-LOOKING INFORMATION INCLUDED HEREIN, THE INCLUSION OF SUCH INFORMATION SHOULD NOT BE REGARDED AS REPRESENTATION BY THE COMPANY OR ANY OTHER PERSON THAT ITS OBJECTIVES OR PLANS WILL BE ACHIEVED. THE COMPANY DOES NOT UNDERTAKE AND SPECIFICALLY DECLINES ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS OR TO PUBLICLY ANNOUNCE THE RESULTS OF ANY REVISIONS TO ANY STATEMENTS TO REFLECT NEW INFORMATION OR FUTURE EVENTS OR DEVELOPMENTS.

References made in this Annual Report on Form 10-K to “En Pointe Technologies,” “En Pointe,” the “Company,” “we,” “us,” or “our” refer to En Pointe Technologies, Inc. and its subsidiaries, En Pointe Technologies Sales, Inc., En Pointe Gov, Inc. (formerly En Pointe Technologies Ventures, Inc.,), The Xyphen Corporation (dba ContentWare), En Pointe Technologies Canada, Inc., Ovex Technologies (Private) Limited, En Pointe Technologies India Pvt. Ltd., En Pointe Europe, Inc. Limited, and its affiliate, Premier BPO, Inc., a variable interest entity and its wholly-owned Chinese subsidiary, Premier BPO Tianjin Co., LTD. En Pointe Technologies and the Building Blocks design are registered trademarks of the Company and are mentioned or referred to in this Annual Report.

ITEM 1.	BUSINESS

GENERAL

En Pointe Technologies, Inc. was originally incorporated in Texas on January 25, 1993 and reincorporated in Delaware on February 6, 1996 and serves as a holding company and a provider of administrative services to its subsidiaries. We are a national provider of information technology products (hardware and software) with a customer base consisting primarily of large and medium sized companies and government entities. We also were a value-added information technology services provider until July 2008 when we sold an 80.5% interest in the majority of that business with the result that we now retain a non-controlling equity investment in such services.

We use proprietary and non-proprietary software and systems to drop-ship information technology products to our customers through an electronically linked network of suppliers that include distributors and certain manufacturers in the United States. This software allows us to serve as an electronic clearinghouse of computers and computer related products without many of the risks and costs associated with maintaining significant inventory. We have 11 sales offices in 9 states and maintain virtual offices in various other states which allows us to conduct business throughout the United States.

We provide our customers with cost effective electronic commerce tools that help them to maximize their purchasing power when searching for and acquiring computer equipment and other technology products. One of our available tools, AccessPointe, is a uniquely powerful and flexible Internet procurement system that is electronically linked to the extensive warehousing, purchasing and distribution functions of our suppliers. AccessPointe provides ease-of-use, real-time accuracy, and the power to control the purchasing process, from paperless requisition creation to line-item detail delivery tracking. The direct links to our suppliers enhance our capacity to provide our customers with automated direct access to an extensive range of products at competitive prices.

BUSINESS MODEL

Our business model originally covered hardware and software fulfillment and value-added services. Hardware fulfillment includes more than just efficient delivery but also pre-deployment services that we perform prior to shipment, including imaging and image management, configurations, asset tagging, inventory management and master packing. The procurement process is vital to hardware fulfillment and we try to make this process as efficient as possible for our customers. Value-added services included ongoing managed services such as management of information technology infrastructure as well as professional services that provide specific information technology solutions for our customers. Software fulfillment includes presales consulting, monitoring license compliance and managing software publishers’ relationships.

In July 2008 we sold an 80.5% interest in our value-added service business, En Pointe Global Services, LLC, or EPGS, to Allied Digital Services Limited, or ADSL. We still own and maintain a 19.5% interest in EPGS. Our chief executive officer serves on its board and is one of the officers of EPGS. EPGS also shares our corporate headquarters facilities with us in Gardena, California, pursuant to a sublease arrangement. The services that we perform are now limited to product related services such as configuration, asset tagging, and pre-deployment to name a few. In addition, our subsidiaries continue to sell and perform business process outsourcing.

The hardware fulfillment business relies on our virtual inventory model that has been developed and enhanced over time, but since our inception in 1993, our core concepts have remained the same. The virtual inventory model’s essential elements are (i) a low cost overhead structure resulting from the automation of many management and operating functions; (ii) effective electronic information systems; and (iii) reduced working capital requirements due to the limited amount of physical inventory that we hold and our allied distributor relationships. Our sophisticated and customized enterprise resource planning system, referred to as SAP, allows us to monitor sales, product returns, inventories, profitability and accounts receivable at the sales representative and customer level. Additionally, we have integrated product purchasing and customer invoicing into our information systems to expedite procurement and billing. AccessPointe, an eBusiness platform, provides us and our customers with up-to-date product information and streamlines the procurement process. The completely integrated eBusiness information technology architecture helps us maintain effective online communication links with our sales representatives, selected suppliers, and many of our customers. AccessPointe is provided free of charge to our customers to better enable them to execute transactions and research their orders online with us.

We continue to focus on cost control and strive to maintain a low-cost overhead structure through the automation of many of our management and operating functions. In fiscal 2003, we introduced another low-cost overhead element to our business model by relocating many of our “back-office” functions to a service provider in Islamabad, Pakistan. Effective October 1, 2006, we continued our cost control focus by acquiring a 70% ownership interest of that service provider in Pakistan, Ovex Technologies (Private) Limited, or Ovex.

The day-to-day customer support function is shared between a centralized staff at headquarters, back-office contract workers in Pakistan, and local account management. This helps us improve field response yet maintains direct access to all back-office functions and senior management. Increased local coverage has fueled efforts to identify new opportunities. We believe that time in front of customers is the top priority for all account managers, account executives, and senior management to build long lasting relationships and identify business solutions for existing and new customers.

Our product sales are conducted from a combination of eleven traditional sales offices as well as from various virtual offices that allow us to do business throughout the United States. We believe in seeking out new markets wherever there is a business case to support the incurring of additional personnel expense or whenever specific account opportunities arise.

We have been and continue to be, since May, 2002, certified as a minority-controlled company by the National Minority Supplier Development Council. The certification is considered valuable because many large buying organizations, private enterprise accounts and state and local government agencies have supplier diversity initiatives that may require certain purchases to be made from certified minority controlled companies.

An integral component of our business model is our ability to access an extensive inventory of information technology products stocked by our suppliers through our integrated supply chain information systems that are key features of AccessPointe. Additionally, the intelligent purchasing feature of our software allows our purchasing department to place multiple line item orders automatically from multiple sources at the lowest possible price, maximizing the fill rate and increasing the potential profitability on each order.

The data provided by our customized information system allows our sales representatives to design each customer’s orders according to their particular needs. Product can be delivered directly from suppliers to the customer. We simplify the ordering, staging, and delivery process through supply chain management for any size order. Our suppliers perform the configuration tests of loading systems with predefined customer images. The systems are then shipped ready-to-install, saving customers money in downstream deployment costs. Our information system identifies which of our suppliers can supply the desired product at the best price when needed from different products offered from multiple suppliers.

A distinct advantage of our business model is the economy achieved by the conservation of working capital through leveraging our virtual inventory model that engages the extensive warehousing, purchasing, distribution, marketing and information-technology functions of our suppliers. Since inception, we have been an innovator in using the drop shipping capabilities of our suppliers whenever product configuration is not required. Drop shipping avoids the costs and risks associated with maintaining inventory, enabling us to quickly adapt our product offerings to changing market demands. As product proliferation has occurred, we believe that our limited inventory position has given us a competitive advantage with respect to price and availability on a broad range of products. We believe our business model allows us to have the capacity to increase sales with minimal additional capital investment.

The software licensing business employs highly skilled personnel to provide comprehensive solutions to customers needing software solutions. This specialized group provides value to customers in their presales consulting, monitoring license compliance and managing software publishers’ relationships.

Although we have been for several years an authorized Microsoft Large Account Reseller as well as an authorized agent for many other software publishers, we had not fully developed the operational and system capabilities to expand sales opportunities. In early fiscal year 2005, recognizing that need, we began the process of enhancing the capabilities of SAP and AccessPointe to improve upon presales consulting, monitoring license compliance and managing software publishers’ relationships. Upon completion of the software upgrades in June 2005, we now believe that we have a more efficient software selling process that has produced and will continue to produce noticed improvements for our customers’ ordering and maintenance needs. The program provides the following benefits:

•	maintains software agreements for all major software publishers;

•	incorporates a dynamic data model that simplifies reporting processes to allow improved identification of customer trends, sales opportunities, and customer milestones;

•	provides real-time product configuration that reduces time for sales representatives to identify customer requested software products;

•	restricts the data entry to a structured format that ensures adherence to vendor and publisher rules, thereby avoiding the costly retroactive correction of errors in processing;

•	manages software agreements to offer customers the ability to purchase software more efficiently by increasing their awareness of software agreement terms, purchasing history, and needs;

•	identifies software products for compliance with customer software agreements;

•	allows stricter service level agreements to be met by reducing turnaround time for quotes and orders; and

•	manages licensing agreements assuring customers are quoted and sold products in accordance with their existing agreements.

EBUSINESS

We offer competitive advantages for our customers through use of modern information technologies, and inventive business processes. By use of our virtual inventories and online procurement and service solutions we leverage technology to enable our business model.

We begin by employing Enterprise Resource Planning, or ERP, technology via an SAP-based system that maintains our operational and financial processes within a structure that provides for flexibility with full executive control and accountability. This system forms the core of our organization and maintains control over every transaction whether with vendors or customers. Reporting, decision making support, inventory control, and logistic management are some of the key functions of our ERP system that have been customized to offer a broad range of services including; order processing from our virtual inventory, customized configuration orders, customer logistic and disposal management, software license management as well as back-office accounting for our professional services.

To make business transactions with us easy and intuitive, we have created our online Internet-based application AccessPointe dedicated toward advancing our e-business by using solutions that provide for integration with each customer’s applications and unique procurement processes. AccessPointe provides customers with a complete life cycle procurement solution that helps put customers in control of their organization’s spending practices and standardizes their information technology selections. AccessPointe does this by providing customer-based approval workflow as well as allowing customers to encourage or enforce ordering for certain products over others. AccessPointe provides the capability for customers to have highly customized views of our product catalog by restricting products they don’t want to order. With AccessPointe, customers can do real-time searches for all products available from En Pointe’s vendors or, in the case of software inquiries, customers can confine their searches to those software products that apply to their specific software license contracts. Transaction history is also available from AccessPointe in customizable reports that can be programmed to generate whenever desired. AccessPointe provides confidence that our customers’ transactions will be secure and private, and can integrate with other information technology online marketplaces.

In addition to our main systems, we have ancillary systems that automate our internal processing of transactions. These tools and application solutions allow us to create custom information technology product and service catalogs for our customers and also provide capabilities to integrate with customer order and payment processes within our distributor network. These solutions are flexible enough to allow us to not only manage content from any number of vendors but to also be able to provide data management services daily to select customers and support custom order integration with customers with complex and unique ordering needs.

PRODUCTS

The majority of our sales are information technology products. We currently make available to our customers an extensive selection of products at what we believe to be a competitive combination of price and availability. We currently offer hundreds of thousands of information technology products from hundreds of manufacturers, including, without limitation, International Business Machines Corporation, or IBM, Hewlett-Packard Company, or HP, Dell Computer Corporation, or Dell, Lenovo, Cisco Systems, Inc., Fujitsu Limited, Apple Inc., 3Com Corporation, Microsoft Corporation, or Microsoft, Toshiba Corporation, Kingston Technology Corporation, Lexmark International, Inc., Sony Corporation, Symantec Corporation, McAfee, Inc., BEA Systems, Inc., Avaya, Inc., VMware, Inc. and NetApp,Inc. We are also one of a limited number of Microsoft Certified Large Account Resellers. We have different levels of certifications on many of these product lines. Products that we offer include desktop and laptop computers, servers, monitors, memory, peripherals and accessories, operating systems, application software, consumables and supplies. In fiscal 2008, products manufactured by HP accounted for approximately 20% of our product sales in terms of revenue compared with 20% and 22% for the two consecutive prior fiscal years.

BUSINESS PROCESS OUTSOURCING

Effective October 1, 2006, we acquired 70% of the capital stock of two privately owned Pakistani companies, Ovex Technologies (Private) Limited and Ovex Pakistan (Private) Limited. Ovex Technologies (Private) Limited was engaged in providing business process outsourcing, or BPO, services exclusively for the Company’s internal needs as well as for the customers of Premier BPO, Inc., or PBPO, a privately-held corporation that promotes and sells BPO services to U.S. businesses while Ovex Pakistan (Private) Limited provided services for the BPO market in Pakistan.

Subsequently, on July 7, 2007, the two companies were approved for merger by the Pakistan Court effective October 1, 2006. The surviving company in the merger was Ovex Technologies (Private) Limited, or Ovex. Ovex employs approximately 803 people. Since 2003, Ovex has provided us with BPO services for our selling and marketing operations. Commencing with the quarter ended June 30, 2006, Ovex has also assumed the responsibilities for our accounting and finance outsourcing.

With the addition of Ovex to our portfolio, we have continued to recognize the growth opportunities present in BPO services and have committed to its future as a viable segment of our business model. Ovex complements our existing investment in PBPO. PBPO also has a wholly-owned Chinese subsidiary, Premier BPO Tianjin Co., LTD, or PBPOChina, that it formed in fiscal 2007 that provides BPO services in China similar to the services provided by Ovex in Pakistan.

Ovex has an ongoing business relationship with PBPO by virtue of having been the principal provider of BPO services to PBPO’s U.S. customers. In addition, the approximate 30% owners of Ovex collectively own 16% of the outstanding shares of common stock of PBPO, as well as 50% of the outstanding shares of Series A non-voting convertible preferred stock of PBPO and have a representative on its board of directors. We, in turn, own 30% of the outstanding voting shares of PBPO’s common stock, 50% of the outstanding shares of PBPO’s Series A non-voting convertible preferred stock, have a representative on PBPO’s board of directors and consolidate PBPO in our financial reports as a variable interest entity, or VIE, in accordance with Financial Accounting Standards Board Interpretation No. 46.

PBPO shares workspace with Ovex in Islamabad for a nominal fee using contracted Ovex workers and, effective September 2005, entered into a five year cost-plus fixed fee service agreement with Ovex to supply contracted employees and an operating facility in Lahore, Pakistan. In addition, PBPO has agreed to provide certain marketing services for Ovex. The agreements can be terminated with thirty days written notice by PBPO.

COMPETITION

We operate in the highly competitive sales segment of the information technology industry, and compete with a large number and variety of types of resellers of information technology products and services. Our competition also includes hardware and software manufacturers and national computer retailers that market directly to end-users. Many of these companies compete principally on the basis of price and may have lower costs than us, allowing them to offer the same products for less. Others have developed highly specialized practices focusing on specific segments such as security, storage, server consolidation, voice-over-internet protocol, etc. Many of our competitors are of equal size or smaller and sell to regional markets, or are larger, and sell nationally with substantially greater financial, technical, and marketing resources available to them.

Some of our larger competitors are MoreDirect, Inc., CompuCom, Inc., Technology Integration Group, Pomeroy IT Solutions, Inc., CDW Corporation, PC Mall, Inc., Zones, Inc., World Wide Technology, Inc., SoftwareOne PTE Ltd. and Insight Enterprises, Inc. A few of these organizations stock inventory and take advantage of opportunistic seasonal buys which often affords them a pricing advantage. We also partner with service only providers in several areas including dispatch, install, move, add and change support services.

Dell and Gateway, Inc., or Gateway, initially launched the manufacturer “direct” model and were successful in gaining market share. Other manufacturers (e.g. IBM and HP) have adopted a direct model to actively market products directly to customers. Sometimes this is done through an agent referral program by which independent sales agents receive commissions directly from manufacturers. This has had the effect of reducing the role of distributors and resellers, particularly in the enterprise accounts, which is a large percentage of our traditional target market. In order to compensate for this potential loss of business, some distributors are now also adopting sales agent programs as an alternative means of directly securing product orders to end user customers. The “direct” business model can infringe on some value-added resellers, such as us, by taking a slice of those sales that can be resolved through a single vendor solution.

Our business model offers hardware and software products, attracting mainly enterprise organizations, government and to a lesser extent, mid-market customers. With the sales channel continuing to consolidate, absorbing those companies that combine face-to-face direct selling with web-based models, we believe that our business model will succeed, as it embraces both comprehensive and web-based types of selling methods, allowing us to cater to various customer preferences. We believe that we differentiate ourselves from our competitors through our eBusiness systems and the scalability of our operations to meet our customers’ needs as well as providing a single point of contact for hardware, software, and services that are provided through En Pointe Global Services, LLC.

GETTING PRODUCT TO THE CUSTOMER

The distribution of information technology products requires considerable investment in inventory, production control systems, and the development and maintenance of distribution channels. Resellers who assume these functions incur capital costs associated with the warehousing of products, including the costs of leasing warehouse space, maintaining inventory and tracking systems, and employing personnel to perform all the associated tasks. Furthermore, resellers who stock inventory risk obsolescence costs, which we believe may be significant due to the rapid product innovation that characterizes this market. These overhead and “touch” costs require expenses that we believe more than offset the lower price advantages offered for purchasing at volume discounts and holding for future sale.

Our business model eliminates many overhead and “touch” costs and substantial risks by leveraging the operational strengths of our suppliers, who have developed extensive warehousing, purchasing and distribution functions. As a result, our continuing strategy is to limit our product inventory and the associated capital costs, allowing us to accept lower gross profit margins than many of our competitors.

By relying on the processing strengths of our suppliers, we are able to concentrate on developing our information systems and focus on more customer-oriented activities including researching, specifying, and delivering solutions. After helping a customer select the most appropriate technology, our sales staff use our information systems to determine the best combination of price and availability for a wide variety of information technology products.

Our ability to fill and deliver orders with a high level of speed and accuracy is a key benefit of our business model. Our sophisticated systems, which include all order processing functions, enable us to review, approve, and electronically transmit orders to the proper supplier(s) within minutes of receiving them from customers. Most orders for in-stock product are picked, staged, and drop-shipped directly to the customer from the suppliers within 24 hours of receipt of an order, and on the same business day for orders received by 1 p.m. Pacific Time. We usually electronically obtain order delivery information the day following shipment from our major suppliers. We then use that information to produce an invoice, which is often sent to the customer electronically. The standard delivery, based on product availability, is within two to three business days. Custom configuration usually adds a few more business days to the shipping time.

GETTING PRODUCT FROM THE SUPPLIER

Our staff has the ability to access the current inventory and availability records of our suppliers, so we can quickly determine which supplier can best fill an order at a given price. Furthermore, if any one supplier is unable to fill all of a customer’s requirements, we are generally able to split the order among multiple sources. This increases the same-day fill rate, reduces back orders, and shrinks the time to complete an order. Our suppliers maintain warehouses throughout the country, and their individual stocking levels are updated and readily available through our systems. This allows our staff to determine where the product is available for shipment, better gauging the delivery time to the customer’s door.

We and our suppliers utilize various carriers, including industry giants United Parcel Service, Inc. and Federal Express Corporation, to deliver product. Again taking advantage of a vendor’s particular expertise, we integrate the carriers’ tracking system facility into our own systems to closely monitor shipments and provide delivery status for our customers. This provides an audit trail for the customer to update order status, by tying the customer purchase order to an En Pointe invoice and a subsequent proof of delivery.

We purchase most of our products from major distributors such as SYNNEX Corporation (“SYNNEX”), Tech Data Corporation (“Tech Data”), and Ingram Micro Inc. (“Ingram Micro”), and directly from large manufacturers such as IBM, HP (including the former Compaq), Dell and Microsoft. These are suppliers who have the requisite system strengths and integration capabilities that enable our automated systems to function efficiently. We have successfully implemented our business strategy due in large part to these system synergies and to our close relationships with our suppliers. Equally significant to the success of our supplier relationships has been the volume of business we generate, as this volume has allowed us to negotiate more favorable terms with our suppliers. See “Item 1A. Risk Factors — We Risk Depending on a Few Distributors and Manufacturers Who Could Compete With Us or Limit Our Access to Their Product Line.”

INTELLECTUAL PROPERTY

Our ability to effectively compete in our market will depend significantly on our ability to protect our intellectual property. We do not have patents on any of our technology, which we believe to be material to our future success. We rely primarily on trade secrets, proprietary knowledge and confidentiality agreements to establish and protect our rights in intellectual property, and to maintain our competitive position. There can be no assurance that others may not independently develop similar or superior intellectual property, gain access to our trade secrets or knowledge, or that any confidentiality agreements between us and our employees will provide meaningful protection for us in the event of any unauthorized use or disclosure of our proprietary information.

SupplyAccess, Inc., a former affiliate of ours, was liquidated in February 2002, and as a result of that liquidation, we acquired the full rights to AccessPointe as well as the intellectual property rights to all of SupplyAccess, Inc’s software, copyrights, trade secrets and other proprietary technology.

We conduct our business under the trademark and service mark “En Pointe Technologies” as well as our logo, “AccessPointe” and other marks. We have been issued registrations for our “En Pointe Technologies” and “Building Blocks” marks in the United States. We do not believe that our operations are dependent upon any of our trademarks or service marks. We also sell products and provide services under various trademarks, service marks, and trade names that are the properties of others. These owners have reserved all rights with respect to their respective trademarks, service marks, and trade names.

SEGMENT INFORMATION

The provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, require public companies to report financial and descriptive information about their reportable operating segments. We identify reportable segments based on how management internally evaluates separate financial information, business activities and management responsibility. For the year ended September 30, 2008, we operated in four segments, U.S. Sales of Products and Services, Pakistan Business Process Services, China Business Process Services and United Kingdom Sales of Products. See our Consolidated Financial Statements and Notes thereto included elsewhere in this Annual Report on Form 10-K for disclosures of the amounts reported for the different segments. En Pointe Technologies, Inc. and its wholly-owned subsidiaries combined with PBPO, but exclusive of its wholly-owned subsidiary PBPOChina, operate in the U.S. Sales of Products and Services segment, Ovex operates in the Pakistan Business Process Services segment, PBPOChina operates in the China Business Process Services segment and the wholly-owned United Kingdom subsidiary operates in the Sales of Products. In fiscal year 2007 before the United Kingdom subsidiary began operations, we operated in three segments.

In the fiscal year 2006, before we had acquired Ovex and before PBPOChina commenced operations we reported in only one segment.

EMPLOYEES

As of September 30, 2008, En Pointe Technologies, Inc. and its wholly-owned subsidiaries employed approximately 168 employees including approximately 125 in sales, marketing and related support, 1 in warehousing, 21 in information technology and 21 in administration and finance. We believe that our ability to recruit and retain highly skilled technical and other management personnel will be critical to our ability to execute our business model and growth strategy. None of our employees are represented by a labor union or are subject to a collective bargaining agreement. We believe that our relations with our employees are good.

In addition to our U.S. employees, we have foreign employees working for Ovex in Pakistan that provides us with back-office support, provides our affiliate, PBPO, with customer BPO services support, and provides BPO services to customers in Pakistan. As of September 30, 2008 Ovex employed approximately 809 people of which 644 were in support of us and PBPO covering customer support, sales, telemarketing, purchasing, operations, help desk, accounting, and information technology functions, 32 employees were working on behalf of En Pointe Global Services, LLC and 133 employees worked for Ovex.

As of September 30, 2008 PBPO and PBPOChina collectively employed a total of 47 people.

ITEM 1A.	RISK FACTORS

This Annual Report on Form 10-K contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In light of the important factors that can materially affect results, including but not limited to those set forth in this paragraph and below, the inclusion of forward-looking information herein should not be regarded as a representation by us or any other person that our objectives or plans will be achieved; we may encounter competitive, technological, financial, economic and business challenges making it more difficult than expected to continue to sell our products and services; we may be unable to retain existing key sales, technical and management personnel; there may be other material adverse changes in the information technology industry or the economy, or in our operations or business; and any or all of these factors may affect our ability to continue our current sales rate or may result in lower sales volume than currently experienced.

Certain important factors affecting the forward-looking statements made herein include, but are not limited to:

•	stagnate sales growth in the last five years;

•	limited availability of alternative credit facilities;

•	low margin products business; and

•	concentration of product sales in several major customers.

Assumptions relating to budgeting, marketing, and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our marketing, capital expenditure or other budgets, which may in turn affect our business, financial position, results of operations and cash flows. The reader is therefore cautioned not to place undue reliance on forward-looking statements contained herein, which speak as of the date of this Annual Report on Form 10-K. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

The reader should carefully consider the following risks. In addition, keep in mind that the risks described below are not the only risks faced. The risks described below are only the risks that we currently believe are material to our business. However, additional risks not presently known, or risks that are currently believed to be immaterial, may also impair business operations.

THERE IS A RISK WE COULD LOSE OUR ASSET BASED FINANCING LINE WITHOUT BEING ABLE TO READILY REPLACE IT

Our business requires significant capital to finance accounts receivable and, to a lesser extent, product inventories. In order to obtain necessary working capital, we rely primarily on a line of credit that is collateralized by substantially all of our assets. As a result, the amount of credit available to us may be adversely affected by numerous factors beyond our control, such as delays in collection or deterioration in the quality of our accounts receivable, economic trends in the information technology industry, reduction in interest-free flooring periods provided by various manufacturers and the lending policies of our creditors. Any decrease or material limitation on the amount of capital available to us under our line of credit and other financing arrangements, particularly our interest-free flooring, may limit our ability to fill existing sales orders or expand our sales levels and, therefore, may have a material adverse effect on our business, financial position, results of operations and cash flows. We are dependent on the availability of accounts receivable financing on reasonable terms and at levels that are high relative to our equity base in order to maintain and increase our sales.

Our financing agreement contains various liquidity debt covenants that must be met each quarter. There can be no assurance that we will continue to meet those debt covenants and failure to do so would place us under default and could cause us to lose our financing. There can be no assurance that such financing will continue to be available to us in the future on acceptable terms, as there are a very limited number of asset-based lenders that service our industry. Our inability to have continuous access to such financing at reasonable costs could materially adversely impact our business, financial position, results of operations and cash flows. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

THERE IS RISK THAT WE COULD LOSE A LARGE CUSTOMER WITHOUT BEING ABLE TO FIND A READY REPLACEMENT

For fiscal years 2008, 2007 and 2006, no one customer accounted for 10% or more of our total net sales. However, our sales do tend to be concentrated in a relatively few accounts with our top five customers in fiscal years 2008, 2007 and 2006 accounting for an aggregate of 25.8%, 38.9% and 27.1%, respectively, of total net sales and our top twenty-five customers representing an aggregate of 55.0%, 63.8% and 59.7%, respectively, of total net sales.

Our contracts for the provision of products are generally non-exclusive agreements that are terminable by either party upon 30 days’ notice. Either the loss of any large customer, or the failure of any large customer to pay its accounts receivable on a timely basis, or a material reduction in the amount of purchases made by any large customer could have a material adverse effect on our business, financial position, results of operations and cash flows.

OUR ACQUISITION OF A SUBSTANTIAL INTEREST IN A PAKISTANI CORPORATION EXPOSES US TO FOREIGN OPERATIONAL RISKS

With our acquisition of a majority interest in Ovex, a Pakistani corporation, we are exposed to adverse fluctuations in foreign currency exchange rates, limitations on asset transfers, changes in foreign regulations and political turmoil, any or all of which could adversely affect our operating results. In addition, we have relocated many of our “back-office” functions to Ovex including, among others, customer support, purchasing, credit and collections, accounts payable, accounting and other administrative and support functions. We established both voice and data communications between our corporate headquarters in Gardena, California and Pakistan. However, there can be no assurance that these lines of communication will not be interrupted. Should we have interruptions with our communications to Pakistan, any such interruption could have a material adverse impact on our business, financial position, results of operations and cash flows.

OUR LOW MARGINS EXPOSE US TO RISKS FROM MINOR ADVERSITIES

Our overall gross profit percentages for the past three fiscal years 2008, 2007 and 2006 were 14.6%, 12.5%, and 12.2%, respectively, with gross margin from product sales in such fiscal years being 10.3%, 8.4% and 8.3%, respectively. Our gross profit margins on product and software sales are low compared to many other resellers of information technology products and have continued to remain low. Given the significant levels of competition that characterize the reseller market, as well as the lower gross profit margins that we generate as a result of our reliance on purchasing information technology products from our suppliers, it is unlikely that we will be able to increase product gross profit margins appreciably in our core business of reselling information technology products. Moreover, in order to attract and retain many of our larger customers, we frequently must agree to pricing and maximum allowable mark-downs that serve to limit the profitability of product sales to such customers. Accordingly, to the extent that our sales to such customers increase, our gross profit margins may be reduced, and therefore any future increases in net income will have to be derived from net sales growth, effective expansion into higher margin business segments or a reduction in operating expenses as a percentage of net sales, none of which can be assured. Furthermore, low gross profit margins increase the sensitivity of our business to increases in costs of financing, because financing costs to carry a receivable can be relatively high compared to the low dollar amount of gross profit on the sale underlying the receivable itself. Low gross profit margins also increase the sensitivity of the business to any increase in product returns and bad debt write-offs, as the impact resulting from the inability to collect the full amount for products sold will be relatively high compared to the low amount of gross profit on the sale of such product. Any failure by us to maintain our gross profit margins and sales levels could have a material adverse effect on our business, financial position, results of operations and cash flows.

COSTS AND OTHER FACTORS ASSOCIATED WITH PENDING OR FUTURE LITIGATION COULD MATERIALLY HARM OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

We at times receive claims and become subject to litigation, including claims related to customers, stockholders, acquisitions, employment, intellectual property, trade secrets and other commercial litigation related to the conduct of our business. Additionally, we may at times institute legal proceedings against third parties to protect our interests. Any litigation in which we are a named party could be costly and time consuming and could divert our management and key personnel from our business operations. In connection with any such litigation, we may be subject to significant damages or equitable remedies relating to the operation of our business. We cannot determine with any certainty the costs or outcome of pending or future litigation. Any such litigation may materially harm our business, results of operations and financial condition.

THERE ARE RISKS IN CONDUCTING OUR DAILY BUSINESS PLANS AND STRATEGY

For our first five full fiscal years since inception, we experienced rapid growth in net sales, employees and branch offices leading to peak net sales of $668.3 million in fiscal year 1999 from a base of $110.0 million in fiscal year 1994. From the peak in net sales in fiscal year 1999 of $668.3 million, net sales contracted reaching a low in net sales of $257.0 million three years later in fiscal year 2002. Since bottoming out in fiscal year 2002, net sales have never fully recovered to those recorded in fiscal year 1999. Instead, there has been a gradual increase in net sales to the $347.1 million reached in fiscal year 2007, which is a compounded annual growth rate of 3.7% over such five-year period and which exceeded our fiscal year 2008 sales by $46.7 million.

The effort to increase net sales or to supplement the loss of net sales with higher margin products has and will continue to challenge our management, operational and financial resources. To execute our growth strategy, we expect to require the addition of new management personnel, including sales personnel, and the development of additional expertise by existing personnel. Our ability to manage effectively will require us to continue to implement and improve our operational, financial and sales systems at both the national and local level, to develop the skills of our managers and supervisors and to hire, train, motivate, retain and effectively manage our employees. There can be no assurance that we will be successful in such an effort, and the failure to do so could materially adversely affect our business, financial position, results of operations and cash flows.

WITH OUR FAST CHANGING INDUSTRY EVOLUTION WE RISK BEING OUTMODED OR EXCLUDED FROM THE DISTRIBUTION CHANNEL

The personal computer industry is undergoing significant change. In addition, a number of alternative cost-effective channels of distribution have developed in the industry, such as the Internet, computer superstores, consumer electronic and office supply superstores, national direct marketers and mass merchants. Computer resellers are consolidating operations and acquiring or merging with other resellers and/or direct marketers to achieve economies of scale and increased efficiency. The current industry reconfiguration and the trend towards consolidation could cause the industry to become even more competitive, further increase pricing pressures and make it more difficult for us to maintain our operating margins or to increase or maintain the same level of net sales or gross profit. Declining prices, resulting in part from technological changes, may require us to sell a greater number of products to achieve the same level of net sales and gross profit. Such a trend could make it more difficult for us to continue to increase our net sales and earnings growth. In addition, growth in the personal computer market has slowed. If the growth rate of the personal computer market were to further decrease, our business, financial condition and operating results could be adversely affected.

The segment of the information technology industry in which we operate is highly competitive. We compete with a large number and wide variety of resellers and providers of information technology products and services, including:

•	traditional personal computer retailers,

•	computer superstores,

•	consumer electronics and office supply superstores,

•	mass merchandisers,

•	corporate resellers,

•	value-added resellers,

•	specialty retailers,

•	distributors,

•	franchisers,

•	mail-order and web-order companies,

•	national computer retailers, and

•	manufacturers that have their own direct marketing operations to end-users.

Many of these companies compete principally on the basis of price and may have lower costs than us, which allow them to offer the same products at lower prices. Many of our competitors are larger, have substantially greater financial, technical, marketing and other resources than we do. We compete with, among others, CompuCom Systems, Inc., Dell, Gateway, Pomeroy IT Solutions, Inc., CDW Corporation, IBM, HP, Insight Enterprises, Inc., PC Mall, Inc., GTSI Corp., Zones, Inc., PC Connection, Inc., and certain distributors. We expect to face additional competition from new market entrants in the future.

Competitive factors include price, service and support, the variety of products and value-added services offered, and marketing and sales capabilities. While we believe that we compete successfully with respect to most, if not all of these factors, there can be no assurance that we will continue to do so in the future. The information technology industry has come to be characterized by aggressive price-cutting and we expect pricing pressures will continue in the foreseeable future. In addition, the information technology products industry is characterized by abrupt changes in technology and associated inventory and product obsolescence, rapid changes in consumer preferences, short product life cycles and evolving industry standards. We will need to continue to provide competitive prices, superior product selection and quick delivery response time in order to remain competitive. If we were to fail to compete favorably with respect to any of these factors, our business, financial position, results of operations and cash flows would be materially and adversely affected. See “Business — Competition.”

WE RISK DEPENDING ON A FEW DISTRIBUTORS AND MANUFACTURERS WHO COULD COMPETE WITH US OR LIMIT OUR ACCESS TO THEIR PRODUCT LINE

A key element of our past success and future business strategy involves the maintaining of alliances with certain key suppliers of information technology products, including, Tech Data, Microsoft, Ingram Micro, Hewlett Packard, Dell and Synnex. These alliances enable us to make available to our customers a wide selection of products without subjecting us to many of the costs and risks associated with maintaining large amounts of inventory. Products and services purchased from the top five suppliers, in fiscal years 2008, 2007 and 2006 accounted for 67%, 57% and 67% of our aggregate purchases. Furthermore, we compete with certain suppliers for many of the same customers. Therefore, there can be no assurance that any such allied distributor will not use its position as a key supplier to pressure us from directly competing with them. Substantially all of our contracts with our suppliers are terminable by either party upon 30 days notice or less and several contain minimum purchase volume requirements as a condition to providing discounts to us. The termination or interruption of our relationships with any of the suppliers, modification of the terms or discontinuance of agreements with any of the suppliers, failure to meet minimum purchase volume requirements, or the failure to maintain a good working relationship with any significant new distributor of information technology products could materially adversely affect our business, financial position, results of operations and cash flows. See “Business — Getting Product to the Customer.”

Certain of the products we offer are subject to manufacturer allocations, which limit the number of units of such products available to the suppliers, which in turn may limit the number of units available to us for resale to our customers. Because of these limitations, there can be no assurance that we will be able to offer popular new products or product enhancements to our customers in sufficient quantity or in a timely manner to meet demand. In order to offer the products of most manufacturers, we are required to obtain authorizations from such manufacturers to act as a reseller of such products, which authorizations may be terminated at the discretion of the suppliers. As well, certain manufacturers provide us with substantial incentives in the form of allowances, training, financing, rebates, discounts, credits and cooperative advertising, which incentives directly affect our operating income. There can be no assurance that we will continue to receive such incentives and authorizations in the future and any reduction in these incentives could have a material adverse effect on our business, financial position, results of operations and cash flows. There can also be no assurance that we will be able to obtain or maintain authorizations to offer products, directly or indirectly, from new or existing manufacturers. Termination of our rights to act as a reseller of the products of one or more significant manufacturers or our failure to gain sufficient access to such new products or product enhancements could have a material adverse effect on our business, financial position, results of operations and cash flows.

Evolution of the distribution process in the information technology industry has put pressure on gross profit margins, and has adversely affected a number of distributors of information technology products, including certain suppliers. There can be no assurance that the continuing evolution of the information technology industry will not further adversely affect our distributors. Because our overall business strategy depends on our relationships with our suppliers, our business, financial position, results of operations and cash flows would be materially adversely affected in the event that distributors in general and suppliers in particular continue to suffer adverse consequences due to ongoing changes in the information technology industry. There has been a consolidation trend in the information technology industry, including consolidation among distributors of information technology products. Because our business model is dependent upon the availability of a number of information technology product distributors, any further consolidation would result in fewer distributors available to supply products to us, which could have a material adverse impact on our business, financial position, results of operations and cash flows.

WE HAVE THE RISK OF LOSING OUR SENIOR MANAGEMENT AND OTHER KEY PERSONNEL UPON WHOM WE DEPEND

We believe that our success has been and will continue to be dependent on the services and efforts of our existing senior management and other key personnel. The loss of the services of one or more of any of our existing senior management and other key personnel would have a material adverse effect on our business, financial position, results of operations and cash flows.

Our success and plans for future growth also depend on our ability to attract and retain highly skilled personnel in all areas of our business, including application development and sales. Competition for qualified personnel in the information technology industry is intense, and although we believe that we have thus far been successful in attracting and retaining qualified personnel for our business, the inability to attract and retain qualified personnel in the future could have a material adverse effect upon our business, financial position, results of operations and cash flows.

WE RISK FAILURE TO INTEGRATE ACQUISITIONS AND/OR INVESTMENTS INTO OUR BUSINESS THAT COULD CAUSE FUTURE LOSSES

One element of our growth strategy may include continuing to expand our business through strategic acquisitions and investments in complementary businesses. To date, we have made several such acquisitions and investments.

However, we do not have significant acquisition or investment experience, and there can be no assurance that we will be able to successfully identify suitable acquisition or investment candidates in the future, complete acquisitions or investments, or successfully integrate acquired businesses into our operations. Acquisitions and investments involve numerous risks, including but not limited to:

•	failure to achieve anticipated operating results,

•	difficulties in the assimilation of the operations, services, products, vendor agreements, and personnel of the acquired company,

•	the diversion of management’s attention and other resources from other business concerns,

•	entry into markets in which we have little or no prior experience, and

•	the potential loss of key employees, customers, or contracts of the acquired company.

Acquisitions and investments could also conflict with restrictions in our agreements with existing or future lenders, distributors or manufacturers. We are unable to predict whether or when any prospective acquisition or investment candidate will become available or the likelihood that any acquisition or investment will be completed or successfully integrated. Failure to successfully manage potential acquisitions or investments in complementary businesses, or failure of any of our investments that are subject to consolidation, could have a material adverse effect on our business, financial position, results of operations and cash flows.

WE RISK BUSINESS INTERRUPTION FROM OUR DEPENDENCE ON CENTRALIZED OPERATIONS

We believe that our success to date has been, and future results of operations will be, dependent in large part upon our ability to provide prompt and efficient service to our customers. As a result, a substantial disruption of our day-to-day operations could have a material adverse effect upon our business, financial position, results of operations and cash flows.

In addition, our success is largely dependent on the accuracy, quality and utilization of the information generated by our information systems, which are primarily based in Gardena, California. Repairs, replacement, relocation or a substantial interruption in these systems or in our telephone or data communications systems, servers or power could have a material adverse effect on our business, financial position, results of operations and cash flows. Although we have business interruption insurance, an uninsurable loss could have a material adverse effect on our business, financial position, results of operations and cash flows. Losses in excess of insurance coverage, an uninsurable loss, or change in freight rates could have a material adverse effect on our business, financial position, results of operations and cash flows.

WITH THE 40% CONCENTRATION OF OWNERSHIP OF OUR STOCK HELD BY A SMALL GROUP OF DIRECTORS, OFFICERS, FAMILY MEMBERS AND AN OUTSIDE PRINCIPAL STOCKHOLDER THERE ARE RISKS THAT THEY CAN EXERT SIGNIFICANT INFLUENCE OVER CORPORATE MATTERS

The directors, executive officers, family members and a significant outside stockholder of En Pointe and their affiliates beneficially own, in the aggregate, approximately 40% of our outstanding common stock as of September 30, 2008. As a result, these stockholders acting together will be able to exert considerable influence over the election of our directors and the outcome of most corporate actions requiring stockholder approval. Additionally, the directors and executive officers have significant influence over the policies and operations of our management and the conduct of our business. Such concentration of ownership may have the effect of delaying, deferring or preventing a change of control of En Pointe and consequently could affect the market price of our common stock.

THERE ARE RISKS THAT OUR QUARTERLY OPERATING RESULTS CAN VARY FROM PAST RESULTS AND BECOME VOLATILE AND UNPREDICTABLE

Our quarterly net sales and operating results may vary significantly as a result of a variety of factors, including:

•	the demand for information technology products and value-added services;

•	adoption of internet commerce models;

•	introduction of new hardware and software technologies;

•	introduction of new value-added services by us and our competitors;

•	changes in manufacturers’ prices or price protection policies;

•	changes in shipping rates;

•	disruption of warehousing or shipping channels;

•	changes in the level of operating expenses, including costs from turnover of sales personnel;

•	the timing of major marketing or other service projects;

•	product supply shortages;

•	inventory adjustments;

•	changes in product mix;

•	entry into new geographic markets;

•	the timing and integration of acquisitions or investments;

•	difficulty in managing margins;

•	the loss of significant customer contracts;

•	the necessity to write-off a significant amount of accounts receivable or inventory; and

•	general competitive and economic conditions.

In addition, a substantial portion of our net sales in each quarter results from orders booked in such quarter. Accordingly, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

As has occurred in the past it is possible that in future periods, our operating results may be below the expectations of the public and investors. In such event, the market price of our common stock would likely be materially adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

OUR STOCK TENDS TO BE VOLATILE WITH LARGE PERCENTAGE PRICE MOVES WHICH CAN EXPOSE INVESTORS TO UNANTICIPATED LOSSES

Factors such as the announcement of acquisitions by us or our competitors, quarter-to-quarter variations in our operating results, governmental regulatory action, general trends and market conditions in the information technology industry, as well as other factors, may have a significant impact on the market price of our common stock. Moreover, trading volumes in our common stock has been low historically and could exacerbate price fluctuations in the common stock. Further, the stock market has recently and in other periods experienced extreme price and volume fluctuations, which have particularly affected the market prices of the equity securities of many companies and which have often been unrelated to the operating performance of such companies. These broad market fluctuations may materially and adversely affect the market price of our common stock. See “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.”

IF OUR INTERNAL CONTROLS PROVE TO BE INEFFECTIVE THAT COULD NEGATIVELY IMPACT INVESTORS’ CONFIDENCE IN OUR COMPANY AND CAUSE OUR STOCK PRICE TO DROP

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related regulations implemented by the Securities and Exchange Commission, or SEC, and The Nasdaq Stock Market, or the Nasdaq, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. We are undergoing an evaluation of our internal controls systems to allow management to report on, and our independent auditors to attest to, our internal controls. We are also in the process of performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, we expect to incur substantial additional expenses and diversion of management’s time. While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 by the extended September 30, 2009 deadline, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations since there is presently no precedent available by which to measure compliance adequacy. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to accurately report our financial results or prevent fraud and might be subject to sanctions or investigation by regulatory authorities, such as the SEC or the Nasdaq. Any such action could harm our business or investors’ confidence in our company, and could cause our stock price to fall.

IF PREFERRED STOCK IS ISSUED AS AN ANTI-TAKEOVER MEASURE, THERE IS A RISK THAT THE PRICE OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED

Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, qualifications, limitations and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying or preventing a third party from acquiring a majority of our outstanding voting stock. Further, Section 203 of the General Corporation Law of Delaware prohibits us from engaging in certain business combinations with interested stockholders. These provisions may have the effect of delaying or preventing a change in control of En Pointe without action by our stockholders, and therefore could adversely affect the market price of our common stock.

THERE ARE RISKS OUTSIDE OF OUR CONTROL OF UNFAVORABLE ECONOMIC CONDITIONS THAT COULD NEGATIVELY IMPACT OUR REVENUES AND PROFITS

Revenue growth depends on the overall demand for information technology spending. With the unstable status of the economy in the United States that has required, among other fiscal efforts, massive government bail outs to financial institutions, there can be no assurance that there will not be severe consequences to the economy. The downturn in the United States economy may result in cut backs by customers in the purchase of information technology products, postponed or canceled orders, longer sales cycles and lower average selling prices. To the extent that the downturn worsens, we believe demand for our products, and therefore future revenues, could be further adversely impacted.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

Not applicable.

ITEM 2.	PROPERTIES

On October 29, 2007, we entered into a lease agreement for the our corporate headquarters. The property leased is a two story office building with 29,032 square feet of office space in Carson, California with a Gardena, California postal address. The lease is for a period of seven years commencing on November 1, 2007. The lease requires monthly payments of $48,483.44 for the first year and contains an annual base rent increase of 3% that is effective for each November 1 for the succeeding six years. There is an option at our election to extend the lease for two additional five year periods. Each of the two option periods to extend the lease contain the same base rent increases of 3% as found in the original lease. The scheduled monthly payments under the lease extension options are at the same original base monthly rate of $48,483.44 plus the sum of the accumulated annual 3% base rent increases to date. The lessee is responsible for the payment of real property taxes on the leased premises as well as for all utilities and services. Under terms of the sale of our service business in July 2008, EPGS, entered into a sublease agreement to sublease the ground floor of the Carson, California corporate headquarters from En Pointe Technologies Sales, Inc. The sublease substantially mirrors the terms of the master lease and requires EPGS to assume 50% of the lease costs. Our corporate headquarters, as well as our leased branch offices listed below, are utilized for our United States sales of products (and formerly for our services business).

During October 2006, we also moved from our 126,000 square foot leased facility in Ontario, California, which was used for configuration, maintenance services, and storage for customer products to a 95,090 square foot subleased facility in Rancho Cucamonga, California. The sublease is for approximately two and a half years, ending on February 15, 2009. Under terms of the sale of our service business in July 2008, certain costs related to the service business, including the Rancho Cucamonga sublease, have been assumed by EPGS.

Currently we operate, in addition to our corporate headquarters sales office, from leased branch offices in the following locations:

•	Atlanta, Georgia

•	Addison, Texas

•	Austin, Texas

•	Beaverton, Oregon

•	Bolder, Colorado

•	Chicago, Illinois

•	Draper, Utah

•	San Francisco, California

•	St. Louis, Missouri

•	Walpole, Massachusetts

Our VIE affiliate, PBPO, leases approximately 3,000 square feet for its main offices in Clarksville, Tennessee while the PBPOChina subsidiary that performs the China BPO services segment of our business in Tianjin leases 1,272 square feet of office space. Ovex, our 70% owned subsidiary that performs the Pakistan BPO services segment of our business, leases office space in Lahore, Islamabad and Karachi, Pakistan, the square footage leased being 21,000, 26,490 and 3,969 respectively.

Management believes our headquarters and sales offices and those offices of our affiliates are adequate to support our current level of operations.

ITEM 3.	LEGAL PROCEEDINGS

In July 2006, Church Gardens, LLC, the current owner of our formerly leased configuration facility in Ontario, California, filed suit against us in San Bernardino County Superior Court, Case No. RCV096518. The complaint centers on certain furniture, fixtures, equipment and leasehold improvements that were sold to, and leased back to us, by plaintiff’s predecessor in 1999 when we still occupied its former leased configuration facility in Ontario, California. The plaintiff alleges, among other things, that a portion of the leased-back property was sold, destroyed, altered, or removed from the premises, and demands both an inspection and an accounting of the property remaining and for the court to provide damages to the extent that we may have breached our contract. We dispute the allegations and believe that any property loss liability under the lease provisions would be limited to the $75,000 that has already been accrued in our financial statements.

In February 2007, we filed a cross-complaint against Church Gardens LLC. The cross-complaint asks that our $90,720 security deposit be returned with interest. In addition, we claim that Church Gardens LLC engaged in unfair business practices in retaining the security deposit and in not allowing the removal of certain personal property that we owned and that Church Gardens LLC engaged in unlawful conversion of certain property belonging to us. We also asked the court to grant declaratory relief as to our actions in our attempt to preserve the disputed property pending a judicial determination of rights. We also seek recovery of possession of our personal property and injunctive relief preventing the plaintiff from liquidating our property.

In January 2007, US Real Estate Consortium, the predecessor owner of our former leased configuration facility in Ontario, California filed suit against the current owner, Church Gardens LLC, in San Bernardino County Superior Court, Case No. RCV100476.

In March 2007, the current owner, Church Gardens LLC, filed a cross-complaint against us and the former owner, US Real Estate Consortium, among others. On May 31, 2007, we answered and cross-claimed against the current owner, Church Gardens, LLC. On July 25, 2007, Church Gardens, LLC filed its answer to the first amended cross-complaint filed by us. Both cases (RCV096518 and RCV100476) have now been consolidated for all purposes.

There has been substantial discovery, and substantial law and motion practice to date. We are contesting the consolidated case vigorously, and intend to continue doing so.

On July 25, 2008, the Circuit Court for the City of Norfolk, Virginia granted leave to Softchoice Corporation to amend its Complaint in Case Number CL07-5777 against certain of our employees who were former Softchoice Corporation employees to add us and our subsidiary, En Pointe Technologies Sales, Inc., as defendants therein. We have not yet filed a responsive pleading and vigorously dispute liability.

There are various other claims and litigation proceedings in which we are involved in the ordinary course of business. We provide for costs related to contingencies when a loss is probable and the amount is reasonably determinable. While the outcome of the foregoing and other claims and proceedings cannot be predicted with certainty, after consulting with legal counsel, management does not believe that it is reasonably possible that any ongoing or pending litigation will result in an unfavorable outcome or have a material adverse affect on our business, financial position and results of operations or cash flows.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Not applicable.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock, par value $0.001 per share, trades on the NASDAQ Capital Market under the symbol “ENPT.” The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported by the NASDAQ Capital Market.

	High	Low

Fiscal 2007
First quarter	$7.47	$2.28
Second quarter	7.74	3.04
Third quarter	4.50	3.23
Fourth quarter	5.28	2.55
Fiscal 2008
First quarter	3.48	2.11
Second quarter	2.94	1.71
Third quarter	2.89	1.74
Fourth quarter	2.92	1.54
Fiscal 2009
First quarter (through 12/14/08)	$2.31	$0.61

On December 9, 2008, the closing sale price for our common stock on the NASDAQ Capital Market was $0.77 per share. As of December 9, 2008, there were 48 stockholders of record of our common stock.

Dividends

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain all available funds for use in the operation of our business, and do not intend to pay any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other factors, future earnings, operations, capital requirements, our general financial condition and general business conditions. Our ability to pay cash dividends is currently restricted by our credit facility, and the terms of future credit facilities or other agreements may contain similar restrictions.

Repurchases of Securities

During the quarter ended September 30, 2008, we did not repurchase any of our securities.

Stock Performance Graph

Not applicable to smaller reporting company

ITEM 6.	SELECTED CONSOLIDATED FINANCIAL DATA

Not applicable to smaller reporting company

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For an understanding of the significant factors that influenced our performance during the past three fiscal years, this financial discussion should be read in conjunction with the Consolidated Financial Statements and the Notes thereto presented in this Form 10-K.

EXECUTIVE OVERVIEW

We began operations in March of 1993 as a reseller of information technology products. In fiscal year 1999, value-added services were added to our customer offerings. Value-added services represented 13.5%, 13.8% and 14.5% of our net sales in fiscal years 2008, 2007 and 2006, respectively. In July 2008, we sold an 80.5% interest in the services business for approximately $24.0 million in combination of cash and equity of the purchaser. We retained a 19.5% interest in the service business and have set up business referrals and cost sharing arrangements.

In October 2003, we made an initial investment in PBPO, a start up company in Tennessee that sells BPO services that carry higher gross profit margins, similar to those found in our value-added services. Then, in October 2006 we broadened our BPO capability by acquiring a 70% interest in Ovex, a private company in Pakistan that had significant experience and success in providing BPO services for our internal operations as well as for PBPO’s customers.

In our initial operating years from fiscal 1994 to fiscal 1999, with the aid of a robust economy and an information technology market that accommodated our business model, our net sales increased at a compounded annual growth rate of 35.1%. Seasonal trends were never prominent in our business, although March quarters were historically regarded as one of the least promising quarters.

In fiscal 2000 we experienced our first annual net sales decline of 26%, or $173.8 million, from net sales in fiscal 1999 due to a softer information technology market and difficulties in transitioning to a new enterprise resource planning business system. Net sales continued to decline in subsequent fiscal years reaching a low of $257.0 million in fiscal year 2002, or a compounded annual decline rate of 27% for the three years. The last six years have seen a very marginal compounded annual growth rate of 1% in net sales from $289.8 million in fiscal year 2003 to the present $300.5 million in fiscal year 2008.

As a result of the sale of the IT service business in July 2008 and a slow down in product sales, net sales decreased $46.7 million, or 13.4%, in fiscal year 2008 as compared with 2007. However despite the decline in net sales, our gross profit percentage widened sufficiently to allow a marginal increase in gross profits of $0.3 million for fiscal 2008 over the prior fiscal year. But a $10.2 million increase in operating expenses for fiscal 2008 more than eclipsed the marginal $0.3 million increase in gross profits resulting in a $9.9 million increase in our operating loss in fiscal year 2008 over that of fiscal year 2007.

Because our business model involves the resale of information technology products held in inventory by certain distributors, we do not maintain significant amounts of inventory on hand for resale. We typically do not place an order for product purchases from distributors until we have received a customer purchase order. Inventory is then configured, if necessary, and drop-shipped by the distributor to our customer. The distributor typically ships products within 24 hours following receipt of a purchase order and, consequently, substantially all of our product net sales in any quarter result from orders received in that quarter. Although we may maintain a relatively small amount of inventory in stock for resale, most of our inventory represents either merchandise being configured for customers’ orders or products purchased from distributors and shipped, but not yet received and accepted by our customers.

Product revenues are generally recognized upon delivery to the customer. Service revenues are recognized based on contractual hourly rates as services are rendered or upon completion of specified contract services. Net sales consist of product and service revenues, less discounts. Cost of sales includes product and service costs and current and estimated allowances for returns of products that are not accepted by our distributors or manufacturers, less any incentive credits.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles and our discussion and analysis of our financial condition and results of operations require us to make judgments, assumptions, and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Note 1 of the Notes to Consolidated Financial Statements of this Form 10-K describes the significant accounting policies and methods used in the preparation of our consolidated financial statements. We base our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. We regularly discuss with our audit committee the basis of our estimates. Actual results may differ from these estimates and such differences may be material.

We believe the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue recognition.  Our net sales consist primarily of revenue from the sale of hardware, software, peripherals, and, prior to July 2008, IT service and support contracts. We apply the provisions of the SEC Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition in Financial Statements,” which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, we recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery of products has occurred or services have been rendered, (iii) the sales price charged is fixed or determinable and (iv) collection is reasonably assured.

Under our standard shipping terms, title passes upon delivery to a common carrier but revenue is not recognized until delivery takes place which is generally two to three days later. Product is therefore considered received and accepted by the customer only upon the customer’s receipt of the product from the carrier. Any undelivered product is included in our inventory.

The majority of our sales relate to physical products and are recognized on a gross basis with the selling price to the customer recorded as net sales and the acquisition cost of the product recorded as cost of sales. However, software maintenance contracts, software agency fees, and extended warranties that we sell in which we are not the primary obligor, are recorded on a net basis in accordance with SEC Staff Accounting Bulletin No. 104 “Revenue Recognition” and Emerging Issues Task Force 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” Such net revenues are recognized in full at the time of sale.

We have adopted the provisions of Statement of Position No. 97-2, “Software Revenue Recognition” (SOP 97-2) as amended by SOP No. 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions” (SOP 98-9) in recognizing revenue from software transactions. Revenue from software license sales is recognized when persuasive evidence of an arrangement exists, delivery of the product has been made, and a fixed fee and collectibility has been determined.

Service revenues are recognized based on contracted hourly rates, as services are rendered or upon completion of specified contracted services and acceptance by the customer. Revenue from customer maintenance support agreements, in which we are not the primary obligor, is reported on a net basis and recognized at the time of the sale. Net sales consist of product and service revenues, less discounts and estimated allowances for sales returns. Cost of sales include the cost of product and services sold and current and estimated allowances for product returns that will not be accepted by our suppliers, less rebates.

Deferred revenues result from prepaid management services and maintenance contracts. Many of our management services are pre-billed quarterly and income is recognized as services are performed. Our maintenance contracts are generally for services that may be performed over a one year period of time. Income is recognized on such contracts ratably over the period of the contract.

Allowance for doubtful accounts.  We estimate our allowance for doubtful accounts related to trade receivables by three methods. First, we evaluate specific accounts over 90 days outstanding and apply various levels of risk analysis to these accounts to determine a satisfactory risk category to which given percentages are applied to establish a reserve. Second, a general reserve is established for all other accounts, exclusive of the accounts identified for the specific reserve, in which a percentage is applied that is supportable by historic collection patterns. Third, we review accounts under 90 days for any known risks of collection, for example, bankruptcy proceedings and establish reserves accordingly.

Product returns.  We provide an allowance for sales returns, which is based on historical experience. In general, we follow a strict policy of duplicating the terms of our vendor or manufacturers’ product return policies. However, in certain cases we must deviate from this policy in order to satisfy the requirements of certain sales contracts and/or to satisfy or maintain customer relations. To establish a reserve for returns, outstanding Return Merchandise Authorizations, or RMAs, are reviewed. Those RMAs issued for which the related product has not been returned by the customer are considered future sale reversals and are fully reserved. In addition, an estimate, based on historical return patterns, is provided for probable future RMAs that relate to past sales. Generally, customers return goods to our configuration facility in Rancho Cucamonga, California, where they are processed to return to the vendor.

Vendor returns.  After product has been returned to vendors under authenticated RMAs, we review such outstanding receivables from our vendors and establish a reserve on product that will not qualify for refund based on a review of specific vendor receivables.

Rebates and Cooperative Marketing Incentives.  We receive incentives from suppliers related to product and volume rebates and cooperative marketing development funds. These incentives are generally under monthly, quarterly, or annual agreements with the suppliers; however, some of these incentives are product driven or are provided to support specific programs established by the supplier. Suppliers generally require that we use their cooperative marketing development funds exclusively for advertising or other marketing programs. As marketing expenses are recognized, these restricted cooperative marketing development funds are recorded as a reduction of the related marketing expense with any excess funding that can not be identified with a specific vendor program reducing cost of goods sold.

As rebates are earned, we record the rebate receivables with a corresponding reduction of cost of goods sold. Any amounts received from suppliers related to cooperative marketing development funds are deferred until earned. Incentive programs are subject to audit as to whether the requirements of the incentives were actually met. We establish reserves to cover any collectibility risks including subsequent supplier audits.

Inventory.  Although we employ a virtual inventory model that generally limits our exposure to inventory losses, with certain large customers we contractually obligate ourselves to product availability terms that require maintaining physical inventory, as well as configured product. Such inventory is generally confined to a very limited range of product that applies to specific customers or contracts. Included in our inventory is product that has been returned by customers but is not acceptable as returnable by the vendor. As a result, we expose ourselves to losses from such inventory that requires reserves for losses to be established. We record varying reserves based upon the class of inventory (i.e. held for resale or returned from customers) and age of inventory.

RESULTS OF OPERATIONS

The following table sets forth certain financial data as a percentage of net sales for the periods indicated.

	Fiscal Year Ended September 30,
	2008	2007	2006

Net sales:
Product	86.5%	86.2%	85.5%
Services	13.5	13.8	14.5

Total net sales	100.0	100.0	100.0
Gross profit:
Product	8.9	7.2	7.1
Services	5.7	5.3	5.1

Total gross profit	14.6	12.5	12.2
Selling and marketing expenses	12.5	8.8	8.8
General and administrative expenses	5.0	3.4	3.4

Operating (loss) income	(2.9)	0.3	0.0
Interest income, net	0.0	0.1	0.1
Other income, net	4.9	0.0	0.0

Income before taxes and other items	2.0	0.4	0.1
Income tax provision (benefit)	0.7	(0.1)	0.0

Income before other items	1.3	0.5	0.1
Loss from equity investment and non-controlling interest	(0.1)	0.0	0.1

Net income	1.2%	0.5%	0.2%

COMPARISON OF FISCAL YEARS ENDED SEPTEMBER 30, 2008 AND 2007

NET SALES.  Net sales decreased $46.7 million, or 13.4%, to $300.5 million in fiscal year 2008 from $347.1 million in fiscal year 2007. Net sales declines were prevalent in both product and service sales. However, the product sales decline was the more prominent, declining $39.3 million, or 13.1%, to $260.0 million in fiscal year 2008 from $299.3 million in fiscal year 2007. Except for the first quarter of fiscal year 2008, product sales declined each quarter in comparison with like quarters in the prior fiscal year and the decline has become more severe with each passing quarter as witnessed by the fourth quarter of fiscal year 2008 reaching a decline of $25.1 million in net sales as compared to the fourth quarter of the prior fiscal year. The reasons for the decline in product net sales include overall declines in sales to major customers, the loss of a major customer that is expected to make its future purchases directly from manufactures and the loss of customers that were victims of the instability of the banking industry. The impact of the loss of sales to major customers can be noted from the fact that in fiscal year 2007 net product sales to the top ten product customers amounted to $182.0 million, or 60.8% of total product net sales. In fiscal year 2008 the top ten product customers accounted for only $94.0 million, or 36.2% of total product net sales. The trending of less dependence on major customers has brought the benefit that there is presently less risk in sales concentration in that no one customer accounted for 10% or more of total net sales in either fiscal year 2008 or 2007.

Software sales, a major component of product sales, have shown a steady rise in contrast to the decline in other product sales such as laptops, printers, and monitors. Net software sales, including agency commissions, in fiscal year 2008 were $82.2 million, or 27.8% of total net sales. This was an increase of $17.8 million, or 27.7%, in fiscal year 2008 to the $64.4 million of net software sales in fiscal year 2007.

Our affiliates, PBPO and Ovex, did not have a significant impact on total net sales for fiscal year 2008 as combined both companies had net sales of $7.3 million, an increase of $0.6 million over fiscal year 2007.

Service net sales in fiscal year 2008 decreased $7.3 million, or 15.3% over fiscal year 2007. The decrease can be attributed to the sale of the service business that was effective July 1, 2008. The service business that was excluded from our fourth quarter fiscal year 2008 service sales as a result of the sale amounted to $10.0 million. We anticipate that service net sales will continue this negative trend when compared with corresponding prior year quarters for the next three quarters. Our core information technology services, which were substantially sold in July 2008 (excluding income from our partially-owned affiliates that we consolidate that engaged in business process outsourcing services) represented 83.1% of the total $40.5 million in service revenues reported. These services that we perform include installation of fiber optic cable, configuration services, and logistical services related to the life cycle of computer maintenance.

GROSS PROFIT.  Gross profits increased $0.3 million, or 0.7%, to $43.8 million in fiscal year 2008 from $43.6 million for fiscal year 2007. The marginal increase in gross profits can be ascribed to product gross profits that increased $1.5 million, or 6.0%, in fiscal year 2008 as compared with fiscal year 2007. Services gross profits declined $1.2 million, or 6.6%, to $17.1 million in fiscal year 2008 from the $18.3 million in fiscal year 2007. The decline in gross profits can be attributed to the volume loss in the fourth quarter from the sale of the service business.

SELLING AND MARKETING EXPENSES.  Selling and marketing expenses increased $7.0 million, or 23.0%, to $37.6 million in fiscal year 2008, from $30.6 million in fiscal year 2007. The $7.0 million increase in selling and marketing expenses in fiscal year 2008 was attributable principally from the following increases:$2.8 million increase in bad debt provisions, $1.1 million increase in reserve for sales tax and business tax audit provisions, $1.0 million increase in wage related costs, $0.9 million increase in settlement costs, and $0.8 million in increase in bonuses related to the sale of the service business. The remaining $0.4 million increase in selling and marketing expenses relates to increases in expenses for our affiliates, PBPO, and Ovex. Selling and marketing expenses expressed as a percentage of net sales, increased to 12.5% in fiscal year 2008 from 8.8% in fiscal year 2007.

GENERAL AND ADMINISTRATIVE EXPENSES.  General and administrative expenses, or G&A, increased $3.2 million, or 26.8%, to $15.1 million in fiscal year 2008 from $11.9 million in fiscal year 2007. The $3.2 million increase in G&A in fiscal year 2008 was principally from the following increases: $1.8 million increase in bonuses related to the sale of the service business, $1.1 million increase in legal costs, $0.3 million increase in facilities costs. As with selling and marketing expenses, when G&A expenses are expressed as a percentage of net sales, they also increased to 5.0% for fiscal year 2008 from 3.4% in fiscal year 2007.

OPERATING (LOSS) INCOME.  We had an operating loss of $8.8 million in fiscal year 2008 compared with $1.1 million of operating income in the prior fiscal year. The increase of $9.9 million in operating loss can be attributed to the $10.2 million increase in operating expenses during fiscal year 2008 less the $0.3 million increase in gross profit, as discussed above.

INTEREST INCOME, NET.

Interest income is net of interest expense and consisted of the following components for the last two fiscal years (in thousands):

	Year Ended September 30,
	2008	2007

Interest income	$295	$615
Interest expense	(241)	(318)

Net interest income	$54	$297

Interest income decreased $0.3 million in fiscal year 2008 to $0.3 million from $0.6 million in fiscal year 2007. Interest income in both fiscal years resulted from our short term cash investments. Interest expense decreased $0.1 million in fiscal year 2008 to $0.2 million from $0.3 million in fiscal year 2007. The decrease was from declines in interest expense from our core information technology operations as well as from our affiliates, PBPO and Ovex. The interest expense in fiscal years 2008 and 2007 from our lending facility with GE Commercial Distribution Finance Corporation was approximately $17,000 and $11,000 respectively, which is customarily low due to our interest-free borrowing periods allowed under the financing.

OTHER INCOME.  Other income increased $14.6 million in fiscal year 2008 to $14.7 million. The major component of the increase in other income was the gain on the sale of the service business of $15.4 million, net of $0.6 million in related costs and $6.0 million reduction related to the value of the consideration paid in stock that has had a decline in value and for the discount for the fact that it is restricted in trading for more than one year. Other losses, including the impairment of an investment of $0.5 million accounted for the remaining offsetting difference of $0.8 million in arriving at the net increase of $14.6 million in other income. An additional $2.0 million of gain from the sale of the service business has been deferred until such time as collection is reasonably assured.

INCOME TAX PROVISION (BENEFIT).  Our income tax provision was $2.1 million in fiscal year 2008 compared to a tax benefit of $0.2 million for the prior fiscal year 2007. In the prior fiscal year our current tax liability was offset in full by our net operating loss carryforward, or NOL, which amounted to a tax of $60,000 under the low alternative minimum tax rates. A deferred tax benefit of $263,000 from the reduction of the valuation allowance for deferred tax benefits resulted in a net tax benefit of $203,000 for the fiscal year 2007.

In fiscal year 2008, however, we used the last remaining $0.6 million portion of the federal NOL carry forwards excluding the $4.7 million NOL that arose in fiscal year 2000 that pertained to stock option expense. Under FAS 123(R) we are precluded from recognizing the $4.7 million of federal NOL carry forwards that were a result of excess tax stock option expense over the book amounts as a tax benefit. Instead, the difference of $1.4 million between our fiscal year 2008 tax expense and our federal tax liability has been added to paid-in capital. The federal tax rate applied to the fiscal year 2008 provision was calculated at the 34% tax rate.

Deferred taxes increased $0.6 million to $0.3 million in fiscal year 2008 from a credit of $0.3 million in fiscal year 2007. The increase was a result of the reversal in the amount of valuation allowance credit for net deferred assets that was estimated in the prior year as usable to offset future taxable income.

At September 30, 2008 there were no further federal NOL carry-forwards available.

NON-CONTROLLING INTEREST.  Under FIN 46 and other recent changes in consolidation principles, certain minority interests are required to be consolidated. We own an approximate 30% voting interest in PBPO and under FIN 46 are required to consolidate PBPO’s financial results in our financial statements. As a result, we allocate certain losses to the other stockholders of PBPO who collectively own approximately 70% of PBPO. Losses so allocated to the non-controlling interest are not based upon the percentage of ownership, but upon the “at risk” capital of those owners. Once the non-controlling interest at risk capital has been absorbed by losses, all remaining losses are allocated to us, without regard for the amount of capital for which we are “at risk”.

On the other hand, Ovex, which we acquired in fiscal year 2007, is owned 70% by us. Thus, we allocate 30% of the net income of Ovex to its minority shareholders. The allocations to the non-controlling interest (in thousands) for the last two fiscal years was as follows:

	Year Ended September 30,
	2008	2007

Ovex profit	$(34)	$(186)
PBPO loss	29	118

(Profit)/loss allocations	$(5)	$(68)

LOSS FROM EQUITY INVESTMENT.  On July 2, 2008, we formed En Pointe Global Services, LLC., or EPGS, as a wholly-owned subsidiary for the express purposes of transferring our information technology service business to that entity. On July 9, 2008, we sold an 80.5% interest in EPGS to Allied Digital Services, Limited. and retained a non-controlling interest of 19.5%. Prior to the formation of EPGS the service and product operations were reported by En Pointe Technologies Sales, Inc. and because the service and product business was closely integrated no separate accounting for management to review and evaluate the financial results of each operation was possible.

Because the information technology service business was not previously considered to be a separate segment, no prior period comparative financial information is available. However, contributing significantly to the $0.8 million net loss allocatable to partners below that was not present in the prior fiscal year quarter was the bankruptcy of one of the larger service customers of EPGS and that bankruptcy contributed the majority of the $0.4 million of bad debts that were incurred for the quarter.

The EPGS results of operations for the initial quarter of operations ended September 30, 2008 (in thousands, except percentage ownership) was as follows:

Quarter
Ended
September 30,
2008

Net service revenues	10,016
Cost of revenues	$6,226

Total gross profit	3,790
Selling, marketing and administration	4,567

Net loss allocatable to partners	(777)
En Pointe percentage ownership	19.5%

Allocated to En Pointe	$(152)

NET INCOME.  Net income increased $2.0 million to $3.6 million in fiscal year 2008 from $1.6 million in fiscal year 2007. The increase was attributed to a $14.6 million increase in other income arising principally from the sale of the services business.

COMPARISON OF FISCAL YEARS ENDED SEPTEMBER 30, 2007 AND 2006

NET SALES.  Net sales increased $23.4 million, or 7.2%, to $347.1 million in fiscal year 2007 from $323.7 million in fiscal year 2006. Our affiliate, PBPO, and subsidiary, Ovex, contributed $3.2 million and $0.9 million, respectively, of the total net sales increase with the remaining $19.3 million increase coming from our core operations of sales and service of information technology products. While no one customer accounted for 10% or more of total net sales in fiscal years 2007 or 2006, the core operation increase in sales resulted, in fact, from large volume customers who purchased increased amounts of our products and services. For example, net sales to our top five customers accounted for 39.6% of total net sales in fiscal year 2007. Net sales to these top five customers increased $53.1 million, or 15.6%, in fiscal year 2007 over the total net sales to these same five customers in the prior fiscal year.

Product net sales in fiscal year 2007 increased $22.6 million, or 8.2%, over fiscal year 2006 and were responsible for most of the increase in the total net sales for the year. Top selling products were software, desktop computers and laptops, respectively, for both fiscal years 2007 and 2006 with software sales being the leading component of the sales mix. Software agency commissions, a part of product sales, increased for the third consecutive year in fiscal year 2007, to $7.0 million, an increase of $1.5 million, or 21.0% over fiscal 2006 commissions.

Service net sales in fiscal year 2007 increased a marginal $0.8 million, or 1.7% over fiscal year 2006. Service net sales from our affiliate, PBPO, and our subsidiary, Ovex, that promotes and performs business process outsourcing services, increased $4.1 million to an aggregate of $6.7 million for fiscal year 2007 and were responsible for all of the increase in our service net sales for fiscal year 2007. Core service net sales in fiscal year 2007, which relate to the service of information technology products and exclude the contributions of PBPO and Ovex, decreased $3.3 million to $41.1 million from $44.4 million in fiscal year 2006. The decline in core service net sales in fiscal year 2007 was in large part from the conclusion of a substantial municipal services work project that was principally completed in fiscal year 2006 as well as from a decrease of services to a major customer that has been adversely affected by the general slow down in the mortgage industry.

GROSS PROFIT.  Gross profits increased $3.9 million, or 9.8%, to $43.6 million in fiscal year 2007 from $39.7 million for fiscal year 2006. The bulk of the increase in gross profits, $2.2 million, was from product gross profits, with the remainder $1.7 million attributable to services. Our affiliate, PBPO, and subsidiary, Ovex, contributed approximately one-third of the gross profits increase, or $1.3 million, on aggregate base sales of $2.1 million for fiscal year 2007. Overall gross margins improved to 12.5% in fiscal year 2007 from 12.2% in the prior fiscal year.

Product gross profits increased $2.2 million in fiscal year 2007 to $25.2 million from $23.0 million in the prior fiscal year principally from increased sales volume. Product gross margin percentages improved marginally to 8.4% in fiscal year 2007 from 8.3% in fiscal year 2006. The slight improvement in margins was attributable to the increase in agency commission fees that bear no associated costs. Excluding the agency commissions, product gross margins fell to 6.1% in fiscal year 2007 from 6.3% in the prior fiscal year.

Service gross profits increased $1.7 million in fiscal year 2007 to $18.3 million from $16.6 million in the prior fiscal year. Most of the increase, $1.1 million, was attributable to an increase in service gross profits from our affiliate, PBPO, which operates on an approximate 35% service gross margin. Our core service gross profits, which relates to the service of information technology products and excludes the contributions of PBPO and Ovex, increased marginally $0.4 million in fiscal year 2007 to $16.2 million from $15.8 million in the prior fiscal year. Related core service gross margins increased 3.8% to 39.4% from 35.6%.

While core service net sales were down, core service gross profits and margins were up. Most of the service gross margin improvement can be traced to a major municipal service project that was largely completed in fiscal year 2006 and whose revenues of $4.2 million and service gross margins of 11% adversely impacted fiscal 2006 results causing a 3% drop in overall gross margins for that year.

SELLING AND MARKETING EXPENSES.  Selling and marketing expenses increased $2.2 million, or 7.9%, to $30.5 million in fiscal year 2007, from $28.3 million in fiscal year 2006. The $2.2 million increase in selling and marketing expenses in fiscal year 2007 was attributable principally to a $1.9 million increase in wages from the hiring of an additional 48 employees, including 40 for the call center in the U.S. and 8 for the recently formed cabling division, and $0.2 million in increased overtime pay. The remaining $0.1 increase in selling and marketing expenses relates to increases in expenses for our affiliate, PBPO, and subsidiary, Ovex. Selling and marketing expenses expressed as a percentage of net sales, were flat at 8.8% for fiscal years 2007 and 2006.

GENERAL AND ADMINISTRATIVE EXPENSES.  General and administrative expenses, or G&A, increased $0.8 million, or 7.0%, to $11.9 million in fiscal year 2007 from $11.1 in fiscal year 2006. All of the increase was attributed to our affiliate, PBPO, and subsidiary, Ovex, with G&A expense for PBPO and Ovex increasing $0.4 million and $0.6 million respectively. The Ovex increase was due to our acquisition of Ovex stock and Ovex’s merger in fiscal year 2007 with no comparable expense in prior fiscal years. The majority of the increase for PBPO relates to increases in salary as well as increases in travel and entertainment related costs. As with selling and marketing expenses, when G&A expenses are expressed as a percentage of net sales, the results are flat at 3.4% for fiscal years 2007 and 2006.

OPERATING INCOME.  Operating income increased $0.9 million in fiscal year 2007 to $1.1 million as compared with $0.2 million in the prior fiscal year. The increase of $0.9 million in operating income can be attributed to the increase in gross profit of $3.9 million less the $3.0 million increase in operating expenses during fiscal year 2007 as discussed above.

INTEREST INCOME, NET.

Interest income is net of interest expense and consisted of the following components for the last two fiscal years (in thousands):

	Year Ended September 30,
	2007	2006

Interest income	$615	$263
Interest expense	(318)	(82)

Net interest income	$297	$181

Net interest income increased $0.1 million in fiscal year 2007 to $0.3 million from $0.2 million in fiscal year 2006. Interest income in both fiscal years resulted from our short term cash investments. Interest expense increased $0.2 million in fiscal year 2007 to $0.3 million from $0.1 million in fiscal year 2006. The increase was principally from the acquisition of Ovex in fiscal year 2007 and the related interest expense that was not present in the prior fiscal year. The Ovex interest expense includes $0.1 million related to short-term borrowings under an export finance program. In addition, consolidated interest expense includes approximately $0.1 million related to capitalized leases. The interest expense in fiscal years 2007 and 2006 from our lending facility with GE Commercial Distribution Finance Corporation was approximately $11,000 and $14,000 respectively, which is customarily low due to our interest-free borrowing periods allowed under the financing.

OTHER INCOME.  Other income increased a marginal $43,000 in fiscal year 2007 as compared with fiscal year 2006 but was not a significant factor for either fiscal year.

INCOME TAX (BENEFIT) PROVISION.  A $203,000 tax benefit was provided for fiscal year 2007, which arose principally from a $400,000 decrease to our valuation allowance for deferred tax benefits related to net operating loss tax benefits. The decrease of $400,000 represented our estimate of the federal and state taxes at a combined rate of 40% that would be incurred in future periods and for which the tax benefit of the deferred net operating loss deduction would be available. Only $263,000 of the $400,000 decrease was available for the reduction of deferred taxes since the balance, $137,000, relates to net operating losses arising from stock options and are considered an adjustment of equity. As a result of the use of the deferred net operating loss of $263,000, future provisions for taxes, for financial statement purposes, will not benefit from the net operating loss deduction and will be computed at the full statutory rates.

We file a consolidated federal income tax return, while for many of our state tax returns we file separately under the name of our wholly-owned sales subsidiary, En Pointe Technologies Sales, Inc., that is qualified to do business in all fifty states. Our consolidated return excludes both PBPO and Ovex because in the case of PBPO, our investment is less than the required 80% to consolidate under federal tax law. In the case of Ovex, we are not taxed on foreign income until it is distributed.

As of September 30, 2007 we had $5.3 million of federal NOL carry-forwards, which at 35% federal tax rates would reduce future federal taxes by $1.9 million. In addition, there are $0.1 million of alternative minimum tax credits carry-forwards that bring the total future benefit to $2.0 million, of which $0.4 million was recognized in fiscal year 2007. The NOL carry-forwards are scheduled to expire at various dates through fiscal year 2023. Section 382 of the Internal Revenue Code could limit the future use of some or all of the NOL carry-forwards if the ownership of our common stock changes by more than 50 percentage points in certain circumstances over a three year testing period.

NON-CONTROLLING INTEREST.  Under FIN 46 and other recent changes in consolidation principles, certain minority interests are required to be consolidated. We own an approximate 30% voting interest in PBPO and under FIN 46 are required to consolidate PBPO’s financial results in our financial statements. As a result, we allocate certain losses to the other stockholders of PBPO who collectively own approximately 70% of PBPO. Losses so allocated to the “minority interest” are not based upon the percentage of ownership, but upon the “at risk” capital of those owners. Once the “minority interest at risk” capital has been absorbed by losses, all remaining losses are allocated to us, without regard for the amount of capital that we hold “at risk”.

Ovex, on the other hand, was acquired in fiscal year 2007 and we own a majority 70% interest in that company. Thus, we allocate 30% of the net income of Ovex to its minority shareholders. The allocations to the minority interest (in thousands) for the 2007 and 2006 fiscal years were as follows:

	Year Ended September 30,
	2007	2006

Ovex profit	(186)	—
PBPO loss	$118	$121

(Profit)/loss allocations	$(68)	$121

NET INCOME.  Net income increased $1.1 million to $1.6 million in fiscal year 2007 from $0.5 million in fiscal year 2006. The principal reasons for the $1.1 million increase in net income was from the $0.9 million increase in operating income and the $0.2 million decrease in income taxes.

LIQUIDITY AND CAPITAL RESOURCES

Our sources of liquidity include cash and cash equivalents, cash flow from operations, and amounts available under our GE financing facility. These sources have been adequate for day-to-day operations and for capital expenditures. Although we can not provide any assurance, we believe that our remaining cash balances, cash flows from operations, and availability of funds under our financing facility will be sufficient to satisfy our operating requirements for the next fiscal year.

Cash flows from operating activities:

During fiscal 2008, our operating activities provided cash totaling $15.8 million as compared with $15.3 million that was used by operating activities in the prior fiscal year. The lead contributor to the $31.1 million net increase in cash from operating activities in fiscal year 2008 over fiscal year 2007 was the decrease in the change in accounts receivable of $38.2 million.

Our accounts receivable balance, net of allowances for returns and doubtful accounts, at September 30, 2008 and 2007, was $35.4 million and $61.4 million, respectively, a decrease of $26.0 million in fiscal year 2008. The accounts receivable decrease was principally from the decline in net sales resulting from an overall decline in sales and the decline in net sales from the sale of the service business. The marked decline in net accounts receivable, caused an accompanying large decrease in the number of days’ sales outstanding in accounts receivable that shrank from 65 days as of September 30, 2007 to 43 days, as of September 30, 2008.

Inventory, net of allowance, decreased $2.9 million in fiscal year 2008 to $5.9 million from the $8.8 million reported at the end of the prior fiscal year. The majority of the decrease resulted from decreases in physical inventory held in configuration that was purchased for specific customer orders.

Cash flows from investing activities:

Investing activities provided cash totaling $5.2 million for fiscal year 2008, an increase of $10.3 million from the $5.2 million used by investing activities in the prior fiscal year. The $10.3 million increase resulted from principally from the $8.0 million cash proceeds paid at closing in the sale of the 80.5% interest in our service business.

Cash flows from financing activities:

Financing activities used net cash totaling $23.3 million in fiscal 2008, $39.5 million more than the $16.2 million of net cash that was provided in fiscal 2007. Most of the $39.5 million increase in cash used in fiscal 2008 was from the increase of $37.1 million in net repayments under our line of credit. In addition, our subsidiary, Ovex, had an increase in net repayments of $3.3 million under its export loan program.

Credit facility:

As of September 30, 2008, we had approximately $3.7 million in cash and working capital of $10.2 million.

Our two primary information technology sales subsidiaries, En Pointe Technologies Sales, Inc. and En Pointe Gov, Inc., and GE Commercial Distribution Finance Corporation (“GE”) are parties to that certain Business Financing Agreement and that certain Agreement for Wholesale Financing dated June 25, 2004, as amended to date (collectively, the “Agreements”). En Pointe Technologies, Inc. is the guarantor of the obligations under the Agreements. Under the flooring arrangement, the two subsidiaries may purchase and finance information technology products from GE-approved vendors on terms that depend upon certain variable factors. The two subsidiaries may borrow up to 85% of their collective eligible accounts receivable at an interest rate of prime plus 1.0% per annum, subject to a minimum rate of 5.0%. Such purchases from GE-approved vendors have historically been on terms that allow interest-free flooring. The original Agreements provided for a $30.0 million accounts receivable and flooring facility and expired on June 25, 2007, but were extended on June 13, 2007 to July 31, 2007 via a temporary overline letter agreement.

Effective July 25, 2007, the facility was increased to $45.0 million and certain financial covenants were revised pursuant to an addendum executed among the parties. The addendum also provided an extension of the term of the facility for a period of three years from August 1, 2007 and for successive one-year renewal periods thereafter, subject to termination at the end of any such period on at least sixty days prior written notice by any party to the other parties.

Effective September 25, 2007, we entered into an amendment to delete all prior financial covenants contained in the Agreements and to restate them effective for the last day of each calendar quarter as follows (as such terms are defined in the Agreements):

•	Tangible Net Worth and Subordinated Debt in the combined amount of not less than $12,750,000.

•	Total Funded Indebtedness to EBITDA for the preceding four fiscal quarters then ended, shall be no more than 3.00:1.00.

We were in compliance with all of our debt covenants as of September 30, 2008.

The GE facility is collateralized by accounts receivable, inventory and substantially all of our other assets. As of September 30, 2008, approximately $7.8 million in borrowings were outstanding under the $45.0 million financing facility. At September 30, 2008, there were additional borrowings available of approximately $23.5 million after taking into consideration the borrowing limitations under the Agreements, as amended to date.

RECENT ACCOUNTING PRONOUNCEMENTS

Accounting pronouncements adopted:

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”). This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. We adopted this accounting pronouncement effective October 1, 2007 and the adoption has not had a material effect on our consolidated financial statements.

In February 2006, the FASB issued FAS 155, Accounting for Certain Hybrid Financial Instruments — an Amendment of FASB Statements No. 133 and 140. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that would otherwise have to be accounted for separately. The new statement also requires companies to identify interests in securitized financial assets that are freestanding derivatives or contain embedded derivatives that would have to be accounted for separately, clarifies which interest-and principal-only strips are subject to Statement No. 133, and amends Statement No. 140 to revise the conditions of a qualifying special purpose entity due to the new requirement to identify whether interests in securitized financial assets are freestanding derivatives or contain embedded derivates. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We adopted this accounting pronouncement effective October 1, 2006 and the adoption has not had a material effect on our consolidated financial statements.

Accounting pronouncements pending adoption:

In March 2008, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. SFAS No. 161 requires enhanced disclosures about a company’s derivative and hedging activities. These enhanced disclosures will discuss (a) how and why a company uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations and (c) how derivative instruments and related hedged items affect a company’s financial position, results of operations and cash flows. SFAS No. 161 is effective for fiscal years beginning on or after November 15, 2008, with earlier adoption allowed. We do not anticipate that the adoption of this accounting pronouncement will have a material effect on our consolidated financial statements.

In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. Therefore, we will delay application of SFAS 157 to our nonfinancial assets and nonfinancial liabilities. We do not anticipate that the delayed adoption of this accounting pronouncement will have a material effect on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, and SFAS No. 160, Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. These new standards will significantly change the financial accounting and reporting of business combination transactions and noncontrolling (or minority) interests in consolidated financial statements. SFAS 141(R) is required to be adopted concurrently with SFAS 160 and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. We do not anticipate that the adoption of this accounting pronouncement will have a material effect on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115, which is effective for us in fiscal years beginning after July 1, 2008. This statement permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. We do not anticipate that the adoption of this accounting pronouncement will have a material effect on our consolidated financial statements.

In September 2006, the FASB issued FAS 157, Fair Value Measurements. This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. We do not anticipate that the adoption of this accounting pronouncement will have a material effect on our consolidated financial statements.

OFF-BALANCE SHEET ARRANGEMENTS

We do not currently have any off-balance sheet arrangements within the meaning of Item 303(a)(4) of Regulation S-K.

OBLIGATIONS AND COMMITMENTS

Not applicable to smaller reporting company

Impact of Inflation

We do not believe that inflation has had or will have a material effect on our net sales or results of operations.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Not applicable to smaller reporting company

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements are listed in the Index to Financial Statements on page F-1.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable

ITEM 9A(T).	CONTROLS AND PROCEDURES

In our initial Annual Report on Form 10-K for our fiscal year ended September 30, 2008 filed with the SEC on December 29, 2008, or the Initial 10-K, we disclosed that we did not complete the assessment of our internal control over financial reporting as of September 30, 2008 due to our limited resources. As a result, our principal executive officer and principal financial officer were not able to draw a conclusion regarding the effectiveness of our internal control over financial reporting as of September 30, 2008 prior to the filing of the Initial 10-K.

Since then, we have successfully completed the annual assessment of our internal controls over financial reporting for which we were deficient at September 30, 2008. Furthermore the material weaknesses that were noted in our system of internal controls that are discussed below have all been remediated as of April 28, 2009. This was done by devoting substantial time and resources to the completion of the required assessment of our internal controls over financial reporting as well as the subsequent remediation of the material weaknesses that were identified as a result of that assessment. Our efforts involved both those of management as well as our audit committee, which approved and provided oversight in the execution of the assessment. We intend to continue to allocate a sufficient level of resources to ensure that our internal control structure is maintained and functions properly and effectively.

In light of these material weaknesses discussed below, our management performed additional analytics, validation processes and additional post-closing procedures to provide reasonable assurance that our consolidated financial statements presented in the Initial 10-K were prepared in accordance with generally accepted accounting principles and the rules and regulations of the Commission. Based on the results of these analytics, validation processes and additional post-closing procedures, we do not believe that any restatement of, or material adjustment to, our consolidated financial statements as of and for the period ended September 30, 2008 is required.

(a)	Disclosure Controls and Procedures

We maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15(d)-15(e) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are designed to ensure that information required to be disclosed in our reports under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and our principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) of the Exchange Act. Based on this evaluation and solely because we were unable to complete the required management’s report on internal control over financial reporting in the Initial 10-K due to our limited resources at the time, our principal executive officer and principal financial officer concluded that, as of September 30, 2008, the Company’s disclosure controls and procedures were not effective.

(b)	Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

•	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

•	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our management has evaluated the effectiveness of our internal control over financial reporting (ICFR) as of September 30, 2008 based on the control criteria established in a report entitled Internal Control — Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, our management concluded that our internal control over financial reporting was not effective as of September 30, 2008 due to the following material weaknesses in internal control over financial reporting:

•	ineffective controls over changes and access to financial reporting applications and related sub systems.

•	an insufficient level of information technology personnel to execute general computing controls over our information technology structure.

•	an insufficient level of experienced personnel to timely execute our annual assessment of internal controls over financial reporting.

A material weakness in internal control over financial reporting is defined by the Public Company Accounting Oversight Board’s Audit Standard No. 5 as being a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

This annual report does not include an attestation report of our independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our independent registered public accounting firm pursuant to temporary rules of the Commission that permit us to provide only management’s report in this annual report.

(c)	Changes in Internal Control Over Financial Reporting.

No change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) occurred during the fiscal quarter ended September 30, 2008 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

(d)	Remediation of Material Weaknesses in Internal Control Over Financial Reporting

As noted in our introductory paragraph, our audit committee and management have evaluated the material weaknesses in our internal control over financial reporting as of September 30, 2008 and have instituted steps for their remediation. We hired additional temporary staff and arranged for the use of financial and IT consultants to provide us with the assistance necessary to remediate the material weaknesses. We developed a remediation plan to address these material weaknesses. The plan consists of the following elements:

•	Implementation of an application to document and track significant changes to information technology (“IT”) applications and related subsystems.

•	Issuance and monitoring of policies and procedures for significant IT activities relating to change management, operations and security, including the disposal of IT assets.

•	Allocation of additional resources to complete documentation, testing and remediation of the general computing controls over our IT structure.

•	Outsourcing of the monitoring of our IT network and firewall to a reputable third party vendor.

•	Updated password policies related to our financial reporting applications and related operating systems.

As of April 28, 2009, we have completed the remedial actions addressed by the plan, and accordingly believe that as of such date we have corrected the material weaknesses identified as of September 30, 2008. We intend to continue to allocate a sufficient level of resources to ensure that our internal control structure is maintained and functions properly and effectively.

ITEM 9B.	OTHER INFORMATION

Not Applicable.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

The Company has seven (7) members serving on its Board of Directors. Directors are elected at each annual stockholders’ meeting to hold office untilthe next annual meeting or until their successors are elected and have qualified. The directors’ names, their ages, the year in which each first became a director of the Company and their principal occupations or employment during at least the past five years are as follows :

		Director
Name	Age	Since	Position

Mansoor S. Shah(1)(2)(3)	60	2003	Chairman of the Board
Attiazaz (“Bob”) Din	56	1993	Director, President and Chief Executive Officer
Naureen Din	54	1993	Director
Zubair Ahmed(1)	56	1994	Director
Mark Briggs	52	1998	Director
Edward O. Hunter(2)(3)	61	2003	Director
Timothy J. Lilligren(1)(2)(3)	55	2003	Director

(1)	Member of Nominating Committee.

(2)	Member of Audit Committee.

(3)	Member of Compensation Committee.

MANSOOR S. SHAH has been a director of the Company since December 2003. Since March 2006, Dr. Shah has served as the Chairman of the Board. Dr. Shah is a full-time practicing physician. Since 1978, Dr. Shah has been President of the Lakewood Primary Care Medical Group where he is responsible for managing and coordinating the medical care of approximately 10,000 patients annually in four Southern California regional hospitals. In addition, in 1996, Dr. Shah was appointed Chairman and Chief Executive Officer of Lakewood Health Plan, Inc., an individual physicians’ association (“IPA”) with a membership of 650 physicians, where he is responsible for the overall management and profitability of the IPA.

ATTIAZAZ (“BOB”) DIN is a founder of the Company and has served in various capacities with the Company since its inception in January 1993. Mr. Din has served as a director since April 1994, as the Chairman of the Board from January 1996 to March 2006 and as Chief Executive Officer of the Company since January 1996, and as President since March 2002. Mr. Din also previously served as the Company’s President from April 1994 to September 1997 and from January 1999 to May 2000. Prior to founding the Company, from November 1985 to January 1993, Mr. Din served as Chairman of the Board of Directors, President and Chief Executive Officer of InfoSystems Computer Center, a Southern California-based reseller of computer products. Mr. Din currently serves on the Boards of Directors of En Pointe Technologies Sales, Inc., En Pointe Technologies Canada, Inc., The Xyphen Corporation, En Pointe Gov, Inc. (formerly En Pointe Ventures, Inc.), all wholly-owned subsidiaries of the Company, and Premier BPO, Inc. (formerly En Pointe Global Services, Inc.), a consolidated affiliate of the Company. Mr. Din also serves on the Board of Director of California Republic Bank and is a member of its Compensation Committee. Pursuant to the terms of Mr. Din’s employment agreement, upon the request of Mr. Din, the Company is obligated to include him as a management nominee for election to the Board of Directors during the term of such agreement and for a period of five (5) years thereafter (See “Employment Agreements”).

NAUREEN DIN is a founder of the Company and currently serves as a director of the Company. Mrs. Din has served as a director since January 1993. Mrs. Din previously served as Secretary from the Company’s inception in January 1993 to March 2001, as President from the Company’s inception to April 1994, as Chief Executive Officer from the Company’s inception until January 1996 and as Chief Financial Officer from the Company’s inception until October 1995. Mrs. Din also serves as a director on the Board of Development in Literacy, a non-profit organization.

ZUBAIR AHMED has been a director of the Company since April 1994. Mr. Ahmed previously served as an Executive Vice President of the Company from April 1994 to December 1995 and as Director of Business Development of the Company from April 1994 to May 1996. From January 1989 to April 1993, Mr. Ahmed served as the General Manager of Inter Equipment Establishment, a seller of heavy equipment. From May 1996 to the present, Mr. Ahmed has been an independent investor.

MARK R. BRIGGS has been a director of the Company since March 1998. Since October 2003, Mr. Briggs has served as the Chairman and Chief Executive Officer of Premier BPO, Inc. (formerly En Pointe Global Services, Inc.), a consolidated affiliate of the Company. From January 1997 to July 2003, Mr. Briggs was the President and Chief Executive Officer of ClientLogic Corporation (formerly Softbank Services Group), a leading outsourcer to the digital marketplace.

EDWARD O. HUNTER has been a director of the Company since August 2003. Since December 2006, Mr. Hunter has served as a director of Ovex Technologies (Private) Limited which is a 70% owned subsidiary of the Company and the surviving company to the merger with Ovex Pakistan (Private) Limited, that was effective on October 1, 2006. Since March 2002, Mr. Hunter has been an attorney of counsel to Robinson & Robinson, LLP, a business transactional and litigation law firm. From July 2000 to March 2002, Mr. Hunter maintained a private law practice and was Vice President and General Counsel for an international telecommunications joint venture during its start-up development phase. Prior to that, for an approximate nine year period, Mr. Hunter practiced law with LeBoeuf, Lamb, Greene & MacRae, LLP, a large multinational law firm, with emphasis on clients in heavy manufacturing, importation and national distribution. Mr. Hunter also serves as a director for a publicly-held corporation, International Stem Cell Corporation, an early-stage stem cell therapeutics company based in Oceanside, California.

TIMOTHY J. LILLIGREN has been a director of the Company since December 2003. Since December 2006, Mr. Lilligren has also served as a director of En Pointe Technologies India Pvt. Ltd., a wholly-owned subsidiary of the Company. Mr. Lilligren is a practicing CPA, with offices in Manhattan Beach, California. Since 1984 he has conducted his practice as a sole practitioner, offering his clients audit and tax services in a variety of industries. Mr. Lilligren has served on the boards of local non-profit organizations in various capacities including Treasurer. In addition to his practice, Mr. Lilligren is active in Manhattan Beachpolitics and is currently serving as the City Treasurer with responsibility for a portfolio approximating $50 million. In the past, from 1988 through 2001, Mr. Lilligren served as City Clerk, City Councilman, Mayor, and a member of the City Finance Committee of Manhattan Beach.

Executive Officers

The Company has three (3) executive officers as follows, each of whom serves at the discretion of the Board of Directors:

Name	Age	Position

Attiazaz (“Bob”) Din	56	President and Chief Executive Officer
Javed Latif	60	Senior Vice President and Chief Financial Officer
Robert A. Mercer	71	Senior Vice President of Finance and Taxation and Secretary

A biographical summary regarding Mr. Attiazaz (“Bob”) Din is set forth above. Biographical information with respect to the Company’s other executive officers is set forth below:

JAVED LATIF rejoined the Company as Senior Vice President of Operations in August 2002 and was appointed Chief Financial Officer in February 2004. Prior to that time, he served as a consultant to the Company from August 2001 until August 2002. From September 2000 until August 2001, Mr. Latif served as the Controller for SupplyAccess, Inc., a former affiliate of the Company. From January 1999 through June 2000, Mr. Latif served as Executive Vice President and Chief Financial Officer of the Company. Prior to assuming the Chief Financial Officer duties in January 1999, Mr. Latif was Executive Vice President of the Company from May 1994 to January 1999.

ROBERT A. MERCER has served as Senior Vice President of Finance and Taxation since April 1998. From December 1995 to April 1998, Mr. Mercer served as the Company’s Chief Financial Officer. Since May 2001, Mr. Mercer has also served as the Company’s Secretary, having previously served as its Assistant Secretary since April 1998.

Family Relationships

Bob Din and Naureen Din are husband and wife. Javed Latif, Chief Financial Officer and Senior Vice President, is the brother-in-law of Bob Din. There are no other family relationships among any of the directors or executive officers of the Company.

Corporate Governance

Independent Director Determination

The Board of Directors has determined that, except for Bob and Naureen Din all of the members of the Board are “independent directors” within the meaning of Rule 4200 of the NASDAQ Marketplace Rules. With respect to the Board of Directors’ determination that Mark Briggs is an “independent director,” in making its determination the Board of Directors also considered that Mr. Briggs serves as the Chairman, Chief Executive Officer and is a significant stockholder of Premier BPO, Inc., a variable interest entity that is consolidated with the Company’s financials. Neither Mr. Din or Mrs. Din nor Mr. Briggs serves on the Audit Committee, the Compensation Committee or the Nominating Committee.

Board Committees and Meetings

The Board of Directors of the Company held five (5) meetings and otherwise acted by written consent during the fiscal year ended September 30, 2008. Each incumbent director attended at least seventy-five percent (75%) of the aggregate of the number of meetings of the Board of Directors and the committees upon which he or she served, except for Naureen Din, Mark Briggs and Zubair Ahmed. The Company does not currently have a specific policy regarding director attendance at annual stockholder meetings. However, directors are strongly encouraged to attend annual stockholder meetings. Six of the seven members of the Board of Directors attended the 2008 Annual Meeting of Stockholders.

Director Education

Members of the Board of Directors are encouraged to attend continuing education programs regarding directorships and issues related thereto on a regular basis.

Code of Ethics

The Company has adopted a code of ethics that is applicable to, among others, its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and other designated officers and employees. The Company has posted such code on its corporate website at http://www.enpointe.com. Any amendment or waiver to the Company’s code of ethics that applies to its directors or executive officers will be posted on its website or in a report filed with the Securities and Exchange Commission (the “SEC”) on Form 8-K.

Audit Committee and Audit Committee Financial Expert

The Company’s Audit Committee is composed entirely of directors who are “independent” as defined in the NASDAQ listing standards. The Company’s Audit Committee for fiscal year 2008 was composed of Messrs. Lilligren, Shah and Hunter. Mr. Lilligren served as the Chairman of the Audit Committee. Assuming the election of management’s nominees to the Board of Directors at the Company’s 2009 Annual Meeting of Stockholders, the Audit Committee for fiscal year 2009 shall consist of Messrs. Lilligren, Shah and Hunter. The Board of Directors has determined that each of Messrs. Lilligren and Shah qualifies as a “financial expert” as that term is used in the rules and regulations of the SEC.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, officers and any persons holding ten percent (10%) or more of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such filing persons or entities are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely upon its review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to the Company, or written representations that no other reports were required, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its directors, officers and any persons holding ten percent (10%) or more of the Company’s common stock, were made with respect to the Company’s fiscal year ended September 30, 2008.

ITEM 11.	EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

The Company’s executive compensation program is overseen by the Compensation Committee of the Company’s Board of Directors. The basic responsibility of the Committee is to review the performance of the officers and key employees toward achieving the Company’s strategic goals and to help ensure that the Company is able to attract and retain people who can lead the Company to achieve those goals. One of the Company’s primary strategic goals is to improve stockholder value while meeting its objectives for customer satisfaction, improved sales and financial performance, sound corporate governance and competitive advantage. The Company’s current emphases on controlling costs and improving profit margins on a consistent basis are also important factors which affect the Company’s compensation decisions. The Committee’s goal is to work with management to balance the Company’s financial goals and circumstances with the need to attract, motivate and retain the fully qualified and capable people the Company needs to meet and surpass its customers’ and stockholders’ expectations in the highly-competitive information technology industry.

Compensation Philosophy and Objectives

The core of the Company’s executive compensation philosophy is to pay for performance. To that end, incentive bonus targets are set each year to reward excellent executive performance based upon the achievement of specific quarterly profit objectives by business segment and the Company’s overall profitability. If the Company does not record a net overall profit for a given quarter, personal and segment incentives are not payable, thus stimulating all executives to assume broad responsibility for the Company’s overall financial welfare and performance.

The Committee’s guiding principles are as follows:

•	Work with management to provide a compensation program that recognizes individual contributions as well as the Company’s overall business results;

•	Provide reasonable levels of total compensation which will enable the Company to attract and retain qualified and capable executive talent within its industry while also considering the Company’s current goals of controlling costs and effecting consistent improvements in its overall financial condition;

•	Motivate executive officers to deliver optimum individual and departmental performance;

•	Develop and reward a leadership team that is capable of successfully operating and growing an increasingly competitive and complex business in a rapidly changing industry; and

•	Ensure that executive compensation-related disclosures are made to the public on a timely basis.

Role of the Compensation Committee

The Compensation Committee sets and approves the Chief Executive Officer’s total compensation within the parameters of the Chief Executive’s employment agreement, as modified from time to time by mutual agreement. The compensation of all other executive officers is recommended by the Chief Executive Officer and, after review and analysis, approved by the Compensation Committee. The Compensation Committee met five (5) times during fiscal 2008. The specifics of the responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter, which was reviewed and approved by the Company’s Board of Directors on September 30, 2005. Under that Charter, the key responsibilities of the Compensation Committee include:

•	Review and approve compensation packages for new executives and, as needed, termination packages for departing officers or other executives.

•	Review and, as deemed necessary or desirable, oversee the administration of the Company’s 1996 Stock Incentive Plan and Employee Stock Purchase Plan, both of which expired in 2006 by their own terms (and which to date have not be renewed or replaced).

•	Assist the Board of Directors and management in developing and evaluating potential candidates for executive positions. Lead the Board of Directors in its succession-planning initiatives for the Chief Executive Officer and other senior officers.

•	Oversee preparation of a report on executive compensation as required for inclusion in the Company’s annual proxy statement.

Role of Management in the Compensation Determination Process

The Company’s senior management team, primarily the Chief Executive Officer and the Chief Financial Officer, support the Committee in the executive compensation decision-making process. At the request of the Compensation Committee, the Chief Executive Officer presents his performance assessment and recommendations to the Committee regarding base salaries, incentive targets and profitability ranges, incentive plan structure and other compensation-related matters of the Company’s executives.

However, the Chief Executive Officer and other management personnel typically do not attend Compensation Committee meetings, nor do they participate in the Committee’s deliberations.

Role of Compensation Consultant

The Compensation Committee has decided not to utilize the services of a paid compensation consultant after conducting interviews and concluding that such a consultant would provide insufficient value for the cost thereof, given the Company’s current profit margins. Instead, the Committee has from time to time obtained competitive compensation data from public and private sources and used them to evaluate the competitiveness of the Company’s executive compensation plans. The Committee plans to continue this cost-effective approach for the foreseeable future, rather than incurring the costs of a paid consultant. However, the Committee may revisit this topic at appropriate intervals in the future as the Company’s needs or circumstances may change.

Total Compensation for Executive Officers

The compensation packages offered to the Company’s executive officers are comprised of one or more of the following elements:

•	Base salary;

•	Quarterly and annual cash bonus incentives; and

•	Long term equity -based incentive compensation

The Company does not have any formal policies which dictate the amount to be paid with respect to each element, nor does it have any policies which dictate the relative proportion of the various elements. The Company also does not have any formal policies for allocating between cash and non-cash compensation or short-term and long-term compensation. Instead, the Company relies on the judgment of the Compensation Committee and input and feedback from the management team, including in particular the Chief Executive Officer and the Chief Financial Officer. The Committee has no plans to adopt any such formulas, ratios or other such targets that might artificially dilute the Company’s effectiveness in achieving its overall net-profit objectives. In fact, all of the Company’s compensation policy decisions are made in the context of its current financial position and subordinated to the Company’s ability to achieve overall profitability on an annual basis as a primary consideration. Each of the compensation components is described in more detail below.

Base Salary

The Company provides executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. The purpose of base salary is to reward effective fulfillment of the assigned job responsibilities, and to reflect the position’s relative value to the Company and competitiveness of the executive job market. Base salaries for executive officers are determined based on the nature and responsibility of the position, salary norms (if any) for comparable positions, the expertise and effectiveness of the individual executive, and the competitiveness of the market for the executive officer’s services.

The Company has successfully held most base salaries at the low end of the competitive range in order to reduce its overall cost structure and to achieve systematic improvement in the financial performance of the business since early 2003, without incurring a large turnover in executive talent and leadership. In this pay-for-performance process, the Company has placed increasing emphasis on profit-based compensation payments for each executive officer, as well as for members of the Company’s Board of Directors.

Any so-called “merit increases” for the Company’s executive officers are subject to the same budgetary constraints as apply to all other employees and operating departments. Executive officer salaries are evaluated as part of the Company’s annual review process and may be adjusted where justified in the context of the Company’s current focus on net profitability and controlling expenses. The base salary of the Chief Executive Officer is defined and approved by the Compensation Committee within the parameters of the existing employment agreement. The base salary of all other executive officers is recommended by the Chief Executive Officer and approved by the Compensation Committee.

Quarterly and Annual Cash Bonus Incentives

The Company’s policy is to make a substantial portion of each executive’s compensation contingent upon the Company’s basic financial performance as well as upon his or her own level of performance and contribution to the business or segment of the Company’s operations. The achievement of specific strategic and individual goals is intended to correlate with the creation of quarterly and longer-term stockholder value. Profit-related quarterly and annual bonus incentives allow the Company to offer a reasonably competitive total compensation package despite relatively lower base salaries, while directly aligning each executive’s performance with the Company’s overall financial performance. Quarterly and annual bonus incentives and ranges are recommended by the Chief Executive Officer with oversight and approval of the Compensation Committee.

Each executive’s individual objectives are intended to be closely aligned with the Company’s overall strategic objectives, and the financial targets are focused on quarterly measures of net income after any bonus deduction. Ranges of profitability in terms of net income are fixed by the Compensation Committee on recommendations received from the Chief Executive Officer, typically in four ranges of ascending net income. Achievement of net income in the first range results in quarterly incentive payments to each eligible executive of 100% of his or her bonus amount, as awarded annually by the Compensation Committee; and in the highest range, a bonus of 145% can be earned. Thus, if targets are met each quarter throughout the year, the total annual incentive bonus payments can range from 100% to 145% of each executive’s annual bonus plan for each executive other than the Chief Executive Officer. Unfortunately, competitive pressures and shrinking profit margins have prevented the Company from achieving its minimal profitability goals each quarter, thus substantially reducing management’s eligibility for bonus payments under this structure. On the other hand, sufficient profits were achieved during the fiscal year ended September 30, 2008 to generate some bonus payments for each of the Company’s eligible officers, executives and directors (other than the Chief Executive Officer).

For the fiscal year ended September 30, 2008, bonus targets for the Company’s named executive officers set forth in the Summary Compensation Table (the “Named Executive Officers”) (other than the Chief Executive Officer) were as follows:

Net Income	Bonus Target

$350,000	100%
$750,000	115%
$1,000,000	125%
$2,000,000	145%

The base quarterly bonus amounts for Mr. Latif and Mr. Mercer, who were the sole Named Executive Officers other than the Company’s Chief Executive Officer, Mr. Din, were $43,750 and $18,750, respectively. Additionally, pursuant to Mr. Latif’s employment agreement, he is guaranteed a minimum quarterly draw of $25,000 (which amount is offset by any bonus to which he would otherwise be entitled). Based on the Company’s performance during the 2008 fiscal year, bonus incentives of 100% of the base quarterly bonus amounts for the June quarter and 145% of the base quarterly bonus amounts for the September quarter were achieved and paid out to the Named Executive Officers (other than the Chief Executive Officer who received no bonus or incentive award during the year). Further, Mr. Latif received his guaranteed minimum quarterly draw of $25,000 for the December and March quarters of the 2008 fiscal year.

While the Company did achieve an improvement in earnings as compared to fiscal 2007, it did not reach the minimum profitability ranges in two of the four fiscal quarters of the year and thus the incentive compensation tied to those quarterly targets was not earned or paid. The aggregate bonus incentives paid to the Named Executive Officers are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Transactional Bonus

In the fiscal year ended September 30, 2008, the Compensation Committee approved a special transactional bonus of $2.2 million to be paid to those key employees of the Company and those former employees who transferred to En Pointe Global Service, LLC and who were instrumental in the successful sale and transition of the information technology service business. The bonus becomes payable on October 23, 2009. The Chief Executive Officer was awarded $600,000, four key employees of the Company $250,000 each, two employees of En Pointe Global Service, LLC $250,000 each, and undesignated others a total of $120,000.

Long-Term Equity-Based Incentive Compensation

In recent years, due to shrinking profit-margins and wide and disturbing fluctuations in the U.S. equities markets generally and the Company’s market segment in particular, the Compensation Committee has concluded that long-term stock-related compensation has very limited if any value as an employee incentive or retention tool. Unlike some historical patterns that richly rewarded long-term loyalty and retention, most of the Company’s equity-based incentive awards have proved to have little or no value to the recipient.

Beginning in 2005, U.S.accounting rules required the Company to expense any stock option awards according to a formula which could impose a costly charge on the Company’s income statements, thereby burdening or erasing its fragile profit margins. Under the circumstances, the Company elected to end the granting of stock options and awards to avoid the adverse effects of such expenses. Subsequently, as noted above, both the Company’s 1996 Stock Incentive Plan and the Employee Stock Purchase Plan expired in 2006 by their own terms. To date, neither plan has been renewed and there is no current plan to do so within the foreseeable future.

Nevertheless, the Company aims to align its executive officers’ interests with those of its stockholders by enhancing the link between the creation of sustainable profits and, in turn, improved stockholder value through the profit-related executive incentive compensation plan described above. The Compensation Committee believes that by increasing profit margins on a continuing basis the Company can derive long-term growth in stockholder value as reflected in the Company’s market price per share. This concept has been validated during prior periods of the Company’s sustained quarter-to-quarter profitability, but is undone when the Company is unable to generate back-to-back repeating quarters of profitable operations.

Prior to 2005, employees at all levels had been awarded non-qualified stock options. All stock options were awarded at or above the market price of the underlying stock at the time of the award. Restricted stock grants based on performance may be awarded by the Compensation Committee, although none have been awarded to any executive officers in recent years. The authority to make grants of equity incentive awards rests with the Compensation Committee, subject to ratification by the full Board of Directors.

Non-Qualified Stock Options. In fiscal 2008, the Company did not award any stock options to the Named Executive Officers or any of its other employees or directors. Historically, the number of stock options granted to an executive officer is based upon the executive officer’s position and level of responsibility. The Company does not issue discounted stock options or permit the repricing or reissue of previously issued options. Stock options have a ten (10) year term and generally vest ratably over either a three-year or four-year period. The Company utilizes the Black-Scholes option pricing model for valuing stock option awards.

Restricted Stock. In fiscal 2008, the Company did not award any shares of restricted common stock to the Named Executive Officers or to any of its other employees or directors. As with stock options, the number of shares of restricted stock that may be awarded to a Named Executive Officer in the future, if any, will be based upon the executive’s position and level of responsibility. The authority to make grants of restricted stock rests with the Compensation Committee, subject to ratification by the full Board of Directors.

Non-Qualified Deferred Compensation

The Company does not currently sponsor any non-qualified deferred compensation plans on behalf of the Named Executive Officers or other management personnel. Likewise, the Company does not have any current plans to implement such a program.

Pension Benefits

The Company does not currently sponsor any pension plans for the benefit of the Named Executive Officers or other members of management. Additionally, the Company does not have any current plans to implement such a program.

Perquisites and Other Benefits

The Company provides its executive officers with various health and welfare programs and other employee benefits which are generally available on the same cost-sharing basis to all of its employees. However, in keeping with the Company’s policy of controlling costs in connection with its profitability objectives, it does not provide any significant perquisites or other special benefits to its executive officers like payment of club memberships, financial planning, executive dining rooms or special transportation rights with exception of auto lease reimbursement for its Chief Executive Officer. The Company does not own an airplane or provide aircraft for executives for business or personal purposes.

Tax and Accounting Implications

The Compensation Committee is also responsible for considering the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that it may not deduct non-performance-based compensation of more than $1,000,000 that is paid to its executive officers. The Company believes that the compensation paid under the current management incentive programs is fully deductible for federal income tax purposes. In certain situations, the Committee may approve compensation that will not meet the requirements for deductibility in order to ensure competitive levels of compensation for its executives and to meet its obligations under the terms of various incentive programs. However, the issue of deductibility has not come before the Committee in recent years and is not expected to be a concern for the foreseeable future, for the reasons noted under Base Salary above.

Summary Compensation Table

The following table shows the total compensation paid or accrued by the Company for the fiscal years ended September 30, 2008 and 2007, respectively, to the Chief Executive Officer, the Chief Financial Officer and the Senior Vice President of the Company (the “Named Executive Officers”)

						Non-Equity	Nonqualified	All
						Incentive	Deferred	Other
				Stock	Option	Plan	Compensation	Compensation
	Fiscal	Salary	Bonus(1)	Awards	Awards	Compensation	Earnings	(2)	Total
	Year	($)	($)	($)	($)	($)	($)	($)	($)
Name and Principal Position (a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Attiazaz (“Bob”) Din	2008	650,000	600,000	—	—	—	—	27,315 (3)	1,250,000
Chief Executive Officer and President	2007	650,000	—	—	—	—	—	31,059 (3)	681,059
Javed Latif	2008	175,000	250,000	—	—	175,935 (4)	—	—	600,935
Chief Financial Officer and Senior Vice President	2007	175,000	—	—	—	115,625	—	—	290,625
Robert A. Mercer	2008	150,000	250,000	—	—	64,687 (4)	—	—	464,687
Senior Vice President of Finance and Taxation and Secretary	2007	150,000	—	—	—	25,000	—	—	175,000

(1)	Consists of bonuses related to sale of 80.5% interest in services business that become payable on October 23, 2009.

(2)	In accordance with SEC rules, “Other Annual Compensation” in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits was less than $10,000.

(3)	Consists of lease payments for an automobile.

(4)	Includes $18,747 in accrued bonus earned in fiscal year 2007 and paid in fiscal year 2008.

Narrative to Summary Compensation Table

See “Compensation Discussion and Analysis” and “Employment Agreements” for further discussion of compensation arrangements pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such payment or award.

Outstanding Equity Awards at Fiscal Year End Table

There were no outstanding stock awards as of September 30, 2008. The following table relates solely to outstanding stock option awards as of September 30, 2008 held by the Named Executive Officers. All stock options described below are fully-vested and have ten year terms from the date of grant.

			Equity Incentive
			Plan Awards:
			Number of
	Number of Securities Underlying		Securities Under-
	Unexercised Options		lying Unexercised	Option	Option
	#	#	Unearned Options	Exercise	Expiration
Name	Exercisable	Unexercisable	#	Price	Date

Attiazaz (“Bob”) Din	50,000	—	—	1.94	05/14/11
	250,000	—	—	2.10	10/01/14
Javed Latif	90,000	—	—	1.25	10/01/12
	75,000	—	—	2.70	04/01/14
Robert Mercer	5,000	—	—	12.25	04/18/10
	5,000	—	—	1.25	04/14/11
	30,000	—	—	1.25	10/01/12
	5,000			2.70	04/01/14

Options Exercised and Stock Vested

None of the Company’s Named Executive Officers exercised any stock options, SARs or similar instruments or vested any stock, including restricted stock, restricted stock units or similar instruments, during the fiscal year ended September 30, 2008.

Potential Payments upon Termination or Change in Control

Payments Made upon Termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, he or she may be entitled to receive amounts earned during the term of his or her employment. Such amounts include stock options awarded under the Company’s 1996 Stock Option Plan (which Plan terminated by its terms in March 2006) and unused vacation pay.

Additionally, the Company has entered into an agreement with Bob Din, the Company’s President and Chief Executive Officer, pursuant to which if his employment is terminated by the Company without “cause,” as defined in the employment agreement, or by Mr. Din for “good reason,” as defined in the employment agreement, and other than in connection with an “unapproved change in control,” as defined in the employment agreement, Mr. Din will be entitled to receive, as severance pay, subject to certain conditions, monthly salary payments in the amount of Mr. Din’s current salary for a period of five (5) years, the payment of certain additional benefits, such as health insurance for the same term, and continuation of lease payments on his automobile for the same term (which automobile shall be transferred to his name at the end of such term without any additional consideration), and gross up payments to cover additional taxes as a result of such benefits, including any excise taxes. In such event, Mr. Din’s employment agreement also provides for full acceleration of vesting of all stock options he holds as well as extension of exercisability for the duration of the term of such options. In the event that Mr. Din secures a substantial employment during the term of his severance payout, his employment agreement provides for a reduced payout. Termination for “cause” or without “good reason” results in no additional severance payments being made by the Company under his employment agreement.

Further, the Company has entered into an agreement with Javed Latif, the Company’s Chief Financial Officer, pursuant to which if his employment is terminated by the Company without “cause,” as defined in the employment agreement, or by Mr. Latif for “good reason,” as defined in the employment agreement, Mr. Latif will be entitled to receive, as severance pay, an amount equal to six (6) months of his then-current base salary.

Further, the Company has entered into an agreement with Robert Mercer, the Company’s Senior Vice President of Finance and Taxation and Secretary, pursuant to which if his employment is terminated by the Company without “cause,” as defined in the employment agreement, or by Mr. Mercer for “good reason,” as defined in the employment agreement, Mr. Mercer will be entitled to receive, as severance pay, an amount equal to six (6) months of his then-current base salary.

Payments Made upon Death or Disability

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed in the first paragraph under the heading, “Payments Made Upon Termination” above, the Named Executive Officer will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate.

Additionally, in the case of termination due to death or disability, Mr. Din’s employment agreement provides for a severance payment equal to his base salary for a period of three (3) years, and benefits for a five (5) year term if termination is due to disability. Such benefits include, without limitation, health insurance and continuation of lease payments on his automobile for the same term (which automobile shall be transferred to his name at the end of such term without any additional consideration), and gross up payments to cover additional taxes as a result of such benefits, including any excise taxes. In such event, Mr. Din’s employment agreement also provides for acceleration of vesting of all stock options he holds for an additional three (3) year period as well as extension of exercisability for the duration of the term of such options. In the event that Mr. Din secures a substantial employment during the term of his severance payout, his employment agreement provides for a reduced payout.

Further, pursuant to the terms of Mr. Latif’s employment agreement, in the event that Mr. Latif’s employment is terminated because of his death or disability, Mr. Latif will be entitled to receive, as severance pay, an amount equal to six (6) months of his then-current base salary.

Payments Made upon a Change of Control

Pursuant to the terms of Mr. Din’s employment agreement, if his employment is terminated by the Company within thirty (30) days following an “unapproved change of control‘(other than termination for “cause” or by reason of death or disability) or if he terminates his employment in certain circumstances defined in the agreement that constitute “good reason”, then in addition to the benefits listed in the first paragraph under the heading “Payments Made Upon Termination”, Mr. Din will receive a lump sum severance payment of four (4) times his annual base salary within ninety (90) days of termination and will be entitled to the payment of additional benefits, including health insurance, for a five (5) year period thereafter, continuation of lease payments on his automobile for the same term (which automobile shall be transferred to his name at the end of such term without any additional consideration), and gross up payments to cover additional taxes as a result of such benefits, including any excise taxes. Additionally, pursuant to the terms of Mr. Din’s employment agreement all stock options then held by Mr. Din will automatically vest in full and become exercisablefor the duration of their terms. Neither Mr. Latif’s employment agreement nor Mr. Mercer’s employment agreement contain any terms providing for an additional payment arising solely as result of a change of control of the Company.

Employment Agreements

Mr. Din’s employment agreement with the Company was originally entered into as of March 1, 1996, and was amended in April 1997 and October 2004. Upon the request of Mr. Din, the Company is obligated to include him as a management nominee for election to the Board of Directors during the term of such agreement and for a period of five (5) years thereafter. His employment agreement, as amended to date, provides for an annual base salary of $650,000 per year, effective October 1, 2004. As part of his employment, Mr. Din is entitled to a bonus equal to 3.5% of the Company’s pre-tax net income (if $4.5 million or greater) and his employment agreement terminates on the later of (i) the fifth anniversary of the date the agreement was entered into, or (ii) five years following the date on which either Mr. Din or the Company gives a notice of non-renewal or termination. Mr. Din’s employment agreement also contains severance payments and benefits upon termination of his employment in certain circumstances. Mr. Din’s agreement prohibits him from competing with the Company for five years following the date of his termination. Pursuant to his employment agreement, Mr. Din is obligated, subsequent to his termination, to offer first to the Company any block of 100,000 shares or more of the Company’s common stock offered by him for sale, if offered for sale other than pursuant to an over-the-counter or exchange transaction. Mr. Din’s agreement also contains confidentiality, intellectual property rights and dispute resolution provisions.

On March 28, 2002, the Company entered into an employment agreement with Mr. Latif that provided for an annual base salary of $150,000 and provided for quarterly bonuses at the discretion of the Chief Executive Officer and Board of Directors, conditional upon the Company’s cumulative pre-tax net income being positive at the time of bonus consideration. The agreement automatically renewed at the end of the initial term (July 31, 2003) on a month-to-month basis until terminated in accordance with its terms. Mr. Latif’s employment agreement also contains (i) certain non-solicitation provisions that expire eighteen (18) months after termination of such agreement and (ii) a dispute resolution provision. Effective April, 2005, Mr. Latif’s annual base salary was increased to $175,000. On May 30, 2007, the Company implemented a bonus plan based on meeting certain targets of quarterly net income for the period from April 1, 2007 through March 31, 2009. Under the plan, Mr. Latif’ earns a minimum guaranteed annual draw of $100,000 (or $25,000 per quarter) without regard for Company profitability and has the potential to earn annually from $175,000 to $253,750 based upon the Company’s quarterly net income. Minimum guaranteed draws are offset by any bonus that Mr. Latif’ would otherwise be entitled.

On March 28, 2002, the Company entered into an employment agreement with Mr. Mercer that provided for an annual base salary of $150,000 and provided for quarterly bonuses at the discretion of the Chief Executive Officer and Board of Directors, conditional upon the Company’s cumulative pre-tax net income being positive at the time of bonus consideration. The agreement automatically renewed at the end of the initial term (March 15, 2003) on a month-to-month basis until terminated in accordance with its terms. In the event that Mr. Mercer’s employment is terminated by the Company during the term of the agreement without “cause,” as defined in the agreement, by Mr. Mercer for “good reason,” as defined in the agreement, or because of his death or disability, Mr. Mercer will be entitled to receive, as severance pay, an amount equal to six months of his then-current base salary. Mr. Mercer’s employment agreement also contains (i) certain non-solicitation provisions that expire eighteen (18) months after termination of such agreement and (ii) a dispute resolution provision.

Directors’ Compensation

The Compensation Committee uses cash, and not equity, compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Compensation Committee considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board of Directors. Each non-employee director is entitled to receive $1,500 per month for services as a director. Additionally, committee members receive $350 monthly for each committee upon which they serve. The Compensation Committee also awards directors bonuses based on the attainment of certain profitability targets by the Company.

During fiscal 2008, each of the Company’s six outside directors cash compensation of $1,500 per month. Each of the Company’s outside committee members was also entitled to receive monthly cash compensation of $350 for every committee on which the respective director served. During fiscal 2008, quarterly bonuses for the June and September quarters of fiscal 2008 were paid to the outside directors based on the Company meeting net income targets of $350,000 and $2,000,000 respectively that amounted to $19,800 and 35,640 respectively.

					Change in
					Pension
					Value and
	Fees			Non-Equity	Nonqualified
	Earned or			Incentive	Deferred	(1)
	Paid in	Stock	Option	Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
Name and Principal Position(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Attiazaz (“Bob”) Din(2)	—	—	—	—	—	—	—
Naureen Din	18,000	—	—	6,300	—	—	24,300
Zubair Ahmed(3)	26,400	—	—	6,300	—	—	32,700
Mark Briggs	18,000	—	—	6,300	—	—	24,300
Edward O. Hunter(4)	60,600	—	—	12,180	—	—	72,780
Mansoor S. Shah(5)	30,600	—	—	12,180	—	—	42,780
Timothy J. Lilligren(6)	64,800	—	—	12,180	—	—	79,480

Notes:

(1)	In accordance with SEC rules, “All Other Compensation” in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits was less than $10,000.

(2)	As Chief Executive Officer and President of the Company, Mr. Din receives no separate compensation in the form of meeting fees or retainer fees for his service on the Board of Directors or any subsidiary of the Company. All of Mr. Din’s compensation is reflected in the Summary Compensation Table.

(3)	Mr. Ahmed is a member of the Nominating Committee.

(4)	Mr. Hunter is a member of the Compensation and Audit Committees. Mr. Hunter also serves on the Board of Ovex Technologies (PVT) Limited , a majority-owned subsidiary of the Company, and received fees of $15,500 in that capacity (which fees are not reflected in the foregoing table) .

(5)	Dr. Shah is the Chairman of the Board and a member of the Compensation, Nominating and Audit Committees.

(6)	Mr. Lilligren is a member of the Nominating, Compensation and Audit Committees. Mr. Lilligren also serves on the Board of En Pointe Technologies

(6)	India Pvt. Ltd., a wholly-owned subsidiary of the Company, and earned fees of $2,500 in that capacity (which fees are not reflected in the foregoing table).

Other Compensation Arrangements

401(K) PLAN

Effective as of July 1993, the Company adopted the En Pointe Technologies, Inc. Employee Savings Plan (the “401(k) Plan”), which is a retirement profit sharing plan that covers all U.S. employees of the Company who are 21 years old or older and have completed at least six months of service. The 401(k) Plan provides that employees may elect to defer, in the form of contributions to the 401(k) Plan, up to 20% of the total compensation that would otherwise be paid to the employee, not to exceed $15,500 in 2008 (subject to adjustments annually as provided in the Internal Revenue Code).

The Company may make discretionary matching contributions to the 401(k) Plan, but the Company has not made any contributions to the 401(k) Plan to date. Contributions are held under a group annuity contract and are invested in selected eligible investments. Employee contributions are fully-vested and non-forfeitable at all times.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee during the fiscal year ended September 30, 2008 consisted of Messrs. Hunter, Shah and Lilligren, none of whom serves or has served as an executive officer or employee of the Company or any of its subsidiaries. The Company is not aware of any “compensation committee interlocks” that existed during fiscal 2008.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this report.

The Compensation Committee of the Board of Directors

Edward Hunter
Mansoor Shah
Timothy Lilligren

The above Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing, whether under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before or after the date of this Amendment No. 1 to Form 10-K and irrespective of any general incorporation language in such filing, except to the extent the Company specifically incorporates this Report by reference therein.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, to the knowledge of the Company, certain information regarding the beneficial ownership of common stock as of January 23, 2009 by (i) each stockholder who is known by the Company to own beneficially more than five percent of the Company’s outstanding common stock, (ii) each director and nominee for director of the Company, (iii) each of the Company’s executive officers named in the Summary Compensation Table (see “Executive Compensation”) and (iv) by all executive officers and directors of the Company as a group. The information as to each person or entity has been furnished by such person or group.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percentage

Attiazaz “Bob” Din(2)(3)	756,802	10.3%
Naureen Din(2)(3)	756,802	10.3%
Daniel Zeff(4)	715,255	10.0%
co Zeff Holding Company, LLC
50 California Street, Suite 1500
San Francisco, California 94111
Zubair Ahmed(5)	692,396	9.6%
Javed Latif(6)	175,000	2.4%
Mansoor Shah(5)	68,000	*
Mark Briggs(7)	64,000	*
Edward Hunter(5)	50,000	*
Timothy Lilligren(5)	50,000	*
Robert Mercer(8)	45,500	*
Mediha Din(9)	485,912	6.8%
All executive officers and directors as a group (9 persons)(10)	2,658,500	33.2%

*	Less than 1%.

(1)	Applicable percentage of ownership at January 24, 2009, is based upon 7,182,643 shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares shown as beneficially owned. All shares of common stock subject to options were made fully vested and exercisable as of July 20, 2005 and those unexercised as of January 21, 2009 are deemed outstanding for computing the shares and percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person or entity. Except as otherwise indicated, to the knowledge of the Company the persons listed above have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise specified, the address for each beneficial owner is the Company’s principal executive offices, 18701 Figueroa Street, Gardena, California 90248.

(2)	Bob and Naureen Din are married, and each may therefore be deemed to have a beneficial interest in each other’s shares of common stock. However, Mr. and Mrs. Din have each disclaimed beneficial ownership in each other’s shares. The number of shares reported for Mr. and Mrs. Din each, including unexercised options that are fully vested and exercisable, reflects 50% of the total number of shares beneficially owned by Mr. and Mrs. Din together in either of their names. Additionally, the amounts reported for Mr. and Mrs. Din exclude 211,511 shares of common stock held in trust for the benefit of their son, Ali Din, for which Ms. Din serves as the sole trustee; Mr. and Mrs. Din disclaim beneficial ownership of all such shares of common stock.

(3)	Includes 175,000 shares of common stock subject to options, all of which are immediately exercisable.

(4)	Based on a Schedule 13G dated January 23, 2009, filed with the SEC by Daniel Zeff, which reflects his beneficial ownership as of December 31, 2008. The Schedule 13-G states that Mr. Zeff has sole voting and dispositive power over 715,255 shares of common stock comprised of 450,721 shares held by Zeff Capital Partners I, L.P.(and Zeff Holding Company, LLC) and 264,534 shares held by Spectrum Galaxy Fund Ltd.

(5)	Includes 50,000 shares of common stock subject to options, all of which are immediately exercisable.

(6)	Includes 165,000 shares of common stock subject to options, all of which are immediately exercisable.

(7)	Includes 55,000 shares of common stock subject to options, all of which are immediately exercisable. Includes 5,000 shares of common stock held in joint tenancy with spouse.

(8)	Includes of 45,000 shares of common stock subject to options, all of which are immediately exercisable.

(9)	Shares held by a trust of which Ms. Din is the sole beneficiary.

(10)	Includes 815,000 shares of common stock subject to options, all of which are immediately exercisable.

The Company is not aware of any binding arrangements that may at a subsequent date result in a change of control of the Company.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding options, warrants and rights and shares reserved for future issuance under the Company’s existing equity compensation plans as of September 30, 2008. The Company’s sole remaining active stockholder approved equity compensation plan is the 1996 Stock Incentive Plan. It was established in May 1996, had a ten year life, and by its terms terminated in May 2006 and has not been replaced. The Company’s stock purchase plan also terminated in May 2006 and has not been replaced. The Company does not have any non-stockholder approved equity compensation plans.

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities		Equity
	to be Issued Upon Exercise	Weighted-Average	Compensation Plans as of
	of Outstanding Options,	Exercise Price of	September 30, 2008
	Warrants and Rights as	Outstanding Options,	(Excluding Securities
	of September 30, 2008	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders:
1996 Stock Incentive Plan	1,000,947	$2.91	None
Employee Stock Purchase Plan	N/A	N/A	N/A
Equity compensation plans not approved by security holders	None	N/A	None

Total	1,000,947	$2.91	None

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

See “EXECUTIVE COMPENSATION — Employment Agreements” for a description of certain arrangements and transactions with executive officers and directors. During fiscal 2008, certain members of Mr. Din’s family were employed by the Company and earned the following compensation in excess of $120,000 (including bonus and commissions, where applicable):

Name	Relationship	Position	Compensation

Shahzad Munawar	Brother	Chief Information Officer	$304,375
Waseem Munawar	Brother	Manager of EDI purchasing	$125,483
Ali Din	Son	Director of Marketing	$120,000

The foregoing relatives of Mr. Din continue to be employed by the Company during fiscal 2009. The employment arrangements were approved by both the Compensation Committee and the Audit Committee.

On October 29, 2007, the Company entered into a lease agreement its new corporate headquarters. The property leased is a two story office building with 29,032 square feet of office space in Carson, California. The lease is for a period of seven years commencing on November 1, 2007. The lease requires monthly payments of $48,483.44 for the first year and contains an annual base rent increase of 3% that is effective for each November 1 for the succeeding six years. There is an option to extend the lease for two additional five year periods. Each of the two option periods to extend the lease contain the same base rent increases of 3% as found in the original lease. The scheduled monthly payments under the lease extension options are at the same original base monthly rate of $48,483.44 plus the sum of the accumulated annual 3% base rent increases to date. A security deposit of $96,966.88 was due upon execution of the lease. The lessee is responsible for the payment of real property taxes on the leased premises as well as for all utilities and services.

The lessor of the leased corporate headquarters, Dominguez Channel, LLC, is 85% owned by Bob Din, the Chief Executive Officer of the Company, and four members of his immediate family, two of whom are employees, Ali Din and Waseem Munawar, and another a director of the Company, Naureen Din. The terms and provisions of the lease agreement were reviewed and unanimously approved on August 8, 2007 by the Company’s Audit Committee, comprised of disinterested directors.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to the Company’s Audit Committee charter, the Company’s executive officers, directors, nominees for directors and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with the Company that would be reportable under Item 404 of Regulation S-K without the prior approval of its Audit Committee (or other independent committee of the Board of Directors in cases where it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest). Any request for the Company to enter into a transaction with an executive officer, director, nominee for director, principal stockholder or any of such persons’ immediate family members or affiliates that would be reportable under Item 404 of Regulation S-K must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to the Company, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. The Audit Committee shall only approve those agreements that, in light of known circumstances, are in or are not inconsistent with, the Company’s best interests, as determined in good faith by the Audit Committee.

Independent Director Determination

The Board of Directors has determined that, except for Bob and Naureen Din, all of the members of the Board are “independent directors” within the meaning of Rule 4200 of the NASDAQ Marketplace Rules. With respect to the Board of Directors’ determination that Mark Briggs is an “independent director,” in making its determination the Board of Directors also considered that Mr. Briggs serves as the Chairman, Chief Executive Officer and is a significant stockholder of Premier BPO, Inc., a variable interest entity that is consolidated with the Company’s financials. Neither Mr. Din or Mrs. Din nor Mr. Briggs serves on the Audit Committee, the Compensation Committee or the Nominating Committee.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

Rose, Snyder & Jacobs, CPA Corporation (“RSJ”) are the Company’s independent auditors and provided audit services to the Company, including the examination of the Company’s consolidated financial statements for the year ended September 30, 2008 and a review of the Company’s consolidated financial statements included in the Company’s quarterly report on Form 10-Q filed with the SEC for the fiscal quarters of the year.

Independent Auditor Fees

The following table represents aggregate fees billed to the Company for fiscal 2008 and 2007 by RSJ, the Company’s principal accounting firm.

	Fiscal 2008	Fiscal 2007

Audit Fees	$212,050	$180,900
Audit-Related Fees	11,350	11,000
Tax Fees	—	—
All Other Fees	7,500	—

Total Fees	$230,900	$191,900

All services rendered by RSJ were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee. Pursuant to SEC rules, the fees billed by RSJ for services are disclosed in the table above under the categories listed below.

•	Audit Fees — These are fees for professional services performed by RSJ for the audit of the Company’s annual financial statements and for the review of financial statements included in the Company’s Form 10-Q filings and services that are normally provided in connection with statutory and regulatory filings or engagements.

•	Audit- Related Fees — These are fees in conjunction with the Company’s benefit plan audit.

•	All Other Fees — These are fees in conjunction with assistance in reviewing the Company’s financial forecast.

These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in RSJ, which is the audit of the Company’s consolidated financial statements. The Audit Committee has determined that the provision of services, in addition to audit services, rendered by RSJ and the fees paid therefore in fiscal 2008 were compatible with maintaining RSJ’s independence.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services performed by the independent auditors. These services may include audit services, audit-related services, tax services and other services. For audit services, the independent auditor provides the Audit Committee with an audit plan including proposed fees in advance of the annual audit. The Audit Committee approves the plan and fees for the audit.

For non-audit services, the Company’s senior management will submit from time to time to the Audit Committee for approval non-audit services that it recommends the Audit Committee engage the independent auditor to provide during the fiscal year. The Company’s senior management and the independent auditor will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating non-audit service spending for the fiscal year, will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services.

PART IV

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following documents are filed as part of this report:

(1) Financial Statements

The list of financial statements contained in the accompanying Index to Financial Statements covered by Report of Independent Accountants is herein incorporated by reference.

(2) Financial Statement Schedules

The list of financial statements schedules contained in the accompanying Index to Financial Statements covered by Report of Independent Accountants is herein incorporated by reference.

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

(3) Exhibits

See (b) below.

(b) Exhibits

The list of exhibits on the accompanying Exhibit Index is herein incorporated by reference.

En Pointe Technologies, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
En Pointe Technologies, Inc.
Gardena, California

We have audited the accompanying consolidated balance sheets of En Pointe Technologies, Inc. and subsidiaries (the “Company”) as of September 30, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the three years ended September 30, 2008. In connection with our audits of the consolidated financial statements, we have also audited Schedule II (Valuation and qualifying accounts). These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of En Pointe Technologies, Inc. and subsidiaries as of September 30, 2008 and 2007, and the results of their operations and their cash flows for the three years ended September 30, 2008, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/  Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants
Encino, California

December 24, 2008

En Pointe Technologies, Inc.

Consolidated Balance Sheets

	September 30,
	2008	2007
	(In thousands except share and per share amounts)

ASSETS:
Current assets:
Cash	$3,691	$6,000
Restricted cash	10	76
Short term cash investment	—	1,000
Accounts receivable, net of allowance for returns
and doubtful accounts of $3,535 and $794 respectively	35,448	61,391
Due from affiliate	3,586	—
Inventories, net of allowances of $830 and $552, respectively	5,858	8,768
Prepaid expenses and other current assets	1,294	1,548

Total current assets	49,887	78,783
Property and equipment, net of accumulated
depreciation and amortization	4,202	5,022
Other assets	3,931	2,201
Investment in affiliate	1,823	—
Receivable from escrow	7,955	—

Total assets	$67,798	$86,006

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable, trade	$15,817	$19,034
Borrowings under line of credit	7,840	30,314
Short-term borrowings and current maturities of long-term debt	375	2,450
Accrued employee compensation and benefits	5,389	4,264
Other accrued liabilities	4,409	1,913
Deferred income	1,355	582
Accrued taxes and other liabilities	4,522	3,782

Total current liabilities	39,707	62,339
Long term liabilities	475	447

Total liabilities	40,182	62,786

Non-controlling interest	1,962	1,957

Commitments and contingencies (Notes 7 and 11)
Stockholders’ equity:
Preferred stock, $.001 par value:
Shares authorized — 5,000,000
No shares issued or outstanding	—	—
Common stock, $.001 par value:
Shares authorized — 15,000,000; with 7,162,643 and 7,159,193
shares issued	7	7
Additional paid-in capital	43,616	42,207
Treasury stock	(1)	(1)
Accumulated other comprehensive income	(659)	(14)
Accumulated deficit	(17,309)	(20,936)

Total stockholders’ equity	25,654	21,263

Total liabilities and stockholders’ equity	$67,798	$86,006

See Notes to Consolidated Financial Statements.

En Pointe Technologies, Inc.

Consolidated Statements of Operations

	Year Ended September 30,
	2008	2007	2006
	(In thousands except per share amounts)

Net sales:
Product	$260,004	$299,335	$276,736
Service	40,458	47,791	46,997

Total net sales	300,462	347,126	323,733

Cost of sales:
Product	233,291	274,128	253,765
Service	23,332	29,447	30,318

Total cost of sales	256,623	303,575	284,083

Gross profit:
Product	26,713	25,207	22,971
Service	17,126	18,344	16,679

Total gross profit	43,839	43,551	39,650

Selling and marketing expenses	37,615	30,565	28,337
General and administrative expenses	15,054	11,871	11,098

Operating (loss) income	(8,830)	1,115	215

Interest income, net	54	297	181
Other income, net	14,708	79	36

Income before income taxes, loss from equity investment and non-controlling interest	5,932	1,491	432
Income tax provision (benefit)	2,148	(203)	42

Income before loss from equity investment and non-controlling interest	3,784	1,694	390
Loss from equity investment	(152)	(68)	121
Non-controlling interest	(5)

Net income	$3,627	$1,626	$511

Net income per share:
Basic	$0.51	$0.23	$0.07

Diluted	$0.50	$0.22	$0.07

Weighted average shares outstanding:
Basic	7,160	7,145	7,006

Diluted	7,263	7,456	7,125

See Notes to Consolidated Financial Statements.

En Pointe Technologies, Inc.

Consolidated Statements of Stockholders’ Equity

					Accumulated
			Additional		Other
	Common Stock		Paid-In	Treasury	Comprehensive	(Accumulated
	Shares	Amount	Capital	Stock	Income	Deficit)	Total
	(In thousands)

Balance at September 30, 2005	6,973	$7	$41,718	$(1)	$	$(23,273)	$18,451
Net income						511	511
Issuance of common stock under stock option plan	58		105				105
Deferred compensation related to acceleration of stock options			(56)				(56)

Balance at September 30, 2006	7,031	$7	$41,767	$(1)	$—	$(22,762)	$19,011
SAB 108 cumulative effect adjustment						200	200

Balance at September 30, 2006, as adjusted	7,031	7	41,767	(1)	—	(22,562)	19,211
Net income						1,626	1,626
Foreign currency translation					(14)		(14)

Comprehensive income							1,612
Issuance of common stock under stock option plan	30		63				63
Net operating loss tax benefit related to stock options			137				137
Stock issued related to business acquisition	98		240				240

Balance at September 30, 2007	7,159	$7	$42,207	$(1)	$(14)	$(20,936)	$21,263
Net income						3,627	3,627
Foreign currency translation					(645)		(645)

Comprehensive income							2,982
Issuance of common stock under stock option plan	4		5				5
Net operating loss tax benefit related to stock options			1,404				1,404

Balance at September 30, 2008	7,163	$7	$43,616	$(1)	$(659)	$(17,309)	$25,654

See Notes to Consolidated Financial Statements.

En Pointe Technologies, Inc.

Consolidated Statements of Cash Flows

	Year Ended September 30,
	2008	2007	2006
	(In thousands)

Cash flows from operating activities:
Net income	$3,627	$1,626	$511
Adjustments to reconcile net income to net cash used by operations:
Depreciation and amortization	2,678	2,492	1,491
(Gain) loss on disposal of assets	(15,390)	—	52
Amortization of option expense	—	—	(56)
Amortization of deferred gain on sale-leaseback	—	(35)	(354)
Allowances for doubtful accounts, returns and inventory	2,847	123	564
Impairment of investment	500	—	—
Stock acquired for product and services sold	(300)	—	—
Non-controlling interest in income (loss) of affiliates	5	68	(121)
Decrease (increase) in deferred tax benefit	263	(263)	—
Changes in operating assets and liabilities:
Equity in loss of affiliate	152	—	—
Restricted cash	66	(2)	(2)
Accounts receivable	23,118	(15,052)	(5,916)
Due from affiliate	(3,586)
Inventories	2,888	(4,495)	6,017
Prepaid expenses and other current assets	(9)	168	(303)
Other assets	(2,288)	69	(28)
Accounts payable, trade	(3,217)	(51)	661
Accrued expenses	2,976	426	1,027
Accrued taxes and other liabilities and deferred income	1,513	(343)	1,942

Net cash provided (used) by operating activities	15,843	(15,269)	5,485

Cash flows from investing activities:
Acquisition of business	—	(1,302)	(550)
Proceeds from sale of assets	8,000	—	—
Investments in securities and affiliate	(1,475)	—	—
Short-term cash disposition (investment)	1,000	(1,000)	—
Purchase of property and equipment	(2,366)	(2,849)	(904)

Net cash provided (used) by investing activities	5,159	(5,151)	(1,454)

Cash flows from financing activities:
Net (repayments) borrowings under line of credit	(22,474)	14,641	(1,151)
Net (repayments) borrowings under export loan	(1,414)	1,931	—
Net operating loss tax benefit related to stock options	1,404	—	—
Capital contributed by minority interest	—	100	705
Proceeds from sale of stock under employee plans	5	63	105
Payment on long term liabilities	(832)	(555)	(352)

Net cash (used) provided by financing activities	(23,311)	16,180	(693)

(Decrease) increase in cash	(2,309)	(4,240)	3,337
Cash at beginning of year	6,000	10,240	6,903

Cash at end of year	$3,691	$6,000	$10,240

Supplemental disclosures of cash flow information:
Interest paid	$241	$139	$82
Income taxes paid	$44	$23	$31
Capitalized leases	$199	$836	$—
Stock issued for acquisition of business	$—	$240	$—

See Notes to Consolidated Financial Statements.

En Pointe Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

The Company is a reseller of information technology products and, prior to July 1, 2008, a provider of value-added services to large and medium sized companies and government entities with sales personnel in 19 markets located in the United States. The Company is headquartered in Gardena, California and was originally incorporated in Texas in 1993 and reincorporated in Delaware in 1996. The parent company, En Pointe Technologies, Inc., is a holding company and provides administrative services to its subsidiaries. All sales are conducted through subsidiaries.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2008, the Company had approximately $3.7 million in cash and working capital of $10.2 million. As discussed in Note 3, in July 2007, the Company entered into an Addendum to its original replacement working capital financing facility with GE Commercial Distribution Finance Corporation (“GE”). Under terms of the Addendum the Company’s two wholly-owned subsidiaries engaged in information technology hardware and software selling may borrow up to $45.0 million. The term of the facility is for a period of three years from August 1, 2007, except that either party may terminate the agreement upon 60 days’ prior written notice to the other party. As of September 30, 2008, credit line borrowings amounted to $7.8 million with additional borrowings available of approximately $23.5 million after taking into consideration the available collateral and borrowing limitations under its agreements. Borrowings under the line of credit agreement are collateralized by substantially all of the Company’s assets. The financing agreements contain various liquidity financial debt covenants as explained in Note 3. The Company was in compliance with all of its debt covenants as of September 30, 2008.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the Company’s accounts and those of its wholly-owned and majority-owned subsidiaries as well its affiliate, Premier BPO, Inc. (formerly known as En Pointe Global Services, Inc., “PBPO”), an approximate 30% voting interest owned Variable Interest Entity. All intercompany accounts and transactions have been eliminated in the consolidated financial statements. Since there are other stockholders of PBPO who collectively represent approximately 69% voting interest, both their majority ownership interest and their entitlement to share in losses is reflected in the Company’s consolidated balance sheet and statement of operations as “non-controlling interest”. Losses allocated to the 69% owners of PBPO are not based upon the percentage of ownership, but upon the “at risk” capital of each of those owners. Losses in excess of their “at risk” capital are allocated to the Company without regard for the Company’s capital at risk. To date, such losses absorbed amounted to $1.6 million and exceed the Company’s invested capital of $1.4 million by $0.2 million.

INVESTMENT IN LIMITED LIABILITY COMPANY

On July 2, 2008, the Company formed En Pointe Global Services, LLC., or EPGS, as a wholly-owned subsidiary for the express purpose of transferring the Company’s information technology service business to that entity. On July 9, 2008, the Company sold an 80.5% interest in EPGS to Allied Digital Services, Limited and retained a non-controlling interest of 19.5%. Prior to the formation of EPGS the service and product operations were reported by En Pointe Technologies Sales, Inc. and because the service and product business was closely integrated no separate accounting for management to review and evaluate the financial results of each operation was possible.

Because the information technology service business was not previously considered to be a separate segment, no prior period comparative financial information is available.

En Pointe Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The EPGS results of operations for the initial quarter of operations ended September 30, 2008 and the financial position (in thousands) were as follows:

Quarter Ended
September 30,
2008

Net service revenues	$10,016
Cost of revenues	6,226

Total gross profit	3,790
Selling, marketing and administration	4,567

Net loss allocatable to partners	(777)
En Pointe percentage ownership	19.5%

Allocated to En Pointe	$152

September
30, 2008

Cash	$1,005
Accounts receivable, net	5,146
Other current assets	512
Total current assets	6,663
Property and equipment, net	968

$7,631

Accounts payable	$53
Accrued liabilities	1,731
Due En Pointe	3,649
Total current liabilities	5,433
Member equity	2,198

$7,631

INVESTMENT IN VARIABLE INTEREST ENTITY (“VIE”) — PREMIER PBO, INC. (“PBPO”)

The Company has, in a series of investments, invested through September 30, 2008, the cumulative amount of $759,000 (representing an approximate 30% voting interest) in the common stock of PBPO, in the privately-held corporation. PBPO is a business process outsourcing company formed in October 2003 and headquartered in Clarksville, Tennessee.

In addition to the Company’s common stock investment in PBPO, the Company invested $600,000 in PBPO in the form of a five-year 6% interest-bearing note that subsequently was converted into Series A non-voting convertible preferred stock of PBPO in October 2004. The preferred stock may not be converted to common stock until the earlier of five years from the issuance date of the preferred stock or the effective date of an initial public offering. The conversion price is set as the greater of $100 per share or the fair market value, as determined under the preferred stock agreement. En Pointe’s approximate 30% voting interest in PBPO referenced above excludes the Series A non-voting convertible preferred stock that it holds.

PBPO is considered a related party because of the Company’s equity interest in PBPO as well as the interrelationship of several of the investors with the Company. One of the Company’s board members, Mark Briggs, owns approximately 17% of PBPO and also serves as its Chairman of the Board and Chief Executive Officer. Further, the Company’s CEO, Bob Din, represents En Pointe’s interest as a member of the board of directors of PBPO. In addition, the owners of Ovex Technologies (Private) Limited (“Ovex”), the Pakistani company that performs the operational and accounting side of the

En Pointe Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s outsourcing under a cost plus fixed agreement that may be cancelled upon written notice, owns collectively approximately 16% of PBPO. Omar and Arif Saeed, who as of October 1, 2006 were collectively approximate 30% owners of Ovex also hold shares of Series A non-voting convertible preferred stock of PBPO that they received in October 2004 in exchange for the conversion of their five-year notes that aggregated $603,000 in principal and interest. The preferred shares held by the Saeeds are a component of the PBPO minority interest and as such are not subject to the allocation of PBPO losses.

Because of the substantial investment that the Company made in PBPO, the related party nature of the investment, as well as other factors, when the Company’s acquired interest in PBPO was evaluated, it was determined that PBPO met the tests of a Variable Interest Entity under Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (“FIN 46”) and PBPO’s financial results have thus been consolidated with the Company’s financial statements since PBPO’s inception.

PBPO, has contracted with Ovex in Pakistan and has employees in China to provide its workforces for back-office support. PBPO shares workspace with the Company in Islamabad for a nominal fee using contracted Ovex workers and contracts directly with Ovex for workspace and workers in Lahore.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

Net sales consist primarily of revenue from the sale of hardware, software, peripherals, and service and support contracts. The Company applies the provisions of the SEC Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition in Financial Statements,” which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery of products has occurred or services have been rendered, (iii) the sales price charged is fixed or determinable and (iv) collection is reasonably assured.

Product is considered received and accepted by the customer only upon the customer’s receipt of the product from the carrier and acceptance thereof. Any undelivered product is included in our inventory.

The majority of the Company’s sales relate to physical products and are recognized on a gross basis with the selling price to the customer recorded as net sales and the acquisition cost of the product recorded as cost of sales. However, software maintenance contracts, software agency fees, and extended warranties that are sold in which the Company is not the primary obligor, are recorded on a net basis in accordance with SEC Staff Accounting Bulletin No. 104 “Revenue Recognition” and Emerging Issues Task Force 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” Such net revenues are recognized in full at the time of sale.

The Company has adopted the provisions of Statement of Position No. 97-2, “Software Revenue Recognition” (SOP 97-2) as amended by SOP No. 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions” (SOP 98-9) in recognizing revenue from software transactions. Revenue from software license sales is recognized when persuasive evidence of an arrangement exists, delivery of the product has been made, and a fixed fee and collectibility has been determined.

Service revenues are recognized based on contracted hourly rates, as services are rendered or upon completion of specified contracted services and acceptance by the customer. Revenue from customer maintenance support agreements, in which the Company is not the primary obligor, is reported on a net basis and recognized at the time of the sale. Net sales consist of product and service revenues, less discounts and estimated allowances for sales returns. Cost of sales include the

En Pointe Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cost of product and services sold and current and estimated allowances for product returns that will not be accepted by our suppliers, less rebates.

Deferred revenues result from prepaid management services and maintenance contracts. Many management services are pre-billed quarterly and income is recognized as services are performed. The Company’s maintenance contracts are generally for services that may be performed over a one year period of time. Income is recognized on such contracts ratably over the period of the contract.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all time deposits and highly liquid investments with original maturities of three months or less to be cash equivalents. The Company has bank balances, including cash equivalents, which typically exceed federally insured limits.

RESTRICTED CASH

Restricted cash at September 30, 2008 and 2007 represents deposits maintained for certain government tax agencies.

INVESTMENTS IN SECURITIES

The Company’s securities are carried at their fair market value based on quoted market prices. The Company holds two equity securities which approximate $875,000 in value.

RECEIVABLE FROM ESCROW

The Company has an escrow receivable for 745,000 restricted shares of common stock in Allied Digital Services, Limited in connection with the July 9, 2008 sale of its services business. The $8.0 million value of the escrow receivable is based on the underlying stock which has been adjusted down by $6.0 million for the restricted nature of the stock and the decline in value between July 9, 2008 and September 30, 2008 when it closed at $14.28 a share on an unrestricted trading basis. On December 10, 2008 the Allied Digital Services, LTD stock closed at $4.94 a share on an unrestricted trading basis.

INVENTORIES

Inventories consist principally of merchandise being configured for customer orders and merchandise purchased by the Company that has been drop shipped, but not yet received and accepted by the customer and are stated at the lower of cost (specific identification method) or market. On an ongoing basis, inventories are reviewed and written down for estimated obsolescence or unmarketable inventories equal to the difference between the cost of inventories and the estimated net realizable value. Changes to increase inventory reserves are recorded as an increase in cost of goods sold.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of three to seven years. Assets acquired under capital lease arrangements are recorded at the present value of the minimum lease payments and are amortized using the straight-line method over the life of the asset or term of the lease, whichever is shorter. Such amortization expense is included in depreciation expense. Leasehold improvements are amortized using the straight-line method over the shorter of the lease terms or the useful lives of the improvements. Expenses for repairs and maintenance are charged to expense as incurred, while renewals and betterments are capitalized. Gains or losses on the sale or disposal of property and equipment are reflected in operating income.

The Company accounts for computer software costs developed for internal use in accordance with Statement of Position 98-1 (SOP 98-1), “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” which requires companies to capitalize certain qualifying costs during the application development stage of the related software development project and to exclude the initial planning phase that determines performance requirements, most data conversion, general and administrative costs related to payroll and training costs incurred. Whenever a software program is considered operational, the Company considers the project to be completed and places it into service and commences amortization of the development cost in the succeeding month.

En Pointe Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In fiscal year 2005 the Company concluded the development of three internal-use software programs that are being amortized on a straight-line basis over the economic lives of each of the software products that is estimated to be four years. Costs capitalized include internal payroll and direct fringe benefits and external direct project costs, including labor and travel. The Company began amortizing its first internal-use programs in May and the remaining two in October 2005. The Company’s property and equipment (see Note 2), as of September 30, 2008, 2007, and 2006 included $948,000, $948,000 and $781,000 respectively of capitalized software development costs included in computer equipment and software in addition to the $325,000 in costs related to software under development.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of financial instruments including cash and cash equivalents, restricted cash, accounts receivable and payable, accrued and other current liabilities and current maturities of long-term debt approximate fair value due to their short maturity. The carrying amount of the Company’s long-term liabilities also approximates fair value based on interest rates currently available to it for debt of similar terms and remaining maturities.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company assesses the potential impairments of its long-lived assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Factors the Company considers include, but are not limited to, significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of use of the acquired assets or the strategy for the overall business; and significant negative industry or economic trends. When the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future undiscounted cash flows and eventual disposition is less than the carrying amount of the asset, the Company recognizes an impairment loss. An impairment loss is reflected as the amount by which the carrying amount of the asset exceeds the fair value of the asset, based on the fair market value if available, or discounted cash flows, if not. To date, the Company has not recognized an impairment charge related to the write-down of long-lived assets.

GOODWILL AND INTANGIBLE ASSETS

The Company accounts for its goodwill and intangible assets in accordance with the provisions of Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets”, which requires, among other things, that purchased goodwill and certain intangibles not be amortized. Under a nonamortization approach, goodwill and intangibles having an indefinite life are not amortized, but instead will be reviewed for impairment at least annually or if an event occurs or circumstances indicate that the carrying amount may be impaired. Events or circumstances which could indicate an impairment include a significant change in the business climate, economic and industry trends, legal factors, negative operating performance indicators, significant competition, changes in strategy or disposition of a reporting unit or a portion thereof. Goodwill impairment testing is performed at the reporting unit level.

SFAS 142 requires that goodwill be tested annually for impairment using a two-step process. If an event occurs that would more likely than not reduce the fair value of a reporting unit below its carrying amount, then goodwill shall be tested at that time. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test must be performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

En Pointe Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated using a discounted cash flow methodology. This requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the Company’s business, the useful life over which cash flows will occur, and determination of the weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit.

In accordance with SFAS 142, the Company selected September 30 as the date on which to perform its annual goodwill impairment test. Based on its valuation of goodwill, no impairment charges related to the write-down of goodwill were recognized for the years ended September 30, 2008, 2007 and 2006. However, in conjunction with the sale of the service business on July 9, 2008, the Company reduced its goodwill that was related to its service acquisition that was sold by $265,000.

In connection with the Company’s acquisitions, the Company has applied the provisions of SFAS No. 141 “Business Combinations”, using the purchase method of accounting. The assets and liabilities assumed were recorded at their estimated fair values as determined by management and were based on information currently available and current assumptions as to future operations. The excess purchase price over those fair values was recorded as goodwill. The Company’s goodwill balance during the years ended September 30, 2008 and 2007 was $815,000 and $1,080,000, respectively, and was included in other assets in the accompanying consolidated balance sheets.

Separable intangible assets that have finite useful lives are amortized over their useful lives. An impaired asset is written down to fair value. Intangible assets with finite useful lives consist of customer relationships and non-compete agreements and are amortized over the expected benefit period using the straight-line and sum-of-the-years-digits methods. At September 30, 2008 and 2007, such intangible assets amounted to $374,000 (net of $1,427,000 of accumulated amortization) and $705,000 (net of $1,096,000 of accumulated amortization), respectively, and are included in other assets in the accompanying consolidated balance sheets.

ADVERTISING AND SHIPPING AND HANDLING COSTS

The Company reports the costs of all advertising in the periods in which those costs are incurred. For the fiscal years ended September 30, 2008, 2007, and 2006 advertising expense was approximately $498,000, $403,000 and $346,000 respectively. Shipping and handling costs incurred by the Company are included in cost of sales.

INCOME TAXES

The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws which will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized. Income tax expense represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS AND VENDORS

Financial instruments that potentially subject the Company to significant concentrations of credit risk consists principally of cash deposits and trade accounts receivable. The Company’s cash deposits are placed with a few financial institutions. The combined account balances at one or more institutions typically exceed the $100,000 Federal Depository Insurance Corporation (“FDIC”) insurance coverage, and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage.

No one customer accounted for more than 10% of net sales for the fiscal year 2008 and for the prior two fiscal years. No one customer accounted for more than 10% of accounts receivable at the end of the fiscal year 2008.

The Company performs periodic credit evaluations of the financial condition of its customers, monitors collections and payments from customers, and generally does not require collateral. Receivables are generally due within 45 days.

En Pointe Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company provides for the possible inability to collect accounts receivable by recording an allowance for doubtful accounts. The Company writes off an account when it is considered to be uncollectible. The Company estimates its allowance for doubtful accounts based on historical experience, aging of accounts receivable, and information regarding the creditworthiness of its customers. To date, losses have been within the range of management’s expectations.

The Company contracts with various suppliers. Although there are a limited number of suppliers capable of supplying its inventory needs, the Company believes that any shortfalls from existing suppliers would be absorbed from other suppliers on comparable terms. However, a change in suppliers could cause a delay in sales and adversely effect results.

Purchases from the Company’s three largest vendors during the years ended September 30, 2008, 2007, and 2006, comprised, 57%, 49%, and 51%, respectively, of its total purchases of product.

TREASURY STOCK

The Company uses the specific identification method for accounting for treasury stock. During the 2004 fiscal year, the Company issued 1,000 additional shares for employee stock benefit plans with a cost basis of $2,000. At September 30, 2008 and 2007, there remained approximately 1,000 treasury shares, with a cost of $1,000.

VENDOR PROGRAMS

The Company receives incentives from suppliers related to product and volume rebates and cooperative marketing development funds. These incentives are generally under monthly, quarterly, or annual agreements with the suppliers; however, some of these incentives are product driven or are provided to support specific programs established by the supplier. Suppliers generally require that the Company uses their cooperative marketing development funds exclusively for advertising or other marketing programs. These restricted cooperative marketing development funds are generally recognized as a reduction of operating expense or in some cases, when funds are in excess of their targeted marketing program, a reduction of cost of goods sold in accordance with Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”, as the related marketing expenses are recognized.

As rebates are earned, the Company records the income as a reduction of cost of goods sold. Any amounts received from suppliers related to cooperative marketing development funds, are deferred until earned. Incentive programs are subject to audit as to whether the requirements of the incentives were actually met. The Company establishes reserves to cover any collectibility risks including subsequent supplier audits.

EARNINGS PER SHARE

The Company accounts for earnings per common share in accordance with SFAS 128 “Earnings per Share”. Basic net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares and common share equivalents outstanding during the period. Common share equivalents, consisting of stock options, are not included in the calculation to the extent they are antidilutive.

COMPREHENSIVE INCOME

SFAS No. 130, “Reporting Comprehensive Income.” establishes standards for reporting and displaying comprehensive income and its components in financial statements. SFAS No. 130 requires that all items that are required to be reported under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has reported comprehensive income for the fiscal year ended September 30, 2008 and 2007, respectively, but did not have any components of comprehensive income for fiscal year ended September 30, 2006.

En Pointe Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SEGMENT REPORTING

The provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, require public companies to report financial and descriptive information about their reportable operating segments. The Company identifies reportable segments based on how management internally evaluates separate financial information, business activities and management responsibility. For the year ended September 30, 2006, the Company operated in only one segment. In fiscal years ended September 30, 2008 and 2007, the Company operated in four and three segments, respectively, as follows:

	As of and for the Year Ended September 30, 2008
	US	Pakistan	China
	Sales of	Business	Business	UK
	Product	Process	Process	Sales of	Intersegment	Consolidated
	and Services	Services	Services	Product	Eliminations	Total
	In thousands

Sales from non affiliated customers	$299,298	$1,164	$—	$—	$—	$300,462
Intersegment sales	$—	$7,775	$473	$—	$(8,248)	$0
Depreciation and amortization	$2,182	$481	$11	$1	$(66)	$2,609
Segment profit (loss)	$4,879	$87	$45	$(39)	$(1,345)	$3,627
Segment assets	$65,046	$3,246	$188	$21	$(703)	$67,798

	As of and for the Year Ended September 30, 2007
	US	Pakistan	China
	Sales of	Business	Business
	Product	Process	Process	Intersegment	Consolidated
	and Services	Services	Services	Eliminations	Total
	In thousands

Sales from non affiliated customers	$346,237	$884	$5	$—	$347,126
Intersegment sales	$—	$7,827	$218	$(8,045)	$0
Depreciation and amortization	$1,920	$378	$22	$—	$2,320
Segment profit (loss)	$1,140	$649	$(96)	$(67)	$1,626
Segment assets	$87,887	$4,232	$170	$(6,283)	$86,006

The Company recognizes revenues in geographic areas based on the location to which the product was shipped or services have been rendered.

NON-CONTROLLING INTEREST

Non-controlling interest consists of capital contributed by non-controlling interests as well as earnings or losses allocated to them. The Company has non-controlling interests resulting from its equity investments in PBPO and Ovex. The changes in non-controlling interest (in thousands) since October 1, 2006 are as follows:

	Year Ended September 30,
	2008	2007

Beginning minority interest balance	$1,957	$1,487
Minority interest acquired in Ovex acquisition	—	302
Capital contributed by PBPO minority interest	—	100
Earnings allocated to minority shareholders	5	68

Ending minority interest balance	$1,962	$1,957

En Pointe Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

RECENT ACCOUNTING PRONOUNCEMENTS

Accounting pronouncements adopted:

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”). This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. The Company adopted this accounting pronouncement effective October 1, 2007 and the adoption has not had a material effect on its consolidated financial statements.

In February 2006, the FASB issued FAS 155, Accounting for Certain Hybrid Financial Instruments — an Amendment of FASB Statements No. 133 and 140. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that would otherwise have to be accounted for separately. The new statement also requires companies to identify interests in securitized financial assets that are freestanding derivatives or contain embedded derivatives that would have to be accounted for separately, clarifies which interest-and principal-only strips are subject to Statement No. 133, and amends Statement No. 140 to revise the conditions of a qualifying special purpose entity due to the new requirement to identify whether interests in securitized financial assets are freestanding derivatives or contain embedded derivates. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company adopted this accounting pronouncement effective October 1, 2006 and the adoption has not had a material effect on its consolidated financial statements.

Accounting pronouncements pending adoption:

In March 2008, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. SFAS No. 161 requires enhanced disclosures about a company’s derivative and hedging activities. These enhanced disclosures will discuss (a) how and why a company uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations and (c) how derivative instruments and related hedged items affect a company’s financial position, results of operations and cash flows. SFAS No. 161 is effective for fiscal years beginning on or after November 15, 2008, with earlier adoption allowed. The Company does not anticipate that the adoption of this accounting pronouncement will have a material effect on its consolidated financial statements.

In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. Therefore, the Company will delay application of SFAS 157 to its nonfinancial assets and nonfinancial liabilities. The Company does not anticipate that the delayed adoption of this accounting pronouncement will have a material effect on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, and SFAS No. 160, Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. These new standards will significantly change the financial accounting and reporting of business combination transactions and noncontrolling (or minority) interests in consolidated financial statements. SFAS 141(R) is required to be adopted concurrently with SFAS 160 and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. The Company does not anticipate that the adoption of this accounting pronouncement will have a material effect on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115, which is effective for the Company in fiscal years beginning after July 1, 2008. This statement permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The Company does not anticipate that the adoption of this accounting pronouncement will have a material effect on its consolidated financial statements.

En Pointe Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In September 2006, the FASB issued FAS 157, Fair Value Measurements. This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not anticipate that the adoption of this accounting pronouncement will have a material effect on its consolidated financial statements.

2  PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

	September 30,
	2008	2007

Software and other asset development	$572	$344
Computer equipment and software	12,983	12,925
Office equipment and other	1,065	1,075
Warehouse equipment	—	116
Leasehold improvements	477	812
Capitalized leases (see Note 7)	2,309	1,938

	17,406	17,210
Less: Accumulated depreciation and amortization	(13,204)	(12,188)

	$4,202	$5,022

Depreciation and amortization expense was $2,609,000, $2,320,000 and $1,491,000 for the years ended September 30, 2008, 2007, and 2006, respectively. Assets fully depreciated were $10,424,000 and $8,380,000 as of September 30, 2008, and 2007, respectively. Accumulated amortization on capitalized leases was $1,329,000 and $849,000 at September 30, 2008 and 2007, respectively.

3  LINES OF CREDIT

The Company’s two primary information technology sales subsidiaries, En Pointe Technologies Sales, Inc. and En Pointe Gov, Inc., and GE Commercial Distribution Finance Corporation (“GE”) are parties to that certain Business Financing Agreement and that certain Agreement for Wholesale Financing dated June 25, 2004, as amended to date (collectively, the “Agreements”). The Company is the guarantor of the obligations under the Agreements. Under the flooring arrangement, the two subsidiaries may purchase and finance information technology products from GE-approved vendors on terms that depend upon certain variable factors. The two subsidiaries may borrow up to 85% of the Company’s collective eligible accounts receivable at an interest rate of prime plus 1.0% per annum, subject to a minimum rate of 5.0%. Such purchases from GE-approved vendors have historically been on terms that allow interest-free flooring. The original Agreements provided for a $30.0 million accounts receivable and flooring facility and expired on June 25, 2007, but were extended on June 13, 2007 to July 31, 2007 via a temporary overline letter agreement.

Effective July 25, 2007, the facility was increased to $45.0 million and certain financial covenants were revised pursuant to an addendum executed among the parties. The addendum also provided an extension of the term of the facility for a period of three years from August 1, 2007 and for successive one-year renewal periods thereafter, subject to termination at the end of any such period on at least sixty days prior written notice by any party to the other parties.

Effective September 25, 2007, the parties entered into an amendment to delete all prior financial covenants contained in the Agreements and to restate them effective for the last day of each calendar quarter as follows (as such terms are defined in the Agreements):

•	Tangible Net Worth and Subordinated Debt in the combined amount of not less than $12,750,000.

•	Total Funded Indebtedness to EBITDA for the preceding four fiscal quarters then ended, shall be no more than 3.00:1.00.

En Pointe Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The GE facility is collateralized by accounts receivable, inventory and substantially all of the Company’s other assets. As of September 30, 2008, approximately $7.8 million in borrowings were outstanding under the $45.0 million financing facility. At September 30, 2008, there were additional borrowings available of approximately $23.4 million after taking into consideration the borrowing limitations under the Agreements, as amended to date.

Since the Company replaced its working capital financing facility in June 2004, minimal interest expense has been incurred on borrowings under the line of credit because of the extended interest-free period under the flooring plan. In fiscal years 2008, 2007 and 2006 such interest expense amounted to $17,000, $11,000 and $14,000 respectively. Total interest expense, the majority of which in fiscal years 2008 and 2007 applied to capitalized leases, for the years ended September 30, 2008, 2007 and 2006 was $241,000, $318,000 and $82,000 respectively.

4  OTHER INCOME — GAIN ON SALE OF SERVICE BUSINESS

On July 9, 2008, the Company sold an 80.5% interest in its service business, En Pointe Global Services, LLC (“EPGS”), to Allied Digital Services, Limited (“ADSL”). In connection with the transaction, the Company transferred a majority of its IT service business, including related employees and contracts, to EPGS. ADSL is a publicly traded corporation on the Bombay Stock Exchange in India. Consideration for the purchase was $10 million in cash, of which $8 million has been received and 745,000 shares of restricted ADSL stock with a face value of $14 million on July 9, 2008, the date of the signing of the contract. The securities portion of the consideration has been adjusted down by $6.0 million for the restricted nature of the stock and the decline in value between July and September 2008, which has resulted in an reported gain on the sale of $15.4 million after related costs of $0.6 million have been considered. The gain on the sale does not reflect a remaining $2.0 million of cash consideration that is due. Such consideration and resulting gain will be recorded when it is received.

The sale of the business has not been considered as a discontinued operations because the service business was never a separate segment under FAS 144 based on the fact that its operations and cash flows could not be clearly distinguished operationally from the rest of the Company.

At September 30, 2008 the escrow receivable for the 745,000 shares of ADSL stock was reevaluated and reduced for both the decline in market value and the restriction on the stock — see the Marketable Securities note below.

There will be continuity of management as the former service employees of the Company will initially continue in their same capacities and will operate autonomously. Under a three year Master Service Agreement signed in conjunction with the sale, the Company provides certain services, including, without limitation, administrative, corporate, information technology, engineering and other services to EPGS. EPGS has signed a separate subleasing agreement to sublease one half of the Company’s corporate headquarters from the Company. The CEO of En Pointe Technologies, Inc., Bob Din, will also serve on the board of EPGS as a representative of the Company. On going service contracts that could not be readily transferred to EPGS are being billed by the Company on behalf of EPGS and the Company continues to be liable for such contracts until their future renegotiation.

The Company’s continuing interest of 19.5% in EPGS will be reported under the equity method of accounting promulgated by APB 18.

5  EMPLOYEE BENEFIT PLAN

The Company has an employee savings plan (the “401(k) Plan”) that covers substantially all full-time employees who are twenty-one years of age or older. The Company’s contributions to the 401(k) Plan are at the discretion of the Board of Directors and vest over seven years of service. To date the Company has made no contributions to the 401(k) Plan.

En Pointe Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6  INCOME TAXES

The components of the income tax (benefit) provision are as follows (in thousands):

	Year Ended September 30,
	2008	2007	2006

Current:
Federal	$1,727	$28	$20
State	158	32	22

	$1,885	$60	$42

Deferred:
Federal	213	(213)	—
State	50	(50)	—

	263	(263)	—

	$2,148	$(203)	$—

The provision for income taxes differs from the amount computed by applying the federal statutory rate to income before provision for income taxes as follows:

	Year Ended September 30,
	2008	2007	2006

Federal statutory rate	34%	35%	35%
State taxes, net of federal benefits	1	1	2
Expenses not deductible	1	5	8
Affiliate (earnings) losses not	1	(11)	35
taxable
Non-controlling interest		(2)	(8)
Net operating loss carryforward	(4)	(50)	(82)
Valuation allowances	4	8	18

	37%	(14)%	8%

The Company’s consolidated return excludes two affiliates (see “Affiliate (earnings) losses not taxable” in table above), PBPO and Ovex. PBPO is excluded because the Company’s investment is less than the required 80% ownership required to consolidate under federal tax law and Ovex is excluded because foreign income is not subject to U.S. tax until distributed.

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Due to the uncertainty

En Pointe Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

surrounding the realization of a portion of the net deferred tax asset of $4.9 million, management has provided a valuation allowance. Significant components of deferred taxes are as follows (in thousands):

	September 30,
	2008	2007

Deferred tax assets:
Accounts receivable and other allowances	$1,678	$533
Expenses not currently deductible	2,965	1,170
Depreciation	178	295
Federal net operating loss and	162	2,001
alternative minimum tax credits
State net operating loss	697	933

	5,680	4,931
Deferred tax liabilities	(3,040)	—

Net deferred tax asset	2,640	4,931
Valuation allowance	(2,640)	(4,531)

Deferred tax asset	$—	$400

Portion allocated to income	$—	$263
Portion allocated to equity related to stock options	—	137

Total deferred tax asset	$—	$400

The Company has no Federal net operating losses (“NOL”) available.

The Company files income tax returns in the U.S. federal jurisdiction, various foreign jurisdictions and most states in the United States. The Company is subject to income tax examination by U.S. federal tax authorities for years ending on or after September 30, 2005. The Company is subject to income tax examinations by the State of California tax authorities for years ending on or after September 30, 2004. Neither the Internal Revenue Service nor taxing authorities in any other jurisdictions have commenced an examination of the Company’s income tax returns for any tax year.

On October 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109.” FIN 48 prescribes a threshold for the financial statement recognition and measurement of a tax position taken in an income tax return. FIN 48 requires that a company determine whether the benefits of tax positions are more likely than not of being sustained upon audit based on the technical merits of the tax position. For tax positions that are more likely than not of being sustained upon audit, a company must recognize the largest amount of the benefit that is more likely than not of being sustained in the financial statements. For tax positions that are not more likely than not of being sustained upon audit, a company may not recognize any portion of the benefit in the financial statements.

The Company investigated and identified all significant certain and uncertain tax positions. The investigation included a review of federal tax returns for all open years. The Company also reviewed all book to tax adjustments recorded in its federal tax returns for open tax years. The Company also reviewed its transactional level detail to identify tax exposure areas and items. As part of the Company’s identification process, the Company completed a FIN 48 Checklist and Inventory of Uncertain Tax Positions. The Checklist covered areas such as accounting methods, mergers and acquisitions, state and local taxes, international tax, research and development, compensation and benefits and other federal tax issues.

En Pointe Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Based on the investigation and review, the Company concluded that no uncertain tax positions exist on its tax returns for open years except for the issues discussed below whereby the likelihood of realization upon audit was not considered initially to be highly certain. The following item was specifically addressed:

Domestic Transfer Pricing — En Pointe Technologies, Inc. and its wholly-owned subsidiaries file consolidated, combined and separate returns in various states. For the jurisdictions in which En Pointe Technologies wholly-owned subsidiaries file separate state returns, there is exposure with respect to domestic transfer pricing by way of management fees and overhead allocations charged by the Company. The Company has not performed a transfer pricing study with respect to the management fees and overhead allocation. In addition, the documentation supporting the allocation may not be satisfactory to the state taxing authorities.

Management has determined that this tax position is more likely than not, but not highly certain. Accordingly a liability for the tax position with respect to this item has been recorded in the amount of $10,000.

7  LONG-TERM LIABILITIES AND COMMITMENTS AND CONTINGENCIES

The Company leases office facilities and various types of office equipment. These leases vary in duration and many contain renewal options and/or escalation clauses. Estimated future minimum lease payments under leases having initial or remaining non-cancelable lease terms in excess of one year at September 30, 2008 were approximately as follows (in thousands):

	Minimum Lease	Capitalized
	Payments	Leases

Fiscal year 2009	$1,921	$452
Fiscal year 2010	1,663	235
Fiscal year 2011	1,678	190
Fiscal year 2012	1,643	102
Fiscal year 2013	1,610
Thereafter	4,411

Total minimum lease payments	$12,926	979

Less amount representing interest		(129)

Principal amount		$850
Current		375
Long-term		475

Total		$850

In June 1999, the Company entered into a sale-leaseback arrangement for a 126,000 square foot configuration facility in Ontario, California. Under SFAS No. 98, because of a sublease that was for more than 10% of the total leased premises, the Company was required to account for its lease, which would have otherwise been considered an operating lease, as a financing transaction. The Company recorded lease payments as a reduction of its obligation to the lessor and as interest expense on such obligation, as well as depreciation expense on the capitalized property.

Upon termination of the sublease and conclusion that the Company no longer has a continuing interest in its Ontario facility in March 2005, the Company, in accordance with SFAS No. 98, removed the leased assets and liability accounts from its balance sheet. However, over approximately six years, the capitalized leased assets had been depreciated more rapidly than the liability to the lessor was being amortized, resulting in the liability to the lessor exceeding the net book value of the capitalized lease property by $0.7 million at the date immediately preceding the termination of the sublease.

The $0.7 million gain was deferred and amortized on a straight-line basis over approximately sixteen months, which represented the conclusion of the seventh year of the fifteen year lease and the first date on which the Company could

En Pointe Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

terminate the lease without cost or penalty. During the years ended September 30, 2007 and 2006, the Company amortized into earnings $30,000 and $387,000 respectively, of deferred gain.

On August 26, 2005 the Company gave notification to the lessor of the Ontario facility of its intention to terminate the lease and its notification was acknowledged on September 14, 2005. On March 30, 2006, the Company amended the lease agreement to extend the lease that was due to terminate on May 31, 2006 until October 31, 2006. In August 2006, the Company found the alternative location for its configuration center that it was seeking and entered into a sublease agreement for approximately 95,090 square feet at Rancho Cucamonga, California. The sublease is for approximately two and a half years, ending on February 15, 2009.

On October 29, 2007, the Company entered into a lease agreement for its new corporate headquarters. The property leased is a two story office building with 29,032 square feet of office space in Carson, California. The lease is for a period of seven years commencing on November 1, 2007. The lease requires monthly payments of $48,483.44 for the first year and contains an annual base rent increase of 3% that is effective for each November 1 for the succeeding six years. There is an option to extend the lease for two additional five year periods. Each of the two option periods to extend the lease contain the same base rent increases of 3% as found in the original lease. The scheduled monthly payments under the lease extension options are at the same original base monthly rate of $48,483.44 plus the sum of the accumulated annual 3% base rent increases to date. A security deposit of $96,966.88 is due upon execution of the lease. The lessee is responsible for the payment of real property taxes on the leased premises as well as for all utilities and services.

On July 11, 2008, the Company entered into a sublease agreement for the ground floor of its new corporate headquarters with En Pointe Global Services, LLC in which it has a 19.5% ownership interest. The lease commences on July 1, 2008 and terminates on October 31, 2014. The lease requires monthly payments of $24,241.72 (one-half of the amount in the master lease agreement) and substantially mirrors the terms of the master lease agreement with any payment amounts reduced to one-half of the master agreement.

The lessor of the leased corporate headquarters, Dominguez Channel, LLC, is 85% owned by the Chief Executive Officer of the Company and four members of his immediate family, two of whom are employees and another a director of the Company. The terms and provisions of the lease agreement were reviewed and unanimously approved on August 8, 2007 by the Company’s Audit Committee, comprised of disinterested directors.

On February 15, 2008, the Company and The Capital Development Authority, an organization commissioned by the government of Pakistan to oversee the planning and maintenance of Islamabad, entered into a leasing agreement to lease the Company approximately 41.25 acres of land. The lease is for three incremental renewable periods of thirty-three years each. The land is being leased for the construction of a technology campus for multiple educational, training and conferences which may include but is not limited to technical labs, including research data and development labs and centers for all types of information technology services, including data recovery centers, knowledge and business processing outsourcing, training across various market segments, managed services and help desk support. The technology campus will include accommodations for the faculty, students, staff, as well as visiting foreign and domestic guests and business and professional people. It will contain auditoriums, conference centers, recreational facilities, special dedicated commerce teaching and training blocks for advanced courses for multinational companies such as Microsoft Corporation and Cisco Systems, Inc and numerous other manufacturers and software publishers or their resellers or agents.

Under terms of the lease agreement, the Company will pay a total lease rental of $10.0 million over a ten year period of time. Lease payments totaling $5.3 million are due in installments of $0.5 million annually over a ten year period of time, with total interest estimated at $2.9 million based on a given monthly average of the KIBOR (Karachi Interbank Offered Rate) which has been estimated to be at the rate of 10% APR. A down payment of 10%, or $0.7 million, was paid when the letter of intent was originally signed with the lessor, and another 15%, or $1.1 million, was paid when the agreement was signed. In addition to the $10.0 million lease rental, there is an annual ground rental charge of approximately $13,000 a year and the Company is responsible for all applicable property related taxes.

En Pointe Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The $10.0 million cost of the lease will be amortized over thirty-three years, or $0.3 million per year, and is presently considered non-operating investment expense. The $1.5 million of advance lease payments is substantially non-current and is included with other assets in the balance sheet.

Rent expense for the years ended September 30, 2008, 2007, and 2006 under all operating leases was approximately $1,826,000, $1,292,000 and $1,812,000, respectively.

Under an amendment to the employment agreement of the Company’s CEO entered into on October 1, 2004 and effective October 15, 2004, there is provision that in the event of termination of employment, under certain circumstances following an unapproved change in control of the Company, a severance payout equal to four times annual base salary in a single lump-sum payment will be made.

The Company is subject to sales tax examinations from all of the sales tax jurisdictions throughout the United States. Sales tax regulations are set by each state or local taxing authority and involve difficultly in their interpretation and application to all the variations in sales tax transactions that the Company incurs. Accordingly, the Company provides its best estimates as to any sales tax deficiency as soon as it becomes aware of such deficiency. Currently the Company is undergoing examinations by two major states that receive a majority of the Company’s sales tax proceeds. The Company has accrued $1.4 million for any findings that may result from these and other sales tax examinations and believes that the amount accrued will not differ materially from the final audit examination results.

8  EARNINGS PER SHARE AND PREFERRED STOCK

The following table sets forth the computation of basic and diluted net income per share (in thousands, except per share amounts):

	Year Ended September 30,
	2008	2007	2006

Net income	$3,627	$1,626	$511
Denominator:
Weighted-average shares outstanding	7,160	7,145	7,006
Effect of dilutive securities:
Dilutive potential of options and warrants	103	311	119

Weighted-average shares and share equivalents outstanding	7,263	7,456	7,125

Basic income per share	$0.51	$0.23	$0.07

Diluted income per share	$0.50	$0.22	$0.07

The Company has an anti-takeover provision in its Certificate of Incorporation, as amended to date, that grants its Board of Directors the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, qualifications, limitations and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying or preventing a third party from acquiring a majority of the Company’s outstanding voting stock. Further, Section 203 of the General Corporation Law of Delaware prohibits the Company from engaging in certain business combinations with interested stockholders. These provisions may have the effect of delaying or preventing a change in the Company’s control without action by the stockholders, and therefore could adversely affect the market price of its common stock.

9  STOCK OPTIONS

In March 1996, the Company instituted a qualified and non-qualified stock option plan which provides currently that options for a maximum of 2,760,000 shares of common stock may be granted to directors, officers, and key employees

En Pointe Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

with an exercise period not to exceed ten years. The stock options are generally exercisable at fair market value at the date of grant and generally vest on a pro-rata basis ending on the third, ninth and twenty-seventh months following the grant date or 25% in six months with the remaining 75% vesting quarterly over three and one half years. However, in anticipation of the adverse effects that adoption of SFAS No. 123(R) would have, the Compensation Committee and Board of Directors approved and made effective July 20, 2005 the acceleration of all unvested stock options. In March 2006, under its terms, the stock option plan terminated and no further shares are available for grant under the plan.

No options have been granted since the fiscal year ended September 30, 2005, when the Company granted options to purchase 275,000 shares of common stock to a director and an employee with exercise prices ranging from $2.00 to $2.10 per share. The options granted were accelerated so as to be fully vested as of July 20, 2005 and will expire ten years from the date of grant unless earlier exercised or terminated. A compensation charge was not recorded in connection with the issuance of such options as the exercise price of the stock options granted was not less than the fair market value of the Company’s stock price as of the date of grant.

The following is a summary of stock option activity:

			Total
	Number of Shares		Exercise
	Non-Qualified	Incentive	Value
			(In thousands)

Outstanding at September 30, 2005	820,667	725,106	$5,266
Granted
Exercised	(4,000)	(53,034)	(105)
Cancelled	—	(88,291)	(331)

Outstanding at September 30, 2006	816,667	583,781	$4,830
Granted	—	—	—
Exercised		(31,125)	(62)
Cancelled	(8,333)	(75,234)	(966)

Outstanding at September 30, 2007	808,334	477,422	$3,804
Granted	—	—	—
Exercised	—	(3,450)	(5)
Cancelled		(281,359)	(966)

Outstanding at September 30, 2008	808,334	192,613	$2,833

		Weighted	Remaining
	Options	Average	Contractual
	Exercisable	Exercise Price	Life

September 30, 2006	1,400,448	$3.45	5.63
September 30, 2007	1,285,756	$2.96	4.92
September 30, 2008	1,000,947	$2.91	4.22

10  ACQUISITION OF BUSINESSES

On September 19, 2006, the Company entered into a Share Purchase Agreement with Omar Saeed and Arif Saeed (the “Saeeds”), effective October 1, 2006, to acquire 70% of the capital stock of two privately owned Pakistani companies, Ovex Technologies (Private) Limited and Ovex Pakistan (Private) Limited. Subsequently, on July 7, 2007, the two companies were approved for merger by the Pakistan Court effective October 1, 2006. The surviving company in the merger was Ovex Technologies (Private) Limited (“Ovex”).

Both companies are engaged in providing business process outsourcing (“BPO”) services and were wholly-owned by the Saeeds. Under the terms of the agreement, the Company paid the Saeeds a total of $1,680,000 in exchange for 70% of

En Pointe Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the capital stock of each of the two companies. The form of the consideration paid consisted of $240,000 in cash, $240,000 in unregistered shares of Company common stock, and a promissory note in the principal amount of $1,200,000, which promissory note was repaid in full in November 2006. Additionally, the board of directors of Ovex consists of five members; one designated by the Company (Edward O. Hunter, a director of the Company, serves as the Company’s designee), one of the Saeeds and three designated mutually by the two designees.

The Company allocated the $1,680,000 purchase price to the tangible and intangible assets acquired, based on their estimated fair values. The excess purchase price over those fair values was recorded as goodwill. The fair value assigned to the intangible assets acquired was based on valuations estimated by management with the assistance of an independent appraisal firm. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill and purchased intangibles with indefinite lives are not amortized but will be reviewed periodically for impairment. Of the purchase price, approximately $98,000 was allocated to amortizable (over five years using sum of the year’s digits method) customer relationships and approximately $420,000 was allocated to amortizable (over five years on a straight-line basis) non-competition agreements. The allocation of the purchase price (in thousands) was as follows:

Tangible assets acquired	$704
Excess purchase price over net assets acquired	976

Purchase price	$1,680

Intangible assets:
Goodwill	458
Covenant not to compete	420
Customer relationships	98

Total intangibles	$976

On January 18, 2006, pursuant to an Asset Purchase Agreement with Software Medium, Inc., a Texas corporation (“SMI”), and Veridyn, LLC, a Texas limited liability company and a wholly-owned subsidiary of SMI (“Veridyn,” and collectively with SMI, the “Sellers”), the Company acquired certain depreciable and intangible assets and assumed certain liabilities, including a short-term lease commitment for office facilities. On closing, $550,000 in cash was paid to the Sellers. Two of Sellers’ officers entered into employment agreements with the Company. One of the officers was guaranteed a $250,000 bonus that will be payable over two years, subject to continued employment and is considered part of the purchase price. The other Sellers’ officer’s employment agreement contains a performance-based bonus provision that is based on the percentage of Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) on sales of security services. The bonus is payable over three years on a quarterly basis, subject to continued employment, and approximates 25% of such EBITDA per year, subject to a maximum annual aggregate bonus payment of $400,000. Additional fees payable and estimated to be payable for professional services directly related to the acquisition total $175,000.

The Company allocated the $975,000 purchase price to the tangible and intangible assets acquired, based on their estimated fair values. The excess purchase price over those fair values was recorded as goodwill. The fair value assigned to the intangible assets acquired was based on valuations estimated by management with the assistance of an independent appraisal firm. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill and purchased intangibles with indefinite lives acquired after June 30, 2001 are not amortized but will be reviewed periodically for impairment. Of the purchase price, approximately $154,000 was allocated to amortizable (over five years using sum of the

En Pointe Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

year’s digits method) customer relationships and approximately $460,000 was allocated to amortizable (over three years on a straight-line basis) non-competition agreements. The allocation of the purchase price (in thousands) was as follows:

Depreciable assets acquired	$57
Excess purchase price over net assets acquired	918

Purchase price	$975

Intangible assets:
Customer relationships	154
Goodwill	304
Covenant not to compete	460

Total intangibles	$918

Management considers that sum-of-the-years digits best reflects the pattern in which the economic benefits of SMI and Viablelinks (as defined below) customer relationships will be realized. At September 30, 2005, the Company increased its amortization of the Tabin (as defined below) customer relationships $50,000 in recognition of impairment of certain customer relationships.

In prior fiscal years, in addition to the transactions described above, the Company made the following acquisitions:

October 11, 2002	Tabin Corporation (“Tabin”)
October 01, 2004	Viablelinks, Inc. (“Viablelinks”)

At September 30, 2008, amortization of customer relationships for current and future years is as follows (in thousands):

	Tabin	Viablelinks	SMI	Ovex	Total

Beginning accumulated amortization	$470	$160	$350	$116	$1,096
Fiscal year 2008 amortization		27	187	117	331

Ending accumulated amortization	$470	$187	$537	$233	$1,427

Fiscal year:
2009	—	13	61	117	191
2010	—	—	13	97	110
2011	—	—	3	91	94

Total future year’s amortization	$—	$13	$77	$285	$375

Total amortization	$470	$200	$614	$518	$1,802

En Pointe Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following unaudited pro forma consolidated financial information reflects the results of operations for the year ended September 30, 2006 as if the acquisitions of Ovex and SMI had occurred on October 1, 2005 Pro form results for the years ended September 30, 2008 and 2007 is not presented because both companies were fully integrated with the Company’s operations during those periods. (In thousands, except per share data):

	Year Ended September 30, 2006
	Pro Forma	As Reported

Net sales	$327,090	$323,723
Net income	$826	$511
Net income per share:
Basic	$0.12	$0.07

Diluted	$0.12	$0.07

Weighted average shares outstanding:
Basic	7,006	7,006

Diluted	7,125	7,125

These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place in those earlier years. In addition, these results are not intended to be a projection of future results and do not reflect any synergies that might be achieved from the combined operations.

11  LITIGATION

In July 2006, Church Gardens, LLC, the current owner of our formerly leased configuration facility in Ontario, California, filed suit against the Company in San Bernardino County Superior Court, Case No. RCV096518. The complaint centers on certain furniture, fixtures, equipment and leasehold improvements that were sold to, and leased back to the Company, by plaintiff’s predecessor in 1999 when the Company still occupied its former leased configuration facility in Ontario, California. The plaintiff alleges, among other things, that a portion of the leased-back property was sold, destroyed, altered, or removed from the premises, and demands both an inspection and an accounting of the property remaining and for the court to provide damages to the extent that the Company may have breached its contract. The Company disputes the allegations and believes that any property loss liability under the lease provisions would be limited to the $75,000 that has already been accrued in its financial statements.

In February 2007, the Company filed a cross-complaint against Church Gardens LLC. The cross-complaint asks that the Company’s $90,720 security deposit be returned with interest. In addition, the Company claims that Church Gardens LLC engaged in unfair business practices in retaining the security deposit and in not allowing the removal of certain personal property that the Company owned and that Church Gardens LLC engaged in unlawful conversion of certain property belonging to the Company. The Company also asked the court to grant declaratory relief as to the actions in the Company’s attempt to preserve the disputed property pending a judicial determination of rights. the Company also seeks recovery of possession of its personal property and injunctive relief preventing the plaintiff from liquidating the Company’s property.

In January 2007, US Real Estate Consortium, the predecessor owner of the Company’s former leased configuration facility in Ontario, California filed suit against the current owner, Church Gardens LLC, in San Bernardino County Superior Court, Case No. RCV100476.

In March 2007, the current owner, Church Gardens LLC, filed a cross-complaint against the Company and the former owner, US Real Estate Consortium, among others. On May 31, 2007, the Company answered and cross-claimed against the current owner, Church Gardens, LLC. On July 25, 2007, Church Gardens, LLC filed its answer to the first amended cross-complaint filed by the Company. Both cases (RCV096518 and RCV100476) have now been consolidated for all purposes.

En Pointe Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

There has been substantial discovery, and substantial law and motion practice to date. The Company is contesting the consolidated case vigorously, and intend to continue doing so.

On July 25, 2008, the Circuit Court for the City of Norfolk, Virginia granted leave to Softchoice Corporation to amend its Complaint in Case Number CL07-5777 against certain of the Company’s employees who were former Softchoice Corporation employees to add the Company and its subsidiary, En Pointe Technologies Sales, Inc., as defendants therein. The Company has not yet filed a responsive pleading and vigorously disputes liability.

There are various other claims and litigation proceedings in which the Company is involved in the ordinary course of business. The Company provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable. While the outcome of the foregoing and other claims and proceedings cannot be predicted with certainty, after consulting with legal counsel, management does not believe that it is reasonably possible that any ongoing or pending litigation will result in an unfavorable outcome or have a material adverse affect on our business, financial position and results of operations or cash flows.

12  QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected financial information for the quarterly periods in the fiscal years ended September 30, 2008 and 2007 is presented below (in thousands, except per share amounts):

	Fiscal 2008 Quarter Ended
	September	June	March	December

Net sales	$63,084	$79,929	$70,567	$86,822
Gross profit	7,653	13,307	10,985	11,894
Net income (loss)	6,140	465	(3,021)	43
Basic net income (loss) per share	0.86	0.06	(0.42)	0.01
Diluted net income (loss) per share	0.85	0.06	(0.42)	0.01

	Fiscal 2007 Quarter Ended
	September	June	March	December

Net sales	$97,041	$99,967	$74,498	$75,620
Gross profit	11,704	11,888	10,086	9,873
Net income	729	412	213	272
Basic net income per share	0.10	0.06	.03	.04
Diluted net income per share	0.10	0.06	.03	.04

En Pointe Technologies, Inc.

Schedule II
VALUATION AND QUALIFYING ACCOUNTS

		Charges
	Balance at	(Reversals)		Balance at
	Beginning of	to Cost and		End of
	Period	Expenses	Deductions	Period

Year Ended September 30, 2008(in thousands):
Allowance for doubtful accounts	$695	$2,825	$(84)	$3,436
Allowance for returns	99	—	—	99
Allowance for inventory valuation	552	278	—	830

	$1,346	$3,103	$(84)	$4,365

Year Ended September 30, 2007(in thousands):
Allowance for doubtful accounts	$1,011	$205	$(521)	$695
Allowance for returns	99	—	—	99
Allowance for inventory valuation	523	29	—	552

	$1,633	$234	$(521)	$1,346

Year Ended September 30, 2006(in thousands):
Allowance for doubtful accounts	$723	$415	$(127)	$1,011
Allowance for returns	99	—	—	99
Allowance for inventory valuation	374	$149	—	523

	$1,196	$564	$(127)	$1,633

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 3 on Form 10-K/A to be signed on its behalf by the undersigned, thereunto duly authorized.

EN POINTE TECHNOLOGIES, INC.

/s/  ATTIAZAZ “BOB” DIN
Attiazaz “Bob” Din,
Chief Executive Officer and President
(Principal Executive Officer)

May 14, 2009

Pursuant to the requirements of the Securities Exchange Act of 1934, this Amendment No. 3 on Form 10-K/A has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*/s/ MANSOOR S. SHAH Mansoor S. Shah	Chairman of the Board and Director	May 14, 2009

*/s/ ATTIAZAZ “BOB” DIN Attiazaz “Bob” Din	Chief Executive Officer, President and Director (Principal Executive Officer)	May 14, 2009

*/s/ JAVED LATIF Javed Latif	Chief Financial Officer and Senior Vice President (Principal Financial and Principal Accounting Officer)	May 14, 2009

*/s/ NAUREEN DIN Naureen Din	Director	May 14, 2009

*/s/ ZUBAIR AHMED Zubair Ahmed	Director	May 14, 2009

*/s/ MARK BRIGGS Mark Briggs	Director	May 14, 2009

*/s/ EDWARD O. HUNTER Edward O. Hunter	Director	May 14, 2009

*/s/ TIMOTHY J. LILLIGREN Timothy J. Lilligren	Director	May 14, 2009

*By: /s/ ATTIAZAZ “BOB” DIN Attiazaz “Bob” Din, Attorney-in-Fact		May 14, 2009

Index to Exhibits

Exhibit
Number	Description

2.1	Agreement and Plan of Merger between the Registrant and En Pointe Technologies, Inc., a Texas corporation, effective February 29, 1996 (incorporated by reference to the same numbered exhibit to the Registrant’s Registration Statement on Form S-1 filed May 8, 1996).
3.1	Certificate of Incorporation of Registrant (incorporated by reference to the same numbered exhibit to the Registrant’s Registration Statement on Form S-1 filed May 8, 1996).
3.2	Bylaws of Registrant (incorporated by reference to the same numbered exhibit to the Registrant’s Registration Statement on Form S-1 filed May 8, 1996).
3.3	Certificate of Amendment to Certificate of Incorporation of Registrant filed May 16, 2000. (incorporated by reference to the same numbered exhibit to the Registrant’s Registration Statement on Form 10-K filed January 18, 2001).
3.4	Certificate of Amendment to Certificate of Incorporation of Registrant filed May 16, 2005. (incorporated by reference to the same numbered exhibit to the Registrant’s Form 10-Q filed May 16, 2005).
4.3	Form of Common Stock Certificate (incorporated by reference to the same numbered exhibit to the Registrant’s Registration Statement on Form S-1 filed May 8, 1996).
10.1	En Pointe Technologies, Inc. 1996 Stock Incentive Plan (incorporated by reference to the same numbered Exhibit to the Registrant’s Registration Statement on Form S-1 filed May 8, 1996).*
10.3	Form of Directors’ and Officers’ Indemnity Agreement (incorporated by reference to the same numbered exhibit to the Registrant’s Registration Statement on Form S-1 filed May 8, 1996).*
10.5	Employment Agreement between the Registrant and Attiazaz “Bob” Din, dated March 1, 1996 (incorporated by reference to the same numbered exhibit to the Registrant’s Registration Statement on Form S-1 filed May 8, 1996).*
10.6	Amended Employment Agreement between the Registrant and Attiazaz “Bob” Din, dated April 2, 1997 (incorporated by reference to the same numbered exhibit to the Registrant’s Registration Statement on Form 10-K filed December 29, 1997).*
10.24	Assignment and License Agreement between the Registrant and SupplyAccess, Inc., dated September 21, 2001 (incorporated by reference to the same numbered exhibit to the Registrant’s Form 10-K filed December 31, 2001.)
10.27	Employment Agreement between the Registrant and Kevin Schatzle, dated March 28, 2002. (incorporated by reference to the same numbered exhibit to the Registrant’s Form 10-K filed December 27, 2002).*
10.31	Asset Purchase Agreement entered into as of October 9, 2002 between Tabin Corporation and En Pointe Technologies Sales, Inc. (incorporated by reference to the same numbered exhibit to the Registrant’s Form 10-K filed December 27, 2002).
10.36	Employment agreement between the Registrant and Javed Latif, dated March 28, 2002. (incorporated by reference to the same numbered exhibit to the Registrant’s Form 10-Q filed February 14, 2003).*
10.39	Employee Leasing and Licensing Agreement by and between the Registrant and En Pointe Global Services, Inc., dated October 17, 2003. (incorporated by reference to the same numbered exhibit to the Registrant’s Form 10-Q filed May 17, 2004).
10.41	Business Financing Agreement between En Pointe Technologies Sales, Inc. and GE Commercial Distribution Finance Corporation, dated June 25, 2004. (incorporated by reference to the same numbered exhibit to the Registrant’s Form 10-Q filed August 16, 2004).
10.42	Agreement for Wholesale Financing between En Pointe Technologies, Inc. and GE Commercial Distribution Finance Corporation, dated June 25, 2004. (incorporated by reference to the same numbered exhibit to the Registrant’s Form 10-Q filed August 16, 2004).
10.43	Addendum to Business Financing Agreement and Agreement for Wholesale Financing between En Pointe Technologies, Inc. and GE Commercial Distribution Finance Corporation, dated June 25, 2004. (incorporated by reference to the same numbered exhibit to the Registrant’s Form 10-Q filed August 16, 2004).
10.44	Addendum to Business Financing Agreement and Agreement for Wholesale Financing between En Pointe Technologies, Inc. and GE Commercial Distribution Finance Corporation, dated July 27, 2004. (incorporated by reference to the same numbered exhibit to the Registrant’s Form 10-Q filed August 16, 2004).

Exhibit
Number	Description

10.45	Asset Purchase Agreement entered into as of October 1, 2004 between Viablelinks, Inc. and En Pointe Technologies Sales, Inc. (incorporated by reference to the same numbered exhibit to the Registrant’s Form 10-Q filed February 14, 2005).
10.46	Subscription Agreement dated March 18, 2005 between Premier BPO Inc. and the Registrant (incorporated by reference to the same numbered exhibit to the Registrant’s Form 10-Q filed May 16, 2005).
10.47	Amendment to Employment Agreement between the Registrant and Attiazaz “Bob” Din, dated November 15, 2004 (incorporated by reference to exhibit 99.1 to the Registrant’s Form 8-K filed on November 18, 2004.)*
10.48	Addendum to Business Financing Agreement and Agreement for Wholesale Financing among En Pointe Technologies Sales, Inc., En Pointe Gov, Inc. and GE Commercial Distribution Finance Corporation, effective January 23, 2006. (incorporated by reference to the same numbered exhibit to the Registrant’s Form 8-K filed January 30, 2006).
10.49	Asset Purchase Agreement entered into as of January 18, 2006 between Software Medium, Inc., Veridyn, LLC and En Pointe Technologies Sales, Inc. (incorporated by reference to the same numbered exhibit to the Registrant’s Form 10-Q filed February 14, 2006).
10.50	Employment Agreement between the Registrant and Armen Martirosyan, dated March 28, 2002. (incorporated by reference to the same numbered exhibit to the Registrant’s Form 10-Q filed February 14, 2006).*
10.51	Employment Agreement between the Registrant and Robert Mercer, dated March 28, 2002. (incorporated by reference to the same numbered exhibit to the Registrant’s Form 10-Q filed February 14, 2006).*
10.52	Employment Agreement between the Registrant and David L. Mochalski, dated May 28, 2002. (incorporated by reference to the same numbered exhibit to the Registrant’s Form 10-Q filed February 14, 2006).*
10.53	Sublease dated March 30, 2006 between Jetabout North America, Inc. and the Registrant for the property located at 2381 Rosecrans Avenue, El Segundo, California 90245 (incorporated by reference to the same numbered Exhibit to the Registrant’s Form 10-Q filed May 15, 2006).
10.55	Addendum to Business Financing Agreement and Agreement for Wholesale Financing among En Pointe Technologies Sales, Inc., En Pointe Gov, Inc. and GE Commercial Distribution Finance Corporation, dated May 12, 2006 (incorporated by reference to the same numbered exhibit to the Registrant’s Form 8-K filed May 17, 2006).
10.56	Sublease dated July 12, 2006 between North Pacific Group, Inc. and the Registrant for certain industrial warehouse properties located at 11081 Tacoma Drive, Rancho Cucamonga, California 91730 (incorporated by reference to the same numbered exhibit to the Registrant’s Form 8-K filed September 1, 2006).
10.57	Share Purchase Agreement dated September 19, 2006, by and among the Registrant, Omar Saeed and Arif Saeed. (incorporated by reference to the same numbered Exhibit to the Registrant’s Form 8-K filed September 25, 2006).
10.58	Employment Agreement between the Registrant and Richard R. Emil, dated September 27, 2006. (incorporated by reference to the same numbered exhibit to the Registrant’s Form 8-K filed September 27, 2006).*
10.59	Promissory Note between the Registrant and Omar and Arif Saeed, dated October 5, 2006. (incorporated by reference to the same numbered exhibit to the Registrant’s Form 10-K filed December 18, 2006).
10.60	Amendment to Share Purchase Agreement effective October 1, 2006, by and among the Registrant, Omar Saeed and Arif Saeed. (incorporated by reference to the same numbered exhibit to the Registrant’s Form 10-K filed December 18, 2006).
10.61	Temporary Overline Agreement by GE Commercial Distribution Finance Corporation for En Pointe Technologies Sales, Inc. and En Pointe Gov, Inc., dated June 13, 2007. (incorporated by reference to exhibit 10.60 to the Registrant’s Form 8-K filed June 14, 2007).
10.62	Amendment to Business Financing Agreement and Agreement for Wholesale Financing among En Pointe Technologies Sales, Inc., En Pointe Gov, Inc. and GE Commercial Distribution Finance Corporation, dated July 30, 2007. (incorporated by reference to exhibit 10.61 to the Registrant’s Form 8-K filed July 31, 2007).
10.63	Addendum to Business Financing Agreement and Agreement for Wholesale Financing among En Pointe Technologies Sales, Inc., En Pointe Gov, Inc. and GE Commercial Distribution Finance Corporation, dated September 25, 2007. (incorporated by reference to the same numbered exhibit to the Registrant’s Form 8-K filed September 26, 2007).

Exhibit
Number	Description

10.64	Lease dated October 29, 2007 between Dominguez Channel, LLC and En Pointe Technologies Sales, Inc. for certain office properties located at 18701 S. Figueroa Street, Carson, California (incorporated by reference to the same numbered exhibit to the Registrant’s Form 8-K/A filed October 31, 2007).
10.65	Lease dated February 15, 2008 between The Capital Development Authority and the Registrant for 41.25 acres of land in Islamabad, Pakistan (incorporated by reference to the same numbered Exhibit to the Registrant’s Form 8-K filed February 22, 2008).
10.66	Agreement for Inventory Financing between En Pointe Technologies Sales, Inc., and IBM Credit LLC, dated March 20, 2008. (incorporated by reference to the same numbered exhibit to the Registrant’s Form 8-K filed March 21, 2008).
10.67	Collateralized Guarantee between En Pointe Technologies, Inc. and IBM Credit LLC, dated March 20, 2008. (incorporated by reference to the same numbered exhibit to the Registrant’s Form 8-K filed March 21, 2008).
10.68	Deposit Account Control Agreement between En Pointe Technologies Sales, Inc. and IBM Credit LLC, dated March 20, 2008 (incorporated by reference to the same numbered exhibit to the Registrant’s Form 8-K filed March 21, 2008).
10.69	Intercreditor Agreement between GE Commercial Distribution Finance Corporation and IBM Credit LLC, dated March 2008 (incorporated by reference to the same numbered exhibit to the Registrant’s Form 8-K filed March 21, 2008).
10.70	Limited Liability Company Purchase agreement between En Pointe Technologies Sales, Inc. and Allied Digital Services Ltd., dated July 9, 2008 (incorporated by reference to the same numbered exhibit to the Registrant’s Form 8-K filed July 15, 2008).
10.71	Escrow Agreement by and among En Pointe Technologies Sales, Inc., Allied Digital Services Ltd., and U.S. Bank National Association, dated July 9, 2008 (incorporated by reference to the same numbered exhibit to the Registrant’s Form 8-K filed July 15, 2008).
10.72	Master Services Agreement between En Pointe Technologies, Inc. and En Pointe Technologies Sales, Inc. and En Pointe Global Services, LLC, dated September 2, 2008 (incorporated by reference to the same numbered exhibit to the Registrant’s Form 8-K filed September 2, 2008).
10.73	First amendment to July 9, 2008 Limited Liability Company Interest Purchase Agreement between En Pointe Technologies Sales, Inc. and Allied Digital Services Ltd., dated December 2, 2008 (incorporated by reference to the same numbered exhibit to the Registrant’s Form 8-K filed December 2, 2008).
21.1	Subsidiaries of the Company.
23.1	Consent of Rose, Snyder & Jacobs CPA Corp.
31.1	Certification of the Chief Executive Officer, as required by Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934, as amended.
31.2	Certification of the Chief Financial Officer, as required by Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934, as amended.
32.1	Certifications of the Chief Executive Officer and Chief Financial Officer, as required by Rule 13a-14(b) or 15d-14(b) of the Securities Exchange Act of 1934, as amended, and 18 U.S.C. Section 1350.

*	Each of these Exhibits constitutes a management contract, compensatory plan, or arrangement.

ANNEX E

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q/A
Amendment No. 1

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2009
or
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-28052

EN POINTE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	75-2467002
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18701 S. Figueroa Street Gardena, California	90248 (Zip Code)
(Address of principal executive offices)

(310) 337-5200
(Registrant’s telephone number, including area code)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  YES ☑     NO ☐

Indicate by check mark whether the Registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☐     No ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐     No ☑

As of May 14, 2009, 7,181,941 shares of common stock of the Registrant were issued and outstanding.

INDEX
En Pointe Technologies, Inc.

Item 3 of Part I and Item 1A of Part II have been omitted based on the Company’s status as a “smaller reporting company.” Items 2, 3, 4 and 5 of Part II have been omitted because they are not applicable with respect to the current reporting period.

EXPLANATORY NOTE

This Amendment No. 1 on Form 10-Q/A (this “Amendment”) amends and restates in it entirety the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed on May 15, 2009 (the “Initial 10-Q”). This Amendment was necessary to reflect the amendment and restatement of the quarter ended December 31, 2008 that is included in the six month operations for the March 2009 quarter. The December 2008 quarter restatement was necessary to reflect the application of derivative accounting as applied to the fair valuing of a derivative received in the July 9, 2008 sale of the services business which resulted in reclassifying a $5.2 million valuation loss from Other Comprehensive Loss to Non-Operating Loss.

The restatement does not change the Initial 10-Q reported six month total Comprehensive Loss of $5.6 million nor does it change the three month operating results for the quarter ended March 31, 2009. The restatement does increase the six month Net Loss to $5.2 million and decreases the six month Other Comprehensive Loss to $0.4 million, which nets to $5.2 million as reported on the Initial 10-Q. Except as otherwise stated herein, no other information contained in the Initial 10-Q, as previously amended, has been updated by this Amendment No. 1, and no disclosures have been updated to reflect events that occurred at a later date.

En Pointe Technologies, Inc.

Condensed Consolidated Balance Sheets

	March 31,	September 30,
	2009	2008
	(Unaudited)
	(In thousands except share and per share amounts)
	(Restated)

ASSETS:
Current assets:
Cash	$8,163	$3,691
Restricted cash	10	10
Accounts receivable, net	34,115	35,448
Due from affiliate	—	3,586
Inventories, net	7,462	5,858
Prepaid expenses and other current assets	1,214	1,294

Total current assets	50,964	49,887
Property and equipment, net of accumulated depreciation and amortization	4,113	4,202
Other assets
Due from affiliate	4,290	—
Equitable securities held in escrow	2,584	7,955
Other	5,766	5,754

Total other assets	12,640	13,709

Total assets	$67,717	$67,798

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable, trade	$19,295	$15,817
Borrowings under line of credit	8,653	7,840
Current maturities of long-term debt	216	375
Accrued liabilities	10,854	11,153
Accrued taxes and other liabilities	6,335	4,522

Total current liabilities	45,353	39,707
Long term liabilities	377	475

Total liabilities	45,730	40,182

Noncontrolling interest	1,934	1,962

Stockholders’ equity:
Preferred stock, $.001 par value:
Shares authorized — 5,000,000
No shares issued or outstanding	—	—
Common stock, $.001 par value:
Shares authorized — 15,000,000; with 7,182,643 and 7,162,643 shares issued	7	7
Additional paid-in capital	43,647	43,616
Treasury stock, 702 shares	(1)	(1)
Accumulated other comprehensive loss	(1,085)	(659)
Accumulated deficit	(22,515)	(17,309)

Total stockholders’ equity	20,053	25,654

Total liabilities and stockholders’ equity	$67,717	$67,798

See Notes to Condensed Consolidated Financial Statements.

En Pointe Technologies, Inc.

Condensed Consolidated Statements of Operations
and Comprehensive Income

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
	(Unaudited)
	(In thousands, except per share amounts)
			(Restated)

Net sales:
Product	$43,093	$58,480	$95,486	$132,628
Service	2,845	12,087	5,339	24,821

Total net sales	45,938	70,567	100,825	157,449

Cost of sales:
Product	37,834	52,446	84,187	120,368
Service	1,954	7,136	3,661	14,202

Total cost of sales	39,788	59,582	87,848	134,570

Gross profit:
Product	5,259	6,034	11,299	12,260
Service	891	4,951	1,678	10,619

Total gross profit	6,150	10,985	12,977	22,879

Selling and marketing expenses	4,638	9,539	9,568	18,367
General and administrative expenses	3,151	3,891	5,519	6,967

Operating (loss) income	(1,639)	(2,445)	(2,110)	(2,455)

Interest (expense) income, net	(5)	(25)	15	41
Loss in valuation of derivative	—	—	(5,230)	—
Other income (expense), net	1,975	(567)	1,946	(506)

Income (loss) before income taxes and minority interest	331	(3,037)	(5,379)	(2,920)
(Benefit) provision for income taxes	(18)	(6)	(44)	25

Income (loss) before other items	349	(3,031)	(5,335)	(2,945)
Allocated income from equity investment	58	—	101	—
Allocated loss (income) to non-controlling interest	9	10	28	(33)

Net income (loss)	416	(3,021)	(5,206)	(2,978)
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustment	(50)	(51)	(40)	(76)
Valuation adjustment for equity positions	(1,877)	—	(386)	—

Comprehensive loss	$(1,511)	$(3,072)	$(5,632)	$(3,054)

Net income (loss) per share:
Basic	$0.06	$(0.42)	$(0.72)	$(0.42)

Diluted	$0.06	$(0.42)	$(0.72)	$(0.42)

Weighted average shares outstanding:
Basic	7,182	7,158	7,182	7,158

Diluted	7,182	7,158	7,182	7,158

See Notes to Condensed Consolidated Financial Statements.

En Pointe Technologies, Inc.

Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	March 31,
	2009	2008
	(Unaudited)
	(In thousands)
	(Restated)

Cash flows from operating activities:
Net loss	$(5,206)	$(2,978)
Adjustments to reconcile net (loss) income to net cash provided by operations:
Depreciation and amortization	993	1,436
Gain on sale of services business	(2,000)	—
Impairment of investment	—	500
Allowances (recovery) for doubtful accounts, returns, and inventory	(681)	421
Loss in valuation of derivative	5,230	—
(Gain) loss on disposal of assets	(42)	110
Allocated income from equity investment	(100)	—
Allocation of loss (income) to noncontrolling interest	(28)	33
Net change in operating assets and liabilities	4,816	17,398

Net cash provided by operating activities	2,982	16,920

Cash flows from investing activities:
Short-term cash investment	—	954
Purchase of property and equipment	(828)	(1,743)
Investment in securities	—	(500)
Proceeds from sale of equipment	193	28

Net cash used by investing activities	(635)	(1,261)

Cash flows from financing activities:
Net borrowings (repayments) under line of credit	813	(17,503)
Net borrowings (repayments) under short-term financing	1,649	(922)
Proceeds from exercise of employee stock options	31	—
Payment on long term liabilities	(368)	(331)

Net cash provided (used) by financing activities	2,125	(18,756)

Increase in cash	4,472	(3,097)
Cash at beginning of period	3,691	6,000

Cash at end of period	$8,163	$2,903

Supplemental disclosures of cash flow information:
Interest paid	$85	$147

Income taxes paid	$384	$44

Capitalized leases	$110	$222

See Notes to Condensed Consolidated Financial Statements.

En Pointe Technologies, Inc.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 1 —	Basis of Presentation and General Information

In the opinion of management, the unaudited condensed consolidated balance sheets of En Pointe Technologies, Inc., including (i) its wholly-owned subsidiaries En Pointe Technologies Sales, Inc., En Pointe Gov, Inc., En Pointe Technologies Canada, Inc., The Xyphen Corporation, and En Pointe Europe, Inc. Limited, (ii) its majority-owned subsidiary Ovex Technologies (Private) Limited, and (iii) its minority-owned affiliate Premier BPO, Inc. (a “Variable Interest Entity”) and its wholly-owned Chinese subsidiary, Premier BPO Tianjin Co., Ltd. (collectively, referred to as “we,” “us” “our” or similar terms), at March 31, 2009, and the unaudited condensed consolidated statements of operations and unaudited condensed consolidated statements of cash flows for the three months and six months ended March 31, 2009 and 2008, respectively, include all adjustments (consisting only of normal recurring adjustments) necessary to fairly state these financial statements in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) for interim financial reporting.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the SEC. The year-end balance sheet data were derived from audited financial statements, but do not include disclosures required by generally accepted accounting principles. Operating results for the three months and six months ended March 31, 2009 are not necessarily indicative of the results that may be expected for the year ending September 30, 2009. It is suggested that these condensed financial statements be read in conjunction with our most recent Form 10-K, as amended, for the fiscal year ended September 30, 2008.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. On an on-going basis, management evaluates its estimates and judgments, including those related to customer bad debts, product returns, vendor returns, rebate reserves, inventories, other contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

On March 11, 2009, we entered into an Agreement and Plan of Merger (the “Agreement”) with Din Global Corp., a Delaware corporation (“Holding Co.”), and ENP Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Din Global Corp. (“Acquisition Co.”). Under the terms of the Merger Agreement, Acquisition Co. will be merged with and into En Pointe Technologies, Inc., and we will continue as the surviving corporation and a wholly-owned subsidiary of Holding Co. (the “Merger”). As of March 11, 2009, Holding Co. was owned by our Chief Executive Officer, Attiazaz “Bob” Din, and, prior to the Merger, is anticipated to be owned by Mr. Din, Naureen Din (Mr. Din’s wife and also a member of our Board of Directors), and members of Mr. and Mrs. Din’s family.

At the effective time of the Merger, each of our issued and outstanding shares of common stock (the “Common Stock”), other than shares of Common Stock owned by us, Acquisition Co., Holding Co., Mr. Din, Mrs. Din and members of Mr. and Mrs. Din’s family and any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, will be converted into the right to receive $2.50 in cash, without interest. Additionally, each outstanding option to purchase Common Stock will be canceled immediately prior to the effective time of the Merger in exchange for the right to receive a cash payment equal to the difference between $2.50 and the per share exercise price of such option, multiplied by the number of shares of Common Stock subject to such option. Mr. and Mrs. Din will not receive any payment for the cancellation of their respective options.

Our Board of Directors (without the participation of Mr. and Mrs. Din in deliberations or voting) approved the Agreement on the unanimous recommendation of a Special Committee composed solely of independent directors (the “Special Committee”).

We have made customary representations, warranties and covenants in the Agreement, including covenants that we will run our business in the ordinary course of business consistent with past practice and will refrain from taking certain actions between the date of the Agreement and the date of closing of the Merger. Our representations and warranties each expire at the effective time of the Merger. The Agreement permitted us to solicit alternative acquisition proposals from third parties until April 10, 2009. However, no potential transaction partners expressed an interest during that period in pursuing a transaction likely to lead to a takeover proposal as an alternative to the merger. In addition, we may, at any time, subject to the terms of the Agreement, respond to unsolicited proposals. There can be no assurance that this process will result in an alternative transaction. We do not intend to disclose developments with respect to the solicitation process unless and until our Board of Directors has made a decision with respect to the alternative acquisition proposals, if any, it receives.

Consummation of the Merger is subject to obtaining regulatory approvals and other customary closing conditions, including among others, no material change in our representations and warranties prior to the closing of the Merger, Acquisition Co.’s ability to obtain sufficient financing, holders of not more than ten percent of our outstanding Common Stock seeking appraisal rights of their shares, we shall have obtained any necessary third party consents, approval of the Merger by our stockholders, including a separate approval of stockholders other than Holding Co., Acquisition Co., Mr. Din, Mrs. Din, their children and any of their respective affiliates. The parties to the Agreement expect to close the transaction in the second quarter of 2009. We, however, can provide no assurance that the Merger will be completed.

The Agreement may be terminated under certain circumstances, including if our Board of Directors (or the Special Committee) has determined in good faith that it has received a superior proposal and otherwise complies with certain terms of the Agreement or if the Merger shall not have been consummated by July 31, 2009. Upon the termination of the Agreement, under specified circumstances, we will be required to pay Holding Co. a termination fee of up to $350,000. Additionally, under specified circumstances, Holding Co. will be required to pay us a termination fee of $350,000. Mr. Din has agreed to guarantee of any such amounts payable by Holding Co. to us.

Restatement

We determined that our financial statements as of March 31, 2009 and for the six months then ended required restatement to reflect certain restatements that were made in the December 31, 2008 quarter and which carry over to the March 2009 quarter’s six month results. The prior quarter restatement was to present a decrease of $5.2 million in valuation of the 745,000 shares of Allied Digital Services, Ltd., or ADSL, stock as part of Net Loss instead of as part of Other Comprehensive Loss as previously reported. The ADSL stock was acquired in conjunction with the sale of the services business on July 9, 2008.

The value of the ADSL stock decreased by $5.2 million from September 30, 2008 through November 24, 2008, and increased by $1.5 million from November 24, 2008 through December 31, 2008, for a net decrease of $3.7 million. Previously, we had reported the net decrease of $3.7 million as part of Other Comprehensive Loss for the quarter ended December 31, 2008. The effect of this restatement is to increase the Net Loss by $5.2 million and reduce the Other Comprehensive Loss by the same amount. The total assets, the total stockholders’ equity and the total comprehensive loss do not change as a result of this restatement.

The restatement was deemed necessary under FASB 133 relating to derivative accounting and is in reference to the escrow receivable held at September 30, 2008 which was considered to be a derivative that is accounted for using mark-to-market accounting (as was done at September 30, 2008). The mark-to-market adjustment of $5.2 million was necessary because on November 25, 2008 the 745,000 shares of ADSL stock were received in the name of the Company and with title passing to the Company, the ADSL stock was no longer considered subject to derivative accounting. As a result, a final recognition of the change in value of the derivative at that date was required to be reported in earnings, and future changes in value of the ADSL stock will be reported as Other Comprehensive Income under FASB 115.

The following table reconciles the Company’s March 31, 2009 consolidated financial statements as previously reported to the restated amounts.

Consolidated Balance Sheet

	March 31, 2009
	As Originally		As
	Reported	Adjustment	Restated
	(In thousands)

ASSETS:
Current assets:
Cash	$8,163	$—	$8,163
Restricted cash	10	—	10
Accounts receivable, net	34,115	—	34,115
Inventories, net	7,462	—	7,462
Prepaid expenses and other current assets	1,214		1,214

Total current assets	50,964	—	50,964
Property and equipment, net	4,113	—	4,113
Due from affiliate	4,290	—	4,290
Equitable securities held in escrow	2,584	—	2,584
Other	5,766	—	5,766

Total assets	$67,717	$—	$67,717

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable, trade	$19,295	$—	$19,295
Borrowings under line of credit	8,653	—	8,653
Current maturities of long-term debt	216	—	216
Accrued liabilities	10,854	—	10,854
Accrued taxes and other liabilities	6,335	—	6,335

Total current liabilities	45,353	—	45,353
Long term liabilities	377	—	377

Total liabilities	45,730	—	45,730
Non-controlling interest	1,934	—	1,934

Stockholders’ equity:
Common stock	7	—	7
Additional paid-in capital	43,647	—	43,647
Treasury stock	(1)	—	(1)
Accumulated other comprehensive income	(6,315)	5,230	(1,085)
Accumulated deficit	(17,285)	(5,230)	(22,515)

Total stockholders’ equity	20,053	—	20,053

Total liabilities and stockholders’ equity	$67,717	$—	$67,717

Consolidated Statements of Operations and Comprehensive Income

	Six Months Ended March 31, 2009
	As Originally		As
	Reported	Adjustment	Restated
	(In thousands, except per share amounts)

Operating loss	$(2,110)	$—	$(2,110)
Interest income, net	15	—	15
Loss in valuation of derivative	—	(5,230)	(5,230)
Other income, net	1,946	—	1,946

Income (loss) before income taxes and non-controlling interest	(149)	—	(5,379)
(Benefit) provision for income taxes	(44)		(44)

Income (loss) before other items	(105)	—	(5,335)
Allocated income from equity investment	101	—	101
Non-controlling interest	28	—	28

Net loss	24	—	(5,206)
Other comprehensive income
Foreign currency translation adjustment	(40)	—	(40)
Valuation adjustment for equity position	(5,616)	5,230	(386)

Comprehensive loss	$(5,632)	$5,230	$(5,632)

Net income per share:
Basic	$0.00	$—	$(0.72)

Diluted	$0.00	$—	$(0.72)

Weighted average shares outstanding:
Basic	7,182	—	7,182

Diluted	7,182	—	7,182

Consolidated Statements of Cash Flows

	Six Months Ended March 31, 2009
	As Originally		As
	Reported	Adjustment	Restated
	(In thousands)

Cash flows from operating activities:
Net loss	$24	$(5,230)	$(5,206)
Adjustments to reconcile net income to net cash used by operations:
Depreciation and amortization	993	—	993
Gain on sale of services business	(2,000)		(2,000)
Allowances (recovery) for doubtful accounts, returns and inventory	(681)	—	(681)
Loss in valuation of derivative	—	5,230	5,230
(Gain) loss on disposal of assets	(42)	—	(42)
Allocated income from equity investment	(100)	—	(100)
Allocation of loss (income) to noncontrolling interest	(28)	—	(28)
Net change in operating assets and liabilities	4,816	—	4,816

Net cash provided by operating activities	$2,982	$—	$2,982

Note 2 —	Computation of Earnings Per Share

The following table sets forth the computation of basic and diluted net income per share (in thousands, except for per share amounts):

	Three Months		Six Months
	Ended		Ended
	March 31,		March 31,
	2009	2008	2009	2008

Net income (loss)	$416	$(3,021)	$(5,206)	$(2,978)

Weighted average shares outstanding	7,182	7,158	7,182	7,158
Effect of dilutive securities:
Dilutive potential of options	—	—	—	—
Weighted average shares and share equivalents outstanding	7,182	7,158	7,182	7,158

Basic income (loss) per share	$0.06	$(0.42)	$(0.72)	$(0.42)

Diluted income (loss) per share	$0.06	$(0.42)	$(0.72)	$(0.42)

Note 3 —	Recent Accounting Pronouncements

Accounting pronouncements adopted:

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115, which is effective for us in fiscal years beginning after July 1, 2008. This statement permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. We adopted this accounting pronouncement effective October 1, 2008 and the adoption has not had a material effect on our consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”). This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. We adopted this accounting pronouncement effective October 1, 2007 and the adoption has not had a material effect on our consolidated financial statements.

In September 2006, the FASB issued FAS 157, Fair Value Measurements. This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. We adopted this accounting pronouncement effective October 1, 2008 and the adoption has not had a material effect on our consolidated financial statements.

Accounting pronouncements pending adoption:

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. SFAS No. 161 requires enhanced disclosures about a company’s derivative and hedging activities. These enhanced disclosures will discuss (a) how and why a company uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations and (c) how derivative instruments and related hedged items affect a company’s financial position, results of operations and cash flows. SFAS No. 161 is effective for fiscal years beginning on or after November 15, 2008, with earlier adoption allowed. We do not anticipate that the adoption of this accounting pronouncement will have a material effect on our consolidated financial statements.

In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. Therefore, we will delay application of SFAS 157 to our nonfinancial assets and nonfinancial liabilities. We do not anticipate that the delayed adoption of this accounting pronouncement will have a material effect on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, and SFAS No. 160, Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. These new standards will significantly change the financial accounting and reporting of business combination transactions and noncontrolling (or minority) interests in consolidated financial statements. SFAS 141(R) is required to be adopted concurrently with SFAS 160 and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. We do not anticipate that the adoption of this accounting pronouncement will have a material effect on our consolidated financial statements.

Note 4 —	Segment Reporting

The provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, require public companies to report financial and descriptive information about their reportable operating segments. We identify reportable segments based on how management internally evaluates separate financial information, business activities and management responsibility. In fiscal year 2007, we began operating initially in two segments until the fourth quarter of fiscal year 2007 when the China business process services was added. The following table provides information as to how the segments contributed to our operations and assets (in thousands):

	As of and for the Quarter Ended March 31, 2009
	US	Pakistan	China
	Sales of	Business	Business
	Product	Process	Process	En Pointe	Intersegment	Consolidated
	and Services	Services	Services	Europe	Eliminations	Total

Sales from non affiliated customers	$45,356	$582	$—	$—	$—	$45,938
Intersegment sales	$0	$1,895	$150	$—	$(2,045)	$0
Depreciation and amortization	$327	$91	$10	$1	$—	$429
Segment (loss) profit	$763	$(353)	$7	$(1)	$—	$416
Segment assets	$64,260	$3,937	$206	$17	$(703)	$67,717

	As of and for the Six Months Ended March 31, 2009
	US	Pakistan	China
	Sales of	Business	Business
	Product	Process	Process	En Pointe	Intersegment	Consolidated
	and Services	Services	Services	Europe	Eliminations	Total

Sales from non affiliated customers	$99,911	$914	$—	$—	$—	$100,825
Intersegment sales	$—	$3,707	$282	$—	$(3,989)	$0
Depreciation and amortization	$711	$262	$20	$—	$—	$993
Segment loss	$(4,474)	$(729)	$(2)	$(1)	$—	$(5,206)
Segment assets	$64,260	$3,937	$206	$17	$(703)	$67,717

Note 5 —	Litigation

In January 2009, in order to avoid the cost of ongoing litigation, we reached a settlement agreement with Church Gardens, LLC (“Church”) relating to an action that was brought against us in July 2006 in San Bernardino County Superior Court, Case No. RCV096518. The complaint centered on certain furniture, fixtures, equipment and leasehold improvements that were sold to, and leased back to us, by Church’s predecessor in 1999 when we still occupied its former leased configuration facility in Ontario, California. Church alleged, among other things, that a portion of the leased-back property was sold, destroyed, altered, or removed from the premises, and demanded both an inspection and an accounting of the property remaining and for the court to provide damages to the extent that we may have breached our contract. Under terms of the settlement agreement, Church released to us certain furniture and equipment being warehoused by them and we paid Church $450,000. The full amount of the settlement payment was recognized in the September 2008 quarterly financial statements. The settlement was a business decision and in entering into the settlement, we made no admission of liability.

On October 21, 2008, Pacific Blue Micro filed its Complaints against one of our employees who was a former Pacific Blue Micro employee and against us as defendants therein in Case Number 30-2008-00113542 in the

Superior Court of Orange County, California. We and our employee have cross-complained against Pacific Blue Micro. We vigorously dispute any liability to Pacific Blue Micro.

On October 23, 2008, two former employees served Cross-Complaints against us in Case Number BC-397341 in the Superior Court of Los Angeles County, California. We had sued our former employees and they cross-complained against us. We vigorously dispute liability to them.

On January 20, 2009, Softchoice Corporation filed its second amended Complaint in Case Number CL07-5777 in the Circuit Court for the City of Norfolk, Virginia against one of our employees who was a former Softchoice Corporation employee and against us and our subsidiary, En Pointe Technologies Sales, Inc., as defendants therein. We vigorously dispute liability.

There are various other claims and litigation proceedings in which we are involved in the ordinary course of business. We provide for costs related to contingencies when a loss is probable and the amount is reasonably determinable. While the outcome of the foregoing and other claims and proceedings cannot be predicted with certainty, after consulting with legal counsel, management does not believe that it is reasonably possible that any ongoing or pending litigation will result in an unfavorable outcome or have a material adverse affect on our business, financial position and results of operations or cash flows.

Note 6 —	Fair Value Measurements

Effective October 1, 2008, we adopted Statement of Financial Accounting Standard No. 157, Fair Value Measurements (“FAS 157”). This standard establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. FAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. SFAS 157 also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

Level 1	quoted prices in active markets for identical assets or liabilities;
Level 2	quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability; or
Level 3	unobservable inputs, such as discounted cash flow models or valuations.

The following is a listing of our assets and liabilities required to be measured at fair value on a recurring basis as of March 31, 2009 (in thousands):

	Level 1	Level 2	Level 3	Total

Marketable equities	$3,214	$—	$—	$3,214

Note 7 —	Equity Investment

For the three months and six months ended March 31, 2009, the financial results of En Pointe Global Services LLC (“EP Global”), in which we have a 19.5% equity interest was as follows:

	Quarter	Six Months
	Ended	Ended
	March 31,	March 31,
	2009	2009
	(In thousands)

Statement of Operations
Net service revenues	$10,469	$20,677
Cost of revenues	6,027	12,008

Total gross profit	4,442	8,669
Selling, marketing and administration	4,145	8,154

Net income allocatable to partners	$297	$515
En Pointe percentage ownership	19.5%	19.5

Allocated to En Pointe	$58	$100

March 31,
2009
Balance Sheet
Cash	$59
Accounts receivable, net	6,957
Other current assets	736

Total current assets	7,752
Property and equipment, net	1,242

Total Assets	$8,994

Accounts payable	$294
Accrued liabilities and deferred revenue	1,769
Due En Pointe	4,219

Total current liabilities	6,282
Member equity	2,712

Total Liabilities and Member Equity	$8,994

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

En Pointe Technologies, Inc., including its wholly-owned subsidiaries En Pointe Technologies Sales, Inc., En Pointe Gov, Inc., En Pointe Technologies Canada, Inc., The Xyphen Corporation, and En Pointe Europe, Inc. Limited, its majority-owned subsidiary Ovex Technologies (Private) Limited, and its minority-owned affiliate Premier BPO, Inc. (a Variable Interest Entity referred to as “PBPO”) and its wholly-owned Chinese subsidiary, Premier BPO Tianjin Co., Ltd. are collectively referred to as “we,” “us” “our” or similar terms.

The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

(i) any statements contained or incorporated herein regarding possible or assumed future results of operations of our business, anticipated cost savings or other synergies, the markets for our services and products, anticipated capital expenditures, regulatory developments or competition; (ii) any statements preceded by, followed by or that include the words “intends,” “estimates,” “believes,” “expects,” “anticipates,” “should,” “could,” “projects,” “potential,” or similar expressions; and (iii) other statements contained or incorporated by reference herein regarding matters that are not historical facts.

Such forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, included in Management’s Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this Form 10-Q, which reflect management’s best judgment based on factors currently known, involve risks and uncertainties. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements and their inclusion should not be regarded as a representation by us or any other person that the objectives or plans will be achieved. Factors that might cause such a difference include, but are not limited to:

(i) a significant portion of our sales continuing to be to certain large customers, (ii) continued dependence by us on certain allied distributors, (iii) continued downward pricing pressures in the information technology market, (iv) our ability to maintain inventory and accounts receivable financing on acceptable terms, (v) quarterly fluctuations in results, (vi) seasonal patterns of sales and client buying behaviors, (vii) changing economic influences in the industry, (viii) the development by competitors of new or superior delivery technologies or entry in the market by new competitors, (ix) dependence on intellectual property rights, (x) delays in product development, (xi) our dependence on key personnel, (xii) potential influence by executive officers and principal stockholders, (xiii) volatility of our stock price, (xiv) delays in the receipt of orders or in the shipment of products, (xv) any delay in execution and implementation of our system development plans, (xvi) loss of minority ownership status, (xvii) planned or unplanned changes in the quantity and/or quality of the suppliers available for our products, (xviii) changes in the costs or availability of products, (xix) interruptions in transport or distribution, (xx) general business conditions in the economy,

(xxi) our ability to prevail in litigation, and (xxii) losses from foreign currency fluctuation, limitations on foreign asset transfers and changes in foreign regulations and political turmoil.

Assumptions relating to budgeting, marketing, and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our marketing, capital expenditure or other budgets, which may in turn affect our business, financial position, results of operations and cash flows. The reader is therefore cautioned not to place undue reliance on forward-looking statements contained herein and to consider other risks detailed more fully in our most recent Annual Report on Form 10-K, as amended, for the fiscal year ended September 30, 2008. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Critical Accounting Policies

There have been no major changes to our critical accounting policies since the disclosure of critical accounting policies made in the September 30, 2008 Annual Report on Form 10-K, as amended.

Comparisons of Financial Results

The following table sets forth certain financial data as a percentage of net sales for the periods indicated:

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

Net sales:
Product	93.8%	82.9%	94.7%	84.2%
Services	6.2	17.1	5.3	15.8

Total net sales	100.0	100.0	100.0	100.0
Gross profit:
Product	11.5	8.6	11.2	7.8
Services	1.9	7.0	1.7	6.7

Total gross profit	13.4	15.6	12.9	14.5
Selling and marketing expenses	10.1	13.6	9.5	11.7
General and administrative expenses	6.9	5.5	5.5	4.4

Operating loss	(3.6)	(3.5)	(2.1)	(1.6)
Interest (expense) income, net	0.0	0.0	0.0	0.1
Loss in valuation of derivative	—	—	(5.2)	—
Other (expense) income, net	4.3	(0.8)	1.9	(0.3)

Income (loss) before taxes and other items	0.7	(4.3)	(5.3)	(1.9)
(Benefit) provision for income taxes	0.0	0.0	0.0	0.0

Income (loss) before other items	0.7	(4.3)	(5.3)	(1.9)
Allocated income from equity investment	0.2	(0.0)	0.1	(0.0)
Allocated loss (income) to noncontrolling interest	0.0

Net income (loss)	0.9%	(4.3)%	(5.2)%	(1.9)%

Comparison of the Results of Operations for the Three Months and Six Months Ended March 31, 2009 and 2008

NET SALES

NET SALES COMPARISONS

	Three Months			Six Months
	Ended			Ended
	March 31,			March 31,
Period-to-Period Comparison	Change	2009	2008	Change	2009	2008

Net sales:
Product	$(15.4)	$43.1	$58.5	$(37.1)	$95.5	$132.6
Services	$(9.3)	$2.8	$12.1	$(19.5)	$5.3	$24.8

Total	$(24.7)	$45.9	$70.6	$(56.6)	$100.8	$157.4

Percentage change	(35.0)%			(36.0)%

		March 31,	December 31,
Sequential Comparison	Change	2009	2008

Net sales:
Product	$(9.3)	$43.1	$52.4
Services	$0.3	$2.8	$2.5

Total	$(9.0)	$45.9	$54.9

Percentage change	(16.4)%

Net sales decreased $24.7 million, or 35.0%, in the March 2009 quarter as compared to the March 2008 quarter, with decreases in net sales of both product and services. Of the $24.7 million decline in net sales, $9.3 million resulted from the absence of service revenue that is now reported by EP Global as a result of the divestiture of the IT services business in July 2008 (see “Note 7 — Equity Investment”). Service revenues are now limited to those provided by PBPO for the selling of business process outsourcing services of $1.5 million in the March 2009 quarter, vendor configuration services, third-party product maintenance agreement sales (a combined $1.1 million in the March 2009 quarter) and a small amount of business outsourcing services as provided by Ovex of $0.2 million in the March 2009 quarter. The remaining $15.4 million decline in net product sales, or 26.3%, is reflective of the loss of some major customers that were replaced by new customers making less purchases, as well as sharp reductions in spending by other major customers.

The decline in net sales can be assessed by a review of our top twenty customers that accounted for 52% of core net sales revenues (“core” defined as sales of other than sales of business process outsourcing services and product and service revenue from foreign subsidiaries) during both March fiscal quarters. Eleven new top twenty customers were added to the mix in the March 2009 quarter while eleven were dropped from the March 2008 quarter. However, the added new top twenty customers that replaced those lost from the prior March quarter contributed $1.4 million less in net sales, or 9.6% less, than in the comparable prior March quarter. The decline in net sales was much more pronounced in the remaining nine repeat top twenty customers from the March 2008 fiscal year quarter. The decline in their net sales amounted to $6.9 million in the March 2009 quarter over the March 2008 quarter, or 42.0% less. The drop in the large repeat enterprise customers of 42.0% was much greater than that found in the remaining customer base. Sales to customers outside of the top twenty decreased $7.5 million to $20.4 million, or 26.9%, from the $27.8 million in the March 2008 quarter.

Software sales in the March 2009 quarter continued to increase as a percentage of total product net sales. For the March 2009 quarter, software sales were 35.0% of total net product sales as compared with 30.8% of total net product sales in the March 2008 quarter. Software sales, including licenses, maintenance, and agency commissions related thereto, decreased $2.9 million in the March 2009 quarter to $15.1 million from $18.0 million in the March 2008 quarter.

Our non-core net sales were essentially flat with $2.1 million of revenues recorded in the March 2009 quarter as compared with $1.6 million of revenues in the March 2008 quarter.

On a sequential basis, net sales decreased $9.0 million, or 16.4%, when compared with the December 2008 quarter, as a result of decreased product revenue.

For the six months ended March 31, 2009, net sales followed a similar pattern as in the second quarter of fiscal 2009 and 2008, decreasing $56.6 million, or 36.0%, as compared with the first six months of fiscal 2008. Of the $56.6 million decrease in net sales for the six months ended March 31, 2009 compared with the prior period in 2008, $19.5 million relates to the loss of the IT service business that was divested in July 2008. The remaining $37.1 million decrease, or 28.0%, was a result of losses in product net sales for the same reasons as discussed above for the second quarter of fiscal year 2009 results.

Net sales to one customer amounted to 10.6% in the March 2009 quarter, while no one customer accounted for more than 10% of sales in the March 2008 quarter. For the six months ended March 31, 2009 and 2008, no one customer accounted for more than 10% of net sales.

GROSS PROFIT

GROSS PROFIT COMPARISONS

	Three Months			Six Months
	Ended			Ended
	March 31,			March 31,
Period-to-Period Comparison	Change	2009	2008	Change	2009	2008

Gross profit:
Product	$(0.7)	$5.3	$6.0	$(1.0)	$11.3	$12.3
Services	$(4.1)	$0.9	$5.0	$(8.9)	$1.7	$10.6

Total	$(4.8)	$6.2	$11.0	$(9.9)	$13.0	$22.9

Percentage change	(43.6)%			(43.2)%

Gross margin percentage:
Product	1.9%	12.2%	10.3%	2.6%	11.8%	9.3%
Services	(9.7)%	31.3%	41.3%	(11.4)%	31.4%	42.7%
Combined gross margin percentage	(2.1)%	13.5%	15.6%	(1.7)%	12.9%	14.5%

		March 31,	December 31,
Sequential Comparison	Change	2009	2008

Gross profit:
Product	$(0.7)	$5.3	$6.0
Services	$0.1	$0.9	$.8

Total	$(0.6)	$6.2	$6.8

Percentage change	(8.8)%

Gross margin percentage:
Product	0.7%	12.2%	11.5%
Services	(0.3)%	31.3%	31.6%
Combined gross margin percentage	1.1%	13.5%	12.4%

Gross profits decreased $4.8 million in the March 2009 quarter, or 43.6%, to $6.2 million as compared with the $11.0 million in the March 2008 quarter. The majority of the decrease in gross profits was attributable to the decline in service revenues resulting from the divestiture of the IT service business in the fourth quarter of fiscal 2008. The $4.1 million decline in service gross profits in the March 2009 quarter compared with the March 2008 quarter approximates the $4.4 million of service revenues recognized by the IT service business transferred to EP Global (see “Note 7 — Equity Investment”). Product gross profits for the March 2009 quarter decreased $0.7 million to $5.3 million from the March 2008 quarter of $6.0 million. The $0.7 million decline in product gross profits was attributable primarily to the $15.4 million decrease in product net sales, as the product gross margin percentage increased 1.9% to 12.2% from 10.3% in the March 2008.

Software agency commissions, provided chiefly by Microsoft, Inc., are recorded net of costs and have a major influence on product gross profits. As a result, the decrease in software agency commissions for the March 2009 quarter of $0.8 million over the March 2008 quarter to $1.6 million from $2.4 million was a drag on the 1.9% increase in product gross margin percentage of approximately 0.4%. The current decrease noted in software agency commissions follows the Company’s recent disclosure for the December 2008 quarter of an anticipated a future erosion of the agency commission fee structure from Microsoft, Inc. Software gross profits combined with agency commissions amounted to $2.6 million of the $5.3 million total gross profits for the March 2009 quarter.

SELLING AND MARKETING EXPENSES.  Selling and marketing expenses decreased $4.9 million, or 51.4%, to $4.6 million in the March 2009 quarter, from $9.5 million in the March 2008 quarter. Most of the $4.9 million decrease is attributed to the absence of selling and marketing expenses related to the services business transferred to EP Global as EP Global incurred $4.1 million in selling and marketing expenses for the March 2009 quarter.

For the six months ended March 31, 2009 as compared with the same six month period in 2008, selling and marketing expenses were similarly reduced from the absence of EP Global expenses. Selling and marketing expenses for this period decreased $8.8 million, or 47.9%, to $9.6 million as compared with $18.4 million in the prior fiscal period.

Selling and marketing expenses as a percentage of net sales likewise decreased 3.5% to 10.1% in the March 2009 quarter from the 13.6% recorded in the March 2008 quarter. On a sequential basis, selling and marketing expenses remained relatively constant decreasing $0.3 million in the March 2009 quarter from the $4.9 million incurred in the December 2008 quarter.

GENERAL AND ADMINISTRATIVE EXPENSES.  General and administrative expenses decreased $0.7 million, or 19.0%, to $3.2 million in the March 2009 quarter from the $3.9 million in the March 2008 quarter. The decrease was principally from the absence of general and administrative expenses related to the services business that was transferred to EP Global.

For the six months ended March 31, 2009, general and administrative expenses decreased $1.5 million to $5.5 million, or 20.8%, as compared with the $7.0 million incurred in the first six months of fiscal 2008. The decrease was again principally from the absence of general and administrative expenses related to the services business that was transferred to EP Global.

On a sequential basis, general and administrative expenses increased $0.8 million in the March 2009 quarter from the $2.4 million incurred in the December 2008 quarter. The sequential increase is due to the March 2009 quarter having incurred additional costs related to the pending merger proposal. Expressed as a percentage of net sales, general and administrative expenses increased 4.4% to 6.9%. The percentage increase was caused by the decrease in the net sales base upon which to spread the general and administrative costs.

OPERATING LOSS.  The operating loss decreased $0.8 million in the March 2009 quarter to $1.6 million compared with a $2.4 million of operating loss in the March 2008 quarter. The decrease in the operating loss was a result of the $5.6 million decrease in operating expenses exceeding the $4.8 million decrease in gross profits.

For the six months ended March 31, 2009, the operating loss decreased $0.4 million to $2.1 million, or 14.1%, as compared with the $2.5 million operating loss in the first six months of fiscal 2008. The decrease was also because the decrease in operating expenses exceeded the decrease in gross profits for the period.

INTEREST (EXPENSE) INCOME, NET.  For the three months and six months ended March 31, 2009 and 2008, net interest (expense) income was as follows (in thousands):

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

Interest income	$43	$48	$100	$188
Interest expense	(48)	(73)	(85)	(147)

	$(5)	$(25)	$15	$41

Interest income results principally from short-term money market investments earned from excess cash holdings and short-term cash investments. Interest expense results principally from lease financing.

LOSS IN VALUATION OF DERIVATIVE.  The $5.2 million loss in valuation of the derivative resulted from the escrow receivable held at September 30, 2008 with a net value of $8.0 million being subject to derivative accounting using mark-to-market accounting. The mark-to-market adjustment of $5.2 million was necessary because on November 25, 2008, 745,000 shares of ADSL stock were received in the name of the Company, and with title passing to the Company, the derivative that was primarily dependent on the valuation of the ADSL stock was no longer considered subject to derivative accounting. As a result, a final recognition of $5.2 million decrease in the value of the derivative on November 24, 2008 was required to be reported in earnings for the first quarter of fiscal year 2009, with the subsequent increase in value of $1.5 million of the ADSL stock reported as Other Comprehensive Income under FASB 115. The $5.2 million loss is shown as a separate line item, loss in valuation of derivative, and is classified with non-operating income.

OTHER INCOME (EXPENSE), NET.  For the three months and six months ended March 31, 2009 and 2008, net other income was as follows (in thousands):

	Quarter		Six Months
	Ended		Ended
	March 31,		March 31,
	2009	2008	2009	2008

Gain on sale of service business	$2,000	$—	$2,000	$—
Gain on sale of Indian subsidiary	38		38	—
Loss on note receivable	—	(500)	—	(500)
Prepaid lease amortization on
investment	(75)	(50)	(150)	(50)
Other income	12	(17)	58	44

Total net other income (expense)	$1,975	$(567)	$1,946	$(506)

Net other income increased $2.5 million in both the March 2009 quarter as compared to the March 2008 quarter and in the six months ended March 31, 2009 as compared with the six months ended March 31, 2008. The increases were from the gain on the sale of the service business, the gain on the sale of En Pointe Technologies India Pvt. Ltd (a majority owned subsidiary that took place in the March 2009 quarter) and the presence in the fiscal 2008 periods of a loss on a note receivable. The $2.0 million gain on the sale of the service business relates to the July 9, 2008 sale of an 80.5% interest in EP Global. Two million dollars of the gain from the sale had been deferred until payment was forthcoming. The Indian subsidiary performed programming services for our internal use and was sold to Allied Digital Services, Ltd., the 80.5% partner in EP Global. The sale of the Indian subsidiary, which was effective as of January 1, 2009, closed on March 31, 2009 and the proceeds from the sale, 2,039,048 Indian Rupees (which was estimated at $41,000) are payable on June 30, 2009.

BENEFIT FOR INCOME TAXES.  For the March 2009 quarter, we estimated a net income tax benefit of $18,000 for the quarter. The tax benefit reflects the potential of a federal tax refund from the $114,000 of federal income taxes paid in the prior fiscal year of which one quarter, or $28,500 has been recognized for the quarter, reduced by estimated state minimum income taxes of $10,500. For the six months ended March 31, 2009, $57,000 federal tax benefit has been recognized reduced by $13,500 of state minimum income taxes.

As of March 31, 2009, there were no available federal net operating loss carry forwards as all net operating loss carryforwards were applied in full in the prior fiscal year.

ALLOCATED LOSS (INCOME) TO NONCONTROLLING INTERESTS.  Under FIN 46 and other recent changes in consolidation principles, certain noncontrolling interests are required to be consolidated. We own an approximate 30% voting interest in PBPO as of March 31, 2009 and under FIN 46 are required to consolidate PBPO’s financial results in our financial statements. In the second quarter of fiscal 2009 and in the six months of fiscal 2009, PBPO incurred losses that were allocated to the noncontrolling interest.

Ovex, which is 70% owned by us, was profitable for the second quarter of fiscal 2009 of which 30% has been allocated to noncontrolling interest. For the six months ended March 31, 2009 Ovex incurred losses of which 30% has been allocated to the noncontrolling interest.

For the three months and six months ended March 31, 2009 and 2008, allocations to noncontrolling interest was as follows (in thousands):

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

PBPO	$10	$—	$9	$21
Ovex	(1)	10	19	(54)

Loss (profit) allocations	$9	$10	$28	$(33)

NET INCOME (LOSS).  For the March 2009 quarter net income of $0.4 million was realized as compared with a net loss of $3.0 million in the March 2008 quarter. The increase approximate of $3.4 million net income for the March 2008 quarter was due primarily a decline in operating loss of $0.8 million and $2.6 million increase in non-operating income. For the six months ended March 31, 2009, the net loss increased $2.2 million to $5.2 million from $3.0 million reported for the six months ended March 31, 2008. The $2.2 million increase in the net loss was due principally to an increase in non-operating expenses of $2.8 million, arising chiefly from the $5.2 million loss incurred in the valuation of our derivative less a $2.0 million gain from cash received related to the sale of the services business and from $0.5 million of prior fiscal year expense not present in the current fiscal year. The remaining $0.6 million was attributable to improvement in the reduction of the operating loss and increased equity flow from our 19.5% interest in En Pointe Global Services LLC.

Liquidity and Capital Resources

Sources of liquidity for us include cash and cash equivalents, cash flow from operations, and amounts available under our GE and IBM financing facilities. These sources have been adequate for day-to-day operations and for capital expenditures. Although there can be no assurance, management believes that the remaining cash balances, cash flows from operations, and availability of funds under our financing facilities will be sufficient to satisfy our operating requirements for the next fiscal year. As of March 31, 2009, we had approximately $8.2 million in cash and working capital of $5.6 million.

Cash flows from operating activities:

During the six months ended March 2009, operating activities provided cash totaling $3.0 million as compared with $16.9 million in the comparable period of the prior fiscal year. The primary reason for the $13.9 million net decrease in cash from operating activities was the decrease of $14.0 million of accounts receivable that generated cash in the six month period ended March 2008 whereas in the comparable fiscal year 2009 period there was a $4.0 million increase in accounts receivable, providing a net decrease of $10.0 million. In addition, the increases in inventory had a $5.0 million net adverse effect on operating cash when comparing the March 2009 and 2008 six month periods.

Accounts receivable, net of allowances for returns and doubtful accounts, at March 31, 2009 and 2008, was $34.1 million and $47.0 million, respectively, a decrease of $12.9 million. The number of days’ sales, or DSOs, outstanding in accounts receivable was 62 and 57, as of March 31, 2009 and 2008, respectively. The increase in DSOs was due to the slowing in payments from customers. While we have experienced improvements in the customer ageing in current, 30 day past due, and 60 day past due categories, the over 90 day past due has increased.

Over 90 day past due has arisen to 8%, or $3.3 million, of total receivables in the March 2009 quarter as compared with 2% in the March 2008 quarter. Almost half of the $3.3 million, or $1.5 million has been specifically set aside for customers that are doubtful for collection or in bankruptcy. The remaining represent customers that have become slower pay.

Cash flows from investing activities:

Investing activities used cash totaling $0.6 million during the six months ended March 2009, a decrease of $0.6 million from that expended in the prior fiscal year period. The $0.6 million decrease resulted principally from the reduction in the purchase of property and equipment of $0.9 million offset by the absence in the March 2009 six month period of net expenditures for investments of $0.5 million that was present in the March 2008 six month period.

Cash flows from financing activities:

Financing activities provided net cash totaling $2.1 million in the six months ended March 2009, as opposed to the $18.8 million of cash that was used from financing activities primarily in the net repayment of credit facilities in the prior fiscal year period. The total $20.9 million increase in cash provided in the fiscal 2009 period over the fiscal 2008 period was from the increased borrowings under lines of credit and our export loan.

Credit facilities:

Our two primary information technology sales subsidiaries, En Pointe Technologies Sales, Inc. and En Pointe Gov, Inc., and GE Commercial Distribution Finance Corporation (“GE”) are parties to that certain Business Financing Agreement and that certain Agreement for Wholesale Financing dated June 25, 2004 with various subsequent amendments to date (collectively, the “Agreements”). En Pointe Technologies, Inc. is the guarantor of the obligations under the Agreements. Under the flooring arrangement, the two subsidiaries may purchase and finance information technology products from GE-approved vendors on terms that depend upon certain variable factors. The two subsidiaries may borrow up to 85% of their collective eligible accounts receivable at an interest rate of prime plus 1.0% per annum, subject to a minimum rate of 5.0%. Such purchases from GE-approved vendors have historically been on terms that allow interest-free flooring.

An addendum, effective July 25, 2007 provides for a $45.0 million accounts receivable and flooring facility. The addendum also provides an extension of the term of the facility for a period of three years from August 1, 2007 and for successive one-year renewal periods thereafter, subject to termination at the end of any such period on at least sixty days prior written notice by any party to the other parties. Effective September 25, 2007, the parties entered into another addendum to delete all prior financial covenants contained in the Agreements and to restate them effective for the last day of each calendar quarter as follows (as such terms are defined in the Agreements):

•	Tangible Net Worth and Subordinated Debt in the combined amount of not less than $12,750,000.

•	Total Funded Indebtedness to EBITDA for the preceding four fiscal quarters then ended, shall be no more than 3.00:1.00.

We were in compliance with all of the debt covenants under the GE Agreements, as amended and supplemented to date, as of March 31, 2009.

The GE facility is collateralized by accounts receivable, inventory and substantially all of our other assets. As of March 31, 2009, approximately $8.7 million in borrowings were outstanding under the $45.0 million financing facility. At March 31, 2009, there were additional borrowings available of approximately $18.0 million after taking into consideration the borrowing limitations under the Agreements, as amended to date.

In addition to the GE facility, on March 26, 2008 En Pointe Technologies Sales, Inc. entered into an agreement for inventory financing with IBM that may only be used to finance sales to International Business Machines Corporation and/or IBM Global Services. Under the agreement the subsidiary may borrow up to $25 million of certain eligible accounts receivable and inventory. Interest free financing is provided with the number of days of interest free financing depending on the vendor and product purchased. Beyond the interest free financing period, interest is charged at the prime rate plus 6.5% per annum. The agreement is collateralized by accounts receivable, inventory and substantially all other assets. En Pointe Technologies, Inc., has provided its guarantee to IBM for the inventory financing Agreement. In conjunction with this financing Agreement, GE and IBM, have signed

Intercreditor Agreements. The IBM financing agreement contains numerous covenants including the method of financial reporting to IBM. In addition there are two financial covenants:

Total subordinated debt and tangible net worth (both as defined under the Agreement) must be equal to or greater than $12,250,000.

Funded debt (as defined under the Agreement) divided by EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) must be less than or equal to 3.5:1.0

We were in compliance with all of the debt covenants under the IBM financing agreement as of March 31, 2009.

Off-Balance Sheet Arrangements

We do not currently have any off-balance sheet arrangements within the meaning of Item 303(a)(4) of Regulation S-K.

Item 4T.	Controls and Procedures

We maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15(d)-15(e) under the Securities Exchange Act of 1934) that are designed to ensure that information required to be disclosed in our reports under the Securities Exchange Act of 1934, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

(a) Evaluation of disclosure controls and procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) of the Securities Exchange Act of 1934. Based on this evaluation and solely because we were unable to complete the required management’s report on internal control over financial reporting in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 due to our limited resources at the time, which failure was not remedied prior to the end of the fiscal quarter covered by this Quarterly Report on Form 10-Q, our principal executive officer and principal financial officer concluded that, as of March 31, 2009, the Company’s disclosure controls and procedures were not effective.

On April 30, 2009, we filed an amendment to our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 that included a complete management’s report on internal control over financial reporting and indicated that we believed that, as of April 28, 2009, we had corrected all material weaknesses in our internal control over financial reporting identified in such report.

A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all our control issues have been detected. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

(b) Changes in internal controls

As reported in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, as amended, our management evaluated the effectiveness of our internal control over financial reporting (ICFR) as of September 30, 2008 based on the control criteria established in a report entitled Internal Control — Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, our management concluded that our internal control over financial reporting was not effective as of September 30, 2008 due to the following material weaknesses in internal control over financial reporting:

•	ineffective controls over changes and access to financial reporting applications and related sub systems;

•	an insufficient level of information technology personnel to execute general computing controls over our information technology structure; and

•	an insufficient level of experienced personnel to timely execute our annual assessment of internal controls over financial reporting.

A material weakness in internal control over financial reporting is defined by the Public Company Accounting Oversight Board’s Audit Standard No. 5 as being a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Our audit committee and management instituted steps during the fiscal quarter ended March 31, 2009 to remediate all of the material weaknesses in our internal control over financial reporting as of September 30, 2008 identified in our management’s report on internal control over financial reporting in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, as amended. We hired additional temporary staff and arranged for the use of financial and IT consultants to provide us with the assistance necessary to remediate the material weaknesses. We developed a remediation plan to address these material weaknesses. The plan consists of the following elements:

•	Implementation of an application to document and track significant changes to information technology (“IT”) applications and related subsystems;

•	Issuance and monitoring of policies and procedures for significant IT activities relating to change management, operations and security, including the disposal of IT assets;

•	Allocation of additional resources to complete documentation, testing and remediation of the general computing controls over our IT structure;

•	Outsourcing of the monitoring of our IT network and firewall to a reputable third party vendor; and

•	Updated password policies related to our financial reporting applications and related operating systems.

As of April 28, 2009, we have completed the remedial actions addressed by the plan, and accordingly believe that as of such date we have corrected the material weaknesses identified as of September 30, 2008. We intend to continue to allocate a sufficient level of resources to ensure that our internal control structure is maintained and functions properly and effectively.

PART II. OTHER INFORMATION

Item 1.	Legal Proceedings

In January 2009, in order to avoid the cost of ongoing litigation, we reached a settlement agreement with Church Gardens, LLC (“Church”) relating to an action that was brought against us in July 2006 in San Bernardino County Superior Court, Case No. RCV096518. The complaint centered on certain furniture, fixtures, equipment and leasehold improvements that were sold to, and leased back to us , by Church’s predecessor in 1999 when we still occupied its former leased configuration facility in Ontario, California. Church alleged, among other things, that a portion of the leased-back property was sold, destroyed, altered, or removed from the premises, and demanded both an inspection and an accounting of the property remaining and for the court to provide damages to the extent that we may have breached our contract. Under terms of the settlement agreement, Church released to us certain furniture and equipment being warehoused by them and we paid Church $450,000. The full amount of the settlement payment was recognized in the September 2008 quarterly financial statements. The settlement was a business decision and in entering into the settlement, we made no admission of liability.

On October 21, 2008, Pacific Blue Micro filed its Complaints against one of our employees who was a former Pacific Blue Micro employee and against us as defendants therein in Case Number 30-2008-00113542 in the Superior Court of Orange County, California. We and our employee have cross-complained against Pacific Blue Micro. We vigorously dispute any liability to Pacific Blue Micro.

On October 23, 2008, two former employees served Cross-Complaints against us in Case Number BC-397341 in the Superior Court of Los Angeles County, California. We had sued our former employees and they cross-complained against us. We vigorously dispute liability to them.

On January 20, 2009, Softchoice Corporation filed its second amended Complaint in Case Number CL07-5777 in the Circuit Court for the City of Norfolk, Virginia against one of our employees who was a former Softchoice Corporation employee and against us and our subsidiary, En Pointe Technologies Sales, Inc., as defendants therein. We vigorously dispute liability.

Item 6.	Exhibits

31.1	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of the Chief Executive and Chief Financial Officers Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to Form 10-Q/A to be signed on its behalf by the undersigned, thereunto duly authorized.

En Pointe Technologies, Inc.

By: /s/ Javed Latif
Senior Vice President and Chief Financial Officer
(Duly Authorized Officer and Principal Financial Officer)
Date: July 6, 2009

PRELIMINARY COPY
EN POINTE TECHNOLOGIES, INC.
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned, having received the Notice of Special Meeting of Stockholders of En Pointe Technologies, Inc. (the “Company”), and the related Proxy Statement dated      , 2009, hereby appoints Robert A. Mercer and Timothy J. Lilligren, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to attend the Special Meeting of Stockholders for the Company on      , 2009, and any adjournments thereof, and to vote thereat all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, such proxies being instructed to vote as specified on the reverse side hereof, or, to the extent not specified, to vote FOR the proposal to approve the merger and to approve and adopt the Agreement and Plan of Merger dated as of March 11, 2009, as it may be amended from time to time, by and among the Company, Din Global Corp. and ENP Acquisition, Inc., and the other transactions contemplated thereby, and FOR the proposal to approve any motion to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal, and to vote in their discretion on any other matters presented at the meeting or any adjournments thereof.
You may vote your proxy by telephone, Internet or mail.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE ¯ TOLL FREE ¯ 1 (800)      -
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 8:59 p.m., Pacific Time, on , 2009.

•	Please have your proxy card available and follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY INTERNET ¯
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 8:59 p.m., Pacific Time, on , 2009.

•	Please have your proxy card available and follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you vote by phone or Internet, please do not mail your proxy card.
PRELIMINARY COPY
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN
IT PROMPTLY IN THE ENCLOSED ENVELOPE.
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)
Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

This proxy, when properly executed, will be voted in the manner specified by the undersigned. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR	AGAINST	ABSTAIN
1.
Proposal to approve the merger and to approve and adopt the Agreement and Plan of Merger dated as of March 11, 2009 as amended, by and among the Company, Din Global Corp. and ENP Acquisition, Inc. (as it may be amended from time to time), including the conversion of each share of En Pointe common stock, other than shares held by the continuing stockholders and others described in the proxy statement, into the right to receive $2.50 in cash, without interest and less any applicable withholding taxes, and the other transactions contemplated thereby.
		☐	☐	☐
		FOR	AGAINST	ABSTAIN
2.	Proposal to approve any motion to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve Proposal 1.	☐	☐	☐

Signature:	Signature:	Date:	,	2009

Title/Capacity:
Note: Please sign name exactly as it appears hereon. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.

FOLD AND DETACH HERE